FILED PURSUANT TO RULE 424(b)(3)

                         REGISTRATION FILE NO. 333-8843


      OFFER FOR ALL OUTSTANDING SENIOR SECURED DISCOUNT NOTES DUE 2002
      IN EXCHANGE FOR SENIOR SECURED DISCOUNT EXCHANGE NOTES DUE 2002
                                     OF
                    CONSORCIO G GRUPO DINA, S.A. DE C.V.
                                    AND
                         MCII HOLDINGS (USA), INC.
                     THE EXCHANGE OFFER WILL EXPIRE AT
                     9:00 A.M., NEW YORK CITY TIME, ON
                     DECEMBER 4, 1996, UNLESS EXTENDED



         Consorcio G Grupo Dina, S.A. de C.V., a Mexican corporation ("Grupo Dina"), and MCII Holdings (USA), Inc., a Delaware corporation and a wholly-owned subsidiary of Grupo Dina ("MCII Holdings" and, together with Grupo Dina, the "Issuers"), hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to US$206,499,680 of Senior Secured Discount Exchange Notes due 2002 (the "New Notes") of the Issuers, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the issued and outstanding Senior Secured Discount Notes due 2002 (the "Old Notes" and, with the New Notes, the "Notes"), of the Issuers from the holders thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by December 30, 1996, the Old Notes will bear additional interest as described herein. See "Description of the Notes." The Old Notes were issued on June 3, 1996 pursuant to an offering exempt from registration under the Securities Act in which Old Notes were exchanged for 10 1/2% Guaranteed Notes due 1997 (the "Eurobonds") of Grupo Dina.

         The Issuers are fully and unconditionally liable with respect to payments of principal and interest on the Notes. It is intended that all payments in respect of the Notes will be paid by Grupo Dina, and that payments will be made by MCII Holdings only in the event of a failure to pay by Grupo Dina. MCII Holdings will have subrogation rights against Grupo Dina if MCII Holdings is required to make any payments under the Notes. Such subrogation rights will be subordinated to the prior payment in full of the Notes. Holders of the New Notes, by their acceptance of the New Notes, will agree to report the New Notes as indebtedness of Grupo Dina which is guaranteed by MCII Holdings for all tax purposes. In addition, Grupo Dina and MCII Holdings have treated the Old Notes, and intend to treat the New Notes, as debt of Grupo Dina guaranteed by MCII Holdings for all tax purposes. The Notes will be redeemable at the option of Grupo Dina, in whole or in part, at any time on or after November 15, 1998, at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. The Old Notes are, and the New Notes will be, dated as of, and accrue interest from, November 18, 1995 and will bear interest at the rate of 12% per annum through maturity; provided, that, if the Notes are not rated either BB-or better by Standard & Poor's Corporation ("S&P") or Ba3 or better by Moody's Investors Service, Inc. ("Moody's") at November 15, 1999, the per annum interest rate shall be increased on such date to 15% until maturity. Prior to and including the interest payment due on November 15, 1998, the Notes will accrue interest on a zero coupon basis and, accordingly, the principal value of the Notes will accrete from US$705.65 as of November 18, 1995 for each US$1,000 in principal amount to US$1,000 at November 15, 1998. Thereafter, all interest will be payable in cash semiannually on May 15 and November 15 of each year, commencing May 15, 1999. See "Description of the Notes."

                            ------------------

         SEE "RISK FACTORS" COMMENCING ON PAGE 9 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN-
               TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------

              THE DATE OF THIS PROSPECTUS IS OCTOBER 31, 1996.



           The Old Notes are, and the New Notes will be, general senior obligations of the Issuers. MCII Holdings' obligation under the Old Notes is, and under the New Notes will be, secured by (i) a pledge of the common stock (the "MCII Shares") of Motor Coach Industries International, Inc. ("MCII"), a Delaware corporation which is a direct subsidiary of MCII Holdings, (ii) a pledge of all certificates representing any of the pledged MCII Shares, and
(iii) a perfected first priority security interest in any cash or Cash Equivalents (as defined herein) deposited with the Trustee (as defined herein). Under certain circumstances, collateral in the form of MCII Shares may be released by the Trustee and sold by MCII Holdings. The obligation of Grupo Dina in respect of the New Notes will rank pari passu with the Old Notes and with all other outstanding unsecured and unsubordinated obligations of Grupo Dina, present or future, other than obligations which are mandatorily preferred by statute or operation of law. The obligation of MCII Holdings in respect of the New Notes will rank pari passu with the Old Notes and, by reason of its being secured by collateral, will effectively rank senior to any outstanding unsecured obligations of MCII Holdings. See "Description of the Notes."

         At June 30, 1996, Grupo Dina had outstanding Ps 2,442.2 million in aggregate principal amount of indebtedness that, by reason of its being secured by collateral, ranks effectively senior to the Old Notes and the New Notes. At such date, MCII Holdings had no outstanding indebtedness ranking senior to the Old Notes or the New Notes. At such date, MCII and its subsidiaries had outstanding indebtedness in an aggregate principal amount of US$195.6 million that is structurally senior to the Old Notes and the New Notes.

         For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

         The New Notes are being offered hereunder in order to satisfy certain obligations of the Issuers contained in the Registration Agreement dated June 3, 1996 among the Issuers and the other signatories thereto (the "Registration Agreement"). See "The Exchange Offer--Consequences of Exchanging Old Notes" for a discussion of the Issuers' belief, based on interpretations by the staff of the Securities and Exchange Commission (the "SEC") as set forth in no-action letters issued to third parties, as to the transferability of the New Notes upon satisfaction of certain conditions. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that starting on the Expiration Date (as defined herein) and ending on the close of business on the first anniversary of the Expiration Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         The Issuers will not receive any proceeds from the Exchange Offer. The Issuers will pay expenses in connection with the Exchange Offer estimated to be approximately US$1,000,000. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Issuers terminate the Exchange Offer and do not accept for exchange any Old Notes, the Issuers will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

         There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. The Issuers do not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

                           AVAILABLE INFORMATION

           The Issuers have filed with the SEC a Registration Statement (the "Registration Statement") under the Securities Act with respect to the New Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement.

           Grupo Dina is subject to the information and reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign private issuers. In accordance therewith, Grupo Dina files reports and other information with the SEC. MCII Holdings is not currently subject to the information and reporting requirements of the Exchange Act. As a result of the Exchange Offer, MCII Holdings will become subject to the informational requirements of the Exchange Act applicable to domestic issuers and as such will be required to file with the SEC periodic reports, but would not be required to file proxy or information statements.

           Reports and other information filed by Grupo Dina or MCII Holdings with the SEC can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (such as MCII Holdings). In addition, reports and other information filed by Grupo Dina may be inspected at the offices of the New York Stock Exchange (the "NYSE"), 11 Wall Street, New York, New York 10005, on which American Depositary Shares ("ADSs") representing shares of Grupo Dina stock are listed. Reports and information of a public nature filed by Grupo Dina are available for review at the offices of the Bolsa Mexicana de Valores (the "Mexican Stock Exchange").

           Each of the Issuers is required under the Indenture among the Issuers and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), pursuant to which the Old Notes have been, and the New Notes will be, issued (the "Indenture"), to furnish the Trustee with copies of all reports required to be filed by it with the SEC under the Exchange Act, including annual reports in English, which will include a review of operations and annual audited financial statements prepared, with respect to Grupo Dina, in conformity with generally accepted accounting principles in Mexico ("Mexican GAAP") together with a reconciliation of net income and total stockholders' equity to generally accepted accounting principles in the United States ("U.S. GAAP") and, with respect to MCII Holdings, in conformity with U.S. GAAP. Upon receipt thereof, the Trustee will promptly mail such reports to all holders of the New Notes.

                    ENFORCEABILITY OF CIVIL LIABILITIES
                          AGAINST FOREIGN PERSONS

           Most of the directors and officers of Grupo Dina and MCII Holdings, as well as certain of the experts named herein, reside in Mexico and all or a substantial portion of the assets of these persons and of Grupo Dina are located in Mexico. As a result, it may not be possible for investors to effect service of process in the United States upon such persons or to enforce against them or Grupo Dina in U.S. courts judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Grupo Dina has been advised by its Mexican counsel, Guillermo A. Kareh, that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforce-ability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

           Under Mexican law, in the event that proceedings are brought in Mexico seeking to enforce obligations under the New Notes, such obligations may be paid in Pesos at the rate of exchange in effect on the date and in the place payment occurs. Such rate is currently determined by Banco de Mexico (the "Bank of Mexico") and published in the Diario Oficial de la Federacion every business day in Mexico.

           The names of certain of Grupo Dina's coaches -- DINA(R), DIMEX(R), Avante(R), Avante Plus(R) and Dorado(R) -- are registered trademarks of Grupo Dina. The names of Grupo Dina's other coaches -- Paradiso(R) and Viaggio(R) -- are registered trademarks of Marcopolo S.A. ("Marcopolo"). MCI(R) is a registered trademark of MCII. MCII has applied for but not yet received trade name protection for the name "MCII" and trademark protection for "COACHGUARD" and "DIESEL GUARD."

                    PRESENTATION OF CERTAIN INFORMATION

           On January 1, 1993, the Mexican Congress approved the establishment of a new currency unit, the New Peso, which replaced the previous currency unit (the "Old Peso") at the rate of one New Peso per one thousand Old Pesos. Effective January 1, 1996, the New Peso was replaced by the Peso, at the rate of one Peso per one New Peso, as Mexico's currency unit. In this Prospectus, references to "$", "US$" and "Dollars" are to United States Dollars, references to "C$" are to Canadian dollars and references to "Ps" or "Pesos" are to Pesos. All New Peso amounts for periods prior to January 1, 1996 and all Old Peso amounts for periods prior to January 1, 1993, have been expressed in Pesos. Certain amounts (including percentage amounts) which appear in this Prospectus have been rounded.

           Grupo Dina maintains its financial books and records in Pesos and prepares its consolidated financial statements in conformity with Mexican GAAP, which differs in certain respects from U.S. GAAP. Notes 1, 23 and 24 to the audited consolidated financial statements of Grupo Dina contained elsewhere in this Prospectus provide a description of the principal differences between Mexican GAAP and U.S. GAAP, as they relate to Grupo Dina, and a reconciliation to U.S. GAAP of net income and total stockholders' equity.

           The Mexican Institute of Public Accountants has issued Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," and Bulletin B-12, "Statement of Changes in Financial Position." Bulletin B-10 outlines the inflation accounting methodology employed by companies reporting under Mexican GAAP. Inflation adjusted accounting is mandatory for Mexican companies. The third amendment to Bulletin B-10, which has been effective since January 1, 1990, calls for all financial information (including historical statements) to be presented in constant Pesos as of the date of the most recent balance sheet. The intended effect of such restatements is to present all information for comparable periods in comparable monetary units and thereby eliminate the distorting effect of inflation in the financial statements. Unless otherwise stated herein, all of the financial information included in this Prospectus is presented in constant Pesos as of June 30, 1996.

                               EXCHANGE RATES

           For the convenience of the reader, this Prospectus contains translations of certain Peso amounts into Dollars at specified exchange rates published by the Bank of Mexico. Unless otherwise indicated, Dollar equivalent information is based on the exchange rate reported by the Bank of Mexico on June 30, 1996, which was Ps 7.5814 = US$1.00. The exchange rate reported as of December 31, 1995, was Ps 7.7396 = US$1.00. The noon buying rates (the "Fed Noon Rate") in New York City for cable transfers payable in Pesos, as certified by the Federal Reserve Bank of New York for customs purposes on December 31, 1995 and June 30, 1996 were Ps 7.7396 = US$1.00 and Ps 7.5814 =
US$1.00, respectively. The Fed Noon Rate on October 25, 1996 was Ps 7.9600 = US$1.00. No representation is made that the Peso or Dollar amounts set forth in this Prospectus could be converted into Dollars or Pesos, as the case may be, at any particular exchange rate or at all.


                             TABLE OF CONTENTS

                                                                 Page

Available Information.............................................iii
Enforceability of Civil Liabilities against Foreign Persons.......iii
Presentation of Certain Information............................... iv
Summary...........................................................  1
Risk Factors......................................................  9
Exchange Rates.....................................................18
Ratio of Earnings to Fixed Charges.................................20
Selected Financial Data of Grupo Dina..............................21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Grupo Dina..........................23
Selected Financial Data of MCII Holdings...........................36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of MCII Holdings.......................38
Recent Developments................................................47
The Exchange Offer.................................................50
Business of Grupo Dina.............................................57
Business of MCII Holdings..........................................73
Management.........................................................83
Ownership of Common Stock..........................................90
Certain Transactions...............................................92
Description of the Notes...........................................93
Tax Considerations................................................113
Plan of Distribution..............................................117
Legal Matters.....................................................117
Experts...........................................................117
Change in Accountants.............................................118
Index to Financial Statements.....................................F-1


                                  SUMMARY

           The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. As used herein, unless the context otherwise requires, "Grupo Dina" means Consorcio G Grupo Dina, S.A. de C.V. and its consolidated subsidiaries, "MCII Holdings" means MCII Holdings (USA), Inc., a wholly-owned subsidiary of Grupo Dina, and "MCII" means Motor Coach Industries International, Inc. and its consolidated subsidiaries. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors that should be considered in connection with the Exchange Offer.

CONSORCIO G GRUPO DINA, S.A. DE C.V.


           Grupo Dina is one of the leading suppliers of medium-duty and heavy-duty trucks in Mexico in the combined Class 5, 6, 7 and 8 truck market. Classifications in the truck market are made on the basis of gross vehicle weight ("GVW"). Class 5, 6 and 7 trucks are considered to be medium-duty trucks while Class 8 trucks, which are characterized primarily by "cabs" consisting of a separate engine and drive compartment section to which trailers are attached, are considered heavy-duty trucks. Grupo Dina is a domestic manufacturer of European-style intercity coaches in Mexico and a major supplier of intercity coaches used primarily in the executive and first-class service segments of the Mexican intercity transportation market. Grupo Dina also manufactures and distributes replacement parts for trucks and coaches and plastic components for truck, coach, bus and other industries. See "Business of Grupo Dina." The principal executive offices of Grupo Dina are located at Tlacoquemecatl 41 Colonia Del Valle, 03100, Mexico D.F., Mexico,
(525) 420-3900.

MCII HOLDINGS (USA), INC.

           MCII Holdings is a Delaware corporation and a wholly-owned subsidiary of Grupo Dina. MCII Holdings is a limited purpose corporation and will conduct virtually no operations for so long as the Notes are outstanding. Until such time as the MCII Shares are sold in accordance with the terms set forth herein, MCII Holdings' wholly owned subsidiary will be MCII. MCII Holdings, through its wholly owned subsidiary, MCII, designs, manufactures, assembles and markets intercity coaches and replacement parts for coaches and transit buses, principally in the United States and Canada. See "Business of MCII Holdings." The principal executive offices of MCII Holdings are located at Dial Tower, 1850 North Central Avenue, Phoenix, Arizona 85004, (602) 207-5000.

                           THE EXCHANGE OFFER

Securities Offered......     Up to US$206,499,680 aggregate principal
                             amount of Senior Secured Discount Exchange
                             Notes due 2002, which have been registered under the Securities Act. The terms of the New
                             Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by December
                             30, 1996, the Old Notes will bear additional interest as described herein. See "Description of the Notes -- Registration Rights."

The Exchange Offer......     The New Notes are being offered in exchange
                             for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Issuers contained in the Registration Agreement. For procedures for tendering, see "The Exchange Offer."


Tenders, Expiration
  Date; Withdrawal......     The Exchange Offer will expire at 9:00 a.m.,
                             New York City time, on December 4, 1996, or such later date and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old
                             Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Tax
  Consequences..........     The exchange of Old Notes for New Notes
                             pursuant to the Exchange Offer will not be subject to Mexican or U.S. income tax. See
                             "Tax Considerations."

Use of Proceeds.........     There will be no proceeds to the Issuers from
                             the exchange pursuant to the Exchange Offer.

Exchange Agent..........     IBJ Schroder Bank & Trust Company is serving
                             as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.


                    CONSEQUENCES OF EXCHANGING OLD NOTES

           Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old
Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights." Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties, the Issuers believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Issuers do not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Issuers currently do not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer--Consequences of Exchang-ing Old Notes" and "Description of the Notes--Registration Rights."

                    SUMMARY DESCRIPTION OF THE NEW NOTES

           The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by December 30, 1996, the Old Notes will bear additional interest as described under "Description of the Notes -- Registration Rights." Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

Securities Offered........       Up to US$206,499,680 aggregate principal
                                 amount of Senior Secured Discount Exchange
                                 Notes due 2002, which have been registered under the Securities Act, each with an initial accreted value as of November 18, 1995 of US$705.65 for each US$1,000 in principal amount.

Payment of Interest.......       The Old Notes are, and the New Notes will
                                 be, dated as of, and accrue interest from, November 18, 1995 and will bear interest at the rate of 12% per annum through maturity; provided, that, if the Notes are not rated either BB-or better by S&P or Ba3 or better by Moody's at November 15, 1999 the per annum interest rate shall be increased on such date to 15% until maturity. Prior to and including the interest payment due on November 15, 1998, the Notes will accrue interest on a zero coupon basis and, accordingly, the accreted value of the Notes will accrete from US$705.65 as of November 18 1995 for each US$1,000 in principal amount to US$1,000 at November 15, 1998. Thereafter, all interest will be payable in cash semiannually on May 15 and November 15 of each year, commencing May 15, 1999.


Original Issue Discount...       The New Notes, like the Old Notes, will be
                                 issued with original issue discount
                                 ("OID"). Each U.S. holder of the New Notes will be required to include OID in income as it accrues under a constant yield method in advance of cash payments attributable to such income. See "Tax
                                 Considerations."

Repayment of Principal....       Principal of the Notes will be payable in
                                 full on November 15, 2002.

Optional Redemption.......       The Notes will be redeemable at the option
                                 of Grupo Dina, in whole or in part, at any time on or after November 15, 1998 at 100% of the principal amount thereof plus accrued and unpaid interest.


Security..................       MCII Holdings' obligation under the Old
                                 Notes is, and under the New Notes will be, secured by (i) a pledge of MCII Shares held by MCII Holdings and (ii) a perfected first priority security interest in any cash or Cash Equivalents deposited with the Trustee under the Indenture governing the New Notes. Under certain circumstances, collateral in the form of MCII Shares may be released by the Trustee and sold by MCII Holdings. See
                                 "Description of the Notes."

Change of Control.........       Upon a Change of Control, each holder of
                                 New Notes shall have the right to require
                                 Grupo Dina and MCII Holdings to repurchase all or any part of the outstanding New
                                 Notes at a purchase price equal to the
                                 Accreted Value thereof, if on or prior to November 15, 1998, and equal to the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereafter. See "Description of the
                                 Notes--Change of Control."

Ranking...................       The obligation of Grupo Dina in respect of
                                 the New Notes will rank pari passu with
                                 the Old Notes and with all other
                                 outstanding unsecured and unsubordinated obligations of Grupo Dina, present or future, other than obligations which are mandatorily preferred by statute or by operation of law. The obligation of MCII
                                 Holdings in respect of the New Notes will rank pari passu with the Old Notes and, by reason of its being secured by collateral, effectively senior to any outstanding unsecured obligations of MCII Holdings.

                                 At June 30, 1996, Grupo Dina had
                                 outstanding Ps 2,442.2 million in
                                 aggregate principal amount of indebtedness that, by reason of its being secured by collateral, ranks effectively senior to the Old Notes and the New Notes. At such date, MCII Holdings had no outstanding indebtedness ranking senior to the Old Notes or the New Notes. At such date, MCII and its subsidiaries had outstanding indebtedness in an aggregate principal amount of US$195.6 million that is structurally senior to the Old Notes and the New Notes.

Form and Denominations....       New Notes will generally be issued in
                                 denominations of US$1,000 and integral
                                 multiples of US$1,000.

Covenants.................       The indenture governing the Notes provides
                                 for certain affirmative and negative
                                 covenants by MCII Holdings and to a lesser extent by Grupo Dina for the benefit of the holders of Notes.

Use of Proceeds...........       The Issuers will not receive any proceeds
                                 from the Exchange Offer.


Exchange Offer; Registra-
  tion Rights.............       Holders of New Notes are not entitled to
                                 any registration rights with respect to
                                 the New Notes. Pursuant to the
                                 Registration Agreement, the Issuers agreed to file, at their cost, a registration statement with respect to the Exchange
                                 Offer. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange
                                 Offer. See "Description of the
                                 Notes--Registration Rights."

Governing Law.............       The Notes and any controversy arising
                                 thereunder will be governed by the laws of the State of New York.


                               RISK FACTORS

           Prospective purchasers of the New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before making a decision to tender their Old Notes in the Exchange Offer.



                                 GRUPO DINA
                           SUMMARY FINANCIAL DATA

           The following summary consolidated financial data as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 were derived from the audited consolidated financial statements of Grupo Dina. The summary consolidated financial data as of and for the six months ended June 30, 1995 and 1996 were derived from the unaudited consolidated financial statements of Grupo Dina. The unaudited financial statements for the six months ended June 30, 1995 and 1996 include all adjustments, consisting of only normal recurring adjustments, that management considers necessary for fair presentation of the financial position and results of operations for the periods then ended. Results of operations for the six months ended June 30, 1996 are not necessarily indicative of results which may be expected for the entire year. The following summary consolidated financial data should be read in conjunction with "Selected Financial Data of Grupo Dina", "Management's Discussion and Analysis of Financial Condition and Results of Operations of Grupo Dina" and the consolidated financial statements of Grupo Dina and notes thereto included elsewhere in this Prospectus. The consolidated financial statements of Grupo Dina are prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. For a summary relating to Grupo Dina's results of operations for the three months ended September 30, 1996, see "Recent Developments."


                                                                           GRUPO DINA
                                                               CONSOLIDATED FINANCIAL INFORMATION

                              ----------------------------------------------------------------------------------------------------

                                                                                                          SIX MONTHS
                                                                                                             ENDED
                                               YEAR ENDED DECEMBER 31,                                     JUNE 30,
                             -------------------------------------------------------------  --------------------------------------
                                  1991       1992(2)       1993         1994         1995         1995         1996      1996(1)
                                  ----       -------       ----         ----         ----         ----         ----      -------
                                                     (IN MILLIONS, EXCEPT SHARE, PER SHARE AND PER ADS
                                                                   INFORMATION)(2)

 INCOME STATEMENT INFORMATION:
 MEXICAN GAAP:

    NET SALES                PS 4,221.2  PS 4,833.7   PS 5,236.5  PS 4,327.5   PS 4,742.9   PS 2,695.8     PS 2,796.7   US$368.9
    OPERATING INCOME (LOSS)       632.2       505.2        547.3      (292.2)       (69.1)       (10.1)          85.1       11.2
    NET INCOME (LOSS),
      MAJORITY INTEREST(4)        607.7       518.4        465.7    (1,015.2)      (529.9)      (108.3)          89.7       11.8
    NET INCOME (LOSS) PER
      SHARE, MAJORITY              6.90        3.06         2.39       (4.50)       (2.05)        (0.42)          0.35       0.05
      INTEREST
    NET INCOME (LOSS) PER
      ADS, MAJORITY INTEREST      27.59       12.21         9.56      (18.01)       (8.21)        (1.68)          1.39       0.18
    CASH DIVIDENDS PER
      SHARE(5)                        0        1.12         0.42        0.15            0            0             0           0
    CASH DIVIDENDS PER
      ADS(5)                          0        4.49         1.67        0.60            0            0             0           0
    WEIGHTED AVERAGE
      SHARES OUTSTANDING     88,082,620 169,833,640  194,866,714  225,490,658  258,026,136   258,026,136  258,026,136 258,026,136
 U.S. GAAP:
    NET SALES                PS 4,221.2  PS 4,833.7  PS 5,236.5   PS 4,327.5   PS 4,742.9             --           --         --
    NET INCOME (LOSS)(4)          558.1       461.9        401.3      (535.3)      (284.4)            --           --         --
    NET INCOME (LOSS)
      PER ADS                     25.34       10.86         8.24       (9.50)       (4.41)            --           --         --
    WEIGHTED AVERAGE
      ADSS OUTSTANDING       22,020,655  42,458,410   48,716,679   56,372,665   64,506,534    64,506,534   64,506,534  64,506,534
 NUMBER OF NEW UNITS SOLD:
    COACHES                         984       1,165        1,818          804        1,176           655          800         800
    TRUCKS                       11,233      12,631       11,365       10,463        2,520           931          836         836



                                                   DECEMBER 31,                                           JUNE 30,
                               --------------------------------------------------------     --------------------------------------
                                    1991       1992       1993         1994         1995          1995         1996      1996(1)
                                 ----       ----       ----         ----         ----          ----         ----      -------
 BALANCE SHEET INFORMATION:
 MEXICAN GAAP:
  PROPERTY, PLANT AND
   EQUIPMENT, NET                PS 567.0   PS 744.1   PS 962.5   PS 1,455.6   PS 1,641.2   PS 1,539.4    PS 1,768.7    US$ 233.3
  TOTAL ASSETS                    2,610.4    3,032.3    4,039.6      8,231.4      7,836.2      7,461.7       7,138.9        941.6
  TOTAL LONG-TERM DEBT              557.2      949.4      874.9      4,371.0      4,621.4      4,060.6       3,920.6        517.1
  TOTAL STOCKHOLDERS'
   EQUITY, MAJORITY                 826.2    1,038.0    2,107.1      1,962.6      1,853.3      2,142.1       1,732.6        228.5
       INTEREST(6)
 U.S. GAAP:
  TOTAL ASSETS (7)                2,610.4    3,032.3    4,039.6      9,198.2      7,836.2            --           --           --
  TOTAL STOCKHOLDERS'
    EQUITY, MAJORITY
    INTEREST(6)                     593.2      756.4    1,761.1      2,250.1      1,979.8            --           --           --


------------------------

(1) Translations of Pesos into U.S. dollars have been made at the rate of Ps 7.5814 to US$1.00. Such translations are provided solely for the convenience of the reader and do not reflect the financial information in accordance with generally accepted accounting principles for foreign currency translation.

(2) In February 1992, Grupo Dina's coach assembly lines were shut down for a three-month period for planned modernization and expansion. Production resumed in April 1992 on a limited basis for a three-month period, with full production commencing in August 1992.

(3) Each Common and Series L ADS represents four shares of Common and Series L Stock, respectively.

(4) Net income for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 is shown after elimination of the income attributable to the minority interest in Camiones. Under U.S. GAAP, income before extraordinary credits for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and net income for the corresponding periods are identical.

(5) Dividends are calculated on the basis of the Pesos amount and the number of outstanding shares of Common and Series L Stock or Common and Series L ADSs, as the case may be, on the date the dividends were declared.

(6) Stockholders' equity for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 is shown after elimination of the income attributable to the minority interests in Camiones.

(7) Total assets under U.S. GAAP as of December 31, 1994 differ from Mexican GAAP because of "pushdown" accounting for goodwill.


                               MCII HOLDINGS
                           SUMMARY FINANCIAL DATA


           MCII Holdings was incorporated in connection with the issuance of the Old Notes and carries out its operations through MCII and MCII's subsidiaries. MCII Holdings was formed for the purpose of holding MCII as its wholly owned subsidiary. On May 28, 1996, Grupo Dina transferred to MCII Holdings all 100 shares of MCII, US$.01 par value common stock, in exchange for which MCII Holdings issued to Grupo Dina all 1,000 shares of its US$.01 par value common stock. As a result of this exchange between entities under common control, the transaction was accounted for at historical cost in a manner similar to that in a pooling of interests and, therefore, all prior financial statements presented have been restated as if the exchange took place at the beginning of such periods. The following summary consolidated financial data as of and for the twelve months ended December 31, 1991, 1992, 1993, the seven months ended July 31, 1994, the five months ended December 31, 1994 and the twelve months ended December 31, 1995 were derived from the audited financial statements of MCII Holdings. The summary consolidated financial data as of and for the six months ended June 30, 1995 and 1996 has been derived from the unaudited consolidated financial statements of MCII Holdings. The unaudited financial statements for the six months ended June 30, 1995 and 1996 include all adjustments, consisting of only normal recurring adjustments, that management considers necessary for fair presentation of the financial position and results of operations for the periods then ended. Results of operations for the six months ended June 30, 1996 are not necessarily indicative of results which may be expected for the entire year. For a summary relating to MCII Holdings' results of operations for the three months ended September 30, 1996, see "Recent Developments."

           The Dial Corp. ("Dial") sold MCII pursuant to an initial public offering on August 12, 1993. As a result, for periods prior to August 12, 1993, the summary consolidated financial data of MCII Holdings set forth below represent the combined operating results and activities of Dial's transportation manufacturing and replacement parts segment now conducted by MCII Holdings, excluding the Canadian transit bus manufacturing business formerly conducted by Dial that is not owned by MCII Holdings. In accordance with U.S. GAAP, the assets and liabilities of the transportation manufacturing and replacement parts business have been reflected in the consolidated financial statements of MCII Holdings on the basis of Dial's historical costs. Operating results and activities subsequent to August 12, 1993 mean the consolidated results and activities of MCII Holdings and its subsidiaries. On August 8, 1994, Grupo Dina acquired all of the issued and outstanding common stock of MCII (the "Merger"). The Merger was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 and therefore, the assets and liabilities of MCII were stated at their estimated fair values as of the acquisition date ("purchase accounting"). The excess of the consideration paid by Grupo Dina over the estimated fair value of the net assets acquired was recorded as goodwill in MCII's financial statements. As a result of the application of purchase accounting, the financial statements before and after the Merger may not be comparable in all material respects. For financial reporting purposes, the Merger was accounted for effective August 1, 1994. Therefore, all financial information for periods prior to August 1, 1994, is labeled as "Predecessor." The following summary financial data should be read in conjunction with "Selected Financial Data of MCII Holdings", "Management's Discussion and Analysis of Financial Condition and Results of Operations of MCII Holdings" and the consolidated financial statements of MCII Holdings and notes thereto included elsewhere in this Prospectus.


                                               PREDECESSOR
                                      ---------------------------
                                         YEAR ENDED DECEMBER 31,                                                 SIX MONTHS ENDED
                                      ----------------------------                                              ------------------
                                                                        SEVEN           FIVE          YEAR
                                                                        MONTHS         MONTHS         ENDED
                                                                        ENDED          ENDED        DECEMBER       JUNE      JUNE
                                                                       JULY 31,      DECEMBER          31,          30,       30,
                                      1991        1992       1993       1994         31, 1994         1995         1995      1996
                                      ----        ----       ----       ----         --------         ----         ----      ----
                                                             (IN MILLIONS, EXCEPT NUMBER OF NEW COACHES DELIVERED)

INCOME STATEMENT INFORMATION:
 REVENUES:
  SALES...........................  US$311.4   US$337.0   US$394.1   US$271.8      US$191.8      US$509.9     US$267.3  US$316.1
  FINANCE INCOME..................       8.0        7.0        4.9        1.3           2.6           6.4          2.7       3.7
                                       319.4      344.0      399.0      273.1         194.4         516.3        270.0     319.8
OPERATING COSTS AND EXPENSES:
  COST OF SALES
  (EXCLUSIVE OF ITEMS SHOWN
  SEPARATELY BELOW)...............     237.5      253.6      303.1      203.5         151.6         397.4        203.8     249.1
  PROVISION FOR RELOCATION
  OF MANUFACTURING
  FACILITIES......................       9.6
  DEPRECIATION AND
  AMORTIZATION....................       4.6        5.0        4.5        3.3           5.8          14.6          7.0       8.6
  INTEREST EXPENSE,
  FINANCE operations..............       3.4        2.5         .8        0.3           0.7           2.7          1.1       1.6
  RESEARCH AND development
  EXPENSES........................       2.5        2.3        1.4        1.3           0.5           2.9          1.4       3.4
  SELLING, GENERAL AND ad-
  MINISTRATIVE EXPENSES...........      34.9       38.0       43.9       27.8          26.6          60.4         28.3      28.4
  MERGER RELATED EXPENSES.........                                       11.3
                                       292.5      301.4      353.7      247.5         185.2         478.0        241.6     291.1
 OPERATING INCOME.................      26.9       42.6       45.3       25.6           9.2          38.3         28.4      28.7
  OTHER COSTS AND EXPENSES:
  INTEREST EXPENSE................        .8         .7        1.5        1.8           2.5          13.4          6.4       6.7
  OTHER (INCOME)..................                 (1.7)      (1.4)      (0.2)         (0.2)         (0.5)        (0.3)     (0.5)
  GAIN FROM SALE OF
  MARKETABLE SECURITIES...........                                                                   (10.5)
  MINORITY INTERESTS..............       1.8        2.4        2.0        0.4
                                         2.6        1.4        2.1        2.0           2.3           2.4          6.1       6.2
 INCOME BEFORE INCOME TAXES.......      24.3       41.2       43.2       23.6           6.9          35.9         22.3      22.5
 INCOME TAXES.....................      10.0       15.7       16.6       11.5           4.0          17.6          9.9      10.0
 INCOME FROM CONTINUING
  OPERATIONS......................      14.3       25.5       26.6       12.1           2.9          18.3         12.4      12.5
 DISCONTINUED OPERATIONS..........     (30.2)     (46.6)     (60.4)      (3.5)                                              (5.0)
 INCOME (LOSS) BEFORE
  CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING
  PRINCIPLE.......................     (15.9)     (21.1)     (33.8)       8.6           2.9          18.3         12.4       7.5
 CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING
  PRINCIPLE(1)....................                 (2.9)
 NET INCOME (LOSS)                  US$(15.9)  US$(24.0)  US$(33.8)    US$8.6        US$2.9       US$18.3      US$12.4    US$7.5

NUMBER OF NEW COACHES
  DELIVERED.......................      602        776        897        628           431         1,169          641       784



                                                                PREDECESSOR
                                                   -------------------------------
                                                                DECEMBER 31,                  DECEMBER 31,           JUNE 30,
                                                   --------------------------------    ---------------------   ------------------
                                                     1991        1992         1993         1994       1995        1995      1996
                                                     ----        ----         ----         ----       ----        ----      ----
BALANCE SHEET INFORMATION:
 TOTAL ASSETS...................................  US$279.3    US$322.7     US$286.0    US$558.9    US$614.0    US$581.1  US$614.0
 WORKING CAPITAL................................      28.0        84.7         70.3       103.3       156.7       116.0     128.3
 LONG-TERM DEBT, INCLUDING CURRENT PORTION......       2.6          .8         90.5       195.0       217.8       178.9     195.7
 STOCKHOLDERS' EQUITY(2)........................     158.3       235.9         98.4       272.8       294.8       298.5     302.4


---------------------

(1) Initial application of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

(2) Stockholders' equity for periods prior to August 1993 represent Dial's investment and advances in the transportation, manufacturing and replacement parts segment now conducted by MCII Holdings.

                                RISK FACTORS

           The following factors should be considered carefully by holders tendering Old Notes pursuant to the Exchange Offer, although the Risk Factors set forth below (other than "--Consequences of Failure to Exchange and Requirements for Transfer of New Notes") are generally applicable to the Old Notes as well as the New Notes. In addition, tendering holders should consider, among other things, certain considerations with respect to investments in securities which are obligations of a United States company and a Mexican company, not normally associated with investments in securities of United States companies, including those set forth below.


MEXICAN GOVERNMENTAL, ECONOMIC AND POLITICAL FACTORS


           Grupo Dina is a Mexican corporation and a significant portion of its manufacturing facilities and assets are situated in Mexico. Beginning in 1987, Mexico embarked on a series of economic reforms, including the privatization of numerous state-owned commercial ventures, tax reform, reduction of trade barriers, deregulation of commercial activity, renegotiation of external debt and substantial reduction of the public sector deficit. However, while the stated policy of the Mexican government since 1983 has been to sell non-strategic, state-owned enterprises, the Mexican government has exercised and continues to exercise a significant influence over many aspects of the Mexican economy. Although the Mexican economy experienced gradual improvement in a number of areas from 1988 until the end of 1994, in 1995 the Mexican economy experienced negative rates of growth, high rates of interest, inflation, unemployment and large devaluations of its currency.

           Mexican governmental actions concerning the economy or regulating certain industries could have a significant effect on private sector entities including Grupo Dina, and on market conditions, prices, and the performance of Mexican securities, including the New Notes. As a result of the current Mexican recession, the demand in the domestic market for products has decreased substantially. The value of Grupo Dina's assets and its levels of earnings are expected to continue to be affected by such events, inflation, interest rates, future currency fluctuations, taxation, new regulatory environments, and other political, economic or diplomatic developments affecting Mexico.

           On December 1, 1994, Ernesto Zedillo Ponce de Leon was elected as President of Mexico. President Zedillo's administration has indicated that the Mexican government will continue to pursue the market-oriented economic policies followed by the previous administration. Nevertheless, there can be no assurance that the Zedillo administration, or any future administrations, will continue to pursue market-oriented economic policies.

           Certain political and economic events in Mexico during 1994 created economic uncertainty which continued in 1995. These events included an armed uprising in Chiapas and assassinations of prominent Mexican public figures, including the initial presidential candidate of the Partido Revolucionario Institucional (the "PRI"), the political party that has dominated the Mexican Government for over 65 years. Additionally, the exchange rate policy followed by the Mexican Government in recent years was abandoned in December 1994. Previously, the Bank of Mexico, the Mexican central bank, permitted the exchange rate between the Peso and the Dollar to fluctuate within a specified band, with only a minor daily adjustment to the upper limit of the band. However, the above-referenced political events, combined with reduced access to international financial markets and increasing interest rates in the United States, put strong pressures on the Bank of Mexico's ability to adhere to this exchange rate policy. A decrease in capital inflows to Mexico, coupled with a large current account deficit, led to diminishing foreign exchange reserves, ultimately resulting in the Bank of Mexico, in December 1994, allowing the Peso to float freely. Between December 19, 1994 and December 31, 1994, the New Peso depreciated from Ps 3.46 per US$1.00 to Ps 5.00 per US$1.00, a 44% decline, and in 1995, the New Peso devalued approximately 55% against the Dollar, decreasing from approximately Ps 5.00 per US$1.00 to approximately Ps 7.740 per US$1.00, in each case based on the Fed Noon Rate. From January 2, 1996 through October 25, 1996, the Peso has decreased in value 3.3% against the Dollar, based on the Fed Noon Rate. Throughout this period the value of the Peso against the Dollar has been and continues to be subject to significant volatility. The exchange rate reported by the Bank of Mexico was 7.7396 Pesos per US$1.00 at December 31, 1995 and 7.8297 Pesos per US$1.00 at October 24, 1996.

           The Mexican Stock Exchange experienced increased volatility, including a 25% decline in the Mexican Stock Exchange Index (the leading market index, based upon the share prices of 30 major Mexican issuers) in 1995. From January 1, 1996 to October 17, 1996, the Mexican Stock Exchange Index increased 12.26%.

           In an effort to ease the financial crisis in Mexico, the international community (including the International Monetary Fund, the World Bank, the Bank for International Settlements, the Inter-American Development Bank, a syndicate of commercial banks and certain Latin American governments), led by the United States, agreed to provide to the Government of Mexico a financial aid package (the "Aid Package") of approximately US$51 billion, which was subsequently reduced to US$26.6 billion. The Aid Package imposed stringent financial conditions on the Government. Under the terms of the Aid Package, Mexico committed to cut Government spending, generate a surplus in 1995, pursue a tight monetary policy and allow the real supply of domestic credit to contract, make publicly available on a timely basis key fiscal and financial data on money and credit aggregates, international reserves, the evolution of public sector debt, and other measures of economic performance and continue privatizations and other structural reforms. Although the Mexican Government has drawn on the Aid Package, the financial crisis has continued. No assurance can be given that the Aid Package will fully achieve its purpose and restore investors' confidence in the economy.

           The events occurring during 1994 and 1995 resulted in an economic recession in Mexico characterized by a strong contraction in demand for many products and services, including those of Grupo Dina, reduced availability of credit, a severe liquidity and non-performing loan crisis in the Mexican banking sector, high domestic interest rates, high inflation, instability of foreign exchange policies, high unemployment and the loss of international investor confidence in Mexico. The annual rate of inflation as measured by changes in the Mexican National Consumer Price Index ("NCPI") was 52.0% in 1995. Although Mexico's gross domestic product ("GDP") grew at an annual rate of 2.8%, 0.7% and 3.5% during 1992, 1993 and 1994, respectively, Mexico's GDP declined by 6.6% during 1995. Although Grupo Dina has no Dollar-denominated debt with Mexican banks, Grupo Dina cannot provide any assurance that actions by the Mexican Government or future developments in the Mexican economy, over which it has no control, will not continue to adversely affect operations, financial conditions or results.

           In response to the adverse economic situation that developed at the end of 1994, the administration of President Zedillo announced a series of initiatives. In January 1995, President Zedillo announced an emergency economic plan and a new accord among the Mexican Government and business and labor leaders called, the Acuerdo de Unidad Para Superar la Emergencia Economica (the "AUSEE").

           On March 9, 1995, the Mexican Government announced an economic plan called the Programa de Accion para Reforzar el AUSEE (the "PARAUSEE"), which strengthened key aspects of the AUSEE. It consisted of the following principal elements:

           o The Mexican Government would seek to increase public sector revenues. This was to be accomplished by increasing the value added tax rate, effective April 1, 1995, from 10% to 15%, and increasing the prices for gasoline, fuel oil, natural gas and electricity.

           o The adoption of fiscal measures to increase the Mexican Government's primary surplus and promote private sector savings. These measures included reductions in the number of public sector employees and postponement and cancellation of new infrastructure projects, as well as investment incentives for the private sector.

           o A 10% raise in the minimum wage, effective as of the beginning of 1995. A further 12% increase was implemented as of April 1, 1995.

           o The adoption of a monetary policy the goal of which was to stabilize the New Peso and thereby induce capital inflows. This policy was implemented by means of strict controls on domestic credit with the intention of creating a significant decrease in the monetary base in real terms.

           o The continuation of a floating exchange rate policy. Although the Bank of Mexico remains authorized to intervene in the foreign exchange market, in order to minimize volatility and promote an orderly foreign exchange market, the Mexican Government announced it would promote market-based mechanisms for stabilizing the exchange rate. On March 19, 1995, the Bank of Mexico approved the establishment of forward and option contracts for over-the-counter transactions in the New Peso, and trading of New Peso futures contracts on the Chicago Mercantile Exchange began on April 25, 1995. Pursuant to its authorization, the Bank of Mexico intervened in the foreign exchange markets when the New Peso suffered further devaluations on November 9 and 10, 1995.

           o The adoption of measures to stabilize the Mexican banking sector. These measures included increasing the funds available for capitalization of insolvent banks and for providing temporary capital to banks with short term needs, increasing the level of loan loss provisions and adopting various reforms to the legal ownership structure which are intended to encourage increased foreign investment.

           o A policy of sharing the burden of the economic adjustment among all sectors of society, but protecting the poorest segments of the population.

           On May 31, 1995, President Zedillo announced the development plan for his administration called the Plan Nacional de Desarrollo (the "PND"), which established economic, political and social goals for the period from 1995 to 2000.

           On October 29, 1995, the Mexican Government signed a new pact with labor and business leaders aimed at reviving the country's shrinking economy while controlling prices. Under the new pact, known as the Alianza para la Recuperacion Economica ("ARE"), the Government increased gasoline, diesel and electricity prices 7% in December 1995 and has increased such prices 1.2% per month during 1996 (except during April of 1996, during which such prices increased by 6%). The ARE also included wage hike targets of 10% for Mexico's minimum wage on December 4, 1995, plus an additional 10% in April 1996. Other wage increases are to be negotiated on a case-by-case basis. The ARE, which is scheduled to terminate on December 31, 1996, also includes a series of tax incentives aimed at boosting private investment throughout 1996. For example, companies will be able to deduct any increases in investments made in 1996 above the amounts invested in 1995.

           Economic plans of the Mexican Government in the past have not, in certain respects, fully achieved their objectives, and there can be no assurance that the PARAUSEE, the PND, the ARE and the other economic plans of the Mexican Government will achieve their stated goals or as to their effect on the Mexican economy or what effect these plans or the implementation thereof will have on Grupo Dina's businesses, financial condition or results of operations. The Mexican Government's economic policies and any significant future devaluation of the Peso against the Dollar could adversely affect the Dollar value of an investment in securities the primary obligor of which is a Mexican company.

           In recent months, the press in Mexico and internationally has reported on various allegations that some prominent Mexican business persons received improper preferential treatment under the Salinas administration. Grupo Dina cannot assess the accuracy of these reports as they may relate to other Mexican businesses or predict the action that the current administration may take, if any, in a particular case, but Grupo Dina and its controlling shareholders, one of whom has been mentioned in some of the reports, deny that they have received any improper benefits and believe that such reports will not adversely affect Grupo Dina.

INDUSTRY CYCLICALITY

           As in other countries, unit sales of new trucks in Mexico have historically been subject to substantial cyclical variation based on general economic conditions. Over the past two decades the Mexican truck industry has been subject to several cycles, influenced by overall levels of economic activity, changes in the availability of credit, fluctuations in interest rates and governmental actions. During the mid-1970's (1973-1976), sales of Class 6, 7 and 8 trucks averaged 25,000 units per year. Sales declined to 17,867 units in 1977, then progressively increased to 54,463 units in 1981. With the balance of payments crisis in 1982 and subsequent economic contraction, sales declined from 27,957 units in 1982 to 10,305 units in 1983 before recovering to an average of 18,323 units per year during 1984 and 1985. As a result of economic volatility and adjustments in Mexico between 1986 and 1988, sales declined to an average of 6,925 units per year during the 1986 to 1989 period. After experiencing approximately 60% annual sales growth rates in 1990 (15,382 units) and 1991 (25,199 units), the Mexican truck industry leveled, to an average of 30,000 units per year for the 1992 to 1994 period. In 1995, unit sales declined to 5,219 as a result of the economic crisis in Mexico.

           The Mexican coach industry also has historically been subject to substantial cyclical variation based on general economic conditions. The Mexican coach industry experienced annual increases in unit sales from 1987 (217 units) to 1993 (4,318 units). In 1994, there were 2,297 unit sales but due to the Mexican economic crisis, unit sales in 1995 declined to 174, excluding exports. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Grupo Dina."

           The United States and Canadian intercity coach industries also have historically been subject to substantial cyclical variation based on general economic conditions. During the period from 1984 to 1990, MCII delivered an average of 1,152 units per year, with the high and low delivery years being 1989 (1,367 units) and 1986 (870 units), respectively. In 1991, however, MCII's deliveries declined to 602 units as a weak economic environment and reduced travel by foreigners in the United States resulted in lower bookings for tour and charter operations as well as a decline in ridership on regularly scheduled intercity passenger services. This downturn was exacerbated by the 1990 strike and bankruptcy proceeding involving Greyhound Lines, Inc. ("GLI") which caused significant disruption in the United States coach industry. After emerging from bankruptcy in 1991, GLI began ordering coaches from MCII and took delivery of nearly 1,000 units during 1992 to 1995. The GLI deliveries, along with a general economic improvement in the U.S. and Canada, resulted in annual improvements in MCII's total deliveries during the period from 1992 to 1995, with 1995 unit deliveries totalling 1,169. There can be no assurance that such upturn will continue or that it will have a material positive effect on MCII's business, financial condition and results of operations. MCII's coach deliveries totaled 784 units during the first six months of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of MCII Holdings."


NORTH AMERICAN FREE TRADE AGREEMENT

           The North American Free Trade Agreement ("NAFTA"), which is designed to reduce trade barriers among the United States, Canada and Mexico and thereby integrate the North American economy, became effective on January 1, 1994. NAFTA is expected to remove, over a transition period which commenced in January 1994, most customs duties imposed on goods traded among the three countries, remove or limit many investment restrictions, liberalize trade in services, provide a specialized means for settlement of, and remedies for, trade disputes arising under NAFTA, and result in new laws and regulations to further these goals. The Mexican government's objectives in seeking a free trade agreement included improving access to the United States and Canadian markets for Mexican exporters and promoting increased foreign investment in Mexico. As a result of the ratification of NAFTA, Grupo Dina anticipates that it will, over a period of time, face the potential for increased competition from U.S. and Canadian truck suppliers as tariff restrictions on new truck imports are eliminated over a ten-year period and non-tariff restrictions are eliminated over a five-year period. See "Business Strategy of Grupo Dina" and "Business of Grupo Dina--Regulation." In addition, Grupo Dina expects that its combined Grupo Dina and MCII coach operations will face substantial competition in the U.S., Canadian and other markets in which it will compete. See "Business of Grupo Dina--Strategy" and "Business of Grupo Dina--Regulation."

CURRENCY FLUCTUATIONS AND EXCHANGE CONTROLS

           The depletion of international reserves, coupled with other adverse political and economic events described above, and the Bank of Mexico's decision in December 1994 to abandon a controlled exchange rate policy in favor of the present floating exchange rate policy had an adverse effect on the results of operations of Grupo Dina. The value of the Peso, as indicated by its volatility in late 1994 and 1995 may be subject to significant future devaluation. Significant future devaluations of the Peso or the imposition of restrictive exchange control policies by the Mexican Government can result in substantial fluctuation in Grupo Dina's foreign exchange positions and, therefore, its results of operations as reported under Mexican GAAP. Furthermore, significant future devaluation of the Peso, or the imposition of restrictive exchange control policies by the Mexican government, could adversely affect the value of the New Notes and/or the ability of Grupo Dina to obtain or transfer Dollars in order to satisfy its dollar-denominated obligations.

           While the Mexican government does not currently restrict, on the date of this Prospectus, and has not recently restricted, the right or ability of Mexican or foreign persons or entities to convert Pesos to Dollars, no assurance can be given that the Mexican government will not institute restrictive exchange rate policies in the future.

INFLATION

           During most of the 1980s, Mexico experienced high levels of inflation. This led to high interest rates, devaluations of the Peso and substantial government controls over exchange rates and prices, which adversely affected operating revenues and margins. As a result of the devaluation of the Peso, inflation increased substantially in Mexico during 1995. The annual rates of inflation, as measured by changes in the NCPI were 11.9%, 8.0%, 7.1% and 52.0% for the years 1992, 1993, 1994 and 1995, respectively. Annual inflation is expected to decline to approximately 30.6% by the end of 1996, according to the Bank of Mexico. If inflation in Mexico does not decline, the Mexican economy and, consequently, the performance of Grupo Dina may continue to be adversely affected.

           The economic instability that began at the end of 1994 led to sharply higher interest rates in 1995, both domestically and externally, on Mexican public and private sector debt and reduced opportunities for refinancing or refunding maturing debt issues. High interest rates in Mexico have an effect on financing costs and thus on Grupo Dina's results of operations.

LOSSES IN 1994 AND 1995; INABILITY OF EARNINGS TO COVER FIXED CHARGES

           Grupo Dina's earnings were not sufficient to cover fixed charges by (2.76) under Mexican GAAP and by (2.82) under U.S. GAAP for the year ended 1994 and by 0.35 for the year ended 1995. Such inability of earnings to cover fixed charges is attributable to the significant downturn in the Mexican economy at the end of 1994 which continued through 1995 and resulted in net losses of Ps 1,015.2 million or Ps 4.50 per share and Ps
529.9 million or Ps 2.05 per share, for 1994 and 1995, respectively. At June 30, 1996, Grupo Dina's ratio of earnings to fixed charges was 1.88. There can be no assurance that Grupo Dina's earnings in 1996 will be sufficient to cover fixed charges.

PRODUCT LIABILITY; LACK OF INSURANCE

           Manufacturers and sellers of defective products in Mexico may be subject to liability for loss and injury caused by such products under Mexican law. Grupo Dina does not carry product liability insurance. Although Grupo Dina has never had a product liability claim brought against it and Mexican laws providing for such liability appear to have been seldom utilized, no assurance can be given that Grupo Dina may not be exposed to future product liability claims. However, if any such claims are successful, Grupo Dina considers that it will have sufficient resources to pay such claims. Grupo Dina through MCII Holdings has purchased insurance covering its exposure to product liability claims relating to all coaches sold by Grupo Dina through MCII Holdings in the United States and Canada.

           MCII Holdings is subject to various product liability claims for personal injuries and property damage allegedly relating to the use of products manufactured or sold by it. MCII Holding's management considers litigation of this nature to be in the ordinary course of its business. The ultimate outcome of these claims, or potential future claims, cannot presently be determined. MCII maintains product liability insurance in customary amounts; however, there can be no assurance that such insurance will be available in the future or on terms acceptable to MCII.

HOLDING COMPANY STRUCTURE

           MCII Holdings conducts virtually no operations. MCII Holdings' operations are conducted through MCII. MCII Holdings' ability to pay interest on the Notes when interest thereon becomes due, and to pay the principal of the Notes at maturity, will be dependent on MCII's ability to pay dividends, or to otherwise loan, advance or transfer funds, to MCII Holdings in amounts sufficient to service MCII Holdings' debt obligations. MCII is currently a party to various debt agreements which, among other things, restrict MCII's ability to pay dividends, or otherwise loan, advance or transfer funds, to MCII Holdings and the amount of borrowings that MCII may incur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of MCII Holdings -- Liquidity and Capital Resources."

           In addition, MCII Holdings' rights, and the rights of MCII Holdings' creditors, including the holders of the New Notes, to participate in the assets of MCII upon any liquidation or reorganization of MCII or otherwise will be subordinated to the prior claims of the creditors, including trade creditors, of MCII, except to the extent that MCII Holdings may itself be a creditor with recognized claims against MCII. As a result, holders of the Notes may recover less ratably than creditors of MCII or its subsidiaries in the event of the liquidation or reorganization of MCII.


RELEASE OF COLLATERAL

           MCII Holdings' obligation under the Old Notes is, and under the New Notes will be, secured by (i) a pledge of MCII Shares and (ii) a perfected first priority security interest in any cash or Cash Equivalents deposited with the Trustee under the Indenture governing the New Notes. Under certain circumstances, collateral in the form of MCII Shares may be released by the Trustee and sold by MCII Holdings. See "Description of the Notes -- Security for the Notes."

MCII CANADIAN TAX LIABILITY

           The Canadian income tax returns of MCII's subsidiary, Motor Coach Industries Limited, a Canadian corporation ("MCIL"), for the years 1982 through 1992 are currently under review by Revenue Canada, the Canadian tax authority, which is reviewing the profit allocation procedures between MCIL and Motor Coach Industries, Inc. ("MCI"), a wholly owned subsidiary of MCII. Revenue Canada's position is that, under such procedures, insufficient income was allocated to MCIL, the Canadian tax-paying entity, and that, as a result, Canadian income taxes were underpaid. A formal reassessment has been issued by Revenue Canada with respect to the 1985 return. A notice of objection has been filed by MCII for 1985. In the event of an adverse judgment, the additional income taxes for 1982 through 1992 could amount to up to US$25,000,000 plus interest of approximately US$25,000,000 and, in addition, MCII may be subject to potential reassessments for years subsequent to 1992 on the same basis which could result in additional income taxes and interest, all before recoveries of U.S. Federal income taxes which may be available to offset a portion of any additional taxes paid to Canada. Although MCII is still in the process of obtaining additional information, based upon its review of current relevant information, including the advice of outside counsel, MCII is of the opinion that Revenue Canada's arguments are without merit and that any liability from this matter will not be material to its financial condition or results of operations.

GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL MATTERS

           The number and types of trucks and coaches which can be imported into Mexico and thus compete with Grupo Dina's products are regulated through a system of compensatory quotas, which under the provisions of NAFTA will be phased out over a five-year period, and tariffs, which under provisions of NAFTA will be phased out over a ten-year period. See "--North American Free Trade Agreement."

           Grupo Dina's operations and products are subject to Mexican federal and state laws and regulations relating to protection of the environment. Grupo Dina has voluntarily undertaken a program designed to cause its operations and products to exceed standards required by current Mexican federal and state environmental laws. However, it is possible that changes in Mexican federal or state environmental laws, or their interpretation or enforcement, could result in material costs to Grupo Dina. See "Business of Grupo Dina--Environmental Matters."

           MCII Holdings' operations and products are subject to various laws and regulations applicable in the United States, Canada and other countries, including, in the United States, the Clean Air Act and other environmental regulations, United States federal motor vehicle safety standards, and the Americans with Disabilities Act, and in Canada, various environmental acts and Canadian motor vehicle safety regulations. The cost of compliance with future regulations cannot be predicted with any degree of certainty and may significantly affect MCII's operations and financial results. See "Business of MCII Holdings--Government Regulation."


PENDING REVISIONS TO HANDICAPPED ACCESSIBILITY STANDARDS FOR COACHES

           The Americans with Disabilities Act required, among other things, that the U.S. Department of Transportation (the "DOT") promulgate handicapped accessibility standards for coaches. Although the DOT has not issued proposed regulations for public comment, there are indications that the regulations (which are expected to be issued for comment in December 1996 and finalized in 1997) might require each coach in an operator's fleet to be handicapped accessible, rather than permitting the operation of a limited number of accessible coaches. Requiring complete fleet accessibility could have a material adverse effect on an operator's business and possibly on MCII's coach business and U.S. coach sales by Grupo Dina. The final regulations will be applicable to operators with larger fleets two years after issuance of the final regulations and applicable to operators with smaller fleets three years after issuance of the final regulations. No prediction can be made concerning the final content of the regulations promulgated by the DOT, nor the effect these regulations may have on Grupo Dina or MCII Holdings' business, financial condition and operating results.

DIFFERENCES IN CORPORATE DISCLOSURE AND ACCOUNTING STANDARDS

           A principal objective of the securities laws of the United States, Mexico and other countries is to promote full and fair disclosure of all material corporate information. It should be realized, however, that there may be less publicly available information about foreign issuers of securities listed in the United States than is regularly published by or about domestic issuers of listed securities.

           In addition, Grupo Dina prepares its financial statements in accordance with Mexican GAAP, which differs from U.S. GAAP in a number of respects. For example, most Mexican companies must incorporate the effects of inflation directly in accounting records and in their published financial statements. Thus, Mexican financial statements and reported earnings may differ from those of companies in other countries in this and other respects. For a discussion of the principal differences between Mexican GAAP and U.S. GAAP and for a reconciliation to U.S. GAAP of net income and total stockholders' equity, see notes 1, 23 and 24 to the audited consolidated financial statements of Grupo Dina contained elsewhere in this Prospectus.

LACK OF A PUBLIC MARKET FOR THE NOTES

           The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued on June 3, 1996 to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. The Issuers do not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

CUSTOMER CONCENTRATION IN THE COACH BUSINESS

           Grupo Dina and MCII Holdings have historically sold a significant percentage of new coaches each year to a limited number of large coach operators. In 1994, Grupo Estrella Blanca, Grupo Tres Estrellas de Oro and Grupo Mexico Pachuca together accounted for over 10% of Grupo Dina's unit sales of coaches. However, because of the economic crisis in Mexico, these Mexican large coach operators were not significant customers during 1995 and are not expected to be such in 1996. The lack of orders from these customers resulted in lower unit sales during 1995. In 1994 and 1995, GLI purchased 282 and 111 new coaches from MCII Holdings, accounting for 27% and 10% of MCII Holdings' unit sales of coaches, respectively. See "Business of Grupo Dina--Coach Segment--Customers" and "Business of MCII Holdings--Coach--Customers."


EXPIRATION OF NAVISTAR CONTRACT

           Since 1987, Navistar International Transportation Corp. ("Navistar") has supplied Grupo Dina with technology for cabin assembly, engines and other components for medium and heavy-duty trucks. The components and technology supply contracts with Navistar will expire as of March 1998. Grupo Dina is in the process of negotiating an agreement with a manufacturer of standard engines to replace its current product offerings.
In addition, Grupo Dina has decided to develop its own technology in the area of cabin assembly. Management estimates that development of its own cabin assembly technology will cost approximately US$30 million. The transition to alternate technology will entail additional capital expenditures and may result in possible delays in production. There can be no assurance that satisfactory arrangements can be concluded with a manufacturer or that Grupo Dina will have available the necessary funds to pursue its own development efforts. See "Business of Grupo Dina--Truck Segment--Production."


PENDING TRANSACTION WITH MCI ACCEPTANCE CORPORATION

     As of July 31, 1996, Grupo Dina owned 92.89% of the equity of Arren-dadora Financiera Dina ("AF Dina"), a leasing company which provides financing in connection with sales of Grupo Dina products. Although the maximum ownership in finance companies, such as AF Dina, by non-financial companies permitted under Mexican law is 10%, Grupo Dina has obtained authorization from the appropriate Mexican authorities to maintain equity ownership levels in excess of the legal limit for six months from July 31, 1996.
During such interim period, Grupo Dina will endeavor to complete a transac-tion whereby MCI Acceptance Corporation, an indirect subsidiary of MCII Holdings, will acquire the shares of AF Dina owned by Grupo Dina. Manage-ment of Grupo Dina believes that it will be able to complete the proposed transaction within the allotted time period. However, in the event that such transaction is not completed within the allotted time period, Grupo
Dina will request an extension of such six month time period. Management of Grupo Dina believes that such a request would be granted, however, no assurances can be given regarding the response of the relevant authorities to such a request. If Grupo Dina is unable to complete the transaction within the allotted time period and is unable to obtain an extension from Mexican authorities, Grupo Dina will be required to reduce its equity ownership level in AF Dina to no more than 10%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of MCII
Holdings -- Liquidity and Capital Resources," "Business of Grupo Dina
-- Business Strategy of Grupo Dina -- Sales Financing" and "Certain Trans-actions."

RISK OF FRAUDULENT CONVEYANCE LIABILITY

           In addition to constraints imposed by loan covenants of MCII, MCII's ability to make distributions to MCII Holdings (which would be necessary to pay cash interest on, or to repay, the New Notes) may be limited by state law restrictions on the declaration of dividends, and by state and federal fraudulent transfer laws. If a court were to find that, at the time that MCII made a distribution to MCII Holdings, MCII (i) was insolvent, (ii) was rendered insolvent by reason of such payment, (iii) was engaged in a business or transaction for which the assets remaining with MCII constituted unreasonably small capital, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, such court could avoid the distribution and order that it be returned to MCII or to a fund for the benefit of MCII's creditors.

           The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, MCII would be considered insolvent if the sum of MCII's debts is greater than all of MCII's property at a fair valuation or if the present fair salable value of MCII's assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent liabilities) as they become absolute and matured.

           Under Mexican bankruptcy law, the granting of a security interest in assets of a debtor to secure previously unsecured obligations of such debtor may be voided to the extent such security interest is granted during a period in which the debtor could be considered insolvent and the beneficiary of such security interest knew or should have known the debtor's condition. Such legal provision could be invoked by a Mexican trustee in respect of the security interest created by MCII Holdings in the MCII Shares, which were previously directly owned by Grupo Dina.

PAYMENT OF JUDGMENTS IN PESOS

           Under Mexican monetary law, in the event that proceedings were brought in Mexico seeking to enforce in Mexico Grupo Dina's obligations under the Notes, Grupo Dina would not be required to discharge such obligations in Mexico in a currency other than Mexican currency. Under such law, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Mexican currency at a rate of exchange in effect on the date and in the place payment occurs. Such rate is currently determined by the Bank of Mexico every business day in Mexico and published the following business day in the Diario Oficial de la Federacion.


CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES

           Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Issuers believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Issuers do not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of any of the Issuers, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Issuers currently do not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer--Consequences of Exchanging Old Notes."


                              USE OF PROCEEDS

           The Issuers will not receive any proceeds from the Exchange
Offer.

                               EXCHANGE RATES

           From 1982 through November 10, 1991, Mexican residents and companies were entitled to purchase and obligated to sell foreign currencies for certain purposes at a controlled rate of exchange (the "Controlled Rate") that was set daily by the Bank of Mexico. For all transactions to which the Controlled Rate did not apply, foreign currencies could also be purchased, if they were available, or sold at the free-market exchange rate (the "Free Market Rate"), which was generally higher than the Controlled Rate.

           The Controlled Rate and the Free Market Rate were held nearly constant against the Dollar from December 1987 through December 1988. From January 1, 1989 to May 28, 1990, the price of one Dollar at the Controlled Rate increased at a regular rate of 0.001 New Pesos per day, 0.0008 New Pesos per day from May 29 to November 12, 1990 and 0.0004 New Pesos per day from November 13, 1990 to November 11, 1991. The Bank of Mexico intervened from time to time in the foreign exchange market to minimize temporary disparities between the free-market rate and the Controlled Rate.

           Effective November 11, 1991, the Mexican government ended exchange controls. As a result, all conversions between New Pesos and Dollars now occur at market rates. At the same time, the Mexican government announced that it expected the exchange rate to be depreciated within a prescribed range of 0.0002 New Pesos per dollar per day, equivalent to a maximum devaluation of the New Peso against the Dollar of approximately 2.4% per year. On October 21, 1992, the Mexican government announced the prescribed range to be 0.0004 New Pesos per Dollar per day, equivalent to a devaluation of approximately 4.8% per year.

           In December 1994, the Bank of Mexico allowed the New Peso to float freely. Between December 19, 1994 and December 31, 1994, the New Peso depreciated from Ps 3.46 per Dollar to Ps 5.00 per Dollar, a 44% decline. Since this period the value of the New Peso against the Dollar has been subject to significant volatility. Pursuant to the PARAUSEE, the Mexican government announced the continuation of its floating exchange rate policy, with the Bank of Mexico still authorized to intervene in the foreign exchange market, in order to minimize volatility. Pursuant to this authorization, the Bank of Mexico intervened when the New Peso suffered further devaluations on November 9 and 10, 1995. In 1995, the New Peso devalued approximately 55% against the Dollar from approximately Ps 5.00 per US$1.00 to approximately Ps 7.740 per US$1.00, in each case based on the Fed Noon Rate. The exchange rate reported by the Bank of Mexico was
7.7396 New Pesos per US$1.00 at December 31, 1995, and was 7.8297 Pesos per US$1.00 at October 24, 1996.

           The Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Pesos to Dollars, or vice versa. Except for the period from September through December 1982 during the Mexican financial crisis, the Bank of Mexico consistently has made foreign currency available to Mexican private sector entities such as Grupo Dina to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, there can be no assurance that the Bank of Mexico would continue to make foreign currency available to private sector companies.

           Effective January 1, 1996, the New Peso was replaced by the Peso, at a rate of one Peso per one New Peso, as Mexico's currency unit.

                        MEXICAN PESO EXCHANGE RATES

           The following table sets forth the average, the end-of-period and high and low points of the Controlled Rate of exchange as established by Banco de Mexico until November 1991 and the Fed Noon Rate which the Federal Reserve Bank of New York began quoting for the Peso on November 8, 1993 for the Peso against the U.S. Dollar for the periods indicated.

                            Peso Exchange Rates

                                          Controlled Rate and
                                            Fed Noon Rate

Year                      End of Period    Average    High         Low

1991                      Ps3.017          Ps3.072    Ps3.075      Ps2.951

1992                          --               --         --           --

1993                        3.102            3.120      3.240        3.102

1994                        5.000            3.393      5.750        3.105

1995                        7.740            6.442      8.050        5.270

1996 (through
  October 25, 1996)         7.960            7.537      7.960        7.3250


                     RATIO OF EARNINGS TO FIXED CHARGES

GRUPO DINA

           The following table sets forth Grupo Dina's consolidated ratio of earnings to fixed charges for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the six-month period ended June 30, 1996, in accordance with Mexican GAAP and U.S. GAAP. Earnings for this purpose consist of earnings before provision for income tax and asset tax but after provision for employee statutory profit sharing (for U.S. GAAP purposes only) plus fixed charges. Grupo Dina has no equity in losses of less than 50%-owned persons accounted for on the equity method, interest capitalized during the periods, equity in earnings of less than 50%-owned persons accounted for on the equity method or minority interest in losses of majority-owned subsidiaries. Fixed charges for this purpose consist of interest expense plus amortization of deferred charges for debt issuance costs. Fixed charges do not take into account the gain on monetary position associated with Grupo Dina's indebtedness or the exchange gains or losses attributable to Grupo Dina's indebtedness.

                                      Year Ended
                                      December 31
                                                           Six Months Ended
                         1991   1992  1993   1994   1995     June 30, 1996
                         ----   ----  ----   ----   ----   ----------------

Mexican GAAP.......      4.91   6.90  5.41  (2.76)  0.35       1.88
U.S. GAAP..........      4.39   6.27  5.45  (2.82)  0.35        --


(A) Grupo Dina's earnings were not sufficient to cover fixed charges for the year ended December 31, 1994 by (2.76), under Mexican GAAP and by (2.82) under U.S. GAAP.

MCII HOLDINGS

           The following table sets forth MCII Holdings' consolidated ratio of earnings to fixed charges for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the six months ended June 30, 1996. In computing the ratio of earnings to fixed charges: (i) earnings have been based on income from continuing operations before income taxes and fixed charges and (ii) fixed charges consist of interest and the amortization of debt issuance costs. For the period prior to its initial public offering on August 12, 1993, MCII and its subsidiaries were owned by Dial and relied on funds provided by Dial to fund its operations and capital expenditures. The intercompany advances provided by Dial are reflected in the financial statements as non-interest bearing. Therefore, for the years ended December 31, 1991 and 1992 and for the period from January 1, 1993 through August 12, 1993, MCII and its subsidiaries had minimal amounts of outside financing and therefore, a minimum of interest expense. Subsequent to MCII's initial public offering, MCII incurred significant indebtedness to fund its working capital needs as well as to finance capital expenditures, to purchase the MCIL minority interest in February 1994 and to pay a US$34 million cash dividend to Grupo Dina in December 1994. As a result, a comparison of the ratio of earnings to fixed charges for the periods prior to and subsequent to the initial public offering may not be meaningful.

                                   Year Ended
                                   December 31
                                                          Six Months Ended
                    1991  1992  1993   1994    1995         June 30, 1996
                    ----  ----  ----   ----    ----     -----------------

U.S. GAAP......     6.8   13.7  19.9    6.8    3.2             3.8

           SELECTED FINANCIAL DATA OF GRUPO DINA

           The following selected consolidated financial data as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 were derived from the audited consolidated financial statements of Grupo Dina. The selected consolidated financial data as of and for the six months ended
June 30, 1995 and 1996 were derived from the unaudited consolidated financial statements of Grupo Dina. The unaudited financial statements for the six months ended June 30, 1995 and 1996 include all adjustments, consisting of only normal recurring adjustments, that management considers necessary for fair presentation of the financial position and results of operations for the periods then ended. Results of operations for the six months ended June 30, 1996 are not necessarily indicative of results which may be expected for the entire year. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Grupo
Dina" and the consolidated financial statements of Grupo Dina and notes thereto included elsewhere in this Prospectus. The consolidated financial statements of Grupo Dina are prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. For a summary relating to Grupoo Dina's results of operations for the three months ended September 30, 1996, see "Recent Developments."



                                                                         GRUPO DINA
                                                             CONSOLIDATED FINANCIAL INFORMATION
                              ---------------------------------------------------------------------------------------------------
                                                                                                          SIX MONTHS
                                                                                                             ENDED
                                               YEAR ENDED DECEMBER 31,                                     JUNE 30,
                              -----------------------------------------------------------  --------------------------------------
                                  1991       1992(2)        1993         1994        1995        1995         1996      1996(1)
                                  ----       -------        ----         ----        ----        ----         ----      -------
                                                    (IN MILLIONS, EXCEPT SHARE, PER SHARE AND PER ADS
                                                                   INFORMATION)(2)
 INCOME STATEMENT INFORMATION:
 MEXICAN GAAP:
  NET SALES                   PS 4,221.2  PS 4,221.2   PS 5,236.5   PS 4,327.5  PS 4,742.9   PS 2,695.8   PS 2,796.7  US$ 368.9
  OPERATING INCOME (LOSS)          632.2       505.2        547.3       (292.2)      (69.1)       (10.1)        85.1       11.2
  NET INCOME (LOSS),               607.7       518.4        465.7     (1,015.2)     (529.9)      (108.3)        89.7       11.8
   MAJORITY INTEREST(4)
  NET INCOME (LOSS) PER              6.90        3.06         2.39        (4.50)      (2.05)       (0.42)        0.35       0.05
   SHARE, MAJORITY INTEREST
  NET INCOME (LOSS) PER ADS,        27.59       12.21         9.56       (18.01)      (8.21)       (1.68)        1.39       0.18
    MAJORITY INTEREST
  CASH DIVIDENDS PER SHARE(5)          0         1.12         0.42         0.15           0           0            0          0
  CASH DIVIDENDS PER ADS(5)            0         4.49         1.67         0.60           0           0            0          0
  WEIGHTED AVERAGE SHARES     88,082,620  169,833,640  194,866,714  225,490,658 258,026,136 258,026,136  258,026,136 258,026,136
   OUTSTANDING
 U.S. GAAP:
  NET SALES                   PS 4,221.2  PS 4,833.7   PS 5,236.5   PS 4,327.5  PS 4,742.9           --           --         --
  NET INCOME (LOSS)(4)             558.1       461.9        401.3      (535.3)      (284.4)          --           --         --
  NET INCOME (LOSS) PER ADS        25.34       10.86         8.24       (9.50)       (4.41)          --           --         --
  WEIGHTED AVERAGE ADSS       22,020,655  42,458,410   48,716,679   56,372,665   64,506,534  64,506,534   64,506,534 64,506,534
   OUTSTANDING
 NUMBER OF NEW UNITS SOLD:
  COACHES                            984       1,165        1,818          804        1,176         655         800         800
  TRUCKS                          11,233      12,631       11,365       10,463        2,520         931         836         836


                                                            DECEMBER 31,                                     JUNE 30,
                                     -------------------------------------------------------      ------------------------------
                                     1991          1992       1993         1994         1995      1995         1996      1996(1)
                                     ----          ----       ----         ----         ----      ----         ----      -------
 BALANCE SHEET INFORMATION:
 MEXICAN GAAP:
  PROPERTY, PLANT AND              PS 567.0      PS 744.1   PS 962.5   PS 1,455.6   PS 1,641.2  PS 1,539.4 PS 1,768.7  US$ 233.3
   EQUIPMENT, NET
  TOTAL ASSETS                      2,610.4       3,032.3    4,039.6      8,231.4      7,836.2     7,461.7    7,138.9      941.6
  TOTAL LONG-TERM DEBT                557.2         949.4      874.9      4,371.0      4,621.4     4,060.6    3,920.6      517.1
  TOTAL STOCKHOLDERS' EQUITY,         826.2       1,038.0    2,107.1      1,962.6      1,853.3     2,142.1    1,732.6      228.5
   MAJORITY INTEREST(6)
 U.S. GAAP:
  TOTAL ASSETS (7)                  2,610.4       3,032.3    4,039.6      9,198.2      7,836.2        --         --         --
  TOTAL STOCKHOLDERS' EQUITY,         593.2         756.4    1,761.1      2,250.1      1,979.8        --         --         --
   MAJORITY INTEREST(6)


-----------------------

(1) Translations of Pesos into U.S. dollars have been made at the rate of Ps 7.5814 to US$1.00. Such translations are provided solely for the convenience of the reader and do not reflect the financial information in accordance with generally accepted accounting principles for foreign currency translation.

(2) In February 1992, Grupo Dina's coach assembly lines were shut down for a three-month period for planned modernization and expansion. Production resumed in April 1992 on a limited basis for a three-month period, with full production commencing in August 1992.

(3) Each Common and Series L ADS represents four shares of Common and Series L Stock, respectively.

(4) Net income for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 is shown after elimination of the income attributable to the minority interest in Camiones. Under U.S. GAAP, income before extraordinary credits for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and net income for the corresponding periods are identical.

(5) Dividends are calculated on the basis of the Pesos amount and the number of outstanding shares of Common and Series L Stock or Common and Series L ADSs, as the case may be, on the date the dividends were declared.

(6) Stockholders' equity for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 is shown after elimination of the income attributable to the minority interests in Camiones.

(7) Total assets under U.S. GAAP as of December 31, 1994 differ from Mexican GAAP because of "pushdown" accounting for goodwill.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF GRUPO DINA


           The following discussion encompasses the consolidated financial results of Grupo Dina and its subsidiaries (collectively, the "Company"). The major subsidiaries include Dina Camiones, S.A. de C.V. ("Camiones"), Dina Autobuses, S.A. de C.V. ("Autobuses"), Dina Comercializadora, S.A. de C.V. ("Comercializadora"), Plasticos Automotrices Dina, S.A. de C.V. ("Plasticos") (hereinafter eferred to collectively as the "Mexican subsidiaries") and MCII Holdings.

           This discussion should be read in conjunction with the audited consolidated financial statements of Grupo Dina and the notes thereto included elsewhere in this Prospectus. Grupo Dina prepares its financial statements in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. To better comprehend Management's Discussion and Analysis, see Notes 23 and 24 to the consolidated financial statements for a discussion of the principal differences between Mexican GAAP and U.S. GAAP and a reconciliation of net income and stockholders' equity to U.S. GAAP.

           Under Mexican accounting principles, Bulletin B-10 of the Mexican Institute of Certified Public Accountants, as amended, requires that all prior years financial statements presented be restated to constant currency. Bulletin B-10 does not address the restatement of financial statements of foreign subsidiaries included in the consolidated totals.

           The Company's management has presented the consolidated financial statements restated by the inflation rate for 1995 of 52%. Because MCII Holdings' financial statements are originally prepared in dollars, and inflation and devaluation of the Peso against the dollar have been disparate in recent years, the comparison between years of constant Peso amounts, as presented herein, may be different from a comparison of dollar amounts.

OVERVIEW

           The Company's performance in 1995 was significantly impacted by the downturn in the Mexican economy during the year and a substantial devaluation of the Peso against the U.S. dollar in December 1994 and a more gradual, yet substantial, devaluation during 1995. The Company reported a net loss for the year ended 1995 of Ps 529.9 million, or Ps 2.05 per share, compared with a net loss of Ps 1,015.2 million or Ps 4.50 per share, for 1994. The Company reported net income of Ps 465.7 million, or Ps 2.39 per share, for 1993.

           Net loss before taxes and employee profit sharing in 1995 was Ps
357.8 million which compares with net loss before taxes and employee profit sharing of Ps 935.3 million for 1994, compared to net income before taxes and profit sharing in 1993 of Ps 614.9 million. Accounting for the majority of the 1994 loss was the devaluation of the Peso which resulted in a net foreign exchange loss of Ps 630.2 million. In addition, in response to the downturn in the Mexican economy and the Peso devaluation, the 1994 loss included Ps 323.3 million in other charges relating to the restructuring of the Mexican subsidiaries and special provisions for certain losses on inventories and receivables. Excluding the foreign exchange loss and the other charges, 1994 resulted in income before taxes and profit sharing of Ps 18.2 million compared to Ps 610.2 million for 1993.

           Net sales in 1995 were Ps 4,742.9 million compared to Ps 4,327.5 million for 1994, an increase of Ps 415.4 million. Net sales during 1994 decreased Ps 909.0 million (or 17.4%), compared to 1993 net sales of Ps 5,236.5 million. Gross profit margin for 1995 was 21.5%, compared to 18.4% and 21.1% for the same periods in 1994 and 1993, respectively.

           The current condition of the Mexican economy is a major concern for the Company. The timing for recovery of the economy and the stabilization of the Peso remain uncertain. Factors which could impact the timing include the government's success in managing the crisis, and reinstilling confidence in the long-term growth of the Mexican economy.

           The economic recession adversely impacted sales of the Company in 1995. In 1994, 1995 and the first half of 1996, unit sales of trucks, coaches and transit buses in Mexico, including exports, were as follows:

                                Unit Sales for           Six Months Ended
                                  Year Ended                 June 30,
                           -----------------------     --------------------
                              1994        1995          1995          1996
                              ----        ----          ----          ----

Trucks                        10,463      2,520        1,211           951
Intercity Coaches                297         21           14            16
Transit Buses                     77         34           26             1


           Such annual unit sales reflect declines of 75.9% for trucks and 92.9% for intercity coaches from 1994 to 1995. Unit sales of trucks declined 21.5% during the six months ended June 30, 1996 compared to the same prior year period. Until such time as the economy recovers and stabilizes, adverse impacts on the Company's sales may continue.

           As the timing remains uncertain for the recovery, management is continually reviewing the strategic alternatives available to respond to the economic environment. Management has already responded in part by taking actions to restructure the work force, revise union agreements and temporarily reduce, and from time to time suspend, production at Camiones, Autobuses and Plasticos subsidiaries. Other strategic alternatives include:
           a)   continuing cost reduction measures;
           b)   reviews of the wage component of union contracts;
           c) intense marketing to other Latin American countries, including specifically Chile, Colombia and Ecuador, as well as the United States; and
           d) more favorable payment terms being extended to the Company's distributors.


RESULTS OF OPERATIONS

FIRST HALF 1996 COMPARED TO FIRST HALF 1995

           Net sales. During the first half of 1996, consolidated net sales were Ps 2,796.7 million compared to Ps 2,695.8 million reported during the first half of 1995. MCII Holdings' Dollar-denominated sales represented approximately 85% and 80% of Grupo Dina's consolidated sales during the first half of 1996 and 1995, respectively.

           Gross profit. Gross profit during the first half of 1996 totaled Ps 490.3 million, compared to Ps 488.1 million during the prior year period. This increase in gross profit was mainly attributable to a 14% increase in unit intercity coaches sales as explained below.

           Consolidated operating income (loss). Consolidated operating income was Ps 85.1 million, compared to an operating loss of Ps 10.1 million reported during the first half of 1995. Grupo Dina's Mexican operations reported an operating loss of Ps 120.4 million during the first half of 1996, compared to an operating loss of Ps 239.2 million during the same prior year period.


           Selling, general and administrative expenses. Although the decrease in sales from Grupo Dina's Mexican operations impacted the Company's operating income, the loss in gross profit was more than offset by stringent cost reduction programs which have substantially reduced selling, general and administrative expenses. Grupo Dina's selling, general and administrative expenses were Ps 405.2 million during the first half of 1996 compared to Ps 498.2 million during the same prior year period, a decrease of 19% attributable to Grupo Dina's cost reduction programs.

           Operating income. Operating income from MCII Holdings during the first half of 1996 was Ps 205.5 million, compared to Ps 229.1 million during the prior year period. This decrease is primarily attributable to increased research and development expenses.

           Pretax income. Pretax income during the first half of 1996 was Ps 178.8 million, compared to a pretax income of 13.0 million during the same prior year period. This Ps 165.8 million increase in income before taxes for the six months ended June 30, 1996 compared to the same prior year period is principally due to the exchange gain of Ps 62.9 million in the first six months of 1996 compared to an exchange loss of Ps 204.1 million in 1995. This is partially offset by the gain on shares of Greyhound Lines, Inc. in the amount of Ps 77.7 million in 1995. There were no similar gains or "other income" of this magnitude in the six months ended June 30, 1996.

           Net income (loss). During the first half of 1996, Grupo Dina recorded a net income of Ps 89.7 million, or Ps 0.35 per share, compared to a net loss of Ps 108.3 million or Ps 0.42 per share during the first half of 1995, both based on 258 million weighted average shares outstanding.


                TRUCK SEGMENT

           The truck segment sold 951 trucks during the first half of 1996, compared to 1,211 trucks sold during the first half of 1995, resulting in a market share of 20% and 28% for the first half of 1996 and 1995, respectively.

           During the first half of 1996, truck inventories decreased by 43% from the levels recorded at June 30, 1995. At June 30, 1996 Grupo Dina had approximately 721 trucks in inventory which it believes represents the minimum inventory level required to adequately service expected future sales.

                COACH SEGMENT

           Grupo Dina's Mexican coach division sold 144 intercity coaches during the first half of 1996 versus 57 intercity coaches during the first half of 1995. Mexican industry sales of intercity coaches have increased 53% from 112 units sold during the first half of 1995 to 171 units sold during the first half of 1996. Group Dina's share of the Mexican intercity coach market decreased from 13% at June 30, 1995 to 9% at June 30, 1996. Grupo Dina's coach segment exports to MCII Holdings for the U.S. market totaled 41 intercity coaches in the first half of 1995 and 128 during the first half of 1996.

1995 COMPARED TO 1994

           General. The Company reported a net loss of Ps 529.9 million in 1995, compared with a net loss of Ps 1.015.2 million for 1994. The 1995 results included Ps 363.1 million of exchange loss and Ps 548.1 million of interest expenses, and a gain in net monetary position of Ps 399.4 million. In addition, due to the low level of sales in Mexico, the Company had an operating loss of Ps 69.1 million during 1995, which compares with an operating loss of Ps 292.2 million in 1994. Additionally, the Company reported an increase in "Other Income" of Ps 45.6 million when compared with 1994 figures, due mainly to a gain on sale of marketable securities held by MCII Holdings, which were sold in October. Given the low level of economic activity and despite actions taken to reduce costs and expenses, the Company does not anticipate an improvement in its operating results. However, because of the high inflation experienced throughout 1995 and anticipated for 1996, the Company expects to continue registering monetary gains.

           On December 20, 1994, the Bank of Mexico allowed the Peso to undergo a significant devaluation against the dollar. The Peso to dollar exchange rate at 1994 year-end was Ps 4.995 compared to Ps 3.107 at December 31, 1993, a 62.2% decline. At December 31, 1995, the Peso/dollar exchange rate was Ps 7.7396 per dollar.

           The devaluation's impact on the Company has been, and will continue to be, significant. Due to the decline in the buying power of the Peso, the effective cost to the Company of importing raw materials and the cost of servicing the Company's dollar-denominated debt have increased. The Peso devaluation has also resulted in an increase in interest and inflation rates in Mexico. With interest rates in 1995 exceeding 55% and inflation of 52%, credit availability in Mexico has tightened and loan defaults have increased dramatically. As a result of the unfavorable exchange, interest and inflation rates, and with high unemployment and related social unrest, the constraints on the Mexican economy and, therefore, on the Company's Mexican operations are, and will continue for some time to be, substantial.

           The following discussion of the Company's principal segments is based, in part, on Note 25 to the Consolidated Financial Statements of the Company and excludes the effects of the nonrecurring charges as discussed above.

           TRUCK SEGMENT

           Net sales. Net sales for the truck segment during 1995 were Ps
809.2 million compared to sales of Ps 2,625.2 million for 1994. The decline in truck sales reflects a 75.9% reduction in units sold, from 10,463 in 1994 to 2,520 units sold in 1995. This decline is attributable to a sharp decline in demand because of the contraction of the Mexican economy, which caused an overall market decline of 76.7%. The Company's market share in the truck segment in 1995 is 34% compared with 35% in 1994. Given the low level of sales for this market, market shares swing significantly from month to month whenever a medium size order is completed by any of the market participants. Therefore, the Company believes market share figures are less relevant in this environment.

           Gross profit margins. Gross profit margins on trucks decreased from 17.6% for 1994 to 13.2% for 1995. The decrease was mainly attributable to a lower production level during 1995, which resulted in unabsorbed fixed plant costs of Ps 99.5 million, or 12.3% of sales.

           Operating income (loss). Operating loss for this segment was Ps
209.2 million in 1995 compared with Ps 1.5 million of operating profit in 1994. This decline resulted from the reduction in margins partially offset by a 45% reduction in selling, general and administrative expenses.

           COACH SEGMENT

           The coach segment has operations in Mexico and, beginning in August 1994 upon the acquisition of MCII, in the United States and Canada. Due to the impact of the operations of MCII Holdings on the Company as a whole and on the coach segment in particular, the following discussion of the coach segment is presented in two parts: 1) an overview of the operating results as presented in the segment information contained in Note 25 to the consolidated financial statements of the Company contained herein, followed by 2) a detailed discussion of Mexican and U.S./Canada coach operations on a pro forma basis reflecting full-year presentations of MCII Holdings operations.

           OVERVIEW. Net sales for the coach segment during 1995 were Ps 3,898.7 million, an increase of Ps 2,228.0 million from the prior year. The increase in coach sales reflects a 35.9% decrease in sales in Mexico, more than offset by MCII Holdings sales of Ps 3,880.0 million. Gross profit margins on coaches increased from 18.6% in 1994 to 20.0% in 1995. In addition, the Mexican gross margin reflects an increase due to export sales in 1995. The coach segment generated an operating profit of Ps 322.4 million in 1995, which compares with an operating loss of Ps 234.8 million in 1994. The 1995 results are comprised of net operating income on the Mexican operation of Ps 18.3 million and Ps 304.0 million at MCII Holdings.

           EXPANDED DISCUSSION OF COACH SEGMENT USING PRO FORMA DATA. Due to the impact of the operations of MCII Holdings, through its wholly owned subsidiary, MCII, selected operating results for the Company's coach segment are presented on a pro forma basis giving effect to MCII Acquisition (as herein defined) as if it occurred January 1, 1994. This presentation allows a more meaningful comparison of the ongoing operations of the coach segment in both Mexico and the U.S./Canada. Moreover, since the structure of the operations of MCII continue as they were before the acquisition, management believes that the pro forma data is meaningful in understanding future operations.


           PRO FORMA TABLE FOR COACH SEGMENT FOR 1995 AND 1994 AS IF MCII ACQUISITION OCCURRED JANUARY 1, 1994:

                                      1995           1994
                                    --------       --------
                                      (In millions of Ps)

        Net sales                 Ps 3,898.7     Ps 3,311.4

        Gross profit                   843.4          623.4

        Operating expense              545.4          476.4

        Operating Income,
          excluding
          Other Charges                297.9          147.0

           Net sales. As depicted in the above table, net sales for the coach segment in 1995 were Ps 3,898.7 million, an increase of Ps 587.3 million, or 17.7%, from 1994. Net sales of the Mexican operation declined 35.9%, to Ps 18.8 million, as intercity coaches and transit buses sold decreased from 374 units in 1994 to 57 in 1995. This decline was a result of the collapse in the Mexican economy and a consolidation of coach operators beginning in late 1993 and the shifting of some sales of the Viaggio model in the United States through MCII. Sales by the entire Mexican coach industry in 1995 declined 93% from 1994. During 1995, the Company's positioning within the Mexican market declined to a market share of 12% from 16% in 1994. The Mexican economic crisis and the consolidation of operators had a significant impact on this market-share decline. The Company's principal customer group, Estrella Blanca and its affiliates who represented approximately 69% of the Company's coach sales in Mexico in 1993, and 38% in 1994, generated no sales in 1995.

           MCII sales in 1995 totaled Ps 3,880.0 million reflecting an increase of 36.8%, compared to Ps 2,835.8 million for 1994. This increase was driven by increases in volume and average sales price and by an increase in the exchange rate used to translate dollar figures to Pesos. New unit sales were 1,119 (1,007 MCII models and 112 Dina Viaggio models) in 1995 compared to 1,059 (all MCII models) in 1994.

           Gross profit margins. The coach gross profit margins presented in the table above increased from 18.8% to 21.6%. The Mexican operation's gross margin was 24.9%, compared to 3.7% for the prior year. The margins reflect a low level of production in Mexico, with the ensuing lack of absorption of fixed costs. MCII margins slightly diminished from 21.4% in 1994 to 19.6% in 1995. The decline in the MCII margin percentage was primarily due to a larger percentage of sales of the Viaggio model, which generates a lower margin in the United States as the manufacturing profit is recognized in the Mexican coach segment and higher distribution costs in the replacement parts division. In addition, the 1995 margin was impacted by increased research and development expense incurred for the development of a new tour and charter model.

           Operating income. In 1995, the coach segment operating income of Ps 322.4 million is comprised of net operating income of Ps 18.5 million and nonrecurring credits of Ps 24.5 million of the Mexican operation and operating income of the MCII operation of Ps 303.9 million. The Mexican coach operation reported operating income of Ps 18.5 million for 1995, compared to operating loss of Ps 122.6 million for 1994. The constrained operating results in Mexico resulted from the contracted market for coaches.

           Operating income attributable to MCII operations increased from Ps 269.6 million in 1994 to Ps 303.9 million in 1995, reflecting the increase in the exchange rate as reported above. In dollar terms operating income declined primarily due to reductions in margins.

           Comprehensive financing results. Net loss includes the effects of Comprehensive Result of Financing, of provisions for certain taxes and employee profit sharing, and of the equity in earnings of associated companies. During 1995, the net loss of Ps 529.9 million included net financing expense of Ps 292.2 million and net expense from taxes and profit sharing of Ps 185.5 million. As is customary under Mexican GAAP, four items are presented within Comprehensive Result of Financing: interest income, interest expense, foreign exchange gain or loss and monetary position gain or loss.

           For 1995, interest expense of Ps 548.1 million represented an increase of 122% over 1994. This increase reflects the MCII acquisition (the "MCII Acquisition") in which the debt of MCII was assumed and the issuance by Grupo Dina of 8% Convertible Subordinated Debentures due 2004 (the "Debentures") to finance a portion of the purchase of the MCII common stock (the "MCII Common Stock").

           The 1995 loss on foreign exchange of Ps 363.1 million resulted from the continued devaluation of the Peso throughout 1995, compared to the exchange loss for 1994 of Ps 630.2 million.

           Net monetary position reflects the difference between monetary assets and liabilities at a point in time. Monetary assets and liabilities are those whose real purchasing power fluctuates with the general price-level index because they are fixed in terms of the monetary unit to be received or paid. Inflation diminishes the purchasing power of monetary assets, such as accounts receivable, and reduces the real value of monetary liabilities, such as accounts payable. A net monetary asset position results in losses in times of inflation and in gains in times of deflation. A net monetary liability position results in gains in times of inflation and in losses in times of deflation. During 1995, the Company had a gain of Ps 399.4 million from its monetary position, an increase over the Ps 53.9 million gain in 1994 as inflation was 52% in 1995 compared to 7.1% in 1994.

           The following table sets forth the change in the percentage of the NCPI for each of the years ended for which financial information is presented:

           Period Ended                           Inflation

           December 31, 1992...................     11.9%
           December 31, 1993...................      8.0%
           December 31, 1994...................      7.1%
           December 31, 1995...................     52.0%


           Tax and profit sharing provisions. Income and asset taxes and employee profit sharing expenses totaled Ps 185.5 million for 1995 compared to Ps 93.5 million in 1994. Income tax expense, net of tax benefits utilized, was Ps 146.2 million for 1995, an increase from Ps 32.8 million for 1994. The income tax provision is determined on the basis of separate taxable income of each company and, for 1995, primarily reflects MCII income tax expense of Ps 132.0 million.

           The provision for asset tax in Mexico is a type of minimum tax based on the average of the majority of restated assets less certain liabilities, as defined by law, and is paid only to the extent it exceeds net income tax expense. The 1995 asset tax, net of refundable taxes, decreased to a Ps 20.3 million expense from a Ps 40.2 million expense in 1994.

           Equity of affiliated companies. The equity in results of affiliated companies represents the Company's share of 1995 and 1994 earnings in its finance affiliate and in Grupo Dina distributors.

           Other charges. In 1995, Grupo Dina charged to expense certain provisions for uncollectible accounts, obsolete inventories and severance costs in the amount of Ps 86,746 million, Ps 11,485 million and Ps 3,072 million, respectively, compared to Ps 117,223 million, Ps 122,112 million and Ps 84,000 million for such charges in 1994. The Ps 117,223 million charge for obsolete inventories in 1994 is attributable to management's decision to discontinue certain models that year. The provisions for uncollectible accounts in 1994 and 1995 reflect the fact that some of Grupo Dina's major customers were experiencing financial difficulties because of the economic crisis in Mexico. As a result of such economic crisis and the ensuing reduction in demand for Grupo Dina products, approximately 900 employees were laid off and corresponding severance payments charged to expense. Management of the company does not believe these charges are indicative of future anticipated trends in the collectibility of accounts receivable, obsolescence of inventories and severance costs, however, no assurance can be made that similar charges will not be incurred in the future.

1994 COMPARED TO 1993


           General. The Company reported a net loss for 1994 of Ps 1,015.2 million compared to net income of Ps 465.7 million for 1993. The 1994 net loss included a total of Ps 630.2 million net foreign exchange loss resulting from the devaluation of the Peso during 1994. The net loss also included Ps 323.3 million in other charges resulting from corporate downsizing and from special provisions for certain losses on inventories and receivables. Net sales during 1994 were Ps 4,327.5 million, a decrease of approximately 17.4% compared to 1993, and the gross profit margin dropped to 18.4% in 1994 compared to 21.1% in 1993. Operating expenses as a percentage of net sales increased from 10.7% in 1993 to 17.7% in 1994.

           The following discussion of the Company's principal segments are based in part on Note 25 to the Consolidated Financial Statements and excludes the effects of the nonrecurring charges as discussed above.

           TRUCK SEGMENT


           Net sales. Net sales for the truck segment in 1994 totaled Ps 2,625.2 million, a decrease of Ps 342.5 million or 11.5% from 1993 levels. The decline in truck sales reflects a 7.9% decrease in units sold from 11,365 units in 1993 to 10,463 units in 1994. This decline is attributable to the troubled economic environment in Mexico which precluded any growth in the industry during 1994, as well as increased competition from Ford Motor Company's entrance into the market. Nevertheless, the Company's truck segment continued to lead the market with a 35% market share in 1994.

           Gross profit margins. Gross profit margins on trucks decreased from 20.4% in 1993 to 17.6% in 1994 reflecting higher fixed costs per unit as a result of lower volumes.

           Operating income. Operating income for the truck segment totaled Ps 50.2 million, excluding the segment's portion of nonrecurring charges, or 1.9% of net sales for the segment in 1994, compared to the prior year's Ps 274.5 million, or 9.2% of net sales. This decline resulted from the decrease in truck margins and sales, partially offset by lower selling and administrative expenses.

           COACH SEGMENT

           The coach segment has operations in Mexico and, beginning in August 1994 upon the acquisition of MCII, in the U.S. and Canada. Due to the impact of the operations of MCII Holdings on the Company as a whole and on the coach segment in particular, the following discussion of the coach segment is presented in two parts as follows: 1) an overview of the operating results as presented in the segment information contained in Note 25 to the financial statements, and 2) a detailed discussion of Mexican and U.S./Canada coach operations on a pro forma basis reflecting full-year presentations of MCII operations.

           OVERVIEW. Net sales for the coach segment were Ps 1,670.7 million in 1994, a decrease of Ps 572.5 million, or 25.5% from the prior year. The 1994 decline in coach sales reflects a 77% decrease in sales in Mexico, partially offset by the acquisition of MCII with sales of Ps 1,206.2 million for the five months ended December 31, 1994. Gross profit margins on coaches decreased from 20.2% in 1993 to 14.4% in 1994. This decline reflects the pressures on margins in Mexico during 1994, partially offset by gross margin contributed by MCII for the five months ended December 31, 1994. The coach segment had operating income of Ps 25.1 million, excluding nonrecurring charges, compared to the prior year's operating income of Ps 293.9 million. The 1994 results are comprised of a net operating loss on the Mexican operation of Ps 30.3 million, partially offset by operating earnings at MCII for the five months ended December 1994 of Ps 55.4 million.

           EXPANDED DISCUSSION OF COACH SEGMENT USING PRO FORMA DATA. Due to the impact of the operations of MCII, selected operating results for the Company's coach segment are presented on a pro forma basis giving effect to the MCII Acquisition as if it occurred January 1, 1993. This presentation allows a more meaningful comparison of the ongoing operations of the coach segment in both geographic areas of Mexico and the U.S./Canada. Moreover, since the structure of the operations of MCII continue as they were before the acquisition, management believes that the pro forma data is meaningful in understanding future operations.

           PRO FORMA TABLE FOR COACH SEGMENT FOR 1994 AND 1993 AS IF MCII ACQUISITION OCCURRED JANUARY 1, 1993:

                                                1994           1993
                                             ---------       --------
                                                 (In millions of Ps)

           Net sales                         Ps 3,311.4      Ps 4,546.2
           Gross profit                           623.4           975.2
           Operating expense                      476.4           443.7
           Operating Income, excluding
               Nonrecurring Charges               147.0           531.6

           Net sales. As depicted in the above table, net sales for the coach segment in 1994 totaled Ps 3,311.4 million, a decrease of Ps 1,234.8 million, or 27.2%, from 1993. Net sales of the Mexican operation declined 79%, to Ps 475.5 million, as intercity coaches and transit buses sold in Mexico decreased from 1,818 units in 1993 to 373 in 1994. This decline was a result of a contraction in the Mexican coach market which was prompted by a softening of the economy and by a consolidation of coach operators beginning in late 1993. Sales of the entire Mexican industry in 1994 declined 47% from 1993 and 40% compared to 1992. During 1994, the Company's position within the Mexican market declined to a market share of 16% from 42% in 1993. The consolidation of operators had a significant impact on this market-share decline. The Company's principal customer group, Estrella Blanca and its affiliates who represented approximately 69% of the Company's coach sales in Mexico in 1993, acquired four smaller operators and then combined its coach lines and restructured route coverage. During 1994, sales to this customer comprised 38% of the Company's coach sales in Mexico.

           MCII sales on a pro forma basis for the year-ended 1994 totaled Ps 2,835.8 million reflecting an increase of 23.1%, compared to Ps 2,303.0 million for 1993. This increase was driven primarily by the sale of 1,059 new units, 162 (18%) more than 1993, and, to a lesser extent, by an improved sales mix of higher-priced models.

           Gross profit margins. The coach gross profit margins presented in the table above indicate a decrease from a 21.5% margin in 1993 to 18.8% in 1994. The Mexican operation's gross margin was 3.7% in 1994, compared to 21.3% for the prior year. The margin decline reflects the 1994 contraction in the Mexican coach market which resulted in higher per unit overhead costs due to lower production volume. MCII margins remained steady at 21.8% for both 1994 and 1993.

           Operating income (loss). The coach segment operating income, excluding nonrecurring charges, of Ps 147.0 million is comprised of net operating losses of the Mexican operation of Ps 122.6 million offset by operating income of the MCII operation for the year-ended 1994 of Ps 269.6 million. The operating losses in Mexico resulted from the contracted market for coaches. The Mexican coach operation operating loss of Ps 122.6 million, compared to income of Ps 234.4 million for 1993, resulted from the decline in coach margins and sales, partially offset by lower selling and administrative expenses which declined by 25.3% from 1993 to 1994.

           Operating income attributable to the MCII operations increased slightly from Ps 240.8 million in 1993 to Ps 269.6 million in 1994, reflecting an increase in sales, partially offset by higher selling and administrative expenses which resulted primarily from the increase in production levels, and business improvement and development costs.

           Comprehensive financing results. Net income includes the effects of comprehensive result of financing, of provisions for certain taxes and employee profit sharing, and of the equity in earnings of associated companies. During 1994, the net loss of Ps 1,015.2 million included net costs of financing of Ps 682.4 million, net expense from taxes and profit sharing of Ps 93.5 million and Ps 4.8 million in earnings of associated companies accounted for under the equity method. As is customary under Mexican GAAP, four items are presented within comprehensive result of financing: interest income, interest expense, foreign exchange gain or loss and monetary position gain or loss.

           For 1994, interest expense of Ps 247.2 million represented an increase of Ps 113.8 million, or 85%, over 1993. This increase reflects the MCII Acquisition in which the debt of MCII was assumed and the issuance by Grupo Dina of Debentures to finance a portion of the purchase of MCII Common Stock.

           The 1994 loss on foreign exchange of Ps 630.2 million resulted from the devaluation of the Peso in December 1994, compared to the slight exchange gain for 1993 of Ps 4.7 million.

           During 1994, the Company recorded a gain of Ps 53.9 million from its monetary position, an increase over the Ps 45.6 million gain in 1993.

           Tax and profit sharing provisions. Income and asset taxes and employee profit sharing expenses totaled Ps 93.5 million for 1994 compared to Ps 134.6 million in 1993. Income tax expense, net of tax benefits utilized, was Ps 32.8 million for 1994, a decrease from the Ps 108.1 million for 1993. The income tax provision is determined on the basis of separate taxable income of each company and, for 1994, primarily reflects MCII income tax expense for the five months since its acquisition, of Ps
32.8 million.

           The provision for asset tax in Mexico is a type of minimum tax based on the average of the majority of restated assets less certain liabilities, as defined by law, and is paid only to the extent it exceeds net income tax expense. The 1994 asset tax, net of refundable taxes, increased to a Ps 40.2 million expense from a Ps 7.5 million benefit in 1993, reflecting the lack of income tax expense in Mexico after the utilization of loss carryforwards.

           Employee profit sharing expense is based on taxable income
(loss) of each of the Mexican subsidiaries before reductions from utilization of tax benefits and, due to Mexican subsidiaries with taxable income, the Company had a Ps 13.6 million expense for employee profit sharing even though the Company on a consolidated basis reported a net loss for 1994.

           Equity of affiliated companies. The equity in results of affiliated companies represents the Company's share of 1994 earnings in its finance affiliate and in Grupo Dina distributors.


LIQUIDITY AND CAPITAL RESOURCES

           The Peso's devaluation since December 1994 and the resulting contraction of the Mexican economy during 1995 led to sharp decreases within Mexico in the demand for trucks and coaches including those of the Company. The sharp reduction in sales has led to liquidity shortfalls for Grupo Dina. The Peso devaluation has also made access to the United States and international capital markets, which had been a source of liquidity in the past, extremely difficult. During 1995, the major source of cash and cash equivalents was the collection of sales and accounts receivable at the beginning of the year. These cash and cash equivalents were used to finance Grupo Dina's operations throughout 1995. In 1995, Grupo Dina experienced difficulties collecting on its accounts receivable from Estrella Blanca, Tres Estrellas and their respective licensees. Accordingly, in January 1996, Grupo Dina restructured all of its accounts receivable from Estrella Blanca, Tres Estrellas and their respective licensees through global restructuring agreements (the "Restructuring Agreements"). Pursuant to the Restructuring Agreements, all balances payable to Grupo Dina were renegotiated using as a reference "Units of Investment" ("UDIS") which value changes based on the Mexican inflation rate. The principal balances, increased for inflation, will be payable in equal monthly installments over six years beginning July 1, 1997. These balances bear interest at a rate of 10% over the monthly reference value of UDIS payable beginning February 29, 1996.

           On July 31, 1996, Grupo Dina sold the accounts receivable under the Restructuring Agreements, which had a total value of Ps 306.9 million, to AF Dina, a leasing company which provides financing in connection with sales of Grupo Dina products. The debt resulting from this sale was capitalized in AF Dina, which is currently negotiating the repayment of its debt with several Mexican banks using these accounts receivable. Grupo Dina has recorded a reserve in the amount of Ps 43.9 million for any loss that may result from these negotiations. As of July 31, 1996, Grupo Dina owned 92.89% of the equity of AF Dina. Although the maximum ownership in finance companies by non-financial companies permitted under Mexican law is 10%, Grupo Dina has obtained authorization from the corresponding Mexican authorities to maintain equity ownership levels in excess of the legal limit for six months from July 31, 1996. During such interim period, Grupo Dina will endeavor to complete a transaction whereby MCI Acceptance Corporation, an indirect subsidiary of MCII Holdings, will acquire the shares of AF Dina owned by Grupo Dina. In the event that such transaction is not completed in such time period, Grupo Dina will be required to reduce its equity ownership level in AF Dina to no more than 10%. See "Business of Grupo Dina -- Business Strategy of Grupo Dina -- Sales Financing" and "Certain Transactions."

           Grupo Dina has mitigated the impact of liquidity shortfalls in several important ways. First, Grupo Dina has undertaken severe cost reduction measures, pursuant to its cost reduction strategy, including worker lay-offs. See "Business of Grupo Dina -- Strategy." Second, Grupo Dina intends to minimize its capital expenditures in Mexico for the foreseeable future, other than its development of engine and cabin assembly technology. Because of Grupo Dina's major investment in the modernization of its plant and equipment in recent years, however, the decision to minimize capital expenditures is not expected to negatively impact Grupo Dina's ability to remain competitive. Third, Grupo Dina is in the process of completing arrangements with a Mexican bank to provide a US$35 million working capital facility of which up to US$20 million will be available to finance exports by Grupo Dina to the United States and of which up to US$15 million will be available to finance exports to South America. Grupo Dina has also created additional liquidity through a US$6.6 million loan obtained in January 1996 which was initially repayable in July 1996 and whose maturity has been extended to February 1997.

           Net working capital (current assets less current liabilities) at June 30, 1996 was Ps 1,607.8 million compared to Ps 2,333.9 million at December 31, 1995, a decrease of 31%. This decrease in net working capital resulted primarily from a Ps 585.1 million decrease in the level of inventory and a Ps 114.5 million decrease in the net investment in discontinued operations from December 31, 1995 to June 30, 1996. At December 31, 1995, net working capital was Ps 2,333.9 million compared to Ps 2,871.9 million at December 31, 1994. This 19% decrease in net working capital resulted primarily from a Ps 309.0 million decrease in the level of inventory, a Ps 227.1 million decrease in accounts receivable and the Ps
207.9 million decrease in the net investment in discontinued operations from 1994 to 1995. At June 30, 1996, the current ratio (current assets to current liabilities) was 2.3:1. The current ratio was 3.1:1 at year end 1995 compared to 2.7:1 at year end 1994. Excluding inventory and discontinued operations from current assets and current liabilities presents an acid test ratio as of June 30, 1996 of 0.79:1, which indicates the Company's ability to pay off short-term obligations without relying on the sale of inventories or the liquidation of the discontinued operations. At year-end 1995, the acid test ratio was 1.2:1. Cash flows continue to be constrained by the economic environment in Mexico and thus the Company is negotiating with suppliers to extend terms of payments.

           The Company has granted certain concessions to its customers. In limited cases in the truck segment, the Company has extended the collection period for receivables from a range of 30 to 60 days to 60 to 180 days. While the time frame for collection may be over longer periods and may place additional cash flow pressures on the Company, management believes that the Company will be able to collect on these accounts. Furthermore, management has established loss reserves for these amounts which it believes to be adequate.

           Management regularly reviews and forecasts cash flow requirements. For 1996, due to the severe decrease in demand for trucks and coaches in the Mexican market, management anticipates having an operating loss in Mexico. The cash needs due to this expected operating loss may be funded from various sources, including reductions in working capital investments such as inventories and receivables. In 1995, the Company consolidated substantially all functions into its Sahagun facilities. As part of this process, the Mexico City corporate office building was sold in October for approximately US$5 million. Only certain administrative functions continue to be conducted in Mexico City. All other operations are conducted at the Sahagun facility. All other operations are conducted at the Sahagun facility. As of year-end 1995, the Company had available in the U.S. short-term lines of credit of Ps 359.9 million while none were available in Mexico. Because of the current economic situation's impact on Mexican banks, the extension of these short-term lines of credit in Mexico is restricted. While Grupo Dina received cash and other asset dividends from MCII totaling US$40 million in 1994 and none in 1995 and anticipates receiving up to US$30 million in dividends during 1996 and early 1997 (including US$20 million in dividends which have been paid as of the date of this Prospectus) future dividends or loans to Grupo Dina are constrained by loan covenants of MCII Holdings and MCII, as outlined below.

           Most of the Company's operations involve the assembly of components that are manufactured by others. Accordingly, large capital expenditures normally associated with heavy equipment manufacturing are not required of the Company. As of June 30, 1996, the Company did not have any material commitments for capital expenditures. The Company currently expects capital expenditures in Mexico of US$6 million in 1996, of which US$2.2 million has been spent through August 1996, and US$10 million in 1997 for plant and systems reengineering and production start up of new cabin models. Capital expenditures in the U.S. are expected to range from US$15 to US$25 million annually during the next two years for plant and systems reengineering and production start up of new coach models. Anticipated capital expenditures in Mexico will be contingent upon the timing and extent of a recovery in the Mexican economy.

           For capital resources, the Company has customarily accessed both the debt and equity markets. In August 1994, in conjunction with the MCII Acquisition, Grupo Dina issued no par Series L shares, listed on the NYSE in the form of Series L ADSs, and the Debentures, which are convertible into Series L ADSs. The Series L ADSs and the Debentures were issued in exchange for 51% and 49%, respectively, of the MCII Common Stock.

           Grupo Dina's ratio of long-term debt to total capital (long-term debt plus total stockholders equity, including minority interest) was 68.8%, 70.8%, and 68.2% at June 30, 1996, year-end 1995 and year-end 1994, respectively. The decrease in the ratio of long-term debt to total capital from year-end 1995 to June 30, 1996 is attributable to the decrease in MCII's long-term debt during such period. The increase in such ratio from 1994 to 1995 is mainly due to the devaluation of the Peso since the total long-term debt is denominated in dollars. The long-term debt balance at December 31, 1994 of Ps 4.4 billion is an increase of Ps 3.5 billion over year end 1993. This increase reflects the issuance of the Debentures and the long-term debt of MCII as well as the revaluation of the Eurobonds and the Debentures to reflect the Peso devaluation.

           The long-term debt used by MCII in its operations is comprised of a bank credit facility and term notes payable. In October 1996, MCII established a new bank credit facility to replace its then existing bank credit facility. While such facility is unsecured, it is guaranteed by certain MCII subsidiaries and provides funding on a revolving basis through September 1999. The facility will be used to provide working capital financing, to issue standby letters of credit (up to US$35 million) and to fund other general corporate needs, including a US$30 million dividend to be paid to MCII Holdings, which will in turn pay dividends in the same amount to Grupo Dina (of which US$20 million had been paid as of the date of this Prospectus). The credit facility contains various covenants including, among others, minimum net worth, leverage and fixed charges coverage ratios. Furthermore, the new credit facility provides for various events of default including an event of default that would be triggered by the involuntary termination of certain executive officers of MCII Holdings and its subsidiaries. In November 1994, MCII issued term notes payable as private placement debt totaling US$125 million. While these notes are unsecured debt, they are guaranteed by certain MCII subsidiaries and contain various covenants, including, among others, limitations on dividend payments, investments, sales of assets, transactions with affiliates, and minimum net worth, leverage and current ratio requirements. Loan covenants of MCII result in constraints on dividends, loans and other cash flows that otherwise could be extended to the Company, thereby restricting the Company's ability to access funds from MCII.

           The principal of the Notes (together with all interest accrued and unpaid thereon) may be accelerated upon certain events of default, including, among others, the failure to pay principal and interest due on the Notes, the failure to comply with certain of the covenants or agreements in the Indenture if such failure continues beyond the applicable notice period, the failure by MCII Holdings or any of its subsidiaries to pay certain debts when due within the applicable grace period or the acceleration of such debt, a default under the indenture governing the Debentures or the fiscal agency agreement governing the Eurobonds, and the occurrence of a Change of Control (as defined below).

           The Notes are redeemable at the option of Grupo Dina at any time on or after November 15, 1998 at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control, holders of New Notes will have the right to require Grupo Dina and MCII Holdings to repurchase all or a portion of their Notes at a purchase price equal to the Accreted Value thereof, if on or prior to November 15, 1998, and equal to the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereafter. See "Description of the Notes."

           The Indenture includes covenants which place restrictions on MCII Holdings' ability to, among other things, (i) incur debt; (ii) issue preferred stock; (iii) make certain payments, including MCII Holdings' ability to pay dividends on its capital stock; (iv) incur liens; (v) dispose of the capital stock of MCII and (vi) consolidate or merge with any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets or capital stock of any other person. In the case of Grupo Dina, the covenants under the Indenture restrict its ability to, among other things,
(i) make certain payments, including Grupo Dina's ability to pay dividends on its capital stock; (ii) incur liens and (iii) sell, lease, convey, transfer or otherwise dispose of its securities, property or other assets. MCII Holdings' obligation under the New Notes is secured by, among other things, a pledge of the shares it holds of MCII. See "Description of the Notes."

           The principal of the Debentures (together with all interest accrued and unpaid thereon) may be accelerated upon certain events of default, including, among others, the failure to pay principal and interest due on the Debentures, the failure in the performance of any other covenant of Grupo Dina in the related indenture beyond the applicable notice period and the default under certain other types of indebtedness of Grupo Dina. In addition, such indenture includes certain restrictions on Grupo Dina's ability to consolidate with, or merge into, or sell, lease, transfer or convey its properties or assets substantially as an entirety to another person. Under certain circumstances, Grupo Dina may redeem the Debentures, in whole or in part, at defined redemption prices.

           At June 30, 1996, the Company was in compliance with its debt covenants. While management believes the Company's cash flows and borrowing capacity will be sufficient to satisfy operating and debt service needs for the near-term, these sources and operating needs could also be impacted negatively by a prolonged downturn in the Mexican economy. Moreover, the Company's continued compliance with debt covenants, its access to debt and equity markets and the declaration of future dividends also may be impacted by any downturn and management's response thereto.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

           For U.S. GAAP financial statements, Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," is required in 1996. SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from an asset to be held and used in operations is less than the carrying value of the assets, an impairment loss must be recognized in the amount of the difference between the carrying value and the fair value. Assets to be disposed of must be valued at the lower of carrying value or fair value less cost to sell. In management's opinion, SFAS No. 121 has not had a material impact on the Company's financial position under U.S. GAAP.

IMPACT OF GOVERNMENTAL POLICIES

           In addition to the discussion relating to the Peso devaluation presented above, the Mexican government will continue to have a significant impact on the Company as a result of any fiscal or political changes which it might implement. Now that NAFTA has been implemented, and assuming a recovery from the current economic recession, management expects that cross-border trade and tourism between Mexico and the U.S. will steadily increase. This trend should generate additional truck sales in Mexico as Mexican truck operators seek to compete with their U.S. and Canadian counterparts by, among other strategies, upgrading their equipment and as U.S. and Canadian truck operators, operating in Mexico through joint ventures, invest in vehicles especially adapted to Mexican road conditions. However, management expects competition to increase as U.S. automakers, with a presence in the Mexican automobile market may also enter the truck market. Sales of intercity coaches may also be favorably impacted by increased cross-border tourism.

CONTINGENCIES

           MCII Holdings is in the process of obtaining information in order to quantify any potential liability related to certain U.S. and Canadian tax contingencies. The time frame for ultimate resolution of this matter is uncertain; however, based on information currently available, management believes that any resulting liability will not be material to the Company's financial condition or results of operations.

                  SELECTED FINANCIAL DATA OF MCII HOLDINGS

           MCII Holdings was incorporated in connection with the issuance of the Old Notes and carries out its operations through MCII and MCII's subsidiaries. MCII Holdings was formed for the purpose of holding MCII as its wholly owned subsidiary. On May 28, 1996, Grupo Dina transferred to Holdings all 100 shares of MCII, US$.01 par value common stock, in exchange for which MCII Holdings issued to Grupo Dina all 1,000 shares of its US$.01 par value common stock. As a result of this exchange between entities under common control, the transaction was accounted for at historical cost in a manner similar to that in a pooling of interests and, therefore, all prior financial statements presented have been restated as if the exchange took place at the beginning of such periods. The following selected consolidated financial data as of and for the twelve months ended December 31, 1991, 1992, 1993, the seven months ended July 31, 1994, the five months ended December 31, 1994 and the twelve months ended December 31, 1995 were derived from the audited financial statements of MCII Holdings. The selected consolidated financial data as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 has been derived from the unaudited consolidated financial statements of MCII Holdings. The unaudited financial statements for the six months ended June 30, 1995 and 1996 include all adjustments, consisting of only normal recurring adjustments, that management considers necessary for fair presentation of the financial position and results of operations for the periods then ended. Results of operations for the six months ended June 30, 1996 are not necessarily indicative of results which may be expected for the entire year. For a summary relating to MCII Holdings' results of operations for the three months ended September 30, 1996, see "Recent Developments."

           The Dial Corp. ("Dial") sold MCII pursuant to an initial public offering on August 12, 1993. As a result, for periods prior to August 12, 1993, the summary consolidated financial data of MCII Holdings set forth below represent the combined operating results and activities of Dial's transportation manufacturing and replacement parts segment now conducted by MCII Holdings, excluding the Canadian transit bus manufacturing business formerly conducted by Dial that is not owned by MCII Holdings. In accordance with U.S. GAAP, the assets and liabilities of the transportation manufacturing and replacement parts business have been reflected in the consolidated financial statements of MCII Holdings on the basis of Dial's historical costs. Operating results and activities subsequent to August 12, 1993 mean the consolidated results and activities of MCII Holdings and its subsidiaries. On August 8, 1994, Grupo Dina acquired all of the issued and outstanding common stock of MCII (the "Merger"). The Merger was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 and therefore, the assets and liabilities of MCII were stated at their estimated fair values as of the acquisition date ("purchase accounting"). The excess of the consideration paid by Grupo Dina over the estimated fair value of the net assets acquired was recorded as goodwill in MCII's financial statements. As a result of the application of purchase accounting, the financial statements before and after the Merger may not be comparable in all material respects. For financial reporting purposes, the Merger was accounted for effective August 1, 1994. Therefore, all financial information for periods prior to August 1, 1994, is labeled as "Predecessor." The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of MCII Holdings" and the consolidated financial statements of MCII Holdings and notes thereto included elsewhere in this Prospectus.


                                          Predecessor
                                        Year ended December 31,                                               Six Months
                                                                                                                Ended
                                                                   Seven        Five
                                                                   Months       Months         Year
                                                                    Ended        Ended        Ended
                                                                   July         December     December        June       June
                                                                    31,           31,          31,            30,        30,
                              1991         1992         1993       1994          1994         1995           1995       1996
                                              (In millions, except number of new coaches delivered)
Income Statement
Information:
Revenues:
Sales..................... US$311.4      US$337.0    US$394.1     US$271.8      US$191.8      US$509.9     US$267.3     US$316.1
Finance income............      8.0           7.0         4.9          1.3           2.6           6.4          2.7          3.7
                              319.4         344.0       399.0        273.1         194.4         516.3        270.0        319.8
Operating costs and
expenses:
Cost of sales
(exclusive of items shown
separately below).........    237.5         253.6       303.1        203.5         151.6         397.4        203.8        249.1
Provision for relocation
of manufacturing
facilities................      9.6
Depreciation and
amortization..............      4.6           5.0         4.5          3.3           5.8          14.6          7.0          8.6
Interest expense,
finance
operations................      3.4           2.5          .8          0.3           0.7           2.7          1.1          1.6
Research and
development
expenses..................      2.5           2.3         1.4          1.3           0.5           2.9          1.4          3.4
Selling, general and
administrative expenses...     34.9          38.0        43.9         27.8          26.6          60.4         28.3         28.4
Merger related expenses...                                            11.3

                              292.5         301.4       353.7        247.5         185.2         478.0        241.6         291.1
Operating income..........     26.9          42.6        45.3         25.6           9.2          38.3         28.4          28.7
Other costs and
expenses:
Interest expense..........       .8            .7         1.5          1.8           2.5          13.4          6.4          6.7
Other (income)............                   (1.7)       (1.4)        (0.2)         (0.2)         (0.5)        (0.3)        (0.5)
Gain from sale of
marketable securities.....                                                                       (10.5)
Minority interests........      1.8           2.4         2.0          0.4
                                2.6           1.4         2.1          2.0           2.3           2.4          6.1          6.2
Income before income
taxes.....................     24.3          41.2        43.2         23.6           6.9          35.9         22.3         22.5
Income taxes..............     10.0          15.7        16.6         11.5           4.0          17.6          9.9         10.0
Income from continuing
operations................     14.3          25.5        26.6         12.1           2.9          18.3         12.4         12.5
Discontinued operations...    (30.2)        (46.6)      (60.4)        (3.5)                                                 (5.0)
Income (loss) before
cumulative effect
of change in accounting
principle.................    (15.9)        (21.1)      (33.8)         8.6           2.9          18.3         12.4          7.5
Cumulative effect of
change in accounting
principle(1)..............                   (2.9)
Net income (loss)
                           US$(15.9)     US$(24.0)   US$(33.8)      US$8.6        US$2.9       US$18.3      US$12.4        US$7.5
                           =========     =========   ========       ======        ======       =======      =======        ======

Number of New Coaches
Delivered.................     602           776         897          628           431         1,169          641          784


                                  Predecessor
                                  December 31,                       December                 June 30,
                                                                        31,
                            1991         1992        1993        1994       1995         1995          1996
                            ----         ----        ----        ----       ----         ----          ----
Balance Sheet
Information:
Total assets(1).......      US$279.3     US$322.7     US$286.0   US$558.9  US$614.0     US$581.1     US$614.0

Working capital.......          28.0         84.7         70.3      103.3     156.7        116.0        128.3
Long-term debt, including
  current portion........        2.6           .8         90.5      195.0     217.8        178.9        195.7
Stockholders' equity(2)..      158.3        235.9         98.4      272.8     294.8        298.5        302.4

---------------------
(1) Initial application of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

2) Stockholders' equity for periods prior to August 1993 represent Dial's investment and advances in the transportation, manufacturing and replacement parts segment now conducted by MCII Holdings.



             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS OF MCII HOLDINGS

           The following discussion should be read in conjunction with the historical financial statements of MCII Holdings and notes thereto included elsewhere in this Prospectus and the information set forth under "Selected Historical Consolidated Financial Data of MCII Holdings."

OVERVIEW

           MCII Holdings, through its wholly owned subsidiary, MCII, operates in two principal business segments--coach manufacturing and support, and replacement parts. MCII's coach manufacturing and support segment designs, manufactures, assembles and markets new coaches in the United States and Canada, and supports its product offerings with new and used coach dealership marketing services and, on a limited basis, coach financing. During 1995, MCII Holdings' coach manufacturing and support segment also began purchasing from Grupo Dina the Viaggio, an intercity coach manufactured by Grupo Dina, for resale in the United States. MCII Holdings' replacement parts distribution operation provides OEM-quality replacement parts for intercity coaches and transit buses in the United States and Canada which were manufactured by MCII Holdings or, in the case of transit buses, MCII Holdings' predecessor or successors. MCII Holdings' replacement parts operation also provides selected replacement parts for non-MCII Holdings manufactured coaches, transit buses, school buses, and diesel engines.

           MCII's coach manufacturing business is highly cyclical, while its replacement parts distribution business has certain counter cyclical characteristics. During times of general economic weakness, many coach manufacturing customers may postpone fleet replacement programs and, in some cases, reduce the size of their fleets. As economic recovery occurs, these customers tend to accelerate fleet replacement programs and, in some cases, increase the size of their fleets. The replacement parts business is affected by somewhat different factors than the coach manufacturing business. Deferrals of new coach or transit bus purchases can have a favorable impact on replacement parts sales as the resultant older fleet requires increased maintenance and more parts. Reduced usage of an aging fleet and overall fleet downsizing, however, may cause replacement parts sales to decline.

           On August 12, 1993, Dial sold, through an initial public offering, 20 million shares of MCII pursuant to an underwriting agreement dated August 5, 1993. Dial's transportation manufacturing and service parts subsidiaries were transferred to MCII immediately after and in connection with the public offering of MCII shares.

           In November 1993, the Board of Directors approved a plan of disposition of the transit manufacturing segment. This decision was based upon management's review of market activities, business prospects, competitive bidding, evaluation of backlogs, economic value analysis, and opportunities for cost reduction, which indicated that the transit manufacturing business may not achieve acceptable profitability in the foreseeable future. As a result of this decision, a charge to discontinued operations of US$87.2 million (US$53.6 million after-tax) was recorded in the third quarter of 1993 to reflect the estimated loss on disposal of the transit manufacturing segment. During 1994 and 1996, based upon further analysis of the estimated loss to be incurred on the disposal, additional provisions of US$5.4 million (US$3.5 million after-tax) and US$8.1 million (US$5.0 million after-tax), respectively, were recorded.

           In November 1994, MCII Holdings sold the fixed assets and certain of the inventory of the transit manufacturing business for aggregate consideration of US$14.9 million, consisting of US$10.0 million in cash and a US$4.9 million note receivable. As part of the transaction, the purchaser agreed not to distribute parts for transit buses previously made by MCII Holdings for a period of five years. MCII Holdings retained all other assets and remaining liabilities of the transit manufacturing business, consisting primarily of accounts receivable, inventory, warranty reserves, and reserves for employee benefits.

           On November 4, 1993, the Board of Directors authorized an offer by MCII (the "MCIL Offer") to acquire the approximately 2.6 million common shares (31% of the total outstanding common shares) of MCIL that MCII did not own, at a price of C$16.00 per share. MCII subsequently agreed to make an additional payment of C$1.00 per share upon successful completion of the Merger. The MCIL Offer closed on February 18, 1994, with over 92% of the publicly held stock being tendered to MCII. MCII exercised its statutory right to purchase the remaining publicly held stock and now owns 100% of MCIL (collectively the "MCIL Acquisition"). The acquisition was accounted for as a purchase and all outstanding assets and liabilities of MCIL were recorded at their estimated fair market value on the date of the acquisition. The excess of the purchase price over the fair value of net assets acquired was US$11.9 million and is recorded as goodwill, which is being amortized over 40 years using the straight line method.

           On August 8, 1994, Grupo Dina acquired all of the issued and outstanding common stock of MCII for aggregate consideration of US$311.6 million. The transaction was effected through the exchange of 54.2 million Series L shares of Grupo Dina for 51% of the outstanding shares of MCII and US$164.0 million of the Debentures for the remaining 49% of the outstanding shares. The Merger was accounted for as a purchase and "push-down accounting" was applied, with the result that purchase accounting adjustments were reflected in the financial statements of MCII and its subsidiaries. Application of push-down accounting resulted in an adjustment of all outstanding assets and liabilities of MCII to their estimated fair market value on the date of the acquisition. The excess of the consideration paid by Grupo Dina over the estimated fair value of the assets acquired was US$236.1 million and is recorded as goodwill, which is being amortized over 40 years using the straight line method. The application of push down accounting has resulted in an increase in depreciation expense due to the step-up in basis of property, plant and equipment, and an increase in amortization expense due to the creation of the goodwill.

RESULTS OF OPERATIONS


SECOND QUARTER 1996 COMPARED TO SECOND QUARTER 1995

           General. Revenues for the quarter ended June 30, 1996 were US$177.8 million, an increase of 22.1% from US$145.6 million for 1995. The increase is due to increases in both the coach manufacturing and support segment and the replacement parts segment. The overall gross margin, defined as sales less cost of sales (exclusive of depreciation and amortization), as a percent of sales was 22.0% compared to 24.1% for the second quarter of 1995.

           Operating income was US$20.7 million in the second quarter of 1996 compared to US$17.8 million in 1995. The increase is primarily attributable to increased sales volume partially offset by the lower gross margin percentage, increased research and development expenses and depreciation and amortization expenses.

           Income from continuing operations was US$10.1 million, compared to US$8.1 million for the second quarter of 1995. Net income for the second quarter of 1996 was US$5.1 million and included an after-tax loss of US$5.0 million from discontinued operations which resulted from an adjustment to the estimated loss on the disposal of the transit manufacturing segment.

           Coach manufacturing and support. Coach manufacturing and support sales (excluding finance income) for the second quarter of 1996 increased 25.1% to US$137.2 million, reflecting sales of 416 new units (351 MCIs and 65 Viaggios), compared to US$109.7 million for the same period of 1995 which was driven by sales of 313 new units (295 MCIs and 18 Viaggios). In addition to the units sold, 55 units in 1996 and 59 units in 1995 were delivered to customers who have entered into operating leases with the Company and, as such, are not reflected in sales. Taking into account these units, new coach deliveries increased 26.6% from 372 to 471 units. The increase in unit deliveries is primarily due to increased deliveries to GLI, which received 130 units during the second quarter of 1996 compared to 62 units during the comparable period for 1995. Additionally, continuing customer acceptance has resulted in a large increase in deliveries of Viaggios following this product's introduction to the United States which occurred during the first half of 1995.

           In the second quarter of 1996, the gross margin percentage was 22.1% compared to 24.5% for the second quarter of 1995. The decrease in margin percentage reflects an increase in the volume of Viaggios sold, which sales produced a 12.7% margin for MCII, lower-margins realized on the resale of used units and sales of 75 lower-margin MC-12 units in the second quarter of 1996 compared to no such sales in 1995.

           Order backlog as of June 30, 1996 was 429 units, which included 96 units for GLI, compared to 280 units at June 30, 1995, which included 50 units for GLI.

           Replacement parts. Replacement parts revenues were US$40.6 million in the second quarter of 1996 compared to US$35.9 million in 1995. The 13.1% increase is primarily attributable to sales in the new diesel engine and school bus product lines, increased sales of remanufactured parts and sales promotion programs introduced in 1996. Gross margin percentage decreased to 21.7% in 1996 from 23.1% in 1995. The lower gross margins are primarily due to product mix, including remanufactured parts which have a lower margin, and promotional pricing.

           Depreciation and amortization. Depreciation and amortization expenses increased to US$4.4 million in the second quarter of 1996, an 18.9% increase over the US$3.7 million recorded in 1995. The increase is attributable to an increase in coaches held for lease and property, plant and equipment additions.

           Research and development. Research and development expenses increased to US$1.5 million, a 36% increase over the US$1.1 million recorded in 1995 reflecting increased expenditures for the new tour and charter coach model to be introduced in 1997.

           Selling, general and administrative expenses. Selling, general and administrative expenses remained relatively constant at US$13.4 million in the second quarter of 1996 compared to US$13.3 million in 1995. As a percentage of sales, selling, general and administrative expenses decreased to 7.6% from 9.2% in 1995.

           Interest expense. Interest expense was virtually unchanged at US$3.4 million in the second quarter of 1996 and US$3.5 million in the second quarter of 1995.

           Income taxes. MCII Holdings' effective income tax rates in the second quarter of 1996 and 1995, excluding non-deductible goodwill amortization, were comparable at 40.3% and 40.1% respectively.

FIRST HALF 1996 COMPARED TO FIRST HALF 1995

           General. Revenues for the six month period ended June 30, 1996 were US$319.8 million, an increase of 18.4% from US$270.0 million for 1995. The increase is due to increases in both the coach manufacturing and support segment and the replacement parts segment. The overall gross margin, defined as sales less cost of sales (exclusive of depreciation and amortization), as a percent of sales was 21.2% compared to 23.8% for the first six months of 1995.

           Operating income was US$28.8 million in the first six months of 1996 compared to US$28.4 million in 1995. The increase is primarily attributable to increased sales volume partially offset by the lower gross margin percentage, increased research and development expenses and depreciation and amortization expenses.

           Income from continuing operations was US$12.5 million, compared to US$12.4 million for the first six months of 1995. Net income for the first six months of 1996 was US$7.5 million and included an after-tax loss of US$5.0 million from discontinued operations which resulted from an adjustment to the estimated loss on the disposal of the transit manufacturing segment.

           Coach manufacturing and support. Coach manufacturing and support sales (excluding finance income) for the first six months of 1996 increased 19.8% to US$240.4 million, reflecting sales of 708 new units (609 MCIs and 99 Viaggios), compared to US$200.7 million for the same period of 1995 which was driven by sales of 580 new units (557 MCIs and 23 Viaggios). In addition to the units sold, 76 units in 1996 and 61 units in 1995 were delivered to customers who have entered into operating leases with the Company and, as such, are not reflected in sales. Taking into account these units, new coach deliveries increased 22.3% from 641 to 784 units. The increase in unit deliveries is primarily due to increased deliveries to GLI, which received 151 units during the first six months of 1996 compared to 62 units during the comparable period for 1995. Additionally, continuing customer acceptance has resulted in a large increase in deliveries of Viaggios following this product's introduction to the United States which occurred during the first half of 1995.

           In the first half of 1996, the gross margin percentage was 21.0% compared to 23.9% for the first half of 1995. The decrease in margin percentage reflects an increase in the volume of Viaggios sold, which sales produced a 10.5% margin for MCII, lower margins realized on the resale of used units and sales of 75 lower-margin MC-12 units in 1996 compared to no such sales in 1995.

           Replacement parts. Replacement parts revenues were US$79.4 million in the first half of 1996 compared to US$69.3 million in 1995. The 14.6% increase is primarily attributable to sales in the new diesel engine and school bus product lines, increased sales of remanufactured parts and sales promotion programs introduced in 1996. Gross margin percentage decreased to 21.7% in 1996 from 23.3% in 1995. The lower gross margins are primarily due to product mix, including remanufactured parts which have a lower margin, and promotional pricing.

           Depreciation and amortization. Depreciation and amortization expenses increased to US$8.6 million in the first half of 1996, a 22.9% increase over the US$7.0 million recorded in 1995. The increase is attributable to an increase in coaches held for lease and property, plant and equipment additions.

           Research and development. Research and development expenses increased to US$3.4 million, a US$2.0 million increase over the US$1.4 million recorded in 1995, reflecting increased expenditures for the new tour and charter coach model to be introduced in 1997.

           Selling, general and administrative expenses. Selling, general and administrative expenses remained relatively constant at US$28.4 million in the first half of 1996 compared to US$28.3 million in 1995. As a percentage of sales, selling, general and administrative expenses decreased to 9.0% from 10.6% in 1995.

           Interest expense. In the first half of 1996, interest expense increased slightly to US$6.7 million from US$6.4 million in 1995. The increase is primarily due to increased debt balances primarily to support higher levels of coaches held for lease.

           Income taxes. MCII Holdings' effective income tax rates in the first half of 1996 and 1995, excluding non-deductible goodwill amortization, were comparable at 40.7% and 40.6%, respectively.


1995 COMPARED TO 1994

           General. Revenues for 1995 were US$516.3 million, up 10.4% from US$467.5 million for 1994. The increase is primarily attributable to an increase in new and used coach sales. The overall gross margin, defined as sales less cost of sales (exclusive of depreciation and amortization) as a percent of sales, was 22.1% for 1995 compared to 23.4% for 1994.

           Operating income was US$38.3 million and US$34.7 million in 1995 and 1994, respectively. Excluding merger related expenses and the additional depreciation and amortization which resulted from the Merger, operating income would have been US$44.7 million in 1995 compared to US$48.7 million in 1994. On an adjusted basis, the overall operating margin declined from 10.4% in 1994 to 8.7% in 1995.

           Income from continuing operations was US$18.3 million, up 22.0% from US$15.0 million during 1994. Income from continuing operations in 1995 included an after-tax gain from the sale of an investment in GLI common stock of US$6.9 million while 1994 included expenses of US$8.6 million after tax related to the Merger. Excluding these items, income from continuing operations would have been US$11.4 million and US$23.6 million for 1995 and 1994, respectively.

           Coach manufacturing and support. Coach manufacturing and support sales (excluding finance income) were US$369.4 million reflecting 1,119 new units sold (of which 112 units were Grupo Dina's Viaggio model) in 1995 compared to US$328.9 million based on 1,059 new units sold (of which none were Viaggio models) in 1994. This increase in sales was due to an increase in the average sales price of new coaches and a change in the mix of units sold as higher-priced 45-foot models comprised a larger percentage of units sold while lower-priced GLI models comprised a smaller percentage. GLI purchased 282 units in 1994 compared to 111 units in 1995. Also, in 1995 50 units were delivered to GLI under intermediate-term leases and, as such, these units were not included in sales for 1995. Including these 50 units, total new coach deliveries in 1995 were 1,169 units compared to 1,059 units for 1994. Gross margins decreased to 21.6% in 1995 from 22.8% in 1994. The decrease in gross margin percentage resulted primarily from an increase in sales of lower-margin units. Grupo Dina manufactured Viaggio units, which only produced a 6.6% margin for MCII as the manufacturing profit accrues to the benefit of Grupo Dina.

           Replacement parts. Replacement parts revenues increased by 4.3% to US$140.5 million in 1995 from US$134.7 million in 1994. The introduction of a line of diesel engine parts and increased school bus parts sales and sales to GLI contributed to the increase in replacements parts revenues. The increase in school bus parts sales is primarily attributable to the April 1995 acquisition of a school bus parts distribution company. Gross margin as a percent of revenues decreased to 23.2% in 1995 from 24.9% in the preceding year. The reduction in gross margin percentage primarily resulted from higher distribution costs in 1995 compared to 1994 reflecting an increase in capacity to accommodate anticipated growth from diesel engine and school bus parts sales.

           Depreciation and amortization. Depreciation and amortization increased from US$9.1 million during 1994 to US$14.6 million during 1995. The increase is due to the depreciation and amortization related to the revaluation of fixed assets and recognition of goodwill, which occurred due to the Merger with Grupo Dina.

           Research and development expenses. For 1995 research and development expenses were US$2.9 million, or US$1.2 million higher than 1994. The increase is due to higher spending in 1995 for the development of a new "tour and charter" model which management expects to introduce in early 1997.

           Selling, general and administrative expenses. Selling, general and administrative expenses increased to US$60.4 million for 1995 from US$54.4 million for 1994. During 1995, MCII experienced increased payroll and consulting expenses as a result of the introduction of the diesel engine and school bus parts lines and implementation of a new information system for use in new coach manufacturing. However, as a percentage of revenues, selling, general and administrative expenses in 1995 were consistent with 1994 at 11.7% and 11.6%, respectively.

           Interest expense. Interest expense for 1995 was US$13.4 million compared to US$4.3 million in the preceding year. The increase is a result of additional borrowings outstanding and a higher average interest rate during 1995 compared to 1994.

           Other income. For 1995, other income increased primarily as a result of the US$10.5 million gain on sale of an investment in GLI common stock.

           Income taxes. MCII Holdings' effective combined income tax rates, excluding the effect of non-deductible goodwill amortization, merger related costs in 1994, a lower Canadian capital gains rate and the tax effect of a foreign dividend received, were 40.7% and 41.2% for 1995 and 1994, respectively.

1994 COMPARED TO 1993

           General. MCII Holdings' revenues in 1994 were US$467.5 million, up 17.2% from US$399.0 million in the prior year. Both segments of the Company contributed to this increase, with coach manufacturing posting the strongest gains primarily due to shipments of 162 more units in 1994 compared with 1993. The gross margin percentage remained relatively constant at 23.4% and 23.1% in 1994 and 1993, respectively.


           Operating income decreased to US$34.7 million in 1994 from US$45.4 million in 1993. Excluding the effects of the Merger (merger related expenses and additional depreciation and amortization) and the MCIL Acquisition, operating income improved by US$4.9 million in 1994, an increase of 10.8% compared to 1993. The adjusted operating margin fell slightly to 10.6% in 1994 from 11.4% in 1993.

           Income from continuing operations was US$15.0 million, down 43.6% from US$26.6 million in 1993. However, excluding the effects of the Merger and the MCIL Acquisition, income from continuing operations increased US$0.6 million compared to 1993. The improvement in income from continuing operations primarily reflects stronger operating results which is partially offset by higher interest expense in 1994 and a one-time tax benefit of US$1.3 million in 1993.

           Net income for 1994 was US$11.5 million, compared to a US$33.8 million loss in 1993. Net income in 1994 includes a US$3.5 million provision (after tax) for the additional estimated losses to be incurred on the disposal of MCII Holdings' transit business. The 1993 net loss includes a US$53.6 million charge recognized upon discontinuance of the transit manufacturing segment as well as transit manufacturing operating losses of US$6.8 million.

           Coach manufacturing and support. Coach manufacturing and support sales (excluding finance income) increased 22.8% to US$328.9 million based on 1,059 new units delivered in 1994 from US$267.9 million based on 897 units delivered in the prior year. The sales improvement reflects stronger volume in new coach sales to independent operators which also results in a favorable mix of models with higher sales prices primarily due to the lower percentage of lower-cost GLI units, and stronger used coach volume. Gross margins were 22.8% and 22.1% in 1994 and 1993, respectively. The improvement reflects lower 1993 margins primarily resulting from higher engineering costs incurred on production start-up for the 45-foot coach model and as a result of increased warranty expense in 1993 due to difficulties with a then new cooling system, while margins were improved in 1994 primarily due to efficiencies achieved through higher line rates, partially offset by lower margins in the used and custom coach segments.

           Replacement parts. Replacement parts revenue improved US$8.5 million, or 6.7%, to US$134.7 million in 1994 compared with US$126.2 million in 1993. The improvement in revenues reflects volume increases of 9% and 14% to transit customers and GLI, respectively. Gross margins decreased slightly to 24.9% from 25.4% in 1993.

           Depreciation and amortization. Depreciation and amortization increased to US$9.1 million during 1994 from US$4.5 million during 1993. The increase is principally due to depreciation and amortization related to the revaluation of fixed assets and recognition of goodwill, which occurred as a result of the MCIL Acquisition and the Merger.

           Selling, general and administrative expenses. Selling, general and administrative expenses increased by US$10.5 million or 23.9% in 1994 from US$43.9 million in 1993. The increase results from higher revenues and additional costs incurred as a stand-alone company for a full year in 1994 compared with only five months in 1993. When viewed as a percentage of revenues, selling, general and administrative expenses remained relatively constant at 11.6% and 11.0% in 1994 and 1993, respectively.

           Merger related expenses. In connection with the Merger in 1994, MCII Holdings incurred US$11.3 million of Merger related expenses for the cash settlement of all outstanding stock options and the acceleration of vesting on all unvested restricted stock (US$6.8 million) and for professional fees, printing, travel and other costs related to the transaction (US$4.5 million).

           Interest expense. Interest expense was US$4.3 million and US$1.5 million in 1994 and 1993, respectively. The increase in interest expense results primarily from higher average external debt during 1994. Prior to the initial public offering of MCII in August 1993, Dial provided funding for MCII Holdings' operations and capital expenditures, and such Dial advances were reflected in the financial statements on an interest-free basis. Subsequent to the initial public offering, MCII has utilized external financing to meet its cash needs.

           Income taxes. MCII Holdings' effective combined income tax rates, excluding the effect of non-deductible goodwill amortization and Merger-related costs, as well as a one time deferred tax benefit of US$1.3 million resulting from a 1% increase in the U.S. corporate tax rate in 1993, were 41.2% and 41.4% for 1994 and 1993, respectively.


SEASONALITY

           Generally, MCII Holdings' results of operations are somewhat seasonal, as quarterly sales and earnings in the intercity coach business have been stronger in the second quarter and weaker in the third quarter since operators have tended to request delivery just prior to their busiest travel season and not prior to non-peak seasons. In addition, MCII Holdings traditionally shuts down its plants in the third quarter for routine maintenance and employee vacations, thus reducing the number of production days in the quarter.

           The following table sets forth the condensed quarterly operating results of MCII Holdings. In the opinion of management, such quarterly information has been prepared on the same basis as MCII Holdings' annual audited consolidated financial statements and includes all adjustments consisting of normal recurring adjustments, necessary to present fairly the information for the periods when read in conjunction with the consolidated financial statements and notes thereto. The operating results for any one quarter are not necessarily indicative of the results to be achieved for a full year or any future quarter.



                                                     (In millions of Dollars)

                      Mar 31,   Jun 30,   Sep 30,    Dec 31,    Mar 31,  Jun 30,    Sep 30,   Dec 31,    Mar 31   Jun 30,
                       1994      1994     1994(a)     1994       1995     1995       1995     1995        1996     1996
                     --------  --------  --------  ---------  ---------  -------  ---------  ---------  --------  -------

Revenues               105.9    132.7      110.1      118.7      124.4   145.6       96.6     149.7      142.1    177.7

Operating Income        12.1     22.1       (2.3)       2.9       10.6    17.8        1.4       8.5        8.1     20.6

Income From
Continuing Operations    6.6     12.7       (4.1)      (0.1)       4.2     8.1       (1.8)      7.8        2.4     10.1

Discontinued
Operations                                  (3.5)                                                                  (5.0)

Net Income (Loss)        6.6     12.7       (7.6)      (0.1)       4.2     8.1       (1.8)      7.8        2.4      5.1



----------------------
   (a) The unaudited data for the quarter ended September 30, 1994 includes the recognition of Merger related expenses
        (US$11.3 million pre-tax).


LIQUIDITY AND CAPITAL RESOURCES

           MCII Holdings has historically relied primarily on internally generated funds, funds available through credit facilities, and, for the periods prior to August 1993, funds provided by Dial to finance its operations and capital expenditures. MCII Holdings' working capital requirements can vary greatly from period to period, depending on the volume of production, the timing of deliveries of coaches, and to a lesser extent, replacement parts, the payment terms offered to customers and the level of MCII Holdings' financing activities. However, MCII Holdings believes that its cash flows from operations and the availability of additional borrowings under credit facilities will be sufficient to satisfy its working capital and capital expenditure requirements for the foreseeable future.

           Cash flows used in operating activities were US$0.3 million and US$12.6 million for 1995 and 1994, respectively. Cash flows from operating activities were primarily impacted by changes in operating assets and liabilities which used cash of US$26.0 million and US$33.6 million over such periods respectively. The cash flows used for operating assets and liabilities were primarily affected by increases in inventories. In 1995, the increase in inventories was a result of product line expansion and an increase in used coach inventory. The product line expansion included diesel engine and school bus products in the parts segment and the Grupo Dina produced Viaggio in the new coach segment while the increase in used coaches was due to a greater mix of higher value (newer model) coaches. During the 1994 period, the increase was primarily related to an increase in parts inventories to improve customer service levels and an increase in coach manufacturing inventories due to higher line rates.

           Cash flows provided by or (used) in investing activities were US$7.2 million and US$(54.5) million for 1995 and 1994, respectively. In 1995, the cash provided by investing activities was principally due to realization of US$24.2 million through the disposition of assets of the discontinued operations, partially offset by US$12.6 million of capital expenditures. In 1994 investment activities were primarily the purchase of the remaining 31% of MCI Ltd., a net increase of US 37.8 million in coach financings, partially offset by a US$24.2 million reduction in the investment in discontinued operations.

           Cash flows provided by financing activities were US$16.7 million and US$68.2 million for 1995 and 1994, respectively. Cash flows provided during 1995 and 1994, were primarily related to the net additional borrowing on the long term credit facility to fund MCII Holdings' operating and investing cash flow needs and dividends to Grupo Dina.

           The long-term debt used by MCII in its operations is comprised of a bank credit facility and term notes payable. In October 1996, MCII established a new bank credit facility to replace its then existing bank credit facility. While such facility is unsecured, it is guaranteed by certain MCII subsidiaries and provides funding on a revolving basis through September 1999. The facility will be used to provide working capital financing, to issue standby letters of credit (up to US$35 million) and to fund other general corporate needs, including a US$30 million dividend to be paid to MCII Holdings, which will in turn pay dividends in the same amount to Grupo Dina (of which US$20 million had been paid as of the date of this Prospectus). The credit facility contains various covenants including, among others, minimum net worth, leverage and fixed charges coverage ratios. Furthermore, the new credit facility provides for various events of default including an event of default that would be triggered by the involuntary termination of certain executive officers of MCII Holdings and its subsidiaries. In November 1994, MCII issued term notes payable as private placement debt totaling US$125 million. While these notes are unsecured debt, they are guaranteed by certain MCII subsidiaries and contain various covenants, including, among others, limitations on dividend payments, investments, sales of assets, transactions with affiliates, and minimum net worth, leverage and current ratio requirements. Loan covenants of MCII result in constraints on dividends, loans and other cash flows that otherwise could be extended to the Company, thereby restricting the Company's ability to access funds from MCII.

           MCII's capital expenditures were US$3.9 million, US$12.6 million, US$6.8 million and US$5.5 million for the six months ended June 30, 1996, and the years ended December 31, 1995, 1994 and 1993, respectively. Although MCII did not have any material commitments for capital expenditures as of June 30, 1996, MCII expects to make capital expenditures at levels ranging from US$15 to US$25 million per year during the next three years. The increase over historical levels is for plant reengineering and systems, as well as machinery, tooling and production start up expenditures for the expected introduction of new coach models. Most of MCII's operations involve the assembly of components manufactured by others and, therefore, large capital expenditures associated with heavy manufacturing operations generally are not required in MCII's business.




RECENT DEVELOPMENTS

          The following discussion sets forth a summary of the Company's results of operations and financial position for the third quarter of 1996. In management's opinion, the data presented for such interim period contain all adjustments (which are of a normal recurring nature) to present fairly the results of operations and financial position of the Company at the end of the third quarter of 1996.


GRUPO DINA THIRD QUARTER 1996 RESULTS

          Net sales. Grupo Dina's consolidated net sales for the quarter ended September 30, 1996 totaled Ps 1,036.8 million compared to Ps 798.6 million for the same prior year period, a 29.8% increase. MCII's dollar-denominated sales accounted for approximately 79.0% of Grupo Dina's con-solidated sales during the third quarter of 1996.

          Gross profit margin. Grupo Dina's gross profit during the third quarter of 1996 was Ps 197.7 million, an increase of 66.8% compared to Ps 118.5 million during the same period the prior year. This increase is attributable to the increased volume of units sold in Mexico during the third quarter of 1996 which positively impacted fixed cost absorption. Grupo Dina's gross profit margin was 19.0% of total sales for the three months ended September 30, 1996, compared to 14.8% reported during the same period of 1995.

          Operating income (loss). During the third quarter of 1996, Grupo Dina's consolidated operating income was Ps 29.4 million, compared to an operating loss of Ps 90.0 million during the third quarter of 1995. Grupo Dina's Mexican operations reported operating losses of Ps 33.5 million and Ps
118.4 million during the third quarter of 1996 and 1995, respectively. This increase in operating income is attributable to the implementation of Grupo Dina's stringent cost reduction program which reduced selling, general and administrative expenses by 39.0% during the third quarter of 1996 compared to the same prior year period.

          Operating income for MCII during the third quarter of 1996 was Ps
64.9 million compared to Ps 1.0 million during the third quarter of 1995.
This increase is principally due to a 30.0% increase in revenues for the third quarter of 1996 compared to the same prior year period.

          Pretax income (loss). Grupo Dina reported pretax losses of Ps 2.7 million and Ps 135.0 million during the three months ended September 30, 1996 and September 30, 1995, respectively. This reduction in pretax loss is principally due to improved operating results during the third quarter of 1996 as compared to the third quarter of 1995.

          Net income (loss). Grupo Dina's net loss during the third quarter of 1996 was Ps 22.9 million, or Ps (0.09) per share, compared to a net loss of Ps 157.4 million, or Ps (0.61) per share, during the same prior year period. This reduction in net loss is attributable to improved operating results.

OPERATING HIGHLIGHTS

     TRUCKS

          Camiones sold 577 trucks during the third quarter of 1996 compared to 353 trucks during the third quarter of 1995. Grupo Dina exported 168 trucks and 133 trucks during the third quarters of 1996 and 1995, respectively. In the Mexican market, a total of 1,731 units were sold during the third quarter of 1996, resulting in a market share for Camiones of 23.6% compared to 1,028 total units sold during the third quarter of 1995 and a market share for Camiones of 21.4%. This increase in market share is attributable to the constant fluctuations in the Mexican truck market as a result of the market's small size.

          Order backlog at September 30, 1996 totaled 2,739 units, of which 567 units are for the export market.

     COACHES

          Autobuses sold 4 intercity coaches during the third quarter of 1996 compared to 2 intercity coaches for the same prior year period. Autobuses exported 74 and 63 intercity coaches to the United States through intercompany sales to MCII during the third quarter of 1996 and 1995, respectively.

          Since 1994, the Mexican market for intercity coaches has been depressed. During the third quarter of 1996 and 1995, a total of 68 units and 11 units, respectively, was sold in the Mexican market. Grupo Dina's share of the intercity coach market has decreased to 5.9% during the third quarter of 1996 compared to a market share of 18.2% in 1995. This reduction in market share is due to suppressed demand relating to the lack of orders from Grupo Dina's largest customer, Estrella Blanca.

          At September 30, 1996, order backlog for intercity coaches consisted of 60 units for the export market.

MCII

          MCII coach deliveries during the three months ended September 30, 1996 and September 30, 1995 were as follows:

                           Three months       Three months
                               ended             ended
                           September 30,     September 30,
                               1995               1996

      New Coach
      Deliveries:

      MCII Models               192               184

      Grupo Dina Models          46                74

      Total Deliveries          238               258

      Deliveries to              41                 9
      customers under
      operating leases

      Total Sales               197               249

BALANCE SHEET

          At September 30, 1996, Grupo Dina's peso denominated cash position increased to Ps 71.7 million from Ps 8.0 million at June 30, 1996. Advance receipts from customers for new orders and the collection of certain accounts receivable account for the improvement in Grupo Dina's cash position at September 30, 1996.


MANAGEMENT

          Jose Luis Olvera, Grupo Dina's Chief Financial Officer, has accepted an offer of employment from a U.S. finance group. Mr. Olvera will leave the Company in November 1996. For an interim period, Mr. William Hanna, current Vice President of Hausman Bus Sales, Inc., an indirect subsidiary of Grupo Dina, and Mr. Al Albram, current Treasurer of MCII, will jointly take on the responsibilities of Grupo Dina's chief financial officer.


                             THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


           Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuers will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 9:00 a.m., New York City time, on December 4, 1996; provided, however, that if the Issuers, in their sole discretion, have extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

           As of the date of this Prospectus, US$206,499,680 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about October 31, 1996, to all holders of Old Notes known to the Issuers. The Issuers' obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."

           The Issuers expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Issuers. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

           Old Notes tendered in the Exchange Offer must be in denominations of principal amount of US$1,000 and any integral multiple thereof or denominations of less than US$1,000 as provided under the Indenture.

           The Issuers expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer." The Issuers will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

           The tender to the Issuers of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Issuers will constitute a binding agreement between the tendering holder and the Issuers upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to IBJ Schroder Bank & Trust Company, as Exchange Agent, at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer
Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY
INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT
TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL
OR OLD NOTES SHOULD BE SENT TO THE ISSUERS.  FOR INSTRUCTIONS ON TENDERING
OLD NOTES HELD THROUGH POSITIONS AT CEDEL BANK OR EUROCLEAR, SEE "__ OLD NOTES HELD THROUGH CEDEL BANK OR EUROCLEAR."

           Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuers in their sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

           All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Issuers in their sole discretion, which determination shall be final and binding. The Issuers reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Issuers or their counsel, be unlawful. The Issuers also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuers shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuers shall determine. Neither the Issuers, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes, for exchange, nor shall any of them incur any liability for failure to give such notification.

           If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

           If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuers, proper evidence satisfactory to the Issuers of their authority to so act must be submitted.

           By tendering, each holder will represent to the Issuers that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Issuers that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuers, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

           Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuers will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Issuers shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

           For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. If the Exchange Offer is not consummated by December 30, 1996, the Old Notes will bear additional interest as described under "Description of the Notes -- Registration Rights."

           In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount that the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

           The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date.

OLD NOTES HELD THROUGH CEDEL BANK OR EUROCLEAR

         In case of Old Notes held through CEDEL Bank or Euroclear, holders of such Old Notes wishing to tender such Old Notes for exchange pursuant to the Exchange Offer must send instructions to CEDEL Bank or Euroclear, as the case may be, to block the Old Notes in such holder's account at CEDEL Bank or Euroclear. In addition, such holder of Old Notes must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal to IBJ Schroder Bank
& Trust Company, as Exchange Agent.

WITHDRAWAL RIGHTS

           Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

           For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

           Notwithstanding any other provision of the Exchange Offer, the Issuers shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:


                     (a) there shall be threatened, instituted or pending
            any action or proceeding before, or any injunction, order of decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuers to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Issuers might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of the Issuers, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

                     (b) there shall have occurred (i) any general
            suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Issuer to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or
            (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

                     (c) any change (or any development involving a
            prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuers and its subsidiaries taken as a whole that, in the reasonable judgment of the Issuers, is or may be adverse to the Issuers, or the Issuers shall have become aware of facts that, in the reasonable judgment of the Issuers, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the reasonable judgment of the Issuers in any case, and regardless of the circumstances (including any action by the Issuers) giving rise to any event described above, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

           The foregoing conditions are for the sole benefit of the Issuers and may be asserted by the Issuers regardless of the circumstances giving rise to any such condition or may be waived by the Issuers in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

           In addition, the Issuers will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus con-stitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

           IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Trans-mittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

               Delivery To: IBJ Schroder Bank & Trust Company

        By Mail:                        By Overnight Courier or Hand:

        P.O. Box 84                           One State Street
     Bowling Green Station                 New York, New York 10004
   New York, New York 10274-0084      Attention: Securities Processing
  Attention: Reorganization Dept.                  Window, SC-1

                               By Facsimile:

                               (212) 858-2611

                           For Information Call:

                               (212) 858-2103


           DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

           The Issuers will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

           The estimated cash expenses to be incurred in connection with the Exchange Offer and paid by the Issuers are estimated in the aggregate to be US$1,000,000.

TRANSFER TAXES

           Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

           Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register Old Notes under the Securities Act. See "Description of the Notes -- Registration Rights." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Issuers believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Issuers do not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Issuers, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Issuers currently do not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                           BUSINESS OF GRUPO DINA

GENERAL

           Grupo Dina is a holding company organized in 1989 in the United Mexican States as a limited liability company with variable capital (sociedad anonima de capital variable or S.A. de C.V.). It operates its businesses through four primary subsidiaries: Camiones, the truck operation, Autobuses, the Mexican coach operation, Comercializadora, the truck and coach sales and marketing operation, and MCII Holdings and its subsidiaries, the United States and Canadian coach operation.

           Grupo Dina and its subsidiaries (collectively, the "Company") operate in two principal business segments -- truck manufacturing and intercity coach manufacturing. The Company is one of the leading suppliers of medium-duty and heavy-duty trucks and tractor trailers in Mexico and of intercity coaches in North America. In 1994, approximately 28.1% of the Company's revenues resulted from sales of medium-duty trucks, 26.6% from heavy-duty trucks and 38.8% from the coach operations. In 1995, approximately 6.4% of the Company's revenues resulted from sales of medium-duty trucks, 16.8% from heavy-duty trucks and 82.2% from the coach operations.

           The truck segment assembles and markets class 5, 6, and 7 trucks (medium-duty trucks) and class 8 trucks (heavy-duty trucks). The technology, design and components of the trucks are principally purchased from third parties. In addition, the Company manufactures plastic components and distributes replacement parts for trucks and coaches.

           The coach segment manufactures, assembles and markets intercity coaches. Historically, its sales have been in Mexico, using designs and technology most of which have been purchased from third parties. In 1994, the coach segment expanded by entering the United States and Canadian coach markets through the acquisition of MCII. MCII Holdings' coach operation includes designing, manufacturing, assembling and marketing intercity coaches, as well as providing replacement parts for the intercity coach and transit bus markets. MCII Holdings represented 37.3% and 47.1% of the Company's consolidated assets at year-end 1994 and 1995, respectively, in each case as determined in accordance with Mexican GAAP. MCII Holdings represented 76% and 78% of the Company's consolidated revenues, and 141.5% and 99.4% of the Company's consolidated earnings, for the year ended December 31, 1995 and for the first half of 1996, respectively, in each case as determined in accordance with Mexican GAAP.

           Set forth below is an organizational chart for Grupo Dina and its direct subsidiaries with a net book value as of June 30, 1996 greater than 2% of the net book value of Grupo Dina, as well as the principal operating subsidiaries of MCII Holdings. The principal business segment of each subsidiary is described.


             CONSORCIO G GRUPO DINA, S.A. de C.V. and SUBSIDIARIES

                                     Consorcio G
                              Grupo Dina, S.A. de C.V.
                                   (holding company)
                              __________________________
                                     _____|_______________
                                     |     _______________|___________100%_
                             92.59%* |        MCII Holdings (USA), Inc.
    Dina Camiones, S.A. de C.V.      |            (holding company)
 (truck manufacturing and marketing) |                   31%
                 22%                 |     ________________________________
_____________________________________|                    |
                             99.99%  |     ___________________________100%_
    Dina Autobuses, S.A. de C.V.     |          Motor Coach Industries
 (coach manufacturing and marketing) |            International, Inc.
                20%                  |             (holding company)
_____________________________________|     ________________________________
                             99.99%  |                    |
       Dina Comercializadora,        |     ________________________________
          S.A. de C.V.               |     | Transportation Manufacturing
   Plasticos Automotrices Dina,      |     |       Operations, Inc.
          S.A. de C.V.               |     |    (holding company and
(truck and coach sales and marketing)|     |    corporate operations)
                19%                  |     |_______________________________
_____________________________________|     |       MCIL Holdings, Ltd.
                             99.99%  |     |  (Canadian coach manufacturing,
   Plasticos Automotrices Dina,      |     |  new coach sales and replacement
         S.A. de C.V.                |     |           parts sales)
(plastic manufacturing and marketing)|     |_______________________________
                 3%                  |     |  Motor Coach Industries, Inc
_____________________________________|     |   (U.S. coach manufacturing)
                                           |_______________________________
                                           |    Hausman Bus Sales, Inc.
                                           | (U.S. new and used coach sales)
                                           |________________________________
                                           |   Universal Coach Parts, Inc.
                                           |  (U.S. replacement parts sales)
                                           |________________________________

     *  Denotes percentage ownership by Grupo Dina.




HISTORICAL BACKGROUND

           The Company business traces its origins to the establishment of Diesel Nacional, S.A. ("Diesel Nacional") in 1951, which was formed by the Mexican government with minority ownership by Mexican and Italian private investors. Diesel Nacional manufactured trucks, tractor trailers and coaches. In 1988, the Mexican government, consistent with its policy of privatization of certain sectors of the Mexican economy, announced an auction for the sale of Diesel Nacional's businesses. On November 27, 1989, Grupo Dina, which was formed for the purpose of participating in the auction and acquiring the assets of Diesel Nacional, acquired majority ownership of its operating subsidiaries from Diesel Nacional. The total consideration paid by Grupo Dina was US$84 million.

           On August 8, 1994, Grupo Dina acquired MCII. MCII is the leading manufacturer of intercity coaches in the United States and Canada. MCII, through its Canadian subsidiary, began manufacturing intercity coaches and distributing replacement parts in Canada in 1932 and in the United States in 1963.

           Minority ownership reflected in the consolidated financial statements of the Company represents 7.4% of the capital stock of Camiones which is owned by Navistar.

           Capitalization of the Company reflects the manner in which it has accessed both debt and equity markets in the past. In November 1992, Grupo Dina issued the Eurobonds with a principal of US$150 million, the net proceeds of which were used for working capital and to prepay bank borrowings.

           In April 1993, Grupo Dina made an initial public offering of 33,966,810 no par common shares of which 10,190,043 shares were sold in Mexico and listed on the Mexican Stock Exchange and 23,776,767 shares in the form of ADSs were sold in the United States and other countries and listed on the NYSE. The net proceeds from the issuance of such shares, US$129.8 million, were utilized for plant and equipment.

           In August 1994, in conjunction with the acquisition of MCII, Grupo Dina issued no par Series L shares and Debentures. The Series L shares, which have limited voting rights, are listed on the Mexican Stock Exchange with the related ADSs listed on the NYSE. The Debentures, with a face value of US$163,993,000 and convertible into Series L ADSs, are also listed on the NYSE. The Series L ADSs and Debentures were issued in exchange for 51% and 49%, respectively, of the MCII Common Stock for an aggregate consideration of US$311.6 million.

           In November 1994, MCII issued term notes payable as private placement debt totaling US$125 million. These notes are unsecured debt and are due in annual installments beginning in November 1998 and extending through November 2002.


           On June 3, 1996, the Company completed its offer to exchange Eurobonds for Old Notes, pursuant to which US$206,499,680 aggregate principal amount of Old Notes were issued and exchanged for US$143,040,000 aggregate principal amount of Eurobonds. The Old Notes were exchanged at an aggregate principal amount equal to 1.417 times the principal amount of the Eurobonds. Concurrently with such exchange offer, the Company completed its solicitation of consents from the holders of the Eurobonds in connection with proposed amendments to the Eurobonds and the related fiscal agency agreement dated as of November 18, 1992 (the "Fiscal Agency Agreement") and a waiver to any defaults thereunder for the purpose of rescinding the obligations of certain guarantors and eliminating most of the restrictive covenants under the Fiscal Agency Agreement. Grupo Dina executed a supplemental fiscal agency agreement dated as of May 28, 1996 giving effect to such amendments and waiver. In connection with such exchange offer, Grupo Dina contributed its ownership interest in MCII to MCII Holdings, and MCII Holdings pledged such interest for the benefit of holders of Notes.


           Under an October 1996 agreement, MCII has an unsecured credit facility with a group of banks. Borrowings are available on a revolving basis for up to US$125 million through September 1999. The outstanding borrowings under such facility were used in part to repay borrowings under MCII's previous bank credit facility and to fund US$20 million in dividends to MCII Holdings, which has in turn paid dividends in the same amount to Grupo Dina.

BUSINESS STRATEGY OF GRUPO DINA

General

           Grupo Dina's principal business strategy is to capitalize on its strengths and its market position as one of the leading suppliers of medium-duty and heavy-duty trucks in the Combined Class 5, 6, 7 and 8 truck market in Mexico and as one of the most important suppliers of intercity coaches in the Mexican market. Grupo Dina believes that its strengths are its quality products, state of the art technology, brand name recognition, quality research and development capabilities, the high degree of automation at its production facilities, low cost base, nationwide and developing Latin American distribution networks, and access to the United States market through its MCII subsidiary. Grupo Dina faces significant competition from Mexican and other assemblers in the Class 7 and 8 truck markets and the intercity coach market, including competition from companies which may have substantial financial resources. To meet this competition, and in order to maintain a substantial market share, Grupo Dina is attempting to increase its manufacturing efficiency thereby lowering unit costs and has introduced new product models, improved product quality and incorporated state-of-the-art technology (particularly in the areas of emissions control and fuel efficiency) in its products. Grupo Dina believes that successful implementation of its business strategy will aid it in competing effectively both within and outside of Mexico.

           From time to time, Grupo Dina evaluates opportunities to expand its business both within and outside of Mexico. The Merger with MCII has created the largest intercity coach manufacturer in North America, offering economies of scale and strategic benefits to Grupo Dina. MCII Holdings' existing distribution network and service organization aids Grupo Dina in selling coaches in the United States and Canada. In addition, Grupo Dina coaches can be exported through MCII Holdings' nascent Far Eastern export activities. The merged operations are gradually reducing the cost of components, such as engines, axles, transmissions and other drive train components. In addition, fixed design and engineering expenses are being spread over a larger base of operations, and both companies are benefiting from technology transfers and improvement in manufacturing techniques. The combined companies plan to take strategic advantage of MCII Holdings' replacement parts business to achieve greater replacement part sales in Mexico and to secure volume discounts from vendors.

           Grupo Dina believes that, given prevailing economic conditions in Mexico, it must increase the availability of financing to its customers in order to maintain its competitive position in the medium-duty and heavy-duty truck and intercity coach markets. To this end, AF Dina has created a number of financing options at competitive rates for the customers of Grupo Dina. See "--Sales Financing."

           Because of the Mexican recession, Grupo Dina is directing its efforts at developing markets in Central and South America as well as in Europe and Asia. These efforts have resulted in an export volume of 754 trucks and 131 coaches in 1995, compared with 521 trucks and no coaches during the same period in 1994. Truck exports sales have been made to Chile, Colombia, Ecuador, Bolivia, Venezuela and El Salvador, and Grupo Dina was recently authorized by the Argentinean government to begin sales in Argentina and expand its sales from there to the other Mercosur countries. In the case of coaches, export sales have been made to the United States through MCII's sales force.

           Trucks

           There is a high correlation between truck sales and the state of the economy. The 1995 recession significantly reduced the demand for trucks in Mexico. Grupo Dina expects a slight economic recovery in 1996 and growth in the demand for medium-duty and heavy-duty trucks in Mexico beginning in 1997, given the need to replace aging fleets and to comply with government regulations.

           Since 1993 Grupo Dina has spent over Ps 117.4 million (US$15.5 million) to improve truck production efficiency and to reduce costs. Grupo Dina has expanded manufacturing capacity to enable consolidation of all production on a more efficient single shift configuration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Grupo Dina--Liquidity and Capital Resources." Given the current economic situation in Mexico, Grupo Dina only produced 1,599 medium-duty and heavy-duty truck units in 1995, compared to 10,761 units in 1994 and 10,029 units in 1993. The estimated plant capacity is 30,000 units per year using two full shifts per day. Under normal circumstances, and for the foreseeable future, Grupo Dina will only run one full shift per day.

           In recent years, Grupo Dina has increased its production efficiency through modification of its production line configuration and inventory management systems as well as through major changes in its union contracts, such as the removal of provisions linking production levels to the number of workers. Grupo Dina has also implemented a number of steps to increase its manufacturing efficiency so as to lower unit costs. These steps include the adoption of an advanced inventory system, enhanced automation of the manufacturing process and new training programs for manufacturing employees. In response to Mexico's current economic situation, Grupo Dina has cut its truck plant headcount by approximately 23%. See "--Grupo Dina's Truck Business--Manufacturing Operations."

           Grupo Dina has been seeking to increase its market penetration in the Mexican truck market using various strategies, which include expanding its product lines (including chassis for urban buses) by offering premium products and a variety of options, customizing its Class 8 trucks for large fleet operations, strengthening its distribution network through the establishment and training of new dealerships, and otherwise improving its marketing capabilities through an increase in its internal sales force and, in conjunction with AF Dina and other financial institutions, through an increase in the availability of financing for its customers, including certain operating lease programs.


           To date, only Mexican manufacturers have imported medium-duty and heavy-duty trucks into Mexico. Imports of used trucks are generally not permitted. In addition, Grupo Dina presently enjoys the benefit of a 10% tariff for the NAFTA countries (20% tariff for non-NAFTA countries) that is imposed by Mexico on truck imports. Grupo Dina has benefitted from protection from competition to the extent these restrictions have limited imports of trucks into Mexico. Grupo Dina anticipates that, as a result of NAFTA, it will gradually face increased competition from U.S. and Canadian truck suppliers, as tariff restrictions on new truck imports are eliminated over a ten-year period and non-tariff restrictions are eliminated over a five-year period. Grupo Dina also expects that, over time, NAFTA will result in gradual reductions in costs for parts and components used in the manufacture of its products, a substantial portion of which are imported from the United States. There is currently no program, nor is the Company's management aware of any negotiations, which would have the effect of reducing import tariffs relating to non-NAFTA countries. Over the long term, Grupo Dina expects the Mexican truck market to expand as a result of increased trade due to the implementation of NAFTA. Grupo Dina believes its strategy of increasing domestic production capacity, lowering unit costs, improving product quality and continuing technological and product innovation will position it to compete effectively with both existing competitors and potential new competitors in the medium-duty and heavy-duty truck markets. See "Risk Factors--Government Regulations and Environmental Matters" and "--North American Free Trade Agreement and Potential Competition" and "-- Regulation."

           Camiones has agreements with Navistar that allow Camiones to use Navistar technology and parts. Camiones has notified its distributors of its decision not to continue its relationship with Navistar. Camiones is in the process of obtaining alternative sources of parts and technology and/or developing its own technology as an alternative solution. See "Truck Segment--Production" and "Risk Factors--Termination of Navistar Contract."

           Truck Segment

           In 1993, Grupo Dina began exporting trucks to certain Latin American countries. Grupo Dina has increased exports to these countries from approximately 429 units in 1993, to 521 units in 1994 and 754 units for 1995. Grupo Dina believes that there are important export opportunities for certain of its truck models in Central and South America and the Caribbean and that there may be further export opportunities in Asia, Africa and elsewhere. Therefore, Grupo Dina its continuing its efforts to establish a dealer presence in these areas. An international sales group is responsible for developing Grupo Dina's truck export business.

           Sales of replacement parts for Grupo Dina trucks have increased from Ps 105.6 million in 1993, to Ps 205.8 in 1994, Ps 169.2 in 1995, and
Ps 88.5 for the six months ended June 30, 1996. Grupo Dina believes that opportunities exist for further increases in truck replacement parts sales.

           Coaches

           Grupo Dina's business strategy for increasing unit sales and market share in Mexico has been based on marketing two distinct lines of coaches: the more expensive European-style Paradiso and Viaggio model coaches for the executive and first class segments of the intercity coach market, and the less expensive U.S.-style Avante Plus and Dorado model coaches concentrated in the first-class segment of the intercity coach market. Grupo Dina broadened this strategy in April 1994 by introducing a new European-style coach, the Viaggio 850, for its entry into the economy class segment of the intercity coach market. In 1993, the economy class segment of the Mexican intercity coach market represented approximately 26% of the total Mexican intercity coach market. With the introduction of the Viaggio 850, Grupo Dina offers a complete line of coaches for all segments of the Mexican intercity coach market. Grupo Dina is also seeking to improve its market penetration through the launching of a sales effort designed to encourage new coach purchases by the smaller fleet operators and/or other independent coach operators which historically have purchased used coaches from the larger fleet operators.

           Grupo Dina invested a total of Ps 94.8 million (US$12.5 million) in 1993 and 1994 to increase coach production capacity, improve manufacturing efficiency and improve product quality. Grupo Dina now has the ability to accommodate the assembly of the Viaggio 850 model in its Mexican plant facilities and, consistent with its obligations under the Indenture, has the option to relocate to Mexico some of the coach assembly operations currently undertaken in the U.S. by MCII. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Grupo Dina-Liquidity and Capital Resources." Advanced technology used in Grupo Dina's coaches includes a Grupo Dina-built chassis, its own "torsilastic" advanced suspension system, which was co-designed with The B.F. Goodrich Company ("B.F. Goodrich"), and engines that meet current emission standards of the Mexican and U.S. governments.

           Grupo Dina believes that its coaches are competitive on a cost basis as compared to similar products produced by North American and other manufacturers. Accordingly, Grupo Dina anticipates that recent and planned reductions in restrictions on coach exports to NAFTA countries will create export opportunities. Together with MCII, Grupo Dina is the largest coach manufacturer in North America, with products that comply with Mexican, Canadian and United States legal requirements established under NAFTA.


           Because of the economic recession affecting the Mexican coach market, Grupo Dina has started an export program to penetrate the United States market with its Viaggio model, which meets all DOT standards and is very cost-competitive. Grupo Dina plans to base its United States market export program on MCII's sales network. Grupo Dina believes that there is a significant opportunity for export sales of its coaches in Central and South America, Asia and elsewhere. Development of an export business will require, among other things, establishment of a dealer and servicing presence in these new markets.



           Since 1994, the Mexican intercity coach industry has shrunk significantly due to the national economic crisis and the consolidation of the industry brought about by an aggressive acquisition strategy being pursued by the largest intercity coach operators. Grupo Dina expects that this market trend will continue during 1996 with a gradual recovery after 1997, due to the need to replace an aging fleet, increased use of such coaches by charter, sightseeing tour and shuttle operators, major corporations and other specialized users and the implementation in late 1994 of new Mexican emissions, length and weight regulations for coaches. Even assuming such a recovery, as outlined above, Grupo Dina will continue to expand its export efforts to the U.S. and other markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Grupo Dina."

           Sales Financing


           Grupo Dina believes that its competitive position in the medium-duty and heavy-duty truck and intercity coach markets will be enhanced by increasing the availability of financing to its customers. To this end, Grupo Dina has been working with several United States investment banking firms and Mexican development banks, as well as with AF Dina, to provide specialized financing for Grupo Dina's truck and coach sales. The financing of Grupo Dina trucks and coaches by AF Dina has been, and is expected to continue to be, on customary "arms' length" commercial terms comparable to those offered by other financial institutions. See "Certain Transactions."

           For the years ended December 31, 1993 and 1994, AF Dina provided US$44.3 million and US$72.3 million, respectively, in financing for the sales of Grupo Dina trucks, and US$45.8 million and US$33.2 million, respectively, for the sales of Grupo Dina coaches. In 1995, AF Dina did not provide any financing for either the sales of Grupo Dina trucks or for the sales of Grupo Dina coaches.

           As AF Dina developed its business in 1993, Grupo Dina guaranteed certain AF Dina borrowings. For this support, AF Dina pays Grupo Dina an annual fee ranging from 1.25% to 1.75% of the borrowings guaranteed, depending upon the amount so guaranteed. At June 30, 1996, Grupo Dina has extended loan guarantees for funding provided to AF Dina by one Mexican bank of approximately Ps 20 million.

           As of July 31, 1996, Grupo Dina owned 92.89% of the equity of AF Dina. Although the maximum ownership in finance companies by non-financial companies permitted under Mexican law is 10%, Grupo Dina has obtained authorization from the corresponding Mexican authorities to maintain equity ownership levels in excess of the legal limit for six months from July 31, 1996. During such interim period, Grupo Dina will endeavor to complete a transaction whereby MCI Acceptance Corporation, an indirect subsidiary of MCII Holdings, will acquire the shares of AF Dina owned by Grupo Dina. In the event that such transaction is not completed in such time period, Grupo Dina will be required to reduce its equity ownership level in AF Dina to no more than 10%. "See Management's Discussion and Analysis of Financial Condition and Results of Operations of Grupo Dina -- Liquidity and Capital Resources" and "Certain Transactions."

BUSINESS SEGMENTS

           The following table provides the total unit sales of trucks and coaches in Mexico and the Company's share of those sales for the periods indicated:


                                                                                       Six Months Ended
                                                    Year Ended December 31,                 June 30,
                                            1993             1994          1995               1996

TRUCKS (CLASSES 5 THROUGH 8)

Company.........................          10,936             9,942(6)     1,766(6)            604   (6)
Total Mexican industry..........          28,277(1)         28,341(2)     5,219             2,968
Company market share............              39%               35%          34%               20%

INTERCITY COACHES

Company(3)......................           1,818               297(4)        21(7)             16(7)
Total Mexican industry(5).......           4,318             2,040(8)       174               171
Company market share............              %                 15%          12%               11%

TRANSIT BUSES

Company.........................              --                77           34                --
Total Mexican industry..........              --               258           59                32
Company market share............              --                30%          58%                0%


(1) Includes 1,788 gasoline powered Class 7 trucks produced by Chrysler Corporation ("Chrysler"). The Company's share of the diesel powered segment of the truck market in 1993 was 42%.

(2) Includes 1,413 gasoline powered Class 7 trucks produced by Chrysler. The Company's share of the diesel powered segment of the truck market in 1994 was 37%.

(3) Dina introduced its chassis-based Paradiso model in June 1992, its chassis-based Viaggio 1000 model in June 1993 and its chassis-based Viaggio 850 in April 1994.

(4) This figure does not include sales of 77 transit buses first introduced in November 1994.

(5)    Includes executive, first-class and economy service coaches.

(6) This figure does not include export sales of 521 trucks in 1994 and 754 in 1995 and 51 in 1996.

(7) This figure does not include export sales of 2 coaches and intercompany sales to MCII of 129 coaches in 1995.

(8) This figure does not include sales of 77 transit buses of Dina and 181 Masa coaches.

Source: Asociacion Mexicana de la Industria Automotriz (Mexican Automotive Industry Association or "AMIA") for 1992 and Asociacion Nacional de Productores de Autobuses, Camiones y Tractocamiones (National Association of Coach, Truck and Tractortrailer Producers or "APsACT") for 1993 and 1994.



           Although exact market statistics are not available, based on the data that is available, management believes that, with the acquisition of MCII, the Company leads the intercity coach market in the United States and Canada with a market share in excess of 50% and that it is the largest distributor of replacement parts to the intercity coach and transit bus industries in the United States and Canada.

           Truck Segment

           MARKET. Trucks are the principal method of transporting freight in Mexico. Truck transport is more important in Mexico than in some other countries due to the lack of a well-developed, modern rail system or significant domestic seaborne shipping. In addition, a substantial number of medium-duty truck chassis are fitted with bus-type bodies and used in urban transit systems.

           In the industry, trucks are classified according to established weight categories. There are eight principal classifications, Class 1 to Class 8, with each classification indicating an increased gross vehicle weight. Of the truck classifications which Camiones sells, classes 5, 6 and 7 trucks are considered medium-duty trucks, while Class 8 trucks are considered heavy-duty.


           Camiones' truck sales are predominantly in Mexico. However, in 1993, Camiones started exporting trucks to other Latin American countries where management believes important opportunities exist for certain of its truck models. Due to the economic crisis in Mexico, there has been a significant decline in the demand for medium-duty and heavy-duty trucks. In response to this crisis, the Company's strategy has been to focus its efforts on exporting trucks outside of the Mexican market. Export sales have largely been made to Central and South America. Additional efforts have been made to export to Africa, Asia and Europe. Even if the Mexican economy were to improve, Grupo Dina expects to continue its strategy of developing export opportunities throughout the world, as management foresees this as a basic necessity for the future growth and development of the Company's financial position. An example of Grupo Dina's progress with respect to this strategy is the authorization granted to the Company by the Argentinean government, by which the Company can start operations in that country with the ability to expand its operations from there to the rest of the Mercosur countries. In addition, a distribution contract with Saudi Arabia has been executed as part of this growth strategy with similar efforts being made in other European and Asian countries.

           Another market segment is that of truck replacement parts. Since trucks in Mexico generally are driven to the end of their useful life, management believes there is a significant market for truck replacement parts in Mexico.


           PRODUCTS. Camiones manufactures trucks in classes 5 through 8 of the medium and heavy-duty truck market under the brand names "DINA" in Mexico and "DIMEX" outside of Mexico. The names "DINA" and "DIMEX" are registered trademarks of Camiones. Approximately 70% of the trucks sold in 1995 and the first half of the 1996 were built using Navistar design and technology and the remaining 30% of the trucks were built using proprietary technology and design. In 1994, approximately 80% of the trucks sold were built using Navistar design and technology, with the remaining 20% of trucks built using proprietary technology and design. See "-- Production."


           Camiones' trucks are assembled using a range of components and specialized bodies and are thus capable of being highly customized. Engines, transmissions, axles, and a substantial percentage of other components are selected according to customer specifications, with United States-designated components being the clear preference of Mexican truck operators in the Class 5, 6, 7 and 8 markets. Camiones provides a limited use warranty for all of its trucks and currently provides the longest warranty available in the Mexican market. Warranties on engines are provided by suppliers.

           CUSTOMERS. The customer base for medium and heavy-duty trucks in Mexico is composed of private fleet owners, common carriers (which provide freight services to the public), urban transit operators (which use trucks with passenger bodies for urban bus services), governmental entities and others. Of class 8 trucks, over 60% are sold to common carriers who are typically members of the Camara Nacional de Carga, the national association of common carriers ("Canacar"). Canacar negotiates purchases on behalf of its members to achieve the most favorable terms.

           Camiones' base of truck customers is reflected in 1995 truck sales of approximately 50% to private fleet companies and 50% to common carriers, urban transit operators, governmental entities and others.


           COMPETITION. During 1995, Camiones primarily competed against four other major companies in Mexico --the Mexican subsidiary of Daimler Benz A.G. of Germany ("Mercedes Benz"), Chrysler Corporation, Ford Motor Company and Kenworth which markets class 8 trucks. Camiones' 1994 market share of 35% represents a slight decline from 39% for 1993 and 1992. As of December 31, 1995, Camiones' market share stood at 34%. Grupo Dina believes that this market share statistic is not an accurate reflection of the market given the low level of total truck sales as well as the lack of consistency in sales in 1995. The bases for competition in the medium-duty truck market are principally sale price and parts availability.

           As a result of the implementation of the North American Free Trade Agreement ("NAFTA") on January 1, 1994, the Company expects that it will gradually face increased competition from United States and Canadian truck suppliers as restrictions on new truck imports are eliminated over a five-year period, which commenced in 1994, and restrictions on used truck imports are eliminated over a ten-year period, which will commence in 2009. Through 1994, independent parties could import up to 15% of the Mexican truck production by class. However, such percentage increased to 20% in 1996 and is scheduled to increase to 30% in 1997. Commencing in 1999, such import limitation is scheduled to be eliminated. Management expects that, over time, NAFTA will generally result in gradual reductions in costs for parts and components used in the manufacture of its products. In addition, management expects the Mexican truck market to expand as a result of increased trade subsequent to the implementation of NAFTA. Management believes its strategy of increasing domestic production capacity, lowering unit costs, improving product quality and continuing technological and product innovation will position it to compete effectively with existing competitors and potential new entrants in the medium and heavy-duty truck markets.

           DISTRIBUTION. Trucks are currently sold primarily through independent distributors. As of June 30, 1996, the 28 largest distributors accounted for approximately 95.8% of net sales of trucks. As of June 30, 1996, Camiones' distributor network was composed of 39 independent distributors and branches who, under agreement, are dedicated exclusively to Dina truck sales, and who also sell replacement parts and provide maintenance and repair service. While fleet sales are negotiated directly by Camiones, such sales are booked through the distributors in order to register warranties and provide better aftermarket service. For more details about relationships with dealers, see "Production." While the Company has entered into preliminary discussions with certain distributors and will begin in the near future to consider revising its exclusivity agreements with such distributors, Camiones maintains good relations with its distributors and actively supports their marketing, training, service and sales efforts. The Company owns minority interests in certain of its distributors.

           PRODUCTION. Upon the purchase of the truck operations from the government in 1989, the management of Grupo Dina decided to exit the major component manufacturing business, which included capital-intensive machining operations, and focus instead on developing efficient assembly capabilities. Camiones assembles the trucks at its plant in Ciudad Sahagun, Mexico, using parts and components purchased from various suppliers. Of the eight principal classifications for trucks, Camiones manufactures trucks in Class 5 (16,001-19,500 lbs. GVW), Class 6 (19,501-26,000 lbs. GVW), Class 7
(26,001-33,000 lbs. GVW) and Class 8 (over 33,000 lbs. GVW). Class 5, 6 and 7 trucks are considered to be medium-duty trucks, while Class 8 trucks, which are characterized primarily by "cabs" consisting of a separate engine and drive compartment section to which trailers are attached, are considered heavy-duty trucks.

           Camiones assembles trucks of its own design, which currently represent 20% of its product line and also has agreements with Navistar that allow Camiones to assemble and sell trucks in Mexico using Navistar technology and parts. Pursuant to several agreements with Navistar, Camiones has the right to assemble and sell current year models of the 9400 tractor truck and the QSP Series of medium-duty trucks, as well as to install Navistar medium-duty diesel engines, using technical information supplied by Navistar. Camiones must pay fees to Navistar under these agreements based on a percentage of net sales, by Camiones, of the corresponding product, net of purchases of components by Camiones from Navistar.

           With the exception of the spare parts supply contract for the truck division which will continue for ten more years, the components and technology supply contracts with Navistar will expire as of March 1998. Accordingly, Grupo Dina is in the process of negotiating an agreement with a manufacturer of standard engines to replace its current product offerings. In addition, Grupo Dina has decided to develop its own technology in the area of cabin assembly. Management estimates that development of its own cabin assembly technology will cost approximately US$30 million. Camiones has notified its distributors of its decision not to continue its relationship with Navistar. The transition to alternate technology will entail additional capital expenditures and may result in production disruption. See "Risk Factors -- Expiration of Navistar Contract."

           Following the decision to not continue the relationship with Navistar, two former employees of Grupo Dina became employed by Navistar's Mexican subsidiary in strategic positions. Grupo Dina has brought legal action against these individuals asserting various claims, including infringement of intellectual property rights.

           In addition, Navistar is a minority shareholder in Camiones and currently holds approximately 7.4% of the capital stock of Camiones. Pursuant to a shareholders' agreement (the "Camiones Shareholders' Agreement") between Navistar and Camiones, Navistar has the right to appoint a member of the board of directors of Camiones and one member of the executive committee of the board of directors. The Camiones Shareholders' Agreement imposes restrictions on the transfer of the common shares of Camiones, and Navistar and Camiones each hold a right of first refusal with respect to any transfers of such shares by the other party. Although Grupo Dina and Navistar have in the past held discussions concerning possible transactions involving Camiones, including a possible purchase of Camiones by Navistar, no such discussions are being pursued at this time.


           Dina trucks are assembled using a wide range of components and bodies. Engines, transmissions and axles, as well as a substantial percentage of other components, are supplied by, or by Mexican affiliates of, United States manufacturers such as Detroit Diesel Corporation, Cummins Engine Company, Fuller Manufacturing Co., Dana Corp., Eaton Corp. and Rockwell International Corporation. United States-designed components are the clear preference of Mexican truck operators in the Class 5, 6, 7 and 8 markets. Other than Navistar, Camiones is not materially dependent on any single supplier. Management does not foresee any material shortages of raw materials or energy sources. Notwithstanding the expiration of the Navistar contract, as of June 30, 1996, Grupo Dina had strengthened its relationship with 46 concessionaries to sell new units, replacement parts and provide maintenance services through 54 distribution centers pursuant to exclusivity contracts that run through the year 2000.

           Coach Segment

           The coach industry is comprised of coaches designed for passenger travel between cities, "intercity coaches," and for passenger transportation within urban areas, "transit buses." Due to the distinct nature of the two geographic markets in which the Company operates, namely, Mexico and the United States/Canada, the operations of Autobuses are discussed below and the operations of MCII Holdings are discussed in "Business of MCII Holdings," below.

           The Company's Mexican coach subsidiary, Autobuses, is a leading producer of intercity coaches in Mexico and, in October 1994, entered the transit bus market.

           MARKET. Over 90% of passenger travel from city to city in Mexico is by intercity coach. Coaches are an integral part of the transportation system in Mexico given the nation's under-developed railway system and the high cost of air travel. Intercity coaches sold in the Mexican market in 1992, 1993, 1994 and 1995 were 3,809, 4,318, 2,040 and 174, respectively, of which Autobuses sold 31%, 42%, 15% and 12%, respectively. As of June 30, 1996, 171 intercity coaches were sold in the Mexican market of which Autobuses sold 16, or 9% of the total Mexican market. In addition, in 1995, Grupo Dina exported to MCII in the United States 129 coaches as well as 2 coaches to buyers in South America. Autobuses exported 128 coaches during the first half of 1996.

           Prior to 1990, bus fares in the Mexican intercity coach market were controlled by the government which resulted in mostly economy-class service, which has more stops and fewer coach amenities. In 1990, the Mexican government discontinued the regulation of bus fares, resulting in the development of two new classes of service, executive and first class, which have more direct routes and greater amenities. Autobuses provides coaches for all three classes of service. The intercity coach industry in Mexico has been subject to significant cyclical volatility. Industry cycles are influenced by overall levels of economic activity, by interest rates and by government actions which may have both short-term and long-term effects on demand.

           PRODUCTS. Autobuses produces for the Mexican coach market coaches under the brand names Avante Plus, Dorado, Paradiso and Viaggio. The Avante Plus and Dorado, which names are trademarks of Autobuses, are integral-frame models and are produced primarily to meet the demands of the first-class coach market. The Paradiso and Viaggio, which names are trademarks of Marcopolo S.A. -- Carrocerias e Omnibus ("Marcopolo") of Brazil used under license by Autobuses, are chassis-construction models and serve primarily the needs of the executive and first class markets. In April 1994, Autobuses introduced a new model, the Viaggio (Viaggio 850), targeted at the economy coach market.

           In 1994 and 1995, sales of units designed by Autobuses (Avante Plus and Dorado models) comprised approximately 10% and 0% of Autobuses' Mexican coach sales, respectively, with a unit sales price exceeding Ps 830,076. During the same periods, sales of units using Marcopolo technology (the Paradiso and Viaggio models) comprised approximately 90% and 100% of Mexican coach sales, respectively, with a unit sales price exceeding Ps 1,064,200. In November 1994, approval was received from the U.S. Department of Transportation (the "DOT") for the export of the Viaggio 1000 model intercity coach to the United States. During 1995 and for the first half of 1996, exports of these units were 129 and 128, respectively.

           Autobuses' coaches can be tailored to directly meet the needs of the customer through a wide array of seating options and amenities. The coaches have a reputation for high quality and durability in the industry. The limited use warranty provided for all of its coaches is currently for one year or 200,000 kilometers, whichever occurs first. Warranties on engines are provided by suppliers.


           In October 1994, Autobuses entered into the transit bus market segment with the introduction of its new line of integral-frame transit buses, the Citus and Quadro. As of December 31, 1995, sales of the Citus and Quadro comprised approximately 34 units with a unit sales price exceeding Ps 308,618. As a result, Autobuses now has a presence in all the segments of the coach and bus markets in Mexico. However, due to the economic crises, management has decided to suspend temporarily the production of the integral urban buses because of its high production cost. In the meantime, Autobuses is looking for alternatives to produce these integral buses with a less expensive production cost. To satisfy the urban bus market, Grupo Dina, through Camiones, will continue manufacturing its chassis for the urban transportation market in which Camiones is a leader.

           CUSTOMERS. The customer base for intercity coaches is centralized in a handful of dominant fleet operators. Principal operators include Estrella Blanca, Tres Estrellas, Mexico Pachuca and to a much lesser extent Grupo Toluca, Flecha Amarilla and Autobuses de Oriente. These seven groups are the largest intercity coach operators in Mexico and currently represent approximately 60% of the Mexican coach fleet. The remaining customer base is represented by several smaller operating groups and many individual customers.

           Autobuses' customer base is equally concentrated. For 1992 and 1993, Tres Estrellas, a related party to Autobuses during 1992 and Estrella Blanca, which acquired Tres Estrellas in 1993, accounted for approximately 74% of consolidated net coach sales in 1992 and 70% in 1993. In 1994, these two entities accounted for approximately 10% of consolidated net coach sales. No sales were made to these companies in 1995 due to the reduction in demand for intercity coach transportation, the consolidation of the fleets of Tres Estrellas and Estrella Blanca and because Tres Estrellas was on strike for almost all of 1995. In 1996, Estrella Blanca and Tres Estrellas entered into agreements with Grupo Dina whereby certain accounts receivable were restructured. See "Management's Discussion and Analysis of the Financial Condition and Results of Operations of Grupo Dina -- Liquidity and Capital Resources."

           COMPETITION. During 1995, Autobuses competed against four other major companies --Mercedes Benz, Mexicana de Autobuses (MASA), Trailers de Monterrey (TRAMOSA), and Omnibus Integrales. Autobuses' market share of 12% in 1995 represents a decline from the 15%, 42% and 31% for 1994, 1993 and 1992, respectively. This decline reflects a decrease in orders received from Estrella Blanca and Tres Estrellas, as well as a general contraction in the coach operator market due to the economic downturn which began in 1994. During the 1988-1990 period, Autobuses' market share in the intercity coach market averaged 71.8%. In 1991 and 1992, market share decreased to 39% and 31%, respectively, as competitors entered the market for the first time and as Autobuses shut down coach operations for three months to install a new production line.

           The bases for competition in the intercity coach market are original sales price, parts availability, and United States-manufactured componentry. Autobuses believes it enjoys a competitive position due to its domestic production facilities, its United States-designed components, the ability to tailor bodies to customer specifications by offering a wide array of seating options and other amenities, the well-established Dina brand names and nationwide replacement parts availability.

           As a result of the implementation of NAFTA on January 1, 1994, tariff restrictions on new coach imports will be eliminated over a ten-year period and non-tariff restrictions on new chassis-based coach imports will be eliminated over a five-year period, such periods having begun in 1994. Restrictions on used coach imports are scheduled to be eliminated over a ten-year period starting in 2009. Management expects that, over time, NAFTA will generally result in greater competition, but it may also have the effect of gradually reducing costs for United States parts and components used in the manufacture of Grupo Dina products.

           DISTRIBUTION. Coaches and transit buses are currently sold by Autobuses without the use of distributors.

           PRODUCTION. Autobuses uses two basic types of coach construction, integral frame and chassis-based. Integral-frame coaches combine both the powertrain and the body as a single unit. Chassis-based coaches contain a separate platform (i.e., frame, engine, transmission, axles, suspension and wheels) to which a customized body is added. The body of a chassis-based coach can be tailored to customer length, width and height specifications.

           The technology used in the chassis and suspension system of Autobuses' chassis and integral-frame models has been designed or co-designed by Autobuses. However, strategic alliances and purchased technology have become increasingly important in the Mexican coach operation. During 1992, Autobuses contracted with Marcopolo for technology with respect to the assembly and mounting of Marcopolo's European-style coach bodies, for technical training and access to all future Marcopolo models. Under the agreement with Marcopolo, Autobuses has the exclusive right in Mexico to assemble and sell coaches with Marcopolo bodies, while Autobuses has granted Marcopolo an exclusive right in Brazil to sell coaches using the Dina chassis. Also, under the agreement with Marcopolo, Autobuses purchases the components for Marcopolo bodies necessary to assemble and mount the bodies on chassis. Further, Autobuses has the non-exclusive right to sell the Marcopolo bodies in other North, Central and South American countries other than Mexico. Autobuses must pay Marcopolo royalties based on the value of the parts and components of the bodies it imports. Such agreement will expire by its terms in 2001, but may be extended upon mutual agreement of the parties. In addition to the Marcopolo bodies, Autobuses uses several suppliers, primarily in the United States, for materials, components and other parts. Purchases from these suppliers provide substantially all of Autobuses' requirements for diesel engines, transmissions, suspensions, axles, brakes, electronic components, glass parts and most components for bodies.

           In addition, in 1994, Autobuses entered into a contract with Navistar to purchase its Navistar New Generation Diesel, EPA '94 engine for urban transportation for use with the Company's new line of transit buses. This contract expires March 1997 and can be extended for an additional three years by the parties. Based on this contract, management believes Autobuses complies with the standards set by both the Ministry of the Environment, Natural Resources and Fisheries (the "Ministry of the Environment") in Mexico and the Environmental Protection Agency in the United States.

           By focusing the business on assembling from purchased parts, Autobuses does not have the large investment in plant and equipment required of a heavy manufacturing operation. The level of manufacturing integration has been managed to improve access to the lowest cost sources of material, parts and components and to reduce inventory carrying requirements. Autobuses is not materially dependent on any single supplier other than Marcopolo. Management does not foresee any material shortages of raw materials or energy sources.

RESEARCH AND DEVELOPMENT

           The Company maintains in-house research and development capabilities to develop technology on its own and in conjunction with others and also obtains technology from third parties.


           Grupo Dina has a trust arrangement with Banca Cremi, S.A., as trustee, to earmark deductible funds for research and development of technology. Grupo Dina is authorized to make use of these funds for specific purposes, and the fund may be increased by future contributions in accordance with the provisions of the contract, or by interest, dividends and capital gains earned by the fund. The fund was established in 1990 and no subsequent cash contributions were made. During 1993, Ps 20.6 million was used for research and development and is included in expenses. There were no expenditures for research and development in 1992, 1994 and 1995. However, these funds will be used for developing new technology alternatives.

TRADEMARKS AND PATENTS

           Grupo Dina has registered certain trademarks, including the names DINA, DIMEX, Citus, Quadro and the names of its Avante, Avante Plus and Dorado coach models. The names of its Paradiso and Viaggio coach models are registered trademarks of Marcopolo which are used under license from Marcopolo. The Company has received approval for patents covering its "torsilastic" advanced suspension system for coaches, its MTC brand of truck suspensions and various components used in trucks and coaches. The Company operates under licenses for numerous patents relating to its products and their manufacture held by third parties and pays royalties under these licenses. While many of these patents are considered to be important to particular products, no particular patent or group of related patents is considered by the Company to be essential to its business as a whole.

EMPLOYEES

           As of December 31, 1994 and 1995, the Company had 6,307 and 5,388 employees, respectively. As of June 30, 1996, the Company had 5,237 employees, the change from year end 1995 is mainly due to a decrease in Grupo Dina employees during the first half of 1996. The decrease in employees during 1995 reflects one of the measures taken by the Company in response to the economic downturn in Mexico, as the Company announced in December 1994 a reduction in office and plant personnel in Mexico of approximately 38%. In January 1996, the Company laid off 150 employees from Camiones. On May 27, 1996, Grupo Dina filed for an arbitration procedure before the labor authorities requesting, after completion of the arbitration procedure, to lay-off 250 union workers from Camiones.

           Approximately 1,500 Mexican employees are represented by the Independent Union of Workers in the Automotive and Related Industries (the "Automotive Workers Union"), which entered into new, more flexible collective bargaining agreements with each of the Company's Mexican operating subsidiaries in February 1992. In accordance with Mexican law, the salary provisions of these agreements are renegotiated every year and the benefits provisions every two years. The salary and benefits provisions were renegotiated in February 1994. The Company experienced a labor strike in Mexico in early 1992 and in February 1994 which resulted in a loss of one day's production in each case. These strikes were resolved when the Company entered into collective bargaining agreements with the Automotive Workers Union. Supervisory personnel at the Company's manufacturing plants are no longer covered by the union agreements.

           During February 1995, the Company entered into negotiations with its unions in Mexico to review the wage component of the contract. On February 6, 1995, the Company announced it had reached an agreement with the labor union. The negotiations included a general increase in union salaries of 7% plus 3% for productivity. In addition, both parties agreed to a temporary shut-down of the plants for an initial duration of 60 working days, which was extended until December 14, 1995, based on consumption of existing inventories and the improvement of the economic situation in Mexico.

           Grupo Dina, following its cost reduction strategy, has filed for new collective bargaining agreements for both Autobuses and Camiones in order to do so before the Automotive Workers Union files for new salary increases and because of various other considerations. As a result of these efforts, the prior collective bargaining agreement, which was to expire on February 7, 1996, was extended for two additional years.

           This cost reduction strategy basically seeks the reduction of operation costs by increasing manpower and energy efficiency and thereby improve the manufacturing process.

ENVIRONMENTAL MATTERS

           The operations and products of the Company are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The fundamental environmental law in the Mexican federal system is the Ley General de Equilibrio Ecologico y Proteccion al Ambiente (the General Law of Ecological Balance and Environmental Protection, or the "Ecological Law"). Under the Ecological Law, rules have been promulgated concerning water pollution, air pollution, noise pollution and hazardous substances. Additionally, the Mexican federal government has enacted regulations concerning the importation and exportation of hazardous materials and hazardous wastes. The Ministry of the Environment, in conjunction with other governmental entities, state and municipal governments and with the participation of the social and private sectors, is the Mexican federal agency in charge of overseeing compliance with the federal environmental laws. The Ministry of the Environment has the authority to enforce the Mexican federal environmental laws. As part of its enforcement powers, the Ministry of the Environment can bring administrative and criminal proceedings against companies that violate environmental laws, and it also has the power to close noncomplying facilities.

           It is possible that changes in Mexican federal and state environmental laws, or their interpretation or enforcement, could result in material costs to the Company. At this time, management of the Company is not aware of any pending legislation which might, if passed, result in material costs to the Company. Although not required to do so under current environmental laws, in 1993 the Company installed an industrial and sanitary water treatment facility at its plants.

           Because of environmental concerns in Mexico City, gasoline and diesel powered trucks currently may operate only four days per week. Trucks utilizing natural gas or liquid propane gas may operate five days per week, giving them a slight advantage over gasoline and diesel powered trucks. It is possible to convert a gasoline engine to utilize natural gas. The Company has entered into a contract with Hercules Engines, Inc. to provide gas engines for certain of its trucks. All of the engines used on the Company's trucks and coaches comply with current Mexican and U.S. government emissions standards.

GOVERNMENT REGULATION

           After the implementation of NAFTA in 1994, the Mexican Auto-Transportation Decree was eliminated, and replaced with a transitional system of quotas which will be phased out over five years. Commencing in 1994, NAFTA permits Mexican manufacturers to import up to 50% of their Mexican production, while non-Mexican manufacturers will be permitted to import a specified percentage of total Mexican production--15% in 1994 and 1995, 20% in 1996 and 30% in 1997 and 1998, on the basis of an auction system. Commencing in 1999, such import limitation is scheduled to be eliminated. NAFTA permits Mexico to maintain quotas on parts and components for a ten-year period. Under NAFTA, Mexican import tariffs for 1994 were 18% for trucks, 9% for components and 8% for engines. These tariffs will be phased out over a ten-year period with respect to new United States and Canadian trucks and coaches that satisfy NAFTA's U.S., Canadian and Mexican regional content requirements (50% regional content required to qualify for reduced tariffs in 1994 to 1998, 55% in 1999 to 2002 and 60% thereafter). In addition, under NAFTA, Mexican import tariffs on truck and coach parts and components will be phased out over a ten-year period. The present prohibition on importing used trucks and coaches into Mexico will be maintained under NAFTA for fifteen years and then will be eliminated over a ten-year transition period, permitting the importation of used trucks and coaches into Mexico with model ages not exceeding 10 years. Grupo Dina products imported by MCII for sale in the U.S. and Canada are subject to various U.S. and Canadian laws and regulations.

PROPERTIES


           The Company owns four manufacturing and assembly plants in Mexico, one in Canada and one in the U.S. Additionally, the Company owns or leases various replacement parts and repair facilities in the U.S. and Canada. The following table is a summary of the approximate square footage of the Company's facilities as of June 30, 1996.


                            Mexico        U.S.       Canada       Total

      Facility Type

Manufacturing              7,600,000     186,000      767,000    8,553,000
Replacement Parts           ---          486,000      104,000      590,000
Modification or repair      ---          174,000      ---          174,000
                           ---------     -------      --------   ----------
      Total square feet    7,600,000     846,000      871,000    9,317,000
                           =========     =======      =======    =========

      Ownership

Owned property             7,600,000     426,000      811,000    8,837,000
Leased property             ---          420,000       60,000      480,000
                           ---------     -------    -  ------   ----------
      Total square feet    7,600,000     846,000      871,000    9,317,000
                           =========    ========      =======   ==========


           The Company also owns or leases other properties in Mexico, including a vehicle and parts distribution center in Vallejo.

LEGAL PROCEEDINGS

           In the ordinary course of its business, the Company is party to various employment and other legal actions, as plaintiff or defendant. The Company is not involved in any litigation or arbitration proceedings which, if determined adversely to the Company, individually or in the aggregate would, in management's opinion, have a material adverse effect on the Company or its operations, nor, so far as it is aware, are any such proceedings threatened.

           Manufacturers and sellers of defective products in Mexico may be subject to liability for loss and injury caused by such products under Mexican law. The Company does not carry product liability insurance for product sales in Mexico, but does carry such insurance for U.S. and Canadian sales. Although the Company has never had a product liability claim brought against its Mexican operations and the Mexican laws providing for such liability appear to have been seldom utilized, no assurance can be given that the Company may not be exposed to future product liability claims in Mexico and, if such claims are successful, that the Company will have sufficient resources to pay such claims.

                         BUSINESS OF MCII HOLDINGS

GENERAL

           Grupo Dina acquired ownership of MCII in August 1994. In connection with the issuance of the Notes, MCII became a wholly owned subsidiary of MCII Holdings and MCII Holdings became a wholly owned subsidiary of Grupo Dina.

           MCII Holdings will not engage in any activities, for so long as the Notes are outstanding, other than its participation in the exchange of Old Notes for Eurobonds and Exchange Offer, acquiring, owning, holding, pledging, and otherwise dealing with the MCII Shares (as defined below); acquiring, owning and holding the capital stock of Autobuses, should Autobuses become a subsidiary of MCII Holdings, and any other transactions provided for in the Indenture. Article III of MCII Holdings' Restated Certificate of Incorporation (the "MCII Holdings Certificate of Incorporation") limits MCII Holdings' activities to the above activities and to any activities incidental to and necessary or convenient for the accomplishment of such purposes. Article V of the MCII Holdings Certificate of Incorporation requires that at least one of MCII Holdings' directors not be a stockholder, director, officer, employee, associate customer, supplier, or relative of any stockholder, director, officer or employee of Grupo Dina, MCII or any affiliate of Grupo Dina or MCII. Article V also provides that the board of directors of MCII Holdings (the "MCII Holdings Board of Directors") shall consist of no more than five members. Article VI of MCII Holdings' Certificate of Incorporation prohibits MCII Holdings, without the unanimous affirmative vote of the MCII Holdings Board of Directors, including the affirmative vote of its independent director, from
(1) dissolving or liquidating or (2) merging or consolidating with any corporation unless that corporation has a certificate of incorporation containing provisions identical to Articles III, V, VI, VII, VIII and XI(c) of the MCII Holdings Certificate of Incorporation. Article VII requires MCII Holdings to maintain corporate records separate from Grupo Dina, MCII and any other company. Article XI(c) provides that the right of any director or officer of MCII Holdings, other than any independent director, to be indemnified by MCII Holdings shall be subordinated in all respects to the obligations of MCII Holdings under the Indenture. Article VIII of the MCII Holdings Certificate of Incorporation prohibits MCII Holdings, without the unanimous affirmative vote of the MCII Holdings Board of Directors, from amending or repealing Articles III, V, VI, VII, VIII and XI(c).

           MCII Holdings will enter into a management agreement with MCII pursuant to which MCII or an affiliate thereof will provide administrative, accounting and clerical serves and office space to MCII Holdings. MCII Holdings has not engaged in operations prior to the transaction described herein and does not anticipate having any other major assets other than its interest in the MCII Shares and the capital stock of Autobuses.

           Steps have been taken in order to assure holders of Notes that any voluntary or involuntary petition for relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law ("Insolvency Laws") with respect to Grupo Dina will not result in a similar voluntary petition with respect to MCII Holdings so long as MCII Holdings is solvent and does not reasonably foresee becoming insolvent, which determination shall be made after giving effect to the subrogation rights of MCII Holdings in respect of the Notes. These steps include (1) the creation of MCII Holdings as a separate, special purpose subsidiary, pursuant to the MCII Holdings Certificate of Incorporation, (2) obtaining an agreement from each of Grupo Dina and MCII Holdings to do all things within its power to satisfy the legal requirements applicable for the recognition of MCII Holdings as a corporate entity separate and apart from Grupo Dina and (3) obtaining an agreement from Grupo Dina to cause at least one of MCII Holdings' directors to be an independent director as required by the MCII Holdings Certificate of Incorporation and not to interfere with or prevent MCII Holdings from maintaining its separate corporate identity. MCII Holdings has no intent to file, and Grupo Dina has advised MCII Holdings that it has no intent to cause the filing of, a voluntary petition under the Insolvency Laws with respect to MCII Holdings so long as MCII Holdings is solvent and does not reasonably foresee becoming insolvent, which determination shall be made after giving effect to the subrogation rights of MCII Holdings in respect of the Notes.

           MCII Holdings, through its wholly owned subsidiary, MCII, designs, manufactures, assembles and markets intercity coaches and replacement parts for intercity coaches and transit buses. MCII is the leading manufacturer of intercity coaches in the United States, with a market share consistently in excess of 50%. Management believes that MCII is the largest distributor of replacement parts to the combined intercity coach and transit bus industries in the United States and Canada.

           Revenues and operating income from continuing operations for each of the segments for the last three years are as follows:


                                      Year Ended
                                      December 31
                              1995             1994         1993
                              ----             ----         ----
                                        (in millions)

Revenues:
   Coach manufacturing
     and support............  US$ 375.8     US$ 332.8     US$ 272.8
   Replacement parts........      140.5         134.6         126.2

                                  516.3         467.4         399.0

Operating income:

   Coach manufacturing
     and support...........        23.3          26.8          25.2
   Replacement parts........       15.0          19.2          20.2
   Non recurring merger
     expenses..............                     (11.3)
                               ----------    ---------      -------
                                   38.3          34.7          45.4

COACH


           MCII Holdings designs, manufactures, assembles, and markets intercity coaches principally in the United States and Canada. MCII Holdings, through its indirect subsidiary, Motor Coach Industries
Limited, a Canadian corporation ("MCIL"), began manufacturing intercity coaches and providing replacement parts in Canada in 1932, and began manufacturing these products in the United States with the incorporation of Motor Coach Industries, Inc. ("MCI") in 1963. In 1995, MCII began marketing in the United States an intercity coach manufactured by Grupo Dina. This coach, the Viaggio, is used primarily for tour and charter service and intercity regularly scheduled passenger service. MCII's coaches are used primarily for intercity regularly scheduled passenger service, tour and charter service and suburban commuting. Management believes that MCII's coaches have a reputation for solid construction, durability, ease of maintenance and comfort.

           MARKET. MCII Holdings' management believes that there is currently an industry-wide fleet of over 30,000 intercity coaches in operation in the United States and Canada, having an average age of approximately nine years. Coaches are used primarily to transport passengers between cities at regularly scheduled intervals ("line-haul operations") or on special tour or charter trips. Certain state and municipal transportation agencies, such as New Jersey Transit, utilize intercity coaches to transport passengers who have a relatively long daily commute.

           The coach business in the United States and Canada is highly cyclical. During times of general economic weakness, many coach operators postpone fleet replacement programs and may even reduce the size of their fleets. As economic recovery occurs, they tend to accelerate fleet replacement and may increase fleet size.


           BACKLOG. MCII Holdings' coach backlog was 429 units at June 30, 1996 which included 96 units for GLI, compared to 280 units at June 30, 1995, which included 50 units for GLI. No material part of MCII Holdings' backlog at June 30, 1996 is attributable to government orders.

           PRODUCTS. MCII Holdings currently produces, under the trademark of MCI, three integral-frame models. Two of MCII Holdings' models are standard 40-foot long vehicles and the third is a 45-foot long vehicle. The Model 102D3 is a 40-foot long, 102-inch wide European-styled vehicle. The Model 102DL3 is a 45-foot long, 102-inch wide model with increased passenger and baggage capacity, with a standard configuration of 55 seats, giving it an increased passenger capacity of 17% over the 40-foot models which generally enables operators to reduce their operating cost per passenger mile. The MC-12 model is a lower-priced, line-haul coach, 40-feet long and 96 inches wide, produced principally for GLI.

           The two 40-foot coach models generally sell in a price range of US$240,000 to US$325,000 and the 45-foot coach sells in a range of US$290,000 to US$350,000. These prices depend on width, options, special features and volume purchased. Substantially all of MCII's coaches are built to order with over 2,000 options available. The standard warranty period is 24 months.

           MCII Holdings also markets the Viaggio, a body-on-chassis constructed model manufactured by Grupo Dina. The Viaggio, which name is a trademark of Marcopolo S.A. -- Carrocerias e Omnibus of Brazil used under license by Grupo Dina, sells in a range of US$225,000 to US$270,000. The standard warranty period for the U.S. market is 24 months.

           MCII Holdings is currently in the process of developing two new coach models to replace its current product offerings. The first model, which management expects to introduce in early 1997, will consist of a 45-foot luxury tour and charter model. The second model will consist of a lower-priced, durable line-haul model, which management anticipates offering in 41-foot, 45 foot and 11 meter versions. The introduction of the 41-foot line-haul model is expected in late 1998. These development efforts will result in significant product development and capital expenditures being made over the next few years.

           MARKETING. In the United States and Canada MCII Holdings relies on its direct-sales force to market the MCI and Viaggio coaches, with 18 full-time new coach sales representatives who make regular visits to both current and potential customers and attend major industry trade shows. Management believes that the attentiveness and visibility of MCII Holdings' sales force among coach operators solidify MCII Holdings' reputation and enhance its sales position. MCII Holdings uses agents to market its coaches overseas. MCII Holdings does not use distributors in the United States or Canada.

           CUSTOMERS. The customer base in the intercity coach industry in the United States and Canada is highly diversified. The largest coach transportation company in the United States, GLI, currently has a fleet of over 2,000 coaches, or 7% of the 30,000 industry-wide fleet. Thus, the remaining 93% of the market is comprised of smaller to mid-size operators. The primary customers for intercity coaches are independent coach operators, national coach fleet operators, including GLI and Greyhound Lines of Canada, Ltd. ("GLOC"), government agencies that use coaches for public transit services, international customers and custom coach converters. While management estimates that in the past three years the average order size (excluding GLI orders) for any single operator has been approximately 2.7 units, order size has ranged from one coach up to approximately 100 coaches.

           INDEPENDENT OPERATORS. Management estimates that in the United States, independent regional operators (i.e., operators other than GLI and GLOC) of regular route or tour and charter operations account, on average, for approximately 75% of MCII Holdings' annual coach sales. Management believes that purchasing decisions by these buyers are based upon a number of factors, including service and parts availability, operating costs, resale value, financing terms, curbside appeal and interior amenities. In 1995, MCII Holdings sold coaches to 317 different independent operators of whom only 42 purchased five or more coaches.

          GLI AND GLOC. GLI is a nationwide regular route operator in the United States and GLOC is a regular route operator throughout most of Canada. GLI's fleet totaled over 2,000 coaches at June 30, 1996. Management believes that GLOC currently operates approximately 500 coaches. For the years ended 1995, 1994 and 1993, GLI and GLOC accounted for 11%, 17% and 23%, respectively, of consolidated revenue and less than 10% in the first half of 1996.

           Management believes that important purchase criteria for GLI and GLOC include life cycle costs, reliability, availability of replacement parts and support, passenger comfort, interior amenities and purchase price. MCII and GLI have an agreement, which extends through March 18, 1998, which provides that GLI will purchase from MCII at least 75% of its annual requirements for new coaches of the type produced (or planned, at the time ordered, to be produced) by MCII Holdings. MCII Holdings and GLOC have entered into a similar agreement which runs through 2002. Pursuant to those agreements, GLI purchased 111 coaches from MCII Holdings in 1995 and placed orders for 151 MCII Holdings coaches to be delivered in 1996 of which all were delivered under operating leases as of June 30, 1996. GLOC purchased 34 coaches in 1995 and 7 through June 30, 1996. No assurance can be given regarding GLI's and GLOC's future ability or need to purchase coaches from MCII.

           GOVERNMENT AGENCIES. Government-funded public transportation agencies utilize a variety of commuter, wheelchair-lift compatible and other specialty coaches. Management believes that the primary buying criterion for such customers is initial price for a given set of design specifications, with overall lifecycle costs as a secondary concern. The demand from such customers varies widely from year to year as government agencies periodically make large procurements, every three to six years on average, and in any given year, such customers may represent over 10% of MCII's sales of new coaches.

           MCII sold 700 coaches to the New Jersey Transit Authority ("NJTA") which were delivered in 1982 through 1984, and 415 coaches to NJTA which were delivered in 1987 and 1988. NJTA uses these coaches for public transport of passengers with relatively long daily commutes or in intercity service. MCII Holdings believes NJTA is preparing to replace the coaches purchased in 1982 through 1984. Because over 90% of NJTA's fleet consists of MCII Holdings coaches, management believes it will have a competitive advantage when NJTA's next purchase is made. However, there can be no assurance that NJTA will order new coaches, when such order will occur or that MCII Holdings will be awarded the contract.

           Government contracts generally contain provisions permitting the purchaser to terminate the contract at will. Such contracts provide that the purchaser must reimburse the manufacturer for completed product and pay the manufacturer's cost of termination. It is MCII Holdings' experience that this type of provision is rarely exercised.

           COACH CONVERTERS. The coach conversion market involves the customizing of a coach interior for personal or corporate use. MCII Holdings sells coach shells to coach conversion companies and, until 1996, customized coaches for sale to the final user. In June 1996, MCII Holdings exited the business of customizing coaches for sale to the final user by selling the assets of Custom Coach Corporation ("Custom Coach"), MCII Holdings' former coach conversion subsidiary. Custom Coach served the high end of the coach conversion market, focusing on motor homes for commercial and personal applications, executive style coaches for business travel, specialized units for training and entertainer bunkhouse units. Over the past three years, MCII Holdings has averaged sales of 17 units, including sales to Custom Coach, to the conversion market.

           EXPORT. The majority of MCII Holdings' coaches are sold in the United States and Canada, however, MCII Holdings has sold units to other countries, principally Taiwan. In 1992, the last year in which MCII Holdings had a significant level of exports, 108 units were delivered to Taiwan.

           COMPETITION. MCII Holdings has two principal competitors in the United States and Canadian coach market: Prevost, a subsidiary of Volvo, which management believes to be the largest of its competitors, and Van Hool. MCII Holdings has maintained a strong market position in the new coach market in the face of lower prices by competitors, which management believes is primarily due to customer loyalty stemming from a quality product and strong aftermarket parts and service capability. An additional factor contributing to customer loyalty is the convenience and cost efficiencies which operators derive from managing and servicing a fleet of coaches manufactured and supported by a single supplier. These efficiencies may exist for both larger, multi-site operators as well as smaller, independent operators, which rely on MCII Holdings for a variety of support services.

           FINANCING. MCII Holdings primarily sells coaches for cash, occasionally offers terms (generally net 30 days) to its most creditworthy customers, and provides long-term financing as a necessary adjunct to its coach manufacturing business. Demand for new coach financing from MCII is primarily dependent upon the annual level of new coach sales as well as the availability of alternative sources of financing. MCII Holdings had US$42.3 million of contract receivables at June 30, 1996.

           MCII provides new and used coach financing to its intercity coach customers principally through its financing subsidiary, MCI Acceptance Corp. ("MCIAC"). MCIAC provides financing primarily at a floating rate of interest for three to five years, in the case of used coaches, and seven to 10 years in the case of new coaches. MCII, through its leasing subsidiary BusLease, Inc., also provides coaches to customers under operating leases. The leases require security deposits and usually have a duration of three to seven years.

           Periodically, MCIAC sells contract receivables to financial institutions and provides a limited guarantee to those institutions against losses related to such contracts with respect to debtor defaults.

USED COACHES

           MCII Holdings provides used coach brokerage and dealership services through Hausman Bus Sales Inc. ("HBSI"), which was acquired in 1989. The used coach operations provided revenues for the six months ended June 30, 1996 and for the years 1995, 1994, and 1993 of US$28.2 million, US$47.2 million, US$46.8 million and US$31.2 million, respectively. During that period, the used coach operation accounted for US$15.0 million to US$25.0 million of MCII's inventories. The size of the used coach business is dependent upon several factors, including the size of the entire coach fleet, new coach orders which generate trade-ins and the level of changes in the fleet composition of coach operators. Management estimates that the existing industry-wide fleet of over 30,000 coaches changes ownership every 12 years, creating an average used coach volume of about 2,500 units per year.

           Due to MCII Holdings' installed base of coaches, its maintenance and repair capabilities, customer network and industry knowledge, HBSI is able to repurchase and resell a substantial volume of used coaches. Management believes that MCII Holdings' capacity to accept used coaches in support of new coach sales and resell them through its distribution system provides MCII Holdings with a competitive advantage. Management believes that HBSI's largest competitor in the dealership business is ABC Bus, Inc., which also serves as Van Hool's United States sales agent for new coaches.

           RESEARCH AND DEVELOPMENT. As part of MCII Holdings' new coach development project it received US$7.5 million in contributions from the Government of Canada and the Province of Manitoba. These contributions have been applied against research and development expenses. Contributions may be repayable should the project not be completed, or, for the first five years following project completion, should the ratio of Canadian employees to total employees of MCII be less then 40%.

REPLACEMENT PARTS

           Management believes that MCII Holdings is a leading supplier of original equipment manufacturer ("OEM") quality replacement parts for the combined intercity coach and transit bus aftermarkets in the United States and Canada. MCII Holdings offers over 58,000 items necessary for coach and bus repair and regularly scheduled maintenance. MCII Holdings has six strategically located distribution outlets in the United States and Canada which allow MCII Holdings to promptly (if necessary, within 24 hours) deliver replacement parts nationwide. Management believes that MCII Holdings' breadth of product line and geographic scope are unmatched in the industry. In addition to the core intercity coach and transit bus parts business, MCII Holdings also distributes parts for school buses and diesel engines.

           In the replacement parts business, MCII Holdings has improved responsiveness to customer demands through the development of its information systems. MCII Holdings has installed remote order entry terminals in over 250 customer locations in order to minimize lead times and to accelerate the delivery process. Management believes that the installation of these electronic order entry terminals at customer locations expedites replacement parts orders and strengthens customer loyalty.

           MCII Holdings' competitive position in the parts business is further enhanced by the large installed base of its vehicles. The approximately 23,000 coaches and 33,000 transit buses in the United States and Canada produced by MCII Holdings create a core demand for MCII Holdings parts, approximately 20% of which are proprietary to MCII Holdings and may not be purchased elsewhere. Despite the fact that MCII Holdings no longer manufactures transit buses, MCII Holdings continues to supply replacement parts to the Canadian transit bus market, and until November 1999, will provide OEM replacement parts for transit buses previously manufactured in the United States by MCII Holdings.

           PRODUCT LINE. The replacement parts business is segmented into high quality parts supplied by an OEM which may fit coaches made by other manufacturers, and non-OEM parts, which are marketed primarily on a value basis. Management believes that MCII Holdings' current strength is in providing OEM parts that are either manufactured by MCII Holdings or acquired by MCII Holdings from the original equipment manufacturer. MCII Holdings' Universal Coach Parts ("UCP") subsidiary in the United States and MCIL in Canada offer a wide selection of replacement and repair parts to MCII Holdings' coach customers. In an effort to leverage further the competitive strength of its replacement parts business and distribution facilities, UCP has developed its own brand of alternate, non-OEM parts under the COACHGUARD name. More than sixty products have been introduced for this segment since its inception in 1993. MCII Holdings has also developed a line of remanufactured parts and components, which were introduced in the first six months of 1994. Management believes that the availability of remanufactured products will permit MCII Holdings to access new markets that are currently served by local and regional parts rebuilders.

           In 1994, MCII Holdings began marketing diesel engine parts under the name DIESEL GUARD and also began targeting the school bus parts market. As a result of its focus on the school bus market, MCII Holdings purchased the operations of a school bus parts distributor in April 1995 for US$2.9 million.

           MARKETING. For sales of replacement parts, MCII Holdings utilizes 13 full-time field representatives, as well as telemarketing salespersons. The sales force makes regular visits to both current and potential customers, attends major industry trade shows, responds to advertisements for bids to supply replacement parts and uses telemarketing techniques. In addition, customer orders are facilitated through the use, by the sales force and certain of MCII Holdings' larger customers, of remote order entry terminals to minimize lead time. Management believes that MCII Holdings' efficiency and responsiveness allow customers to minimize inventory holding costs and to increase fleet utilization ratios.

           COACH PARTS CUSTOMERS. Customers served by MCII Holdings include both purchasers of MCII Holdings coaches as well as purchasers of non-MCII coaches such as Grupo Dina's Viaggio coach model. Management believes that customers place considerable emphasis on the quality of parts purchased as well as the speed and efficiency provided by their parts suppliers. Under an agreement with GLI, which is terminable by either party upon 180 days notice but not before April 30, 1997, MCII Holdings supplies and manages most of GLI's inventory of replacement parts.

           TRANSIT PARTS CUSTOMERS. Management believes that the demand for transit parts is a function of the number of transit buses currently in operation, the average level of usage for each bus and the average age of the bus fleet. Management believes that purchasers of transit parts are more price-sensitive and less service sensitive than customers in the coach aftermarket, as the opportunity cost to the transit authority of a transit bus out of operation is less significant than the lost revenue of a line-haul coach operator. As a result, a large percentage of transit parts purchases are conducted on a public bid basis. Customers often choose to make a major purchase of parts inventory upon the procurement of additional new transit buses to ensure the availability of parts and to minimize cost through volume purchasing.

           COMPETITION. The replacement parts business is highly fragmented and competitive. Management believes that MCII Holdings' largest competitors are Prevost and Mohawk, for coach replacement parts, and the major transit manufacturers - Flxible, BIA and Neopart (the parts operation of Neoplan), for transit bus replacement parts. The remaining competitors include other coach manufacturers, diesel engine manufacturers, niche marketers and local vendors. Management believes that the factors influencing the choice of parts suppliers include a supplier's proximity to the customer, the number of replacement parts offered, level of technical knowledge and support and, to a lesser extent, minimum price. In addition, management believes that the installed base of vehicles manufactured by MCII Holdings, its predecessors and successors also provides MCII Holdings a distinct competitive advantage.

           Management estimates that MCII Holdings has consistently captured a significant share of the replacement parts business in its core intercity coach and transit bus parts segments (excluding engines, transmissions and related parts). In October 1996, MCII Holdings purchased certain assets of The Flxible Corporation for US$12.2 million through bank-ruptcy proceedings.

DISCONTINUED OPERATIONS

           In November 1993, the Board of Directors of MCII approved a plan of disposition of the transit manufacturing segment. This decision was based upon management's review of market activities, business prospects, competitive bidding, evaluation of backlogs, economic value analysis, and opportunities for cost reduction, which indicated that the transit manufacturing business may not achieve acceptable profitability in the foreseeable future. In November 1994, MCII sold the fixed assets and certain of the inventory of the transit manufacturing business, as well as the right to manufacture, remanufacture and distribute transit buses previously made by MCII. Additionally, the purchaser, for a period of five years from the sale date, has agreed not to distribute parts to transit buses previously made by MCII. MCII retained all other assets and all of the remaining liabilities of the transit manufacturing business. As of June 30, 1996, the remaining net assets of the transit manufacturing business totaled US$0.6 million and were comprised principally of receivables, warranty and product liability reserves.

INTERNATIONAL

           MCII has pursued expansion opportunities in selected international markets, with both direct sales efforts and joint ventures. In 1995, MCII Holdings invested 10 used coaches in a joint venture with a Chinese company to provide bus transportation for long-distance passengers and tourists in China.

RAW MATERIALS/COMPONENTS

           MCII Holdings' manufacturing operations utilize raw materials supplied by diverse sources and component parts provided by other original equipment manufacturers, which are assembled into intercity coaches. For certain materials and components, MCII Holdings relies primarily on a limited number of suppliers, namely Rockwell International Corporation for axles, Detroit Diesel Corporation for engines, Allison Transmission for trans-missions and Atlas Alloys for stainless steel. Alternate suppliers used to a lesser extent or available for use are Dana Corporation and Eaton Cor-poration for axles, Cummins Engine Company and Caterpillar Inc. for engines, Eaton Fuller and ZF Friedrichshafen AG for transmissions and Namasco Ltd and others for stainless steel.

GOVERNMENT REGULATION

           The operations of, and the products manufactured by, MCII Holdings' subsidiaries are subject to various United States federal and state and Canadian federal and provincial laws and agency regulations. In the United States, these regulations include the Clean Air Act and other environmental acts which regulate coach engine emissions and plant operations; federal motor vehicle safety standards which establish minimum safety standards for various components of coaches; the Americans with Disabilities Act which specifies accessibility standards for the physically challenged; and Buy America legislation prohibiting the use of federal funds for coaches with less than 60% United States content. In Canada, regulations include various environmental acts which regulate coach plant operations and Canadian motor vehicle safety regulations which establish minimum safety standards for various coach components. Although the Canadian government has not adopted accessibility standards for the physically challenged, such standards are currently the subject of several official studies. MCII Holdings cannot accurately predict future expenses or liability which might be incurred as a result of such laws and regulations.

           The Americans with Disabilities Act requires, among other things, that the U.S. Department of Transportation (the "DOT") promulgate handicapped accessibility standards for coaches. Although the DOT has not issued proposed regulations for public comment, there are indications that the regulations (which are expected to be issued for comment in December 1996 and finalized in 1997) might require each coach in an operator's fleet to be handicapped accessible, rather than permitting the operation of a limited number of accessible coaches. Requiring complete fleet accessibility could have a material adverse effect on an operator's business and possibly on MCII Holdings' coach business. The final regulations will be applicable to operators with larger fleets 2 years after issuance of the final regulations and applicable to operators with smaller fleets 3 years after issuance of the final regulations.

PATENTS AND TRADEMARKS

           MCII Holdings, through its wholly owned subsidiary, MCII, owns numerous trademarks representing goodwill in the businesses using the marks and own a number of patents which MCII believes give it a competitive advantage in the marketplace. United States trademark registrations are for a term of 10 years, renewable every 10 years so long as the trademarks are used in the regular course of trade. The trademarks owned and used by MCII Holdings include the well known MCI marks. The marks COACH GUARD and DIESEL GUARD are in use in the replacement parts operations and filings have been made to register these trademarks. MCII Holdings owns numerous patents protecting, among other things, various aspects of the MCI coaches. Patents are granted for a term of 17 years. MCII Holdings has the right to use the Greyhound name and the "Image of the Running Dog" for the manufacture and sale of intercity coaches, transit buses and replacement parts in all countries other than the United States, Canada and Mexico.

EMPLOYEES

           MCII Holdings had approximately 3,200 employees, as of June 30, 1996, with approximately 1,300 in the United States and 1,900 employees in Canada. The hourly workers at most locations are organized and represented by unions. Approximately 2,000 employees of the total work force are represented by labor unions. The largest contracts are with the International Association of Machinists and Aerospace Workers (the "IAM") in Winnipeg, Manitoba and Pembina, North Dakota. The IAM contracts with Winnipeg/Pembina expire September 30, 1997. MCII's subsidiaries have historically enjoyed satisfactory relations with both union and nonunion employees.

LEGAL MATTERS

           MCII and certain of its subsidiaries are parties either as plaintiffs or defendants to various actions, proceedings and pending claims, certain of which involve claims for compensatory, punitive or other damages. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims referred to above could be decided against MCII. Although the ultimate amount for which MCII may be held liable with respect to matters where MCII is a defendant is not ascertainable, MCII Holdings believes that any resulting liability will not materially affect its financial condition or results of operations.

           MCII's Canadian income tax returns for 1982 through 1992 are currently under review by Revenue Canada, which is reviewing certain profit allocation procedures between MCIL and MCI and may seek to impute additional Canadian income to MCIL. MCII is of the opinion that Revenue Canada's arguments are without merit. See "Risk Factors -- MCII Canadian Tax Liability."

PROPERTIES

           COACH. MCII Holdings conducts its coach manufacturing operations through subsidiaries located both in the United States and Canada. The operations in Winnipeg produce metal bus components, fiberglass parts, subassemblies for intercity coaches and complete intercity coach shells. Once assembled, outer shells of coaches are transported by truck-hauled flatbed trailers to its Pembina, North Dakota plant. In Pembina, the manufacturing process is completed by installing components such as engines, transmissions, axles, wheels, tires, electrical components, air conditioning systems and passenger seats, as well as completing final paint scheme requirements. Finished units are distributed from the Pembina facility to customers throughout the United States and are returned to Winnipeg for sale and delivery to Canadian customers. With the Winnipeg/Pembina complex in full production, MCII Holdings is capable of producing approximately 1,400 coach units per year.

           PARTS. MCII Holdings distributes products from six locations, strategically located across the United States and Canada, with sites in Dayton, New Jersey; Chicago, Illinois; Los Angeles, California; Huntsville, Texas; Winnipeg, Manitoba; and Newcastle, Ontario.

           OTHER PROPERTIES. MCII Holdings leases its headquarters in Phoenix and has other leases on warehouses and parking lots. MCII Holdings has stated its intention to relocate its headquarters to DesPlaines, Illinois. In connection with such relocation, there will be a charge which is not expected to be significant.

           MCII Holdings believes that its facilities are adequate for its present needs and that its properties are generally in good condition, well maintained and suitable for their intended use. The following table is a summary of MCII's primary facilities as of June 30, 1996.


                                          LOCATION/
                                          OWNERSHIP

MANUFACTURING AND ASSEMBLY PLANTS:          U.S.       CANADA   BUILDING SQ. FT.      SEGMENT
1149 St. Matthews Ave..................       -        Owned        128,000            Coach
Winnipeg, Canada

841 & 850 Erin Street..................       -        Owned         78,000            Coach
Winnipeg, Canada

400 Archibald Street...................       -        Owned         36,000            Coach
Winnipeg, Canada

1475 Clarence Ave......................       -        Owned         381,000           Coach
Winnipeg, Canada

552 W. Stutsman Ave....................     Owned        -           186,000           Coach
Pembina, ND

140 Otter Street.......................       -        Owned         144,000           Coach
Winnipeg, Canada

MODIFICATION OR REPAIR FACILITIES:

10 E. Golf Road........................     Owned        -           60,000        Coach Support
Des Plaines, IL

9846 Atlantic Ave......................    Leased        -           16,000        Coach Support
Southgate, CA

14 Harmon Dr...........................    Leased        -           28,000        Coach Support
Blackwood, NJ

1250 Slocum Street.....................    Leased        -           30,000        Coach Support
Dallas, TX

REPLACEMENT PARTS FACILITIES:

1558 Wilson Place......................       -        Leased        60,000            Parts
Winnipeg, Canada

105 E. Oakton..........................     Owned        -           180,000           Parts
Des Plaines, IL

55 Howard Street.......................    Leased        -           75,000            Parts
Des Plaines, IL

9 Nicholas Court.......................    Leased        -           106,000           Parts
Dayton, NJ

7030 East Slauson......................    Leased        -           50,000            Parts
Los Angeles, CA

Huntsville, TX.........................    Leased        -           75,000            Parts

260 Toronto Street.....................       -        Owned         44,000            Parts
Newcastle, Ontario


                                 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Grupo Dina

           Grupo Dina is managed by its board of directors (the "Grupo Dina Board of Directors"), which currently consists of twelve directors and five alternate directors. The directors (together with the alternate directors) are generally elected once a year at Grupo Dina's annual ordinary meeting of stockholders. Directors and alternate directors are generally elected by majority vote; however, Grupo Dina's corporate charter and by-laws (Estatutos Sociales) provide that any stockholder or group of stockholders who own ten percent of the outstanding common stock are entitled to appoint one director and one alternate director. Two of the directors and one alternate director are elected by the holders of shares of Grupo Dina Series L Stock (the "Grupo Dina Series L Stock").

           Alternate directors participate and are entitled to vote at the Grupo Dina Board of Directors' meetings only when principal directors are absent. Each alternate director may substitute for any of the principal directors. Grupo Dina's executive officers are appointed by the Grupo Dina Board of Directors and hold office at the discretion of the Grupo Dina's Board of Directors.

           In accordance with Mexican law, Grupo Dina also has one or more statutory auditors. The primary role of a statutory auditor is to report to Grupo Dina's stockholders at the annual ordinary general meeting of stockholders regarding the accuracy of the financial information presented to the stockholders by the Grupo Dina Board of Directors. A statutory auditor is also authorized (i) to call ordinary or extraordinary general meetings, (ii) to place items on the agenda for meetings of stockholders or of the Grupo Dina Board of Directors, (iii) to attend meetings of stockholders and of the Grupo Dina Board of Directors and (iv) generally to monitor the affairs of Grupo Dina.

           Grupo Dina may have an executive committee, the members of which must be directors and appointed at the stockholders' meeting. Currently, no executive committee has been appointed. The members of the Grupo Dina Board of Directors and the alternate directors, as well as the statutory auditor, are as follows:

                                                             Current
                                                             Position
           Name                        Position              Held Since          Alternate
Rafael Gomez Flores..................  Chairman               1992(1)       Jose Luis Olvera Caballero
Alejandro Cumming Soliveras..........  Director               1992          Humberto Gonzalez Hernandez
Wilfrido Gonzalez Balboa.............  Director               1992          Gamaliel Garcia Cortes
David Ibarra Munoz...................  Director               1992          Hector Arangua Morales
Luis German Carcova..................  Director               1995
Guillermo Gomez Flores...............  Director               1994
Luis Huante Rodriguez................  Director               1994
Antonio Mijares Ricci................  Director               1994
Hector Larios Santillan..............  Director               1996
Juan Gargallo Costa..................  Director               1996
Francois Bouffard....................  Director               1996
Guillermo Kareh Aarun................  Secretary              1993
Francisco Javier Soni Ocampo.........  Deputy Statutory       1996          Carlos Mendez Rodriguez
                                       Auditor
Martin Josephi Wellman                 Series L Director      1995
James Bernacchi                        Series L Director      1996          Jerry Bost

-------------------

(1) Rafael Gomez Flores has been a Director of Grupo Dina since 1989. He succeeded O. Raymundo Gomez Flores as Chairman of the Board in 1992.

     Grupo Dina's executive officers are as follows:

                                                           Current Position
              Name           Position                         Held Since
              ----           --------                      ----------------
Rafael Gomez Flores          Chief Executive Officer            1996
Gamaliel Garcia Cortes       Commercial Director                1995
Jose Luis Olvera Caballero   Director of Finance                1994
James P. Bernacchi           Chief Operating Officer            1996
Alberto Halliuis Morfin      General Manager - Spare Parts      1995
Valente Espinoza             Director of Acquisitions           1995
Guillermo Kareh Aarun        Director of Legal Affairs          1995
                             and Human Resources


           Mr. Gomez Flores became the Chief Executive Officer of Grupo Dina following the termination of the employment of George Aucott in March 1996, and Mr. Bernacchi became its Chief Operating Officer following the termination of the employment of his predecessor, John Nasi, in April 1996.

           Although officers of Grupo Dina do not generally have employment contracts, Mr. Olvera entered into an employment agreement in September 1996 in connection with the establishment by MCII of its new bank credit facility. Such agreement provides for employment terms and severance rights in accordance with Grupo Dina's general severance policy for executives.

MCII Holdings

           The following table sets forth certain information (ages as of July 1, 1996) concerning the directors and executive officers of MCII Holdings. All directors serve until their resignation or removal.


              Name                 Age       Position

Rafael Gomez Flores.............   39    President and Director
Jose Luis Olvera Caballero......   42    Vice President, Chief Financial
                                           Officer and Director
Guillermo Kareh Aarun...........   40    General Counsel, Secretary and
                                           Director
Gamaliel Garcia.................   42    Vice President and Director
Stephen P. Glennon..............   52    Director
James P. Bernacchi..............   50    Chief Operating Officer of MCII
Jeff W. Sanders.................   34    Controller
Kristin Schloemer...............   46    Assistant Secretary
Albert J. Abram.................   39    Treasurer

           Mr. Gomez Flores has been President and Director of MCII Holdings since May 1996, Director of Grupo Dina since 1991 and Chairman of the Board of Directors of Grupo Dina since 1992. Rafael Gomez Flores and Guillermo Gomez Flores, Director of Grupo Dina, are brothers.

           Mr. Olvera Caballero has been a Director of MCII Holdings since May 1996, and Director of Finance of Grupo Dina since 1994. Mr. Olvera Caballero was Managing Partner of Price Waterhouse Mexico from 1991 to 1994.

           Mr. Kareh Aarun has been General Counsel, Secretary and Director of MCII Holdings since May 1996 and General Counsel of Grupo Empresarial G, S.A. de C.V., an affiliate of Grupo Dina, since 1993. Mr. Kareh Aarun served as General Counsel of Procter & Gamble Mexico from 1981 to 1993.

           Mr. Garcia has been Vice President and Director of MCII Holdings since May 1996. Mr. Garcia was General Manager of Premium International from 1991 to 1995.

           Mr. Glennon has been Director of MCII Holdings since May 1996. Mr. Glennon was designated as an independent director of MCII Holdings by the holder of at least a majority of the Old Notes pursuant to the Indenture. Mr. Glennon has been CEO of Glennon Associates since 1991, Director of New Water Street Corp. since 1993 and Director of Arden Group, Inc. since 1994.

           Mr. Bernacchi has been Chief Operating Officer of MCII and Grupo Dina since February 1996. From August 1995 to February 1996, Mr. Bernacchi served as Executive Vice President - Operations for Grupo Dina. From December 1991 through August 1995, Mr. Bernacchi held the position of Vice President-Group Procurement for MCII. Mr. Bernacchi has been employed with the MCII organization in various capacities since March 1988.

           Mr. Sanders has been Controller of MCII Holdings since May 1996 and director of financial reporting and then controller of MCII since its formation in 1993. Prior to being employed by MCII, Mr. Sanders was employed by the accounting firm of Deloitte & Touche LLP from 1985 to 1993 in various positions, including senior manager in the audit department.

           Ms. Schloemer has been Assistant Secretary and in-house counsel of MCII Holdings since May 1996 and has served as in-house counsel to MCII since its formation in 1993. Prior to employment with MCII, Ms. Schloemer was employed in the law department of The Dial Corp from 1981 to 1993 in various positions, working primarily on matters relating to Dial's bus manufacturing and bus parts distribution businesses.

           Mr. Abram has been Treasurer of MCII Holdings since May 1996 and has served as assistant treasurer and then treasurer of MCII since its formation in 1993. Prior to being employed by MCII, Mr. Abram was employed by The Dial Corp or subsidiaries of The Dial Corp beginning in 1985 in various capacities in the treasury function.

COMPENSATION OF DIRECTORS AND OFFICERS OF GRUPO DINA

           The aggregate amount of compensation paid by Grupo Dina to all individuals serving as executive officers of the registrant during 1995 was Ps 25.4 million. Grupo Dina did not accrue any pension or retirement benefits for its directors or executive officers in 1995.

           Currently, members of Grupo Dina's Board of Directors who are not employees of Grupo Dina or its subsidiaries receive as compensation an annual fee equivalent to US$10,000.

COMPENSATION OF DIRECTORS OF MCII HOLDINGS

           Mr. Glennon, independent director of MCII Holdings designated by the holders of the Old Notes pursuant to the Indenture, receives annual compensation equal to US$10,000 for his services as an independent Director of MCII Holdings. The other directors of MCII Holdings, who are employees of MCII or any subsidiary thereof, do not receive additional compensation by reason of their membership on, or attendance at meetings of, the Board.

MCII HOLDINGS EXECUTIVE COMPENSATION

           MCII Holdings is a holding company with no business operations of its own and, accordingly, engages in its business through MCII and its subsidiaries. The officers of MCII Holdings receive no compensation for their services to MCII Holdings. Accordingly, the following table sets forth certain compensation awarded to, earned by or paid to the Chief Executive Officer of MCII and the four most highly paid executive officers of MCII and its subsidiaries, other than the Chief Executive Officer, who served as executive officers of MCII at December 31, 1995 for services rendered in all capacities to MCII and its subsidiaries during 1995 and the two prior fiscal years.


                                   SUMMARY COMPENSATION TABLE

                                      Annual Compensation                           Long-Term Compensation Award
                              -----------------------------------             ------------------------------------------

Name and Principal Position
                                                           Other                           Securities
                                                           Annual          Restricted        Under-
                                                           Compen-           Stock           lying       LTIP           All Other
                                       Salary    Bonus     sation           Awards          Options      Payouts       Compensation
                             Year       US$       US$      US$(1)           US$(2)           #(3)         US$(4)          US$(5)
                         ----------  ---------  ------   ----------      ------------     -----------   ----------    ------------

George W. Aucott(6)...        1995      420,000   794,000   1,213,910          0               0               0        1,455,663
 Chief Executive Officer and  1994      377,865   571,367      19,106          0               0         209,887            6,354
 Chairman of the Board, MCII  1993      161,763   285,400     237,691    175,183          55,000               0              740

John R. Nasi(7)........       1995      346,667   571,300     506,682          0               0               0        2,596,390
 President and Chief          1994      326,667   416,600      45,724          0               0         203,882            9,000
 Operating Officer, MCII      1993      306,667   225,100     476,088    150,162          93,716               0           14,045

Truman W. Netherton(8)....    1995      237,900   229,600      11,759          0               0               0            7,137
 Group Executive              1994      226,667   208,675     113,564          0               0         369,920            4,500
 Vice President, North        1993      214,333   147,200       5,778    116,438          57,447               0            7,157
 American Coach Group

Jerry W. Bost(9).........     1995      210,093   199,000       3,845          0               0               0            6,320
 President and Chief Executive1994      195,333   148,358      92,052          0               0          80,898            5,860
 Officer, Universal Coach     1993      166,669    93,000      49,390     97,031          43,710               0            2,205
 Parts, Inc.

James P. Bernacchi.......     1995      136,800   147,000       6,124          0               0               0            3,155
 Executive Vice President     1994      119,267    93,250      37,378          0               0               0                0
 Procurement and  Manufac-    1993      110,733    63,200      41,366     32,344          14,061               0              470
 turing
 Transportation Manufacturing
 Operations, Inc.

(1) Perquisites are less than the lower of 10% salary and bonus or US$50,000, except that (i) the amount for Mr. Aucott in 1993 includes perquisites for moving expenses (US$49,940), financial counseling
    (US$5,886), country club dues (US$4,558) and personal use of company car (US$2,635), and (ii) the amount for Mr. Bernacchi in 1993 includes perquisites for moving expenses (US$27,161), personal use of company car (US$964) and country club dues (US$75). The amount for Mr. Aucott in 1995 represents a gross-up of the taxes due for reimbursed financial counseling expenses (US$5,840), reimbursed travel expenses (US$2,036) and supplemental pension plan funding (US$1,206,034). The amount for Mr. Nasi in 1995 represents a gross-up of the taxes due for reimbursed counseling expenses (US$8,494) and supplemental pension plan funding
    (US$498,188). The amount for Mr. Netherton in 1995 represents a gross-up of the taxes due for reimbursed financial counseling expenses
    (US$2,716) and travel expenses (US$9,043). The amount for Mr. Bost in 1995 represents a gross-up of the taxes due for reimbursed financial counseling expenses (US$2,716) and travel expenses (US$1,129). The amount for Mr. Bernacchi in 1995 represents a gross-up of the taxes due for reimbursed financial counseling expenses (US$1,816) and travel expenses (US$4,308).

(2) There were no restricted stock holdings at December 31, 1995.

(3) There were no stock options at December 31, 1995.

(4) Represents pro rata payment of outstanding awards under the MCII's incentive plans for the 1992-1994, 1993-1995 and 1994-1996 cycles.

(5) The amount for Mr. Aucott in 1995 represents payments by MCII under 401(k) plans (US$9,000), supplemental pension plan funding
    (US$1,442,451) and life insurance payments (US$4,212). The amount for Mr. Nasi in 1995 represents payments by MCII under 401(k) plans
    (US$9,000) and supplemental pension plan funding (US$595,848) and payment under the MCII executive severance plan (US$1,991,542). The amount for Mr. Netherton in 1995 represents payments by MCII under 401(k) plans (US$7,137). The amount for Mr. Bost in 1995 represents payments by MCII under 401(k) plans (US$6,320). The amount for Mr.
    Bernacchi in 1995 represents payments by MCII under 401(k) plans
    (US$3,155).

(6) Mr. Aucott became empoyed by MCII in July 1993. His employment terminated on March 31, 1996.

(7) Mr. Nasi served as Chief Executive Officer of MCII until August 1993.
    His employment terminated on April 1, 1996.

(8) Mr. Netherton's employment terminated on June 30, 1996.

(9) Mr. Bost's employment terminated on October 15, 1996.




                                         Years of Service
                          ----------------------------------------------

     Renumeration             10           15         20         25
-----------------------    ---------  ----------  ----------  --------

US$100,000  ..........   US$15,350   US$ 23,025   US$ 30,700  US$ 38,375
US$200,000  ..........      32,850       49,275       65,700      82,125
US$300,000  ..........      50,350       75,525      100,700     125,875
US$400,000  ..........      67,850      101,775      135,700     169,625
US$500,000  ..........      85,350      128,025      170,700     213,375
US$600,000  ..........     102,850      154,275      205,700     257,125
US$700,000  ..........     120,350      180,525      240,700     300,875
US$800,000  ..........     137,850      206,775      275,700     344,625
US$900,000  ..........     155,350      233,025      310,700     388,375


           The above table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated, under MCII's retirement plans which cover most officers and other salaried employees on a non-contributory basis. MCII's plans provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

           Covered compensation includes salary and bonus. The calculation of retirement benefits under the plans generally is based upon average annual earnings for the highest five consecutive years. The credited years of service for Messrs. Aucott, Nasi, Netherton, Bost and Bernacchi are 2, 14, 4, 3 and 7, respectively. Mr. Aucott's average annual earnings for the 29 months ended December 31, 1995 were US$838,462. Mr. Bost's average annual earnings for the 39 months ended December 31, 1995 were US$303,061. Mr. Netherton's average annual earnings for the 54 months ended December 31, 1995 were US$404,332. Mr. Nasi's average annual earnings for the five years ended December 31, 1995 were US$478,428 and Mr. Bernacchi's were US$145,909.

           Section 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 ("ERISA"), MCII has supplemental plans which authorize the payment out of the general funds of MCII of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections.

           The basis on which benefits under the plans are computed are: years of service, age at retirement and compensation. The benefits listed in the above Pension Plan Table are not subject to any deduction or other offset amounts.

        MCII Benefit Plans

           The following are descriptions of certain agreements and benefit plans provided to management employees of MCII and its subsidiaries.

           MCII Employment Agreements. In 1994, in connection with the Merger, MCII entered into a three year employment agreement with Mr. Aucott providing for a base salary of US$350,000 per year, an annual incentive award under the MCII annual management incentive plan with a target amount of 60% of base salary and a long-term incentive award with a target amount of 60% of base salary. Mr. Aucott's employment terminated on March 31, 1996.

           In September 1996 in connection with the establishment by MCII of its new bank credit facility, Messrs. Olvera, Bernacchi, Sanders, Abram and Bost entered into employment agreements. Such agreements provide for employment terms and severance rights in accordance with Grupo Dina's general severance policy for executives. Mr. Bost's employment terminated October 15, 1996 and, accordingly, his employment agreement terminated on such date. Mr. Olvera has accepted an offer of employment from a U.S. finance group and he will leave the Company in November 1996. See "Recent Development."


           Letter Agreements. In 1994 in connection with the Merger, Grupo Dina and MCII entered into letter agreements (the "New Letter Agreements"), with each of George Aucott, James Bernacchi, Jerry Bost and Truman Netherton (collectively, the "Executives"). The employment of Messrs. Aucott, Netherton and Bost terminated on March 31, 1996, June 30, 1996 and October 15, 1996, respectively. Accordingly, their New Letter Agreements terminated on such dates. Each of the New Letter Agreements, which are all substantially similar, provide, among other things, that, for 18 months following consummation of the Merger, as long as such Executive remains employed by Grupo Dina or any of its subsidiaries or affiliates, such Executive's compensation package will not be reduced and will remain competitive with compensation packages for executives (exclusive of bonus, stock options, restricted stock and other incentive or severance arrangements) in positions substantially similar to such Executive's position at the time of the Merger who are employed by similarly situated United States corporations. Such 18 month period expired on February 7, 1996. In addition, the New Letter Agreements provide that, for as long as an Executive remains employed by Grupo Dina or any of its subsidiaries or affiliates, such Executive will be entitled to participate in a management incentive plan substantially similar to MCII's existing management incentive plan and that, as long as such Executive remains employed by Grupo Dina or any of its subsidiaries or affiliates, such Executive will be entitled to an annual cash payment through the year 2000. The amount of the cash payment to be made to each Executive was established in such Executive's New Letter Agreement and determined based on a percentage of such Executive's total current compensation package.

           MCII Executive Severance Plan. MCII adopted an executive severance plan ("Executive Severance Plan") covering a number of employees, including Mr. Nasi, providing severance benefits in the event of termination of employment for reasons other than death, disability or normal retirement, within 18 months after a change in control of MCII. Under the plan, in the event of such termination, Mr. Nasi would receive three times salary, bonuses and other benefits and three years' credit for pension service. In addition, the Executive Severance Plan provided that if Mr. Nasi elected to terminate his employment during April 1996, Mr. Nasi would be entitled to receive two times salary, bonus and other benefits, and two years' credit for pension service, in each case net of any amounts paid under any other severance agreement or arrangement. Mr. Nasi's terminated his employment on April 1, 1996.

GRUPO DINA MANAGEMENT STOCK SALES PLAN

           At an extraordinary general stockholders' meeting held on October 9, 1992, the stockholders of Grupo Dina approved the issuance of 8,234,360 shares of common stock with a current aggregate book value of approximately Ps 51.9 million (US$6.94 million, based on an exchange rate as of June 3, 1996 of Ps 7.4747=US$1.00) which have been subscribed for and fully paid by the trust (the Grupo Dina Management Trust") established to implement Grupo Dina's Management Stock Sales Plan. The Grupo Dina Management Trust purchased the shares of common stock on October 14, 1992 at a price of Ps 3.04 (US$0.98) per share of common stock. Executive officers of Grupo Dina were awarded options to purchase common stock from the Grupo Dina Management Trust which are exercisable over the course of the next ten years in accordance with guidelines established by a technical committee, which includes representatives of Grupo Dina's principal stockholder. The common stock will be purchased by officers at the same price the trust paid for the common stock. As of October 18, 1996, 6,082,356 shares of common stock remained in the Grupo Dina Management Trust.


                           OWNERSHIP OF COMMON STOCK

GRUPO DINA

         The capital stock of Grupo Dina consists of one series of voting stock, the common stock, and one class of limited voting stock, the Series L Stock. The following table sets forth, as of October 18, 1996, information, known to Grupo Dina, with respect to beneficial owners of more than 5% of the outstanding shares and beneficial ownership of outstanding shares by all officers and directors as a group.

                                                                                                 Percent of
   Title of                                                         Number of Shares            Outstanding
    Class                Name and Address of Owner                      Owned(1)              Common Stock(1)

Common         Grupo Empresarial G, S.A. de C.V.                         127,912,420                  62.8%
                 Boulevard Puerta de hierro No. 5200 3er. Piso
                 Fraccionamiento Puerta de Hierro
                 Zapopan, Jalisco 45110, Mexico

Common         Rafael Gomez Flores                                         1,666,287                   0.8%
                 Boulevard Puerta de hierro No. 5200 3er. Piso
                 Fraccionamiento Puerta de Hierro
                 Zapopan, Jalisco 45110, Mexico

Common         O. Raymundo Gomez Flores                                    1,666,309                   0.8%
                 Boulevard Puerta de hierro No. 5200 3er. Piso
                 Fraccionamiento Puerta de Hierro
                 Zapopan, Jalisco 45110, Mexico

Common         Armando Gomez Flores                                        1,666,308                   0.8%
                 Boulevard Puerta de hierro No. 5200 3er. Piso
                 Fraccionamiento Puerta de Hierro
                 Zapopan, Jalisco 45110, Mexico

Common         Alfonso Miguel Gomez Flores                                 1,666,309                   0.8%
                 Boulevard Puerta de hierro No. 5200 3er. Piso
                 Fraccionamiento Puerta de Hierro
                 Zapopan, Jalisco 45110, Mexico

Common         Guillermo Gomez Flores                                      1,666,289                   0.8%
                 Boulevard Puerta de hierro No. 5200 3er. Piso
                 Fraccionamiento Puerta de Hierro
                 Zapopan, Jalisco 45110, Mexico

Common         Grupo Dina Management Trust                                 6,082,356                   3.0%
                 Tlacoquemecatl 41
                 Colonia del Valle
                 03100, Mexico, D.F. Mexico

Common         All officers and directors as a group(2)                    9,955,993                   4.9%

[FN]
-------------

         (1) Since each of the named members of the Gomez Flores family has voting power or shares voting power and/or investment power over the shares owned of record by Grupo Empresarial G, S.A. de C.V. ("Empresarial"), each such family member may be deemed to be the beneficial owner of such shares in addition to the shares owned of record by such family member.

         (2) Includes all shares held of record by officers and directors of Grupo Dina and all shares held in the Grupo Dina Management Trust which together total 5,082,656 shares. However, such shares do not include shares held of record by Empresarial which members of the Gomez Flores family may be deemed to beneficially own.

         The following table sets forth, as of October 24, 1996, information, known to Grupo Dina, with respect to beneficial owners of more than 5% of the outstanding shares and beneficial ownership of outstanding shares by all officers and directors as a group of its limited voting stock, the Series L Stock.

                                                                                                 Percent of
   Title of                                                         Number of Shares            Outstanding
    Class                Name and Address of Owner                        Owned                Series L Stock

Series L       Frost-Nevada, Limited Partnership (1)                    1,933,803                  14.6%
                 4400 Biscayne Boulevard
                 Miami, Florida 33137

Series L       Goldman, Sachs & Co.  (2)                                1,579,027                  11.4%
                 85 Broad Street
                 New York, New York 10004

Series L       All officers and directors as a group (3)                  515,119                   1.0%

-------------

(1) Based upon the information contained in Amendment No. 6 dated August 14, 1996 to a Schedule 13D filed by Frost-Nevada, Limited Partnership ("F-N LP"), Frost-Nevada Corporation ("F-N Corp."), F-N LP's general partner, and Phillip Frost, M.D., the sole stockholder of F-N Corp. Each of F-N Corp. and Dr. Frost may be deemed to be the beneficial owner of these shares.

(2) Based upon the information contained in Amendment No. 4 dated September 10, 1996 to a Schedule 13G filed by Goldman, Sachs & Co. and Goldman Sachs Group, L.P.

(3) Includes shares owned by officers and directors of Grupo Dina and MCII Holdings.


         Empresarial is a holding company owned by the members of the Gomez Flores family listed in the table above. Approximately 62.8% of the outstanding shares of common stock of Grupo Dina are owned by Empresarial and therefore may be deemed to be beneficially owned by members of the Gomez Flores family. Consequently, as of the date of this Prospectus, Empresarial and, through it, those family members have the power to elect all of Grupo Dina's directors other than the two directors entitled to be elected by the holders of Series L Stock and as otherwise discussed in "Management" and to determine the outcome of any actions requiring stockholder approval, including the declaration, amount and payment of dividends by Grupo Dina. Through Empresarial, the Gomez Flores family is engaged in a wide range of business activities in Mexico, including real estate development and residential and commercial real estate construction and food related businesses.

         There are no arrangements known to management, the operation of which may at a subsequent date result in a change in control of the Grupo Dina.

MCII HOLDINGS

         All of the outstanding common stock of MCII Holdings is owned by Grupo Dina.


                            CERTAIN TRANSACTIONS

GRUPO DINA

           In the ordinary course of its business, Grupo Dina has from time to time engaged in a variety of transactions with Empresarial, other affiliates of the Gomez Flores family and certain of its subsidiaries. Empresarial and members of the Gomez Flores family, who in turn control Empresarial, are the controlling shareholders of Grupo Dina. The principal transactions with such related parties during the period from January 1, 1995 through the date of this Prospectus are as follows:

                     (i) On July 31, 1996, Grupo Dina sold the accounts
            receivable under the Restructuring Agreements with Tres Estrellas, Estrella Blanca and their respective licensees, which had a total value of Ps 306.9 million, to AF Dina, a leasing company which provides financing in connection with sales of Grupo Dina products. In connection with the sale of the accounts receivable to AF Dina, Grupo Dina acquired new shares of AF Dina increasing its equity interest in AF Dina to 92.89%. Also in connection with this transaction, the Gomez Flores family's interest in AF Dina decreased from 80.0% to 4.68% of the outstanding capital stock of AF Dina. Grupo Dina may provide assistance to AF Dina in the form of guarantees of its borrowings. See "Business of Grupo Dina - Business Strategy of Grupo Dina -- Sales Financing."

                     (ii) In 1993, MCII purchased a 10% ownership interest
            in Mexicana de Autobuses, S.A. de C.V. ("MASA"), a coach manufacturing company in Mexico, for US$6,000,000. In December 1994, MCII distributed the MASA shares to Grupo Dina as a dividend. In December 1995, MCII repurchased the MASA shares from Grupo Dina for US$1,200,000.

MCII HOLDINGS

           In the ordinary course of its business, Grupo Dina has from time to time engaged in a variety of transactions with MCII and other subsidiaries. The principal transactions with MCII and such other subsidiaries during the period from January 1, 1995 through the date of this Prospectus are as follows:

                     (i) Pursuant to an exchange offer completed June 3,
            1996, Grupo Dina and MCII Holdings issued as joint obligations Senior Secured Discount Notes due 2002 with an aggregate principal amount of US$206,500,000 primarily in exchange for US$143,040,000 aggregate principal amount of the Eurobonds issued by Grupo Dina on November 18, 1992.

                     (ii) On August 1, 1995, Autobuses, a wholly-owned
            subsidiary of Grupo Dina, and Hausman Bus Sales, Inc.
            ("Hausman"), an indirect subsidiary of MCII Holdings, entered into a coach purchase agreement (the "Coach Purchase
            Agreement") whereby Hausman agreed to purchase motor coaches assembled by Autobuses.

                     (iii) Grupo Dina expects to complete a transaction
            with MCII in late 1996 whereby it will contribute Autobuses to MCII.


                   DESCRIPTION OF THE NOTES

           The New Notes offered hereby will be issued pursuant to the Indenture among Grupo Dina, MCII Holdings and IBJ Schroder Bank & Trust Company, as Trustee, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA and all of the provisions of the Indenture and the Notes, including the definitions therein of terms not defined in this Prospectus. Certain terms used in this section are defined below for purposes of this section under "-- Certain Definitions." New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by December 30, 1996, the Old Notes will bear additional interest as described under "-- Registration Rights" below.

GENERAL

           The Notes will be dated as of, and accrue interest from, November 18, 1995 and will bear interest initially at the rate of 12% per annum through maturity; provided, that, if the Notes are not rated either BB-or better by S&P or Ba3 or better by Moody's at November 15, 1999, the per annum interest rate shall be increased on such date to 15%, until maturity. Prior to and including the interest payment due on November 15, 1998, the Notes will accrue interest on a zero coupon basis and, accordingly, the principal value of each New Note will accrete from US$705.65 at November 18, 1995 for each US$1,000 in principal amount to US$1,000 at November 15, 1998. Thereafter, all interest will be payable in cash semiannually on May 15 and November 15 of each year (each a "Cash Interest Payment Date"), commencing May 15, 1999. Interest on the Notes will be paid to the Persons who are registered holders of Notes at the close of business on the first day of the month in which such interest payment date occurs. The Notes will be transferable and exchangeable initially at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of US$1,000 and any integral multiple thereof. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Additional interest may be payable on the Notes under the circumstances described below under "--Registration Rights."

           Grupo Dina and MCII Holdings will be fully and unconditionally liable with respect to payments of principal and interest on the Notes. It is intended that all payments in respect of the Notes will be paid by Grupo Dina, and that payments will be made by MCII Holdings only in the event of failure to pay by Grupo Dina. MCII Holdings will have subrogation rights against Grupo Dina if MCII Holdings is required to make any payments under the Notes. Such subrogation rights will be subordinated to the prior payment in full of the Notes and the Eurobonds. Holders of the Notes, by their acceptance of the Notes, will agree to report the Notes as indebtedness of Grupo Dina which is guaranteed by MCII Holdings for all tax purposes. In addition, Grupo Dina and MCII Holdings intend to treat the Notes as debt of Grupo Dina guaranteed by MCII Holdings for all tax purposes.

           The principal amount of the Notes will be payable on November 15, 2002. The Notes will be general senior obligations of Grupo Dina and MCII Holdings. The obligation of MCII Holdings will be secured by (i) a pledge of the MCII Shares and (ii) a perfected first priority security interest in any cash deposited with the Trustee in accordance with the covenant described under "--Certain Covenants--Limitation on Restricted Payments by MCII Holdings" below. MCII Holdings may sell the MCII Shares and MCII may issue and sell additional MCII stock in accordance with the covenant described under "--Certain Covenants--Limitation on Issuance and Sale of Capital Stock of MCII" below. The obligation of Grupo Dina in respect of the New Notes will rank pari passu with the Old Notes and with all other outstanding unsecured and unsubordinated obligations of Grupo Dina, present or future, other than obligations which are mandatorily preferred by statute or operation of law. The obligation of MCII Holdings in respect of the New Notes will rank pari passu with the Old Notes and, by reason of the security interests referred to above, will effectively rank senior to any outstanding unsecured obligations of MCII Holdings. MCII Holdings will not incur indebtedness for borrowed money except for indebtedness subordinated to the Notes as described under "--Certain Covenants--Limitation on MCII Holdings Debt" below.

           At June 30, 1996, Grupo Dina had outstanding Ps 2,442.2 million in aggregate principal amount of indebtedness that, by reason of its being secured by collateral, ranks effectively senior to the Old Notes and the New Notes. At such date, MCII Holdings had no outstanding indebtedness ranking senior to the Old Notes or the New Notes. At such date, MCII and its subsidiaries had outstanding indebtedness in an aggregate principal amount of US$195.6 million that is structurally senior to the Old Notes and the New Notes.

           Under the terms of the Indenture, Grupo Dina or MCII Holdings, as the case may be, may be obligated or have the option to repurchase the Notes. Selection of Notes to be repurchased pursuant to the Indenture will be made by lot, pro rata or by such other method as the Trustee shall deem to be fair and appropriate. The Indenture provides that if any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount (in integral multiples of US$1,000) to be redeemed and that on and after the date fixed for redemption, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof may be issued in the name of the holder thereof, or the Trustee may note such partial redemption upon such security. Grupo Dina or MCII Holdings will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer made by Grupo Dina or MCII Holdings to repurchase the Notes. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Grupo Dina or MCII Holdings will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

           For each Old Note accepted for exchange the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

           All Old Notes and New Notes will be treated as a single class of securities under the Indenture.

SECURITY FOR THE NOTES

           The Notes will be secured by (i) a pledge of the MCII Shares held by MCII Holdings and (ii) a perfected first priority security interest in any cash or Cash Equivalents deposited with the Trustee in accordance with the covenant described under "--Certain Covenants--Limitation on Restricted Payments by MCII Holdings" below. MCII Holdings may sell the MCII Shares and MCII may issue and sell additional MCII stock in accordance with the covenant described under "--Certain Covenants--Limitation on Issuance and Sale of Capital Stock of MCII" below.

OPTIONAL REDEMPTION

           The Notes may be redeemed, in whole or in part, at the option of Grupo Dina, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes at its address at any time on or after November 15, 1998, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. In addition, the Notes may be redeemed, in whole but not in part, at the option of Grupo Dina or MCII Holdings at any time at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, through the redemption date in the event of certain changes affecting withholding taxes. See "--Tax Redemption" below.

CHANGE OF CONTROL

           A Change of Control will constitute an Event of Default under the Indenture (i) if within 30 days after such Change of Control neither Grupo Dina nor MCII Holdings, as the case may be, has notified the Trustee in writing of such Change of Control and mailed a notice to holders of Notes stating (A) that Grupo Dina or MCII Holdings is making an offer to all holders of the New Notes to purchase all Notes properly tendered (a "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to the aggregate Accreted Value thereof on the date of purchase, if on or prior to November 15, 1998, and equal to the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereafter, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Cash Interest Payment Date); (B) the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Purchase Date"); and (C) the instructions, determined by Grupo Dina or MCII Holdings, consistent with the Indenture, that a holder must follow in order to tender its Notes; or (ii) neither Grupo Dina nor MCII Holdings, as the case may be, purchases all Notes properly tendered in accordance with the Change of Control Offer on such Change of Control Purchase Date.

           The failure of Grupo Dina or MCII Holdings, as the case may be, to make the Change of Control Offer or to pay the Change of Control Purchase Price on the Change of Control Purchase Date will result in the Trustee and the holders of the Notes having the rights described under "--Events of Default" below. Grupo Dina's or MCII Holdings' ability to pay cash to the holders of the Notes upon a repurchase may be limited by Grupo Dina's or MCII Holdings' then existing financial resources, and there can be no assurances that Grupo Dina or MCII Holdings will have the financial resources necessary to repurchase the Notes upon a Change of Control.

           The provisions under the Indenture relating to Grupo Dina's or MCII Holdings' obligation to make an offer to repurchase Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

           The Indenture contains covenants including, among others the following:

           Limitation on MCII Holdings Debt. Excluding the Notes, MCII Holdings may not, directly or indirectly, create, incur, issue, assume, suffer to exist, Guarantee or in any other manner become directly or indirectly liable with respect to or become responsible for (collectively, to "incur") any Debt. Notwithstanding the foregoing, MCII Holdings may incur Debt subordinated to the Notes provided that the Notes are rated BBB-or better by S&P and Baa3 or better by Moody's at the time of and immediately after the incurrence of such subordinated Debt.

           Limitation on Subsidiary Debt and Preferred Stock. MCII Holdings will not permit MCII or any other Subsidiary to, directly or indirectly, incur any Debt or issue Preferred Stock if it would result in the aggregate amount of Subsidiary Debt exceeding at any time the sum of (i) the Adjusted Subsidiary Debt Amount and (ii) the Debt, if any, of Autobuses, if Autobuses shall become a direct Subsidiary of MCII Holdings; provided, however, that if (x) the total principal amount of Notes outstanding on November 15, 1998 and (y) the aggregate amount of Subsidiary Debt exceeds the Maximum Permitted Debt Amount at November 15, 1998, then to the extent that Notes are not prepaid on such date, MCII Holdings shall cause its Subsidiaries to reduce Debt on and after November 15, 1998 for so long as and to the extent necessary to ensure that the aggregate amount of Notes outstanding and the aggregate amount of Subsidiary Debt does not at any time exceed the Maximum Permitted Debt Amount for so long as any Notes shall be outstanding. For purposes of the foregoing, the Maximum Permitted Debt Amount means US$420 million; provided, however, that upon contribution by Grupo Dina of 100% of the issued and outstanding Capital Stock of Autobuses to MCII Holdings or MCII, the Maximum Permitted Debt Amount shall mean US$440 million. For purposes of the foregoing, Debt shall exclude Permitted Debt, and for purposes of the preceding sentence, but not the first sentence, of this paragraph, Debt shall exclude additional Debt in an amount not to exceed 80% of MCII Receivables. Notwithstanding the foregoing, if Autobuses becomes a direct Subsidiary of MCII Holdings, no other Subsidiary of MCII Holdings shall Guarantee or otherwise be responsible for the Debt, if any, of Autobuses.

           Limitation on Restricted Payments by MCII Holdings. The Indenture prohibits any MCII Holdings Restricted Payments; provided, however, that MCII Holdings may declare and pay dividends, so long as at the time of such dividend and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, as follows: (i) in the one year period following the Expiration Date, MCII Holdings may declare and pay one or more dividends on its Capital Stock aggregating not more than US$25 million and (ii) MCII Holdings may declare and pay dividends on its Capital Stock in an amount (excluding dividends under clause (i)) equal to the greater of (a) US$3 million per calendar year and
(b) 50% of the Consolidated Net Income of MCII since January 1, 1996 (treated as one accounting period), provided that, in the event of a dividend permitted under clause (b) but not under clause (a), MCII Holdings has on deposit with the Trustee for the benefit of the holders an amount of cash and/or Cash Equivalents not less than the cash interest due on the Notes then outstanding within the six month period following the payment of such dividend and (iii) subject to compliance by MCII Holdings with the "Limitation on Issuance and Sale of Capital Stock of MCII" covenant, MCII Holdings may declare and pay any dividend in an amount not to exceed the amount of Required Proceeds from the sale of Capital Stock of MCII not required for the repurchase of Notes pursuant to such covenant.

           In addition, MCII Holdings may declare and pay any dividend not permitted under clauses (i) and (ii), provided that (1) it shall have first offered to apply up to the difference between the amount of such dividend and the maximum amount then permitted under clause (ii) (the "Extraordinary Dividend Amount") to the repurchase of Notes pursuant to a Qualifying Offer. To the extent that the aggregate Accreted Value or the principal amount (together with accrued interest, if any) of Notes tendered pursuant to such Qualifying Offer is less than the amount of the Extraordinary Dividend Amount, MCII Holdings may declare and pay as a dividend the portion of such Extraordinary Dividend Amount that is not required in order to purchase Notes so tendered. MCII Holdings may reduce the Extraordinary Dividend Amount offered to repurchase Notes by the amount, if any, it shall have paid in the 180 days preceding the commencement of the relevant Qualifying Offer to purchase or otherwise retire Notes other than in satisfaction of this or any other covenant under the Indenture.

           Limitation on MCII Holdings Liens. MCII Holdings will not, directly or indirectly, incur any Lien of any kind on or with respect to any property or assets now owned or hereafter acquired, or any interest herein or any income or profits therefrom, for the benefit of any Debt that is subordinated to the Notes. If MCII Holdings acquires the Capital Stock of Autobuses, MCII Holdings will not, directly or indirectly, incur any Lien of any kind on or with respect to the Capital Stock of Autobuses.

           Limitation on the Issuance and Sale of Capital Stock of MCII. MCII Holdings will not convey, sell, assign, transfer or otherwise dispose of, and will not permit MCII to issue and sell, Capital Stock of MCII (an "MCII Shares Sale"); provided, however, that MCII may issue and sell, or MCII Holdings may convey, sell, assign, transfer, or otherwise dispose of, MCII Capital Stock, other than Redeemable Stock or Preferred Stock, if immediately after giving effect to such an MCII Shares Sale (i) MCII Holdings shall continue to hold a Majority of the Voting Stock of MCII and
(ii) MCII Holdings or MCII, as the case may be, makes a Qualifying Offer to apply 80% of the Net Proceeds of such MCII Shares Sale (such 80% the "Required Proceeds") to purchase Notes properly tendered pursuant to such Qualifying Offer. To the extent that the aggregate Accreted Value or the principal amount (together with accrued interest, if any) of the Notes tendered pursuant to such Qualifying Offer is less than the amount of the Required Proceeds, MCII Holdings and MCII may use such portion of the Required Proceeds that is not required in order to purchase Notes so tendered for any purpose whatsoever. Notwithstanding the foregoing, (i) no Capital Stock of MCII may be sold without the affirmative vote of the holders of at least 662/3% of the outstanding aggregate principal amount of the Notes unless the implied value of 100% of the Capital Stock of MCII (based upon the price per share to be realized in the proposed sale) would exceed the aggregate Accreted Value of the Notes then outstanding; (ii) MCII Holdings shall not permit MCII at any time to issue and sell Redeemable Stock or Preferred Stock; and (iii) in the event that the Capital Stock of Autobuses is contributed to MCII or any Subsidiary of MCII, no additional Capital Stock, Redeemable Stock or other securities shall be issued in respect of such contribution.

           The Trustee will execute any and all necessary documents to permit the release of the Lien on the Capital Stock of MCII to be sold pursuant to this covenant.

           Transactions with Affiliates. The Indenture provides that, subject to certain exceptions, including, without limitation, any agreement entered into on or before the date of the Indenture, MCII Holdings will not, and will not permit any Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including, without limitation, the purchase, sale, transfer, lease or exchange of any assets or property or the rendering of any service) with, or for the benefit of, Grupo Dina or any Affiliate of Grupo Dina (other than MCII Holdings or a Subsidiary) on terms that are not in the best interest of MCII Holdings or such Subsidiary, as the case may be, or on terms that are less favorable to MCII Holdings or such Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person who is not such an Affiliate. Any business, transaction or series of related transactions involving aggregate payments in excess of US$5 million will require affirmative approval from the Board of Directors of MCII Holdings and a favorable written fairness opinion from an independent appraisal or investment banking firm, except that MCII may maintain up to US$30 million in inventory representing bus and bus parts purchases from Grupo Dina without affirmative approval from the Board of Directors of MCII Holdings or a favorable written fairness opinion from an independent appraisal firm.

           Notwithstanding the foregoing, MCII Holdings or any Subsidiary thereof may repurchase and cancel the New Notes at any time.

           Limitation on Mergers, Consolidations or Sales of Assets. The Indenture provides that, without the unanimous affirmative vote of all members of the Board of Directors of MCII Holdings, MCII Holdings will not, in any transaction or series of transactions, consolidate or merge with or into any Person, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets or Capital Stock or other ownership interest of, any other Person; provided, however, that the following shall not be subject to this covenant: (a) any MCII Shares Sale in accordance with the covenant described under "--Limitation on Issuance and Sale of Capital Stock of MCII" above and (b) any acquisition by MCII Holdings of the Capital Stock of Autobuses. In addition, any such transaction by MCII Holdings receiving the unanimous affirmative vote of all members of the Board of Directors of MCII Holdings may only be consummated if: (1) the entity formed by or surviving any such consolidation or merger (if MCII Holdings is not the surviving entity) or the Person to which such sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of MCII Holdings' Property is made (the "Surviving Person") shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; and (2) every such successor or assign shall, as a part of such consolidation, merger, conveyance, assignment, transfer, sale, lease or disposition and in consideration thereof enter into and execute an instrument supplemental to the Indenture whereby such successor or assign covenants: (i) to pay punctually when due the principal of and interest and Additional Amounts, if any, on the Notes; and (ii) to observe and perform each and every covenant and agreement of MCII Holdings contained in the Notes and the Indenture as fully and completely as if it had itself executed the Notes and the Indenture as MCII Holdings.

           MCII Holdings will not permit MCII, in any transaction or series of transactions, to consolidate with or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets to, any Person unless: (i) MCII shall be the surviving Person (the "Surviving Person"), or the Surviving Person (if other than MCII) formed by such consolidation or into which MCII is merged or to which the assets of MCII are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the Surviving Person (if other than MCII) shall expressly assume all of the obligations of MCII; and (iii) immediately before and immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; provided, however, that no transaction or series of transactions which would otherwise constitute a disposition of substantially all the assets of MCII shall be treated as such for purposes of the Indenture, including this covenant, unless such disposition also constitutes a disposition of all or substantially all the assets used in the bus manufacturing business of Grupo Dina and its Subsidiaries. For the purposes of the preceding sentence, Grupo Dina and its Subsidiaries will be considered as a single entity.

           Limitation on Business of MCII Holdings. MCII Holdings may not engage in any business other than (i) holding the MCII Shares and, if MCII Holdings acquires the Capital Stock of Autobuses, holding the Capital Stock of Autobuses, (ii) pledging the MCII Shares as collateral under the Notes,
(iii) satisfying its obligations under the Notes in the event of a failure to pay by Grupo Dina, (iv) making investments in Cash Equivalents and (v) any other transactions expressly provided for in the Indenture.

           Corporate Separateness of MCII Holdings. Pursuant to MCII Holdings' Certificate of Incorporation and the Indenture, for so long as any Notes shall be outstanding, (i) MCII Holdings' Board of Directors will consist of not more than three members, at least one of which will be selected by the holders of a Majority of the Notes and (ii) MCII Holdings will not be authorized, without the unanimous consent of the Board of Directors, to (A) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal, state or foreign law relating to bankruptcy, (D) consent to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of MCII Holdings or a substantial part of its property, (E) make a general assignment for the benefit of creditors, (F) admit in writing its inability to pay its debts generally as they come due or (G) take any corporate action in furtherance of the actions set forth in clauses (A) through (F) of this paragraph. In addition, no director will be under any duty to nor may be required by Grupo Dina to consent to the institution of bankruptcy or insolvency proceedings against MCII Holdings so long as it is solvent and does not reasonably foresee becoming insolvent, which determination shall be made after giving effect to the subrogation rights of MCII Holdings in respect of the Notes. The Indenture provides that, for so long as any Notes are outstanding, (i) each of Grupo Dina and MCII Holdings shall do all things within its power to satisfy the legal requirements applicable from time to time for the recognition of MCII Holdings as a corporate entity separate and apart from Grupo Dina (or any Person subsequently controlling Grupo
Dina) and (ii) each of Grupo Dina and MCII Holdings shall fulfill its obligations under, and shall not waive any of its rights provided by, the Corporate Separateness Agreement.

           Reports to Holders of the Notes. Each of Grupo Dina and MCII Holdings shall file with the Trustee and provide holders of the Notes, within 15 days after it files them with the Commission, copies of its annual report and the information, documents and other reports which Grupo Dina and MCII Holdings are required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. Notwithstanding that Grupo Dina and MCII Holdings may or may not be required to become or to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Grupo Dina and MCII Holdings shall continue to provide the holders of the Notes with the annual reports and the information, documents and other reports which are specified in Section 13 and 15(d) of the Exchange Act, including, in the case of MCII Holdings, quarterly reports and all other reports required of issuers that are not foreign private issuers as defined under Rule 3b-4 of the Exchange Act.

           Impairment of Security Interest. MCII Holdings shall not take or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Notes, and MCII Holdings shall not, and shall not permit any of its Subsidiaries to, grant to any Person other than the Trustee and the holder of Notes, any interest whatsoever in any Collateral.

           Limitation on Restricted Payments By Grupo Dina. The Indenture prohibits any Grupo Dina Restricted Payments until such time as Grupo Dina or any of its Subsidiaries shall have made one or more Qualifying Offers to purchase New Notes representing at least 75% of the Original Principal Amount of the New Notes, such amount to be reduced by the principal amount of any Notes purchased or otherwise retired by Grupo Dina or any of its Subsidiaries other than pursuant to a Qualifying Offer.

           Limitation on Grupo Dina Liens. Grupo Dina will not, directly or indirectly, incur any Lien of any kind on or with respect to any property or assets now owned or hereafter acquired, or any interest therein or any income or profits therefrom, for the benefit of any Debt that is subordinated to the New Notes.

           Limitation on Asset Sales by Grupo Dina. The Indenture provides that the following covenant shall be in effect until such time as Grupo Dina or any of its Subsidiaries shall have made one or more Qualifying Offers to purchase Notes representing at least 75% of the Original Principal Amount of the Notes, such amount to be reduced by the principal amount of any Notes purchased or otherwise retired by Grupo Dina or any of its Subsidiaries other than pursuant to a Qualifying Offer.

           Grupo Dina shall not, and shall not permit any of its Subsidiaries (other than MCII Holdings or any Subsidiary of MCII Holdings) to, directly or indirectly, consummate any Asset Sale with Net Proceeds thereof exceeding US$10 million unless (i) Grupo Dina or such Subsidiary, as the case may be, receives consideration (the "Asset Sale Proceeds") at least equal to the fair market value of the property subject to such Asset Sale and (ii) at least 75% of the consideration therefor received by Grupo Dina or such Subsidiary consists of cash, Cash Equivalents and/or liquid securities which Grupo Dina or such Subsidiary, as the case may be, plans in good faith to convert into cash within the 180-day period following such Asset Sale.

           In addition, within 365 days of the receipt of any Asset Sale Proceeds, Grupo Dina or any Subsidiary may (i) reinvest such Asset Sale Proceeds (or any portion thereof) in additional assets used in the truck and bus manufacture and supply business (or in any other business directly related or incidental thereto) or (ii) purchase or otherwise retire Euronotes, Notes or the Debentures; provided that the amount applied to purchase Debentures does not exceed US$20 million, such amount to be reduced by the amounts applied by Grupo Dina or any of its Subsidiaries to repurchase or otherwise retire Debentures since the date of original issuance of Notes; and provided further that not more than 25% of any Asset Sale Proceeds of any Asset Sale or series of related Asset Sales may be applied to purchase Debentures. Any proceeds that are not so reinvested or applied to retire such Debt within such period shall constitute "Excess Asset Sale Proceeds."

           Each time the aggregate amount of Excess Asset Sale Proceeds equals or exceeds US$10 million, Grupo Dina shall make a Qualifying Offer to repurchase Notes with the Excess Asset Sale Proceeds.

WAIVER OF CERTAIN COVENANTS

           Subject to certain exceptions, the Indenture provides that Grupo Dina and/or MCII Holdings may omit in any instance to comply with any covenant or condition set forth in the foregoing covenants if before the time for such compliance the holders of at least a majority of the outstanding aggregate principal amount of New Notes shall either waive such compliance in such instance or generally waive compliance with such covenants or condition, but no such waiver shall extend to or affect such covenants or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of Grupo Dina, MCII Holdings and the duties of the Trustee under the Indenture in respect of any such covenant or condition shall remain in full force and effect.

EVENTS OF DEFAULT

           The following, in addition to the events described under "--Change of Control," constitute "Events of Default" with respect to the Notes pursuant to the Indenture:

                       (1) failure to pay interest on any of the Notes when
            due if such failure continues for 30 days;

                       (2) failure to pay principal or premium, if any, on
            any of the Notes when due at maturity, upon acceleration, optional redemption, required purchase or otherwise;

                       (3) failure to comply with any of the covenants and
            agreements in the Indenture (other than the obligations specified in clauses (1) and (2) above) if such failure exists for more than 45 days following notice from the Trustee or holders of 331/3% of the outstanding principal amount of Notes;

                       (4) Debt of MCII Holdings or any Subsidiary thereof
            is not paid when due within the applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated Debt exceeds US$20 million;

                       (5) certain events of bankruptcy, insolvency or
            reorganization;

                       (6) any judgment or decree aggregating more than
            US$20 million entered against MCII Holdings or any Subsidiary thereof remains unsatisfied or unstayed for more than 60 days;

                       (7) any unwaived and uncured Event of Default under
            the indentures relating to the Subordinated Debentures or any outstanding Euronotes; and

                       (8) the Indenture or any of the security documents
            ceases to be in full force and effect or ceases to create in favor of the Trustee a valid and perfected first priority Lien on the Collateral.

           If an Event of Default specified in clause (4) or clause (7) above occurs under the Indenture, and if the relevant lender whose Debt was accelerated later rescinds such acceleration (or such acceleration is later cured), then any cross acceleration of the Debt under the Notes shall be automatically rescinded (or cured) as well.

           If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization of MCII Holdings) occurs, the Trustee or the holders of at least 331/3% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of MCII Holdings occurs and is continuing, the principal of and interest on the Notes will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

           Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

           The Indenture provides that if an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the New Notes notice of the Event of Default within 90 days after it occurs. Except in the case of an Event of Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, each of Grupo Dina and MCII Holdings is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Event of Default that occurred during the previous year. Each of Grupo Dina and MCII Holdings also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute an Event of Default, its status and what action Grupo Dina or MCII Holdings, as the case may be, is taking or proposes to take in respect thereof.

MODIFICATION OF INDENTURE

           Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority of the outstanding aggregate principal amount of such Notes, and any past Event of Default or noncompliance with any provision thereof may be waived with the consent of the holders of at least a majority of the outstanding aggregate principal amount of such Notes. See "--Waiver of Certain Covenants" and "--Events of Default." Without the consent of any holder of Notes, Grupo Dina and MCII Holdings may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency or to make any change that does not adversely affect the rights of any holder of Notes. Without the consent of the holder of each Note affected, an amendment, supplement or waiver with respect to the Indenture may not: reduce the principal amount of Notes the holders of which must consent to an amendment, supplement or waiver; reduce the rate of or extend the time for payment of interest on any Note; reduce the principal amount of or extend the maturity date of any Note; reduce the amount payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed; make any Note payable in money other than that stated in the Note; make any change in the provisions concerning waiver of Events of Default by holders of the Notes; adversely affect the ranking of the Notes; permit the creation of any Lien on the Collateral or any part thereof (other than the Lien of the Indenture and the other security documents) or terminate the Lien of the Indenture or the other security documents as to the Collateral or any part thereof or deprive the holders of the Notes of the security afforded by the Lien of the Indenture and the other security documents or any part thereof, in each case other than as contemplated by the Indenture.

ADDITIONAL AMOUNTS

           All payments by Grupo Dina in respect to the Notes shall be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatsoever nature imposed or levied by or on behalf of Mexico, or any political subdivision or authority thereof or therein having power to tax, unless Grupo Dina is compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges under relevant law or by the interpretation or administration thereof. In such event, Grupo Dina shall pay such additional amounts (including the Additional Amounts) ("Additional Amounts") as may be necessary to ensure that the net amounts receivable by the holders of Notes after such withholding or deduction shall equal the respective amounts of principal and interest which would have been received in respect of Notes in the absence of such withholding or deduction. No Additional Amounts shall be payable in respect of any Note presented for payment with respect to:

                      (a) any tax, duty, assessment or other governmental
            charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having a power over, such holder, if such holder is an estate, a trust, a partnership or a corporation) and Mexico, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or person having such a power) being or having been a citizen or resident or treated as a resident thereof or having been engaged in a trade or business therein or being or having been present therein or having had a permanent establishment therein, (ii) the failure of such holder to comply with any requirement under the income tax laws or regulations of Mexico to establish entitlement to exemption from such tax, assessment or other governmental charge or (iii) payment of principal or interest or the retirement, redemption, exchange or transfer being made in Mexico;

                      (b) any tax, duty, assessment or other governmental
            charge which would not have been so imposed but for the presentation by the holder of such Note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

                      (c) any estate, inheritance, gifts, sales, transfer,
            personal property, interest equalization or any similar tax, assessment or governmental charge;

                      (d) any tax, duty, assessment or other governmental
            charge which is payable otherwise than by withholding from payment of principal of or interest on such Note;

                      (e) any tax, duty, assessment or other governmental
            charge which is payable by a holder that is not the beneficial owner of such Note or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficial owner or member received directly its beneficial or distributive share of the payment; or

                      (f) any combination of items (a), (b), (c), (d) and
            (e).

           For the purposes of the foregoing, the holding of or the receipt of any payment with respect to a Note shall not constitute a connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having a power over, such holder if such holder is an estate, a trust, a partnership or a corporation) and Mexico.

           In the event that Additional Amounts actually paid with respect to the Notes are based on rates of deduction or withholding of Mexican taxes in excess of the appropriate rate applicable to the holder or beneficial owner of such Notes, and, as a result thereof, such holder or beneficial owner is entitled to make a claim for a refund or credit of such excess, then such holder or beneficial owner will, by accepting the Notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to Grupo Dina. However, by making such assignment, the holder or beneficial owner makes no representation or warranty that Grupo Dina will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto (including without limitation executing any other instrument of transfer or incurring any expense in connection with this transfer). Any reference herein or in the Notes to principal and/or interest shall be deemed also to refer to any Additional Amounts which may be payable under the covenant referred to in this provision.

           To the extent MCII Holdings becomes obligated to pay principal or interest on the Notes, it will pay such Additional Amounts as may be necessary to ensure that the net amounts receivable by the holders of Notes (including the Additional Amounts) after any withholding or deduction shall equal the respective amounts of principal and interest which would have been received in respect of Notes in the absence of such withholding or deduction.

TAX REDEMPTION

           If, as a result of any amendment to, or change in, the laws (or any regulation or rulings thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws or regulations, which amendment or change of such laws or regulations becomes effective on or after the date of original issuance of Notes, Grupo Dina or MCII Holdings would be obligated, for reasons outside its control, to pay Additional Amounts in excess of those attributable to the maximum Mexican withholding tax applicable on the date of original issuance of Notes (15%) imposed on interest payments (See "Tax Considerations--Mexican Taxation"), then, at Grupo Dina's option, or at MCII Holdings' option if it becomes obligated to pay Additional Amounts on the Notes, the Notes may be redeemed in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days' notice at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, through the redemption date; provided, however, that (i) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which Grupo Dina or MCII Holdings, as the case may be, would be obligated to pay such Additional Amounts, and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

           Prior to the publication of any notice of redemption pursuant to this provision, Grupo Dina or MCII Holdings, as the case may be, will deliver to the Trustee (i) a certificate signed by a duly authorized representative stating that Grupo Dina or MCII Holdings, as the case may be, is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent of the right of Grupo Dina or MCII Holdings, as the case may be, so to redeem have occurred, and (ii) an opinion of independent Mexican legal counsel of recognized standing to the effect that Grupo Dina or MCII Holdings, as the case may be, has or will become obligated to pay such Additional Amounts as a result of such change or amendment. Such notice, once delivered by Grupo Dina or MCII Holdings, as the case may be, to the Trustee, will be irrevocable.

CERTAIN DEFINITIONS

           "Accreted Value" for any Note means as of any date prior to November 15, 1998, the sum of (a) US$705.65, which is the initial principal value as of November 18, 1995 of such Note, and (b) the portion of the excess of such Note over such initial principal value which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 12% per annum of the initial principal value of the Notes, compounded semi-annually on each May 15 and November 15 from November 18, 1995 through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date of determination on or after November 15, 1998, US$1,000.

           "Adjusted Subsidiary Debt Amount" means the maximum amount of consolidated Debt of MCII which in the aggregate would not cause the ratio of MCII's consolidated Debt to MCII's Consolidated Capitalization to exceed
0.5 to 1.00; provided, that for purposes of any such determination, Debt shall be deemed to exclude Contingent Liabilities.

           "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

           "Asset Sale" means, with respect to any Person, any sale, lease, conveyance, transfer or other disposition (or series of related sales, leases, conveyances, transfers or dispositions) of any securities (whether or not upon issuance but excluding securities issued by such Person), Property or other assets (each referred to for the purposes of this definition as a "disposition") by such Person or any of its Subsidiaries, whether for cash or other consideration, other than (i) a disposition by a Wholly-Owned Subsidiary of such Person to such Person or another Wholly-Owned Subsidiary of such Person, (ii) a disposition by such Person to a Wholly-Owned Subsidiary of such Person, (iii) an exchange of assets for like kind assets, provided the assets received are to be used in the lines of business engaged in by such Person or any of its consolidated Subsidiaries or reasonably related extensions of such lines of business,
(iv) a disposition pursuant to a merger or consolidation of MCII Holdings permitted by the Indenture, (v) a disposition of inventory in the ordinary course of business, or (vi) a disposition of assets in one or a series of related transactions which in the reasonable opinion of such Person, are obsolete and no longer useful in the business of such Person or any Subsidiary.

           "Board of Directors" means the Board of Directors of Grupo Dina, MCII Holdings or MCII, as the case may be, or, if the context so requires, any committee thereof duly authorized to act on behalf of such Board.

           "Business Day" means each day which is not a legal holiday in the United States or Mexico.

           "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

           "Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including any warrants, common shares or Preferred Stock, but excluding any debt securities convertible into such equity; provided, however, that Capital Stock shall not include Redeemable Stock.

           "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least "A" or the equivalent thereof from S&P or "A2" or the equivalent thereof from Moody's with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than six months after the date of acquisition by such Person, and
(v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

           "Change of Control" means:

           (i) with respect to Grupo Dina (a) any Person (other than Permitted Holders) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of a Majority of the Voting Stock of Grupo Dina; (b) Persons who constitute a majority of the Board of Directors of Grupo Dina are not nominated by the Permitted Holders; or (c) Grupo Dina consolidates with or merges into any Person, or conveys, transfers or leases all or substantially all of its Property, or any Person consolidates with or merges into Grupo Dina, in any such event pursuant to a transaction upon consummation of which none of the events described in clauses (a) or
(b) of this clause (i) shall have occurred in respect of such surviving entity; and

           (ii) with respect to MCII Holdings (a) Grupo Dina or the Permitted Holders fail to be the beneficial owner, directly or indirectly, of at least a Majority of the Voting Stock of MCII Holdings; or (b) MCII Holdings consolidates with or merges into any Person, or conveys, transfers or leases all or substantially all of its Property, or any Person consolidates with or merges into MCII Holdings, in any such event pursuant to a transaction upon consummation of which the event described in clause
(a) of this clause (ii) shall have occurred in respect of such surviving entity.

           "Collateral" means (i) the MCII Shares, (ii) all certificates representing any of the pledged MCII Shares and (iii) any cash or Cash Equivalents deposited with the Trustee in accordance with the covenant described under "--Certain Covenants--Limitation on Restricted Payments by MCII Holdings" below.

           "Consolidated Capitalization" means (without duplication) the sum of (i) the Consolidated Net Worth of MCII and its Subsidiaries determined in accordance with GAAP decreased by the amount of any intangible created or acquired after August 8, 1994 and included in such Consolidated Net Worth and (ii) the total amount of the consolidated long-term Debt (including the current portion thereof) of MCII and its Subsidiaries as determined in accordance with GAAP.

           "Consolidated Net Income" means for any period the gross revenues of a Person and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP, but excluding (i) earnings of any Subsidiary for the periods preceding the date of acquisition of such Subsidiary by such Person, (ii) any gains or income resulting from the write-up of assets or changes in accounting principles, (iii) the net income (or loss) of any Person, the net income of which is not consolidated with the income of such Person and its Subsidiaries in accordance with GAAP except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such Person during such period, (iv) any gain or loss realized upon the sale or other disposition of any Property of such Person or its consolidated Subsidiaries (including pursuant to any sale/leaseback transaction) other than sales of inventory in the ordinary course of business, and (v) any extraordinary gain or loss.

           "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Subsidiaries.

           "Contingent Liabilities" means, without duplication, any repurchase or reimbursement obligations in respect of (i) Residual Value Guarantees, Trade-in Value Guarantees and contracts entered into by MCII or any Subsidiary obligating it to repurchase motor coach finance contracts, and the related collateral, upon the occurrence of certain events, in each case in the ordinary course of business and consistent with past practice,
(ii) surety bonds and other instruments that guarantee performance by MCII or its Subsidiaries of a contract entered into (other than in connection with borrowing money or obtaining credit) in the ordinary course of business consistent with past practice (collectively, "Surety Bonds"),
(iii) letters of credit issued for purposes similar to Surety Bonds, and
(iv) letters of credit issued for the account of MCII or any Subsidiary in the ordinary conduct of business of MCII and its Subsidiaries. At such time as any Contingent Liability, in the case of clause (i), becomes operative or (ii), in the case of clauses (ii) - (iv), is drawn upon by any beneficiary thereof and a reimbursement or similar obligation of MCII or such Subsidiary becomes effective, such Contingent Liability shall cease to be a Contingent Liability but shall continue to constitute Debt. Any (x) rate protection agreement (including any interest rate swap agreement) with respect to Debt then outstanding or anticipated to be incurred and (y) currency exchange agreement with respect to foreign currency-denominated revenues and expenses anticipated during the term of such currency exchange agreement or Debt which is denominated in foreign currency and otherwise permitted under the Indenture shall not constitute Contingent Liabilities.

           "Currency Exchange Protection Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

           "Debt" means, with respect to any Person, (i) all (A) obligations of such Person for borrowed money (including obligations evidenced by notes, indentures, bonds or other similar instruments for the payment of which such Person is responsible or liable) or which have been incurred in connection with the acquisition of Property, (B) obligations under capitalized leases which in accordance with GAAP would be classified upon a balance sheet of such Person as liabilities of such Person, (C) Limited-recourse Amounts incurred after August 12, 1993, (D) obligations of such Person under Contingent Liabilities or under a conditional sale or title retention agreement, (E) obligations of such Person issued or assumed as a full or partial payment for Property whether or not secured by a purchase money mortgage or under notes payable or drafts accepted representing extensions of credit and (F) obligations secured by any Lien on any Property owned or held by such Person subject thereto, whether or not the obligations secured thereby shall have been assumed by such Person,
(ii) any Debt (as described within clause (i)) of any partnership or joint venture of which such Person or any Subsidiary thereof is a general partner or joint venturer which is not expressly non-recourse to such Person or Subsidiary, (iii) all Debt (as described within clause (i)) of others with respect to which such Person has become liable by way of a Guarantee and
(iv) all renewals, extensions and modifications of the foregoing.

           "GAAP" means (i) in the case of a United States Person, United States generally accepted accounting principles; and (ii) in the case of a Mexican Person, Mexican generally accepted accounting principles.

           "Grupo Dina Restricted Payment" means, whether directly or indirectly, (i) the declaration or payment of any dividend on or any distribution in respect of any Capital Stock or Redeemable Stock of Grupo Dina or to Grupo Dina's stockholders in their capacity as such (other than dividends or distributions payable solely in shares of Capital Stock), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock or Redeemable Stock of Grupo Dina or any Affiliate of Grupo Dina (except any such transfers to Grupo Dina or a Subsidiary of Grupo Dina) or (iii) the purchase, redemption or other acquisition or retirement for value prior to its stated maturity of any Debt of Grupo Dina which is subordinate to the New Notes.

           Notwithstanding the foregoing, the following shall not constitute Grupo Dina Restricted Payments: (1) the purchase or other retirement of the Debentures after the date of the original issuance of New Notes for cash and/or a principal amount of subordinated Debt not eligible for exchange pursuant to clause (2) below aggregating up to US$20 million (including repurchases pursuant to the covenant described under "--Certain Covenants--Limitation on Asset Sales by Grupo Dina"), (2) an exchange of Capital Stock or subordinated Debt of Grupo Dina for outstanding subordinated Debt of Grupo Dina provided such new subordinated Debt has an average life equal to or greater than the remaining average life and matures on or after the maturity of any subordinated Debt which is being refinanced, (3) any retirement of equity securities of Grupo Dina in connection with a reorganization, recapitalization, reclassification, merger or consolidation in which the stockholders of Grupo Dina receive in exchange for, or in substitution of the shares of Grupo Dina's Capital Stock held by them, Capital Stock, excluding Redeemable Stock and Preferred Stock, of a newly-formed corporation or partnership which, immediately following such reorganization, reclassification, merger or consolidation, is the parent entity of Grupo Dina, and (4) any dividend or distribution on, or any purchase, redemption or other acquisition or retirement for value of, any Capital Stock of Grupo Dina or securities convertible into or exercisable or exchangeable for such Capital Stock, in consideration of the consolidation or merger of Grupo Dina with or into any other Person if such consolidation or merger is otherwise permitted under the Indenture, provided that the only consideration issued by the surviving Person with respect to any such dividend, distribution, purchase, redemption or other acquisition or retirement shall be in the form of Capital Stock (excluding Redeemable Stock and Preferred Stock) of such surviving Person.

           "Guarantee" means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Debt, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, (i) any such obligation in effect guaranteed by such Person through any agreement, (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, (ii) any obligation to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (iii) any obligation to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or (iv) any obligation to make such payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. "Guarantee" shall include any other contract which, in economic effect, is substantially equivalent to the foregoing types of Guarantees. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation Guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

           "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement.

           "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement designed to protect such Person or its Subsidiaries against fluctuations in interest rates, as in effect from time to time.

           "Lien", with respect to any Property, means any mortgage, security interest, pledge, lien or other encumbrance other than (i) mechanics' and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith; (ii) Liens arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license; (iii) Liens for taxes, assessments or governmental charges or levies not yet delinquent or which, if delinquent, are being contested in good faith; (iv) Liens (including judgment liens) arising from legal proceedings being contested in good faith and, in the case of judgment liens, so long as execution thereof is stayed or (v) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (iv), inclusive.

           "Limited-recourse Amount" means, with respect to any non-recourse or limited recourse sale of receivables (including sales with a first-loss guaranty), that portion of assets retained by MCII or any of its Subsidiaries and representing the amount of overcollateralization or the amount of recourse, first-loss or other credit reserves or obligations provided in such transaction.

           "Majority" means a majority of the class or group of classes of Voting Stock that can elect a majority of the Board of Directors of Grupo Dina or MCII Holdings, as the case may be.

           "MCII Holdings Restricted Payment" means, whether directly or indirectly, (i) the declaration or payment of any dividend on or any distribution in respect of any Capital Stock or Redeemable Stock of MCII Holdings or to MCII Holdings' stockholders in their capacity as such (other than dividends or distributions payable solely in shares of its Capital Stock); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock or Redeemable Stock of MCII Holdings or any Affiliate of MCII Holdings (except any such transfers to MCII Holdings or any Subsidiary of MCII Holdings); (iii) any investment (other than investments in Cash Equivalents and in Subsidiaries) in any Person or (iv) any principal payment on, or the redemption, repurchase, defeasance or other acquisition or retirement for value prior to any scheduled principal payment, scheduled sinking fund payment or stated maturity of, Debt of MCII Holdings which is subordinate to the New Notes other than from the proceeds of Debt which is equally subordinated to the New Notes and which has an average life equal to or greater than the remaining average life and matures on or after the maturity of the Debt which is refinanced.

           Notwithstanding the foregoing, the following shall not constitute MCII Holdings Restricted Payments: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions hereof; (2) any retirement of equity securities of MCII Holdings in connection with a reorganization, recapitalization, reclassification, merger or consolidation in which the stockholders of MCII Holdings receive in exchange for, or in substitution of, the shares of MCII Holdings' Capital Stock held by them, Capital Stock, excluding Redeemable Stock and Preferred Stock, of a newly-formed corporation or partnership which, immediately following such reorganization, reclassification, merger or consolidation, is the parent entity of MCII Holdings and (3) any dividend or distribution on, or any purchase, redemption or other acquisition or retirement for value of, any Capital Stock of MCII Holdings or securities convertible into or exercisable or exchangeable for such Capital Stock, in consideration of the consolidation or merger of MCII Holdings with or into any other Person if such consolidation or merger is otherwise permitted under the Indenture.

           "MCII Receivables" means the recorded value of, or the book value of, any receivables of, or lease obligations due to, MCII or any of its Subsidiaries arising in the ordinary course of business from sales or leases of motor coaches to Persons other than Affiliates of Grupo Dina all as determined in accordance with GAAP.

           "Net Proceeds" means the aggregate cash proceeds received by any Person in respect of any transaction, net of the direct costs relating to such transaction (including, without limitation, legal, accounting and investment banking fees, and sales commission) and, in the case of an Asset Sale, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustments in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received, but shall include such proceeds when and as converted to cash. Notwithstanding the foregoing, (i) for purposes of determining the Net Proceeds of any issuance or sale of any Capital Stock of MCII, and for purposes of determining the amount of Required Proceeds to be offered to purchase Notes in connection with any Qualifying Offer following such issuance or sale of any Capital Stock of MCII, the fair market value of all non-cash proceeds shall be deemed to be cash proceeds and (ii) such issuance or sale of any Capital Stock of MCII shall be deemed not to be an Asset Sale for purposes of this definition.

           "Original Principal Amount" means US$206,499,680.

           "Permitted Debt" means any and all of the following: (i) Debt owed to MCII or any Subsidiary, provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Subsidiary ceasing to be a Subsidiary or any subsequent transfer of such Debt (other than to another Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Debt by the obligor; (ii) Hedging Obligations consisting of Interest Rate Agreements and Currency Exchange Protection Agreements; and (iii) Contingent Liabilities.

           "Permitted Holders" means Grupo Empresarial G, S.A. de C.V. or any successor corporation controlled by other Permitted Holders, Rafael Gomez Flores, O. Raymundo Gomez Flores, Armando Gomez Flores, Alfonso Miguel Gomez Flores, Guillermo Gomez Flores, and the heirs thereof, and the Grupo Dina Management Trust.

           "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

           "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; provided, however, that Preferred Stock shall not include Redeemable Stock.

           "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such Person).

           "Qualifying Offer" means any offer made by Grupo Dina or a Subsidiary thereof to all holders of Notes to purchase for cash New Notes properly tendered at a purchase price equal to the Accreted Value thereof on the date of repurchase, if on or prior to November 15, 1998, and equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereafter, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Cash Interest Payment Date) provided that the purchase date is no earlier than 30 nor later than 60 days from the date notice of the offer is mailed and the offeror purchases all New Notes properly tendered in accordance with such offer on such purchase date subject to proration in the event that the number of New Notes tendered exceeds the number of New Notes for which the offer is made.

           "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other Property or is or could become redeemable for cash or other Property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the stated maturity of the New Notes; or is or could become exchangeable at the option of the holder thereof for Debt at any time, in whole or in part, on or prior to the first anniversary of the stated maturity of the New Notes; provided, however, that Redeemable Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder for Capital Stock of such Person having no preference as to dividends or liquidation over any other Capital Stock of such Person.

           "Residual Value Guarantees" means any agreement entered into by MCII or any of its Subsidiaries to promote the sale of any bus or coach, pursuant to which MCII or any of its Subsidiaries is guarantying at some future time any minimum value (which may be determined by a formula) of such bus or coach as specified in such agreement regardless of the actual fair market value of such bus or coach at such future time.

           "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

           "Trade-In Value Guarantees" means any agreement entered into by MCII or any of its Subsidiaries to promote the sale of any bus or coach, pursuant to which MCII or any of its Subsidiaries is obligated to accept such bus or coach for trade-in in connection with the sale of such bus or coach at a value specified in such agreement (which may be determined by a formula) regardless of the actual fair market value of such bus or coach at the time of such trade-in.

           "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

           "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by such other Persons) is owned by a Person or one or more Wholly Owned Subsidiaries of such Person.

REGISTRATION RIGHTS

           Holders of New Notes are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Agreement, holders of Old Notes are entitled to certain registration rights. Under the Registration Agreement, the Issuers have agreed, for the benefit of the holders of the Old Notes, that they will, at their cost, (i) by October 1, 1996, file a registration statement with the SEC with respect to the Exchange Offer and (ii) by November 30, 1996, cause such registration statement to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer.

           In the event that (i) any change in law or applicable interpretations of the staff of the SEC do not permit the Issuers to effect the Exchange Offer, (ii) for any other reason the registration statement with respect to the Exchange Offer is not declared effective by November 30, 1996, (iii) any holder of Notes so requests because it is not eligible to participate in the Exchange Offer, or (iv) any initial purchaser so requests with respect to Notes held by it following the consummation of the Exchange Offer because it does not receive freely tradeable New Notes in exchange for Old Notes, then, the Issuers will, at their cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes (the "Shelf Registration Statement"), (b) cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until three years after its effective date or until one year after such effective date if such Shelf Registration Statement is filed at the request of the holders of the Old Notes. The Issuers will, in the event the filing of the Shelf Registration Statement becomes necessary, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations).

           In the event that the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to December 30, 1996, interest will accrue (in addition to stated interest on the Notes) from and including the next day following December 30, 1996. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each May 15 and November 15 at a rate per annum equal to 0.50% of the principal amount of the Notes. The aggregate amount of Special Interest payable pursuant to the above provisions will in no event exceed 1.50% per annum of the principal amount of the Notes. Upon the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, after December 30, 1996, the Special Interest payable on the Notes from the date of such effectiveness or consummation, as the case may be, will cease to accrue from the date of such consummation or effectiveness, as the case may be.

           In the event that the Shelf Registration Statement is declared effective pursuant to the paragraph preceding the immediately preceding paragraph, if Grupo Dina or MCII Holdings fails to keep such Registration Statement continuously effective for the period required by the Registration Agreement, then from such time as the Shelf Registration Statement is no longer effective until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective, (ii) the date that is the third anniversary of the date of the original issuance of the Notes or (iii) the date as of which all of the Notes are sold pursuant to the Shelf Registration Statement, Special Interest shall accrue at a rate per annum equal to 0.50% of the principal amount of the Notes (1.00% thereof if the Shelf Registration Statement is no longer effective for 30 days or more) and shall be payable in cash semiannually in arrears each May 15 and November 15.

           The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

BOOK-ENTRY, DELIVERY AND FORM

           The New Notes may be issued in the form of one or more global securities (collectively, the "Global Note"). The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

           The Depository has advised the Issuers as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in the accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

           Upon the issuance of the Global Note, the Depository will credit, on its book-entry and transfer system, the principal amount of the Notes represented by the Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

           So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related New Notes for all purposes of such New Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the New Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Global Note. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest exercise any right of a holder of New Notes under the Global Note. The Issuers understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Notes desires to take an action that the Depository, as the Holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

           Payment of principal of and interest on New Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

           The Issuers expect that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility, of such participants. The Issuers will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depositor and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

           Unless and until it is exchanged in whole or in part for certificated New Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

           Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Issuers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligation under the rules and procedures governing their operations.

CERTIFICATED NOTES

           The New Notes represented by the Global Note are exchangeable for certificated New Notes in definitive form of like tenor as such New Notes in denominations of US$1,000 and integral multiples thereof if (i) the Depository notifies the Issuers that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Issuers in their discretion at any time determines not to have any of the New Notes represented by the Global Note, (iii) a default entitling the holders of the New Notes to accelerate the maturity thereof has occurred and is continuing or (iv) the holder of the New Notes so requests. Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated New Notes issuable in authorized denominations and registered in such names as the Depository will direct.

                             TAX CONSIDERATIONS

GENERAL

           The following is a general summary of certain anticipated Mexican and U.S. federal income tax consequences of the exchange of Old Notes for New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer. Holders of the New Notes, by their acceptance of the New Notes, will agree to report the New Notes as indebtedness of Grupo Dina which is guaranteed by MCII Holdings. In addition, Grupo Dina and MCII Holdings intend to treat the New Notes as debt of Grupo Dina guaranteed by MCII Holdings for all tax purposes. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to the Exchange Offer and the New Notes and is based on present law. No tax consequences are described other than those arising under the laws of Mexico and the United States.

           EACH PROSPECTIVE HOLDER OF NEW NOTES SHOULD CONSULT ITS TAX ADVISOR AS TO THE MEXICAN, UNITED STATES, OR OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAX LAWS.

MEXICAN TAXATION

           This summary of certain Mexican tax considerations deals only with holders of Old Notes that are not residents of Mexico for Mexican tax purposes and that do not conduct a trade or business through a permanent establishment in Mexico (a "Foreign Holder"). For purposes of Mexican taxation, an individual is a resident of Mexico if he has established his home in Mexico, unless he has resided in another country for more than 183 days, whether consecutive or not, in any one calendar year and can demonstrate that he is a resident of that country for tax purposes. A legal entity is a resident of Mexico if its principal administrative office is located in Mexico. A Mexican citizen or a legal entity with its corporate domicile in Mexico and established under Mexican law is presumed to be a resident of Mexico unless such person or entity can demonstrate the contrary.

THE EXCHANGE OFFER

           The disposition of the Old Notes in exchange for New Notes by Foreign Holders pursuant to the Exchange Offer will not be subject to Mexican income tax including, without limitation, Mexican withholding tax.

NEW NOTES

           Interest and Additional Amounts. Payments of interest and Additional Amounts made by the Grupo Dina in respect of the New Notes to a Foreign Holder will generally be subject to a Mexican withholding tax at a rate of 15% if, as expected, certain conditions are satisfied. Pursuant to recently enacted legislation, such rate has been reduced to 4.9% (the "Special Rate") if the effective beneficiary of such payments of interest resides in a country that has an income tax treaty with Mexico and certain other conditions are satisfied. Grupo Dina anticipates that these conditions will be satisfied by the registration of the New Notes with the SEC. Payments of interest made with respect to the New Notes by Grupo Dina to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that any such fund (i) is duly incorporated pursuant to the laws of its country of origin, (ii) is exempt from income tax in such country, and (ii) is registered with the Mexican Ministry of Finance (Secretaria de Hacienda y Credito Publico) for that purpose.

           Apart from the Special Rate, other reduced rates of Mexican withholding tax may apply with respect to payments of interest and Additional Amounts. The United States and Mexico have signed a Convention for the Avoidance of Double Taxation (the "Tax Treaty"). The Tax Treaty entered into force as of January 1, 1994. Pursuant to the Tax Treaty, the Mexican withholding tax rate has been reduced to no more than 10% (4.9% effective January 1, 1999) (the "Treaty Rate") for certain holders who are residents of the United States (within the meaning of the Tax Treaty) under certain circumstances therein. Generally, if the New Notes are listed and regularly and substantially traded on a "recognized securities exchange" for the purposes of the Tax Treaty, then the withholding tax rate will be reduced to no more than 10% (4.9% effective January 1, 1999) for holders who are residents of the United States (within the meaning of the Tax Treaty). It is not currently contemplated that the New Notes will initially be listed on a "recognized securities exchange"; the New Notes may later be listed on such an exchange. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. In addition to the Tax Treaty, Mexico has entered into and is negotiating other tax treaties that may reduce the amount of Mexican withholding tax to which the New Notes may be subject. Prospective holders of the New Notes should consult their tax advisors to the applicability of such treaties.

           Grupo Dina has agreed, subject to specified exceptions and limitations, to pay Additional Amounts in respect of the above-mentioned Mexican withholding taxes to the holders of the New Notes. If Additional Amounts are paid in respect of such Mexican withholding taxes, any refunds of such Additional Amounts will be for the account of Grupo Dina. See "Description of the Notes--Additional Amounts."

           There are certain regulations or administrative pronouncements specifying procedures which must be carried out by the Grupo Dina or holders of New Notes to establish that a rate of Mexican withholding tax lower than the statutory rate of 15% should apply to payments of interest and Additional Amounts in respect of the New Notes. Grupo Dina may request certain information or documentation from Foreign Holders or take such other actions as it considers necessary to enable Grupo Dina to establish the appropriate Mexican withholding tax rate (including the Special Rate or the Treaty Rate) applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the residence of any holder or beneficial owner, if requested, is not provided, Grupo Dina will remain obligated to any Additional Amounts with respect to Mexican withholding taxes as set forth under "Description of the Notes -- Additional Amounts."

           Payments of Principal; Sale or Disposition. Payments of principal (except for original issue discount) with respect to the New Notes made by Grupo Dina to Foreign Holders will not be subject to Mexican income or other taxes (whether in the form of withholding or otherwise).

           Other Mexican Taxes. Other than the withholding tax described above, no Mexican taxes will be imposed on the ownership, transfer or disposition of New Notes by Foreign Holders. There are no Mexican stamp, issue, registration or similar taxes or duties payable by Foreign Holders of New Notes, and Foreign Holders of New Notes will not be liable for Mexican estate, gift inheritance or similar tax with respect to the New Notes, although gratuitous transfers of New Notes to residents of Mexican may, in certain circumstances, result in a Mexican tax imposed upon the transferee.

UNITED STATES TAXATION

           The following summary of U.S. federal income tax consequences is limited to U.S. Holders (as defined below) who hold the Old Notes and will hold the New Notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986 (the "Code") and whose "functional currency" within the meaning of Section 985 of the Code is the U.S. Dollar. This summary does not address all U.S. federal tax considerations that may be relevant to a U.S. Holder. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax) may be subject to special rules not discussed herein. In addition, the discussion below also does not address the effect of any state or local tax laws. The term "U.S. Holder" means any holder who is a citizen or resident of the United States, a corporation organized under the laws of the United States or any state thereof, or any person that is subject to United States federal income taxation on a net income basis in respect of the Old Notes and the New Notes.

THE EXCHANGE OFFER

           The exchange of Old Notes pursuant to the Exchange Offer will not be treated as a taxable event for U.S. federal income tax purposes because the New Notes do not differ materially from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such holder will have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

THE NEW NOTES

           Original Issue Discount. The Old Notes were issued with OID for federal income tax purposes. Each U.S. Holder of the Old Notes generally will be required to include OID in income as it accrues under a constant yield method in advance of cash payments attributable to such income (regardless of whether the U.S. Holder is a cash or accrual basis taxpayer). Inasmuch as the New Notes are a continuation of the Old Notes, the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not affect the amount of OID includible in income by a U.S. Holder and the amount of OID with respect to the New Notes will be the same as the amount of OID with respect to the Old Notes, as described below.

           The amount of OID with respect to the New Notes will be the same as the amount of OID with respect to the Old Notes, i.e., the excess of the "stated redemption price at maturity" of the Old Notes over the "issue price" of the Old Notes. The "stated redemption price at maturity" will include all cash payments required to be made on the New Note and the Old Note with respect to which New Note is a continuation, whether denominated as principal or interest. The issue price of the New Notes will equal the issue price of the Old Notes. Due to the fact that Old Notes were publicly traded, the issue price of the Old Notes would be fair market value.

           Each U.S. Holder of a New Note will be required to include in gross income an amount equal to the sum of the daily potions of OID for each day during the taxable year in which the New Note is held. The daily portions of OID are determined by allocating to each day in an accrual period (e.g., each six-month period ending each November 15 and May 15 or the short initial period ending May 15, 1996) the pro rata portion of the OID that is allocable to the accrual period. Subject to the rules, described below regarding acquisition premium, the amount of OID that is allocable to an accrual period will be determined by multiplying the adjusted issue price of the Old Note at the beginning of an accrual period by a fraction of the yield to maturity of such Old Note based on the length of the accrual period. The adjusted issue price of a Old Note at the beginning of an accrual period will be equal to its original issue price increased by all previously accrued OID and reduced by the amount of all previous payments. Interest payments will not be taxable, but will be treated as a payment of previously accrued OID.

           The amount of OID allocable to an accrual period will be reduced if the Old Notes are considered to have been issued with "acquisition premium", which will result if a holder held Old Notes with an adjusted tax basis in excess of the issue price of such Old Notes immediately after the issuance over the issue price of the Old Notes and the denominator is the stated redemption price at maturity of the Old Notes. Alternatively, a holder of Old Notes may elect to compute OID accruals by treating its adjusted tax basis in the Old Notes as the issue price of the Old Notes.

           The Trustee will report annually to the IRS and the U.S. Holders of New Notes the amount of OID accrued with respect to a New Note.

           Effect of Mexican Withholding Taxes. As discussed, above, cash interest payments with respect to the New Notes will be subject to Mexican withholding taxes and Grupo Dina will pay additional Amounts so that U.S. Holders of New Notes will receive the same amounts that would have been payable had such withholding taxes not been imposed. U.S. Holders of New Notes should be treated as actually receiving any amount withheld by Grupo Dina from payments of cash interest with respect to a New Note and then as having paid over such amount to the Mexican taxing authorities. As a result, the amount of the interest payment includible in income by a U.S. Holder will be greater than the amount of cash actually received (or receivable) by such U.S. Holder from Grupo Dina with respect to such payment.

           Pursuant to the characterization of the New Notes as indebtedness of Grupo Dina which is guaranteed by MCII Holdings, payments of interest and Additional Amounts by Grupo Dina will be foreign source interest income for foreign tax credit purposes. Such income generally will constitute "high withholding tax interest" for foreign tax credit purposes unless and until the Mexican withholding tax rate applicable to the U.S. Holder is imposed at a rate below 5% (such as during any period in which the Special Rate is in effect) in which case such income generally will constitute "passive income" or, in the case of certain U.S. Holders, "financial services income". Mexican withholding taxes paid should be treated as foreign income taxes eligible as a credit against such U.S. Holder's United States federal income tax liability, subject to generally applicable limitations and conditions, or, at the election of such U.S. Holder, as a deduction in computing such U.S. Holder's taxable income. A U.S. Holder should consult its tax advisor regarding the availability of foreign tax credits. If the New Notes are characterized as indebtedness of MCII Holdings, as opposed to indebtedness of Grupo Dina which is guaranteed by MCII Holdings, interest payments will be U.S. source income, thus possibly adversely affecting a U.S. Holder's ability to utilize any foreign tax credits with respect to Mexican withholding taxes.

           Sale or Disposition. A U.S. Holder of a New Note generally will recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a New Note equal to the difference between the amount realized on such sale, exchange, retirement or other taxable disposition and the U.S. Holder's adjusted tax basis in the New Note. Such gain or loss generally will be capital gain or loss, and will be long-term if the New
Note is held for more than one year. A U.S. Holder's holding period for the New Notes will include its holding period for the Old Notes.

           The foregoing does not discuss special rules that may affect the treatment of purchasers that acquire New Notes other than at the time of original issuance at the issue price, including (but limited to) those provisions of the Code relating to the treatment of "market discount," and "amortizable bond premium."

                            PLAN OF DISTRIBUTION

           Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 29, 1997, all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.

           The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

           For a period of one year after the Expiration Date, the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuers have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                               LEGAL MATTERS

           Certain legal matters with respect to the validity of the issuance of the New Notes will be passed upon for the Issuers by Skadden, Arps, Slate, Meagher & Flom, New York, U.S. counsel to the Issuers. The validity of the New Notes and certain other matters of Mexican law relating to the New Notes will be passed upon for the Issuers by Guillermo A. Kareh, Mexican counsel to the Issuers. Skadden, Arps, Slate, Meagher & Flom LLP may rely, as to matters of Mexican law, on the opinions of Guillermo A. Kareh.

                                  EXPERTS

           The consolidated financial statements of Grupo Dina as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 and of MCII Holdings as of December 31, 1995 and for the year then ended, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. The financial statements of MCII as of December 31, 1994 and for the five month period ended December 31, 1994, the seven month period ended July 31, 1994 and the year ended December 31, 1993 included in this Prospectus and in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and in the registration statements and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                             CHANGE IN ACCOUNTANTS

          Effective with the audit to be conducted for the year ending December 31, 1996, Grupo Dina and MCII Holdings have engaged Price Water-house, L.L.P. to perform their annual audit. This determination has been made consistent with the Company's view that it is appropriate from time to time to introduce new auditing strategies and perspectives in connection with the Company's annual audit, and that, consistent with the Company's current cost-reduction program, the change will result not only in a quality audit, but also one that is highly cost-effective.


                       INDEX TO FINANCIAL STATEMENTS

CONSORCIO G GRUPO DINA, S.A. DE C.V. AND SUBSIDIARIES

                                                              Page

Audited Financial Statements:

      Report of Independent Public Accountants                    F-3
      Consolidated Balance Sheets as of December 31,
        1994 and 1995                                             F-4
      Consolidated Statements of Income
        (Loss) for the years ended
         December 31, 1993, 1994 and 1995                         F-5
      Consolidated Statements of Stockholders'
        Equity for the years
        ended December 31, 1993, 1994 and 1995                    F-6
      Consolidated Statements of Changes in Financial
        Position for the years ended
        December 31, 1993, 1994 and 1995                          F-7
      Notes to Consolidated Financial Statements as
        of December 31, 1993, 1994 and 1995                       F-9

Unaudited Financial Statements:

      Consolidated Balance Sheets (unaudited) and
        related financial information (unaudited)
        as of December 31, 1995 and June 30, 1996                 F-40
      Consolidated Statements of Income (Loss)
        (unaudited) and related financial information
        (unaudited) for the six months ended June 30,
        1995 and 1996                                             F-41
      Consolidated Statements of Changes in Financial
        Position (unaudited) for the six
        months ended June 30, 1995 and 1996                       F-42
      Notes to Consolidated Financial Statements (unaudited)      F-43

CONSORCIO G GRUPO DINA, S.A. DE C.V.

Audited Financial Statements:

      Report of Independent Public Accountants                    F-49
      Balance Sheets as of December 31, 1995 and 1994             F-51
      Statements of Income (Loss) for the years ended
        December 31, 1995 and 1994                                F-52
      Statements of Stockholders' Equity for the years ended
        December 31, 1995 and 1994                                F-53
      Statements of Changes in Financial Position for
        the years ended December 31, 1995 and 1994                F-54
      Notes to Financial Statements as of December
        31, 1995 and 1994                                         F-55

MCII HOLDINGS (USA), INC.

Audited Financial Statements:

      Reports of Independent Public Accountants                   F-67
      Consolidated Balance Sheet as of December 31,
        1995 and 1994                                             F-70
      Statement of Consolidated Income for the year ended
        December 31, 1995, the five month period ended
        December 31, 1994, the seven month period ended
        July 31, 1994 and the year ended December 31, 1993        F-71

      Statement of Consolidated Changes in Stockholder's
        Equity for the year ended December 31, 1995, the
        five month period ended December 31, 1994, the seven
        month period ended July 31, 1994 and the year ended
        December 31, 1993                                         F-72
      Statement of Consolidated Cash Flows for the year
        ended December 31, 1995, the five month period ended
        December 31, 1994, the seven month period ended
        July 31, 1994 and the year ended December 31, 1993        F-73
      Notes to Consolidated Financial Statements                  F-74

Unaudited Financial Statements:

      Consolidated Balance Sheet (unaudited) as of
        June 30, 1996 and December 31, 1995                       F-96
      Statement of Consolidated Income (unaudited) for
        the six months ended June 30, 1996 and 1995               F-97
      Statement of Consolidated Income (unaudited) for
        the three months ended June 30, 1996 and 1995             F-98
      Statement of Consolidated Changes in Stockholder's
        Equity (unaudited) for the six months ended
        June 30, 1996 and 1995                                    F-99
      Statement of Consolidated Cash Flows (unaudited)
        for the six months ended June 30, 1996 and 1995           F-100
      Notes to Consolidated Financial Statements (unaudited)      F-101


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Consorcio G Grupo Dina, S.A. de C.V.:

    We have audited the consolidated balance sheets of CONSORCIO G GRUPO DINA, S.A. DE C.V. (incorporated in Mexico) and subsidiaries (collectively referred to as the "Company") as of December 31, 1994 and 1995 and the related consolidated statements of income (loss), stockholders' equity and changes in financial position for each of the three years in the period ended December 31, 1995. These financial statements have been prepared in accordance with generally accepted accounting principles in Mexico, and therefore have been expressed in Mexican pesos with purchasing power as of June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Motor Coach Industries International, Inc. (MCII) as of December 31, 1994 and for the five month period then ended, a subsidiary acquired by the Company on August 8, 1994, which statements reflect assets and revenues of 38.5% and 27.9%, respectively of the consolidated totals as of December 31, 1994 and for the year then ended. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Motor Coach Industries International, Inc., is based solely on the report of the other auditors.

    We have conducted our audits in accordance with generally accepted auditing standards in Mexico, which are substantially the same as those followed in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As explained in Note 3 to the accompanying consolidated financial statements, during 1995 the Company changed its accounting to reflect the goodwill related to the acquisition of its subsidiary, MCII, under "pushdown" accounting rules. Accordingly, the goodwill is now considered an asset of the subsidiary. This change resulted in an increase in goodwill of Ps.1,045,434,014 and a corresponding increase in "cumulative translation adjustment", an increase in amortization expense of Ps.59,296,147, a decrease in exchange loss charged to operations of Ps.292,629,510 and a decrease in the gain on monetary position of Ps.586,443,213.

    The devaluation of the Mexican peso in December 1994 and the resulting financial crisis in Mexico has had an unfavorable impact on the Company's operations. During 1994 and 1995 the demand for inter-city passenger buses suffered a severe decline in Mexico and in 1995, there was also a significant decline in the demand for trucks. Notes 1, 2, 4, 14 and 28 b) and c) to the accompanying consolidated financial statements describe the actions taken by the Company to expand its operations in the United States and restructure its long-term financing, as well as other actions taken by management.

    Accounting practices used by the Company in preparing the accompanying financial statements conform with accounting principles generally accepted in Mexico, but do not conform with accounting principles generally accepted in the United States. A description of these differences and a partial reconciliation as permitted by Form 20-F of consolidated net income (loss) and stockholders' equity to U.S. generally accepted accounting principles is set forth in Notes 19, 20, 23 and 24.

    In our opinion, based on our audits and the report of other auditors for the financial statements of MCII as of December 31, 1994 and for the five month period then ended, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consorcio G Grupo Dina, S.A. de C.V. and its subsidiaries as of December 31, 1994 and 1995 and the consolidated results of their operations and changes in their financial position for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles in Mexico.

    Also, in our opinion, the translated amounts in the accompanying financial statements translated into U.S. dollars have been computed on the basis set forth in Note 1.

                                                     ARTHUR ANDERSEN

Mexico, D.F., Mexico
February 29, 1996
(except with respect to the matters discussed in Note 28 b) and c), as to which the date is April 22, 1996 and the restatement to constant pesos as of June 30, 1996, as discussed in Notes
1 and 3, as to which the date is September 20, 1996).




                   CONSORCIO G GRUPO DINA, S.A. DE C.V. AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1994 AND 1995
                        EXPRESSED IN CURRENCY WITH PURCHASING POWER
                                 AS OF JUNE 30, 1996

                (THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS)

                                                       1994         1995          1995
                                                   -----------   ----------    ---------
   ASSETS
CURRENT ASSETS:

   Cash and cash equivalents                       Ps. 467,606   Ps.302,588   $    39,912
   Notes and accounts receivable, net                1,010,130      783,016       103,281
   Inventories, net                                  2,277,584    1,968,581       259,659
   Prepaid expenses                                     56,190       43,557         5,745
   Investment in and advances to
     discontinued operations                           705,833      339,344        44,760
                                                   -----------   ----------   -----------
            Total current assets                     4,517,343    3,437,086       453,357

LONG-TERM NOTES AND ACCOUNTS RECEIVABLE, net           538,002      532,325        70,215

INVESTMENT IN EQUITY SECURITIES                         83,863       29,237         3,856

PROPERTY, PLANT AND EQUIPMENT, net                   1,455,611    1,641,217       216,479

OTHER ASSETS                                           206,416      249,611        32,924

DEFERRED INCOME TAXES                                  276,029      260,668        34,383

GOODWILL                                             1,154,182    1,686,027       222,390
                                                   -----------   ----------   -----------
                                                     8,231,446    7,836,171     1,033,604
                                                   ===========   ==========   ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY CURRENT LIABILITIES:

   Bank loans and current portion of long-term debt    150,371       15,779         2,081
   Notes and accounts payable to suppliers             523,726      376,478        49,658
   Other payables and accrued expenses                 614,635      491,261        64,798
   Investment in and advances to discontinued
     operations                                        288,729      130,124        17,164
   Dividends payable                                    54,257            0             0
   Income taxes, asset tax and employee profit
     sharing                                            13,697       89,529        11,809
                                                       -------   ----------   -----------
            Total current liabilities                1,645,415    1,103,171       145,510

LONG-TERM DEBT                                       4,370,950    4,621,389       609,569
RESERVE FOR EMPLOYEES' SEVERANCE BENEFITS               98,570       84,586        11,157
OTHER DEFERRED ITEMS AND INSURANCE RESERVES             74,084      124,600        16,435
STOCKHOLDERS' EQUITY:
   Majority interest-

     Capital stock                                     196,545      196,545        25,925
     Capital stock-unsubscribed                       (35,754)     (35,754)       (4,716)
     Restatement of capital stock                      204,627      204,627        26,990
     Additional paid-in capital                      1,626,020    1,626,020       214,475
     Reserve for repurchase of shares                  122,857      122,857        16,205
     Accumulated earnings (losses)                     276,492    (206,038)      (27,177)
     Cumulative effect of restatement                (442,604)    (822,103)     (108,437)
     Cumulative translation adjustment                  14,387      767,191       101,194
                                                   -----------   ----------   -----------
            Total majority stockholders' equity      1,962,570    1,853,345       244,459
     Minority interest                                  79,857       49,080         6,474
                                                   -----------   ----------   -----------
            Total stockholders' equity               2,042,427    1,902,425       250,933
                                                   -----------   ----------   -----------
                                                     8,231,446    7,836,171     1,033,604
                                                   ===========   ==========   ===========

    The accompanying notes are an integral part of these consolidated balance sheets.




                   CONSORCIO G GRUPO DINA, S.A. DE C.V. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF INCOME (LOSS) FOR THE YEARS
                        ENDED DECEMBER 31, 1993, 1994 AND 1995
              EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996

     (THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

                                        1993          1994         1995            1995
                                    -----------  -----------    ----------       --------
NET SALES                           Ps.5,236,538  Ps.4,327,466  Ps.4,742,895   $   625,596

COST OF GOODS SOLD                     4,129,637     3,531,290     3,724,905       491,322
                                      ----------   -----------    ----------   -----------
     Gross profit                      1,106,901       796,176     1,017,990       134,274

OPERATING EXPENSES:

  Selling                                178,138       281,482      246,440         32,506
  Administrative                         381,491       483,538      739,308         97,516
                                      ----------   -----------   ----------    -----------
                                         559,629       765,020      985,748        130,022

OTHER CHARGES                                  0       323,335      101,303         13,362
                                      ----------   -----------   ----------    -----------
  Operating income (loss)                547,272      (292,179)     (69,061)        (9,110)

COMPREHENSIVE RESULT OF FINANCING:
  Interest income                        116,595       141,020      219,608         28,967
  Interest expense                      (133,413)     (247,161)    (548,116)       (72,297)
  Exchange gain (loss), net                4,687      (630,176)    (363,066)       (47,889)
  Gain on net monetary position           45,552        53,939      399,355         52,676
                                      ----------   -----------   ----------    -----------
                                          33,421      (682,378)    (292,219)       (38,543)
OTHER INCOME, net                         34,194        39,239       84,794         11,185
COST OF IDLE PLANT                             0             0      (81,329)       (10,727)
                                      ----------   -----------   ----------    -----------
  Income (loss) before the following
  provisions (credits), and results
  of affiliated companies                614,887      (935,318)    (357,815)      (47,195)

PROVISIONS (CREDITS) FOR:
  Income tax                             109,640       167,563      146,524        19,327
  Asset tax                               17,721        42,134       20,267         2,674
  Employee profit sharing                 39,889        13,610            0             0
  Tax arising from temporary
    differences                           (5,940)        6,948       18,994         2,505
  Utilization of tax loss
    carryforwards                         (1,552)     (134,749)        (303)          (39)
  Refundable asset tax                   (25,181)       (1,962)           0             0
                                      ----------   -----------   ----------   -----------
                                         134,577        93,544      185,482        24,467
Income (loss) before participation
  in results of affiliated companies     480,310    (1,028,862)    (543,297)      (71,662)

EQUITY IN RESULTS OF AFFILIATED
  COMPANIES                                    0         4,770       (2,643          (349)
                                      ----------   -----------   ----------   -----------
     Net income (loss)                   480,310    (1,024,092)    (545,940)      (72,011)
                                      ==========   ===========   ==========    ==========

NET INCOME (LOSS) APPLICABLE TO:
  Majority interest                      465,736   (1,015,226)     (529,900)      (69,895)
  Minority interest                       14,574       (8,866)      (16,040)       (2,116)
                                      ----------   -----------   ----------    ----------
     Net income (loss)                   480,310   (1,024,092)     (545,940)      (72,011)
                                      ==========   ===========   ==========     =========

INCOME (LOSS) PER SHARE:
  Majority interest                         2.39        (4.50)        (2.05)        (0.27)
  Minority interest                         0.07        (0.04)        (0.06)        (0.01)
                                      ----------   -----------   ----------     ---------
     Net income (loss) per share            2.46        (4.54)        (2.11)        (0.28)
                                      ==========   ===========   ==========     =========
  Weighted average shares out-
    standing (000's)                     194,867      225,491       258,026       258,026


       The accompanying notes are an integral part of these consolidated statements.

                                                       CONSORCIO G GRUPO DINA, S.A. DE C.V. AND SUBSIDIARIES

                                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                       FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                               EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996
                                                                   (Thousands of Mexican pesos)

                                                                    Capital Stock
                                             ------------------------------------------------------      Additional   Reserve for
                                                Number                                                     Paid-in    Repurchase
                                               of Shares    Authorized    Unsubscribed   Restatement       Capital     of Shares

BALANCE AS OF DECEMBER 31, 1992              169,833,640    Ps.105,832       Ps.-        Ps.157,263      Ps. -          Ps.-

   Increase in capital stock                  33,966,810        21,167          --           20,361       714,977          --
   Transfer to reserve for
   repurchase of shares                             --            --            --             --            --         122,857
   Dividends declared                               --            --            --             --            --            --
   Changes in equity in real terms                  --            --            --             --            --            --
   Net income for the year                          --            --            --             --            --            --
   Minority interest in net income
   and cumulative effect of
   restatement                                      --            --            --             --            --            --
                                             -----------   -----------   -----------    -----------   -----------   -----------


BALANCE AS OF DECEMBER 31, 1993              203,800,450       126,999          --          177,624       714,977       122,857

   Increase in capital stock                  54,225,686        69,546       (35,754)        27,003       911,043          --
   Dividends declared                               --            --            --             --            --            --
   Changes in equity in real terms                  --            --            --             --            --            --
   Net loss for the year                            --            --            --             --            --            --
   Minority interest in loss for
    the year and cumulative
     effect of restatement                          --            --            --             --            --            --
                                             -----------   -----------   -----------    -----------   -----------   -----------


BALANCE AS OF DECEMBER 31, 1994              258,026,136       196,545       (35,754)       204,627     1,626,020       122,857

   Change in accounting policy                      --            --            --             --            --            --
   Cancellation of dividends
    declared                                        --            --            --             --            --            --
   Changes in equity in real
     terms                                          --            --            --             --            --            --
   Net loss for the year                            --            --            --             --            --            --
   Minority interest in net loss
      and cumulative effect of
       restatement                                  --            --            --             --            --            --
                                             -----------   -----------   -----------    -----------   -----------   -----------


BALANCE AS OF DECEMBER 31, 1995              258,026,136   Ps.196,545    Ps.(35,754)     Ps.204,627  Ps.1,626,020   Ps.122,857



                                             Accumulated     Cumulative        Cumulative
                                              Earnings        Effect of        Translation        Minority
                                              (Losses)       Restatement       Adjustment         Interest          Total

BALANCE AS OF DECEMBER 31, 1992           Ps. 1,111,678     Ps. (336,748)         Ps. -          Ps.92,737     Ps.1,130,762

   Increase in capital stock                       --               --               --               --            756,505
   Transfer to reserve for
   repurchase of shares                        (122,857)            --               --               --               --
   Dividends declared                           (81,452)            --               --             (7,680)         (89,132)
   Changes in equity in real terms                 --            (71,658)            --               --            (71,658)
   Net income for the year                      465,736             --               --               --            465,736
   Minority interest in net income
   and cumulative effect of
   restatement                                     --               --               --             12,024           12,024
                                             ----------       ----------       ----------       ----------       ----------


BALANCE AS OF DECEMBER 31, 1993               1,373,105         (408,406)            --             97,081        2,204,237

   Increase in capital stock                       --               --               --               --            971,838
   Dividends declared                           (81,387)            --               --             (8,439)         (89,826)
   Changes in equity in real terms                 --            (34,198)          14,387             --            (19,811)
   Net loss for the year                     (1,015,226)            --               --               --         (1,015,226)
   Minority interest in loss for
    the year and cumulative
     effect of restatement                         --               --               --             (8,785)          (8,785)
                                             ----------       ----------       ----------       ----------       ----------


BALANCE AS OF DECEMBER 31, 1994                 276,492         (442,604)          14,387           79,857        2,042,427

   Change in accounting policy                     --               --          1,045,434             --          1,045,434
   Cancellation of dividends
    declared                                     47,370             --               --               --             47,370
   Changes in equity in real
     terms                                         --           (379,499)        (292,630)            --           (672,129)
   Net loss for the year                       (529,900)            --               --               --           (529,900)
   Minority interest in net loss
      and cumulative effect of
       restatement                                 --               --               --            (30,777)         (30,777)
                                             ----------       ----------       ----------       ----------       ----------


BALANCE AS OF DECEMBER 31, 1995              Ps.(206,038)     Ps.(822,103)     Ps.767,191        Ps.49,080       Ps.1,902,425



                        The accompanying notes are an integral part of these consolidated statements.








                     CONSORCIO G GRUPO DINA, S.A. DE C.V. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                     FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                          EXPRESSED IN CURRENCY WITH PURCHASING POWER
                                   AS OF JUNE 30, 1996

                  (THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS)

                                                             1993            1994            1995          1995
                                                          ----------      -----------      ----------    --------
OPERATIONS:

  Income (loss) net                                      Ps.480,310      Ps.(1,024,092)   Ps.(545,940)   $(72,011)
  Add (deduct)- Non-cash items-
     Depreciation                                            56,733             86,573        110,024      14,512
     Tax arising from timing differences                     (5,940)             6,948         18,994       2,505
     Deferred income taxes                                      -               14,321         (3,633)       (479)
     Other deferred items and insurance reserves                -                  -           50,515       6,663
     Provision for doubtful accounts receivable               4,339             20,518         46,470       6,129
     Provision for slow-moving inventories                    5,556             18,626         72,584       9,574
     Provision for employees' severance benefits              8,456             13,758         15,692       2,070
     Participation in results of associated companies           -               (4,770)         2,643         349
     Restructuring charges                                      -              274,379         98,230      12,957
     Amortization of goodwill                                   -               20,965        115,616      15,250
  Change in operating assets and liabilities-
     Decrease (increase) in-
         Notes and accounts receivable                     (658,499)            72,955        122,167      16,114
         Inventories                                        140,595            (89,750)       (69,952)     (9,227)
         Prepaid expenses                                   (26,321)              (971)        12,633       1,666
         Investment in and advances to
           discontinued operations                              -              216,902        207,884      27,420
         Income taxes and employee profit
           sharing                                           21,104            (44,694)         5,832      10,002
         Other assets                                        28,663             50,475        (43,195)     (5,697)
     Increase (decrease) in-
         Notes and accounts payable to suppliers            342,666           (402,210)      (147,248)    (19,422)
         Other payables and accrued expenses                (39,057)            17,729       (123,374)    (16,273)
         Dividends payable                                      -               54,257        (54,257)     (7,157)
  Pension plan funding and payments of
     severance benefits                                      (9,282)            (4,888)       (29,676)     (3,913)
  Resources generated by (applied to) operations            349,323           (702,969)       (67,991)     (8,968)

INVESTMENTS:
  Notes and accounts receivable (long-term)                     -             (397,180)       (21,459)     (2,830)
  Additions to property, plant and equipment               (333,683)          (113,466)      (534,821)    (70,544)
  Net book value of retirements                              13,248             48,537        265,426      35,010
  Investment in shares                                          -              (79,093)        31,745       4,187
  Goodwill                                                      -           (1,167,702)           -            -
  Net assets from acquisition of subsidiary                     -             (859,922)           -            -
  Long-term portion of receivable from the trust
    for stock sales plan                                     11,743             (2,765)        (1,133)       (149)
                                                         ----------        -----------      ----------   --------
  Net cash applied to investment activities                (308,692)        (2,571,591)      (260,242)    (34,326)

FINANCING:
  Increase (decrease) in short-term bank loans             (293,350)           142,906        (83,170)    (10,970)
  Increase (reduction) in current and long-term debt
     due to restatement in constant pesos                   (97,789)           (57,648)    (1,546,180)   (203,944)
  Increase in peso terms of US dollar debt due to
     exchange rate changes                                      -              868,036      1,549,485     204,380
  Proceeds from long-term debt                                  -            1,068,067        195,710      25,815
  Payments on principal of long-term debt                      (253)              (312)           -            -
  Dividends (declared) canceled                             (81,452)           (81,387)        47,370       6,247
  Dividends declared by subsidiaries to
     minority shareholders                                   (7,680)            (8,439)           -            -
  Increase in capital stock                                  41,528             60,795            -            -
  Additional paid-in capital                                714,977            911,043            -            -
                                                         ----------        -----------     ----------  ----------
  Net cash generated by financing activities                275,981          2,903,061        163,215      21,528
  Cash balance from acquisition of subsidiary                  -               114,611            -            -
  Cash and cash equivalents at beginning
     of year                                                407,882            724,494        467,606      61,678
  Cash and cash equivalents at end of year               Ps.724,494        Ps. 467,606     Ps.302,588    $ 39,912

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Income and asset taxes paid                            Ps. 73,420        Ps. 135,710     Ps. 65,445    $  8,632
                                                         ==========        ===========     ==========   =========
  Employee profit sharing paid                           Ps. 19,866        Ps.  35,410     Ps.  8,741    $  1,153
                                                         ==========        ===========     ==========   ===========
  Interest paid                                          Ps.138,124        Ps. 169,937     Ps.357,217    $ 47,118
                                                         ==========        ===========     ==========   ===========

         The accompanying notes are an integral part of these consolidated statements.




            CONSORCIO G GRUPO DINA, S.A. DE C.V. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1993, 1994 AND 1995
                    EXPRESSED IN CURRENCY WITH PURCHASING
                       POWER AS OF JUNE 30, 1996
     (STATED IN THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS)

1.    ACTIVITIES, BASIS OF CONSOLIDATION AND PRESENTATION

    The financial statements of Consorcio G Grupo Dina, S.A. de C.V. and the subsidiaries of which it is the controlling stockholder (collectively, "the Company") are presented on the basis of generally accepted accounting principles in Mexico ("Mexican GAAP"). Certain accounting practices applied by the Company that conform with Mexican GAAP, do not conform with generally accepted accounting principles in the United States ("U.S. GAAP"). See Notes 23 and 24 for explanation of differences and reconciliation of net income and stockholders' equity to U.S. GAAP.

    Consorcio G Grupo Dina, S.A. de C.V. is a subsidiary of Grupo Empresarial G, S.A. de C.V. and is the controlling stockholder of a group of companies engaged in the manufacture and sale of trucks and buses. As discussed in Note 2, during 1994 Motor Coach Industries International, Inc. ("MCII"), a U.S. corporation, was acquired. MCII manufactures and sells coaches and coach parts in the United States (U.S.) and Canada.

    Because of the severe decline in demand for buses during 1994 and 1995, and the reduction in demand for trucks in 1995, DINA (as herein defined) laid off plant workers and employees. The utilization of plant capacity also decreased and the bus and truck plants were closed for significant periods of time. The depreciation of the plants during the shut-down period is presented as "cost of idle plant" and the severance expense related to the layoffs are included in "restructuring charges" (see Note 26), in the accompanying consolidated statements of income (loss).

    Consolidated financial statements include the financial statements of Consorcio G Grupo Dina, S.A. de C.V. and its subsidiaries. The major subsidiaries are Dina Camiones, S.A. de C.V., Dina Autobuses, S.A. de C.V., Plasticos Automotrices Dina, S.A. de C.V., Dina Comercializadora, S.A. de C.V. (collectively DINA or the Mexican subsidiaries) and Motor Coach Industries International, Inc. and its subsidiaries (MCII or the U.S. subsidiary). The consolidated statements of income (loss) and changes in financial position include the transactions of MCII as of the date of acquisition. All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

    U.S. dollar amounts shown in the financial statements have been included solely for the convenience of the reader and are translated from Mexican pesos, as a matter of arithmetic computation only, at the rate quoted by Banco de Mexico for June 30, 1996 of 7.5814 Mexican pesos per U.S. dollar. Such translation should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollars at this or any other rate.

    Certain amounts in the financial statements at December 31, 1994 and 1993 have been reclassified in order to conform with the presentation of the financial statements at December 31, 1995.

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

2.    ACQUISITION OF MCII

    On August 8, 1994, Consorcio G Grupo Dina, S.A. de C.V. acquired all of the outstanding shares of MCII for an aggregate consideration of $311,627. The transaction was made through the exchange of 54,225,462 Series "L" shares of Consorcio G Grupo Dina, S.A. de C.V. for 51% of the outstanding shares of MCII, with the remaining 49% of the outstanding shares exchanged for a face amount of $163,993 of 8% convertible subordinated debentures. To guarantee the convertibility of this debt, 24,624,278 Series "L" shares and 32,749,940 common shares were placed in treasury.

    The acquisition was accounted for as a purchase which resulted in a preliminary adjustment of all outstanding assets and liabilities of MCII to their estimated fair value on the date of the acquisition. MCII is also in the process of obtaining additional information to quantify the potential liability related to certain U.S. and Canadian tax contingencies. MCII does not expect a significant liability. Once those amounts have been quantified, the contingencies may be recorded as an additional purchase accounting adjustment. The excess of the consideration exchanged by Consorcio G Grupo Dina, S.A. de C.V. over the estimated fair value of the net assets acquired, based upon the preliminary purchase accounting adjustment, was $234,064 and is being amortized for Mexican GAAP over 20 years using the straight-line method. The amount amortized from the acquisition date to December 31, 1994 and for 1995 was Ps.20,965 and Ps.115,616, respectively, and is included in administration expenses.

3.    SIGNIFICANT ACCOUNTING POLICIES

      The accompanying financial statements are presented in "Mexican pesos" ($), which is the name of the "new Mexican pesos" (N$) as of January 1, 1996.

      The significant accounting policies followed by the Company, which are in accordance with Mexican GAAP, are summarized below:

   Change in Accounting Policy-

    Beginning in 1995, Bulletin A-8 issued by the Mexican Institute of Public Accountants became effective. This bulletin requires that if there are no accounting principles in Mexico which specifically address a transaction, international accounting standards, or the accounting principles of the country most closely related to the Company's operations, must be used. Therefore, as of 1995, the Company began using "pushdown" accounting to reflect the acquisition of MCII. The goodwill related to the purchase is now considered an asset of MCII, and is converted to pesos using the method explained below. This change resulted in an increase in the peso amount of goodwill of Ps.1,045,434 and a corresponding increase in "cumulative translation adjust- ment" in stockholders' equity of which Ps.387,792 relate to 1994 and Ps.657,642 relate to 1995. In addition, amortization of goodwill increased by Ps.59,296 for 1995, which was recorded in the fourth quarter of 1995. The increase in goodwill in pesos in the consolidated financial statements also resulted in an increase in the amount of exchange loss which can be included in the "cumulative translation adjustment" rather than results of operations. This change resulted in a reduction of exchange loss of Ps.292,630 compared to the amount computed without using "pushdown" accounting. The gain on monetary position decreased by Ps.586,443 because the debt is now included on MCII's financial statements and the U.S.inflation index was applied.

   Basis of Conversion of Financial Statements of U.S. Subsidiary-

      The accounts of MCII are prepared in U.S. dollars as the functional currency and have been converted to Mexican pesos in conformity with International Accounting Standards No. 21 (now incorporated as a supple- ment to Mexican GAAP) "The Effects of Changes in Foreign Exchange Rates and Translation of Financial Statements in Foreign Currency," which, as applied to MCII, does not differ significantly from U.S. Statement of Financial Accounting Standards N(degree) 52 "Foreign Currency Translation."

      The conversion to Mexican pesos was as follows:

- The effects of inflation on the financial information as described below have been recognized using the consumer price index for the U.S.

- All of the balance sheet accounts, except for capital stock, have been converted using the exchange rate in effect at the balance sheet date.

- The capital stock was converted at the exchange rate in effect at the date of the acquisition of MCII.

- The statement of income was converted at the average exchange rate for the applicable month, and then restated using the U.S. inflation rate.

   The prior periods have been restated using the Mexican inflation rate applied to the consolidated peso amounts reported in prior periods.

    The accounts of MCII were also converted to Mexican GAAP for inclusion in the consolidated financial statements of the Company presented in Mexican GAAP. See Note 23 for differences between U.S. and Mexican GAAP.

   Recognition of the Effects of Inflation on the Financial Statements-

      The consolidated financial statements of the Company have been prepared in accordance with Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," as amended, issued by the Mexican Institute of Public Accountants, which recognizes the effects of inflation. Accordingly, the financial statements have been restated to the purchasing power of the Mexican peso as of June 30, 1996, using the Mexican National Consumer Price Index (the "NCPI"), published by Banco de Mexico. In this manner, the financial statements are comparable with those of previous years, as all are stated in currency of the same purchasing power.

      To recognize the effects of inflation in terms of Mexican pesos with purchasing power as of year end, the procedures were as follows:

-     Balance sheet:

      Inventory costs include labor, material and factory overhead. Inventories are stated at the lower of replacement cost or realizable value. Cost of sales are stated utilizing the replacement cost at time of sale.

      Property, plant and equipment are restated to net replacement cost, as determined by independent appraisers or using inflation indices for the U.S. subsidiary. Depreciation is calculated based on those values and the useful lives as determined by the appraisers.

      Goodwill amortization is computed using the straight-line method over 20 years.

      Capital stock and retained earnings are restated applying the NCPI. The restatement represents the amount necessary to maintain stockholders' equity in terms of the purchasing power of the amount originally invested or retained.

      The cumulative effect of restatement primarily represents the gain or loss from holding nonmonetary assets, and is determined by comparing the replacement values versus the value obtained from applying factors derived from the NCPI in the restatement of nonmonetary assets (mainly inventories and property, plant and equipment).

-     Statement of income:

      Revenues and expenses which are associated with a monetary item (cash, trade receivables, liabilities, etc.) are restated from the month in which they arise through year end, based on factors derived from the NCPI.

      Costs and expenses associated with nonmonetary items are restated through year end, as a function of the restatement of the nonmonetary asset which is being consumed or sold.

      The comprehensive result of financing represents the sum of interest earned and incurred, exchange gains and losses and the gain or loss from monetary position, which is the result of maintaining monetary assets and liabilities whose real purchasing power is affected by inflation. During each of the three years ended December 31, 1993, 1994 and 1995 monetary liabilities exceeded monetary assets; consequently, there was a gain from monetary position during each of those years.

- The statement of changes in financial position presents the changes in constant currency, based on the financial position as of the beginning of the year, restated to currency of the current year end.

   Cash Equivalents-

      Cash equivalents consist of unsecured short-term investments from banks at fixed rates plus accrued interest, with a maturity of less than 3 months.

   Investment in Equity Securities-

      The investment in equity securities, in which the Company has significant influence, is recorded under the equity method. Investments in which the Company holds 10% or less of the outstanding shares are recorded at cost (as restated).

   Goodwill-

    Management of the Company has assessed the recoverability of the goodwill related to the purchase of MCII using an undiscounted cash flow projection. Based on this assessment, in the opinion of the Company's management, there is no impairment in the value of this asset.

   Income Taxes and Employee Profit Sharing-

    The provisions for income taxes and employee profit sharing are calculated based on taxable income, which differs from book income due to certain permanent and temporary differences in the recognition of income and expenses for tax and book purposes. Deferred taxes and deferred employee profit sharing are not provided for recurring temporary differences which are expected to be replaced by temporary differences of a similar nature and amount.

   Transactions in Foreign Currency-

    Transactions in foreign currency are recorded at the rate of exchange in effect at the date of the transaction. Foreign currency assets and liabilities are adjusted to the rate of exchange at the end of the year. Any gain or loss resulting from the translation is included in the income statement.

   Warranty Expense-

    Most of DINA's warranty costs are paid by the suppliers of engines and other purchased parts. A warranty reserve has been established for the estimated amounts to be incurred which are not covered by DINA's suppliers.

    MCII establishes an accrual for warranty claims at the time of sale, based on management's estimate of future warranty liabilities. Actual warranty expenditures are charged to the accrual as incurred, and periodically the accrual is reviewed for adequacy in light of actual experience and adjustments are recorded if necessary.

   Earnings per Share-

    The Company issued 10,000 shares in 1989, 1,853,480 shares on January 18, 1990 and 6,216,484 shares on August 29, 1991. On March 31 and April 1 of 1993, 33,966,810 shares were issued in an initial public offering. On August 8, 1994, 54,225,686 shares were issued in connection with the acquisition of MCII. Except for 1,200,000 shares of the January 18, 1990 issuance and the shares exchanged for shares of MCII, all of the shares were issued in exchange for cash. The Company determined its earnings per share based on the weighted average number of shares outstanding during the years ended December 31, 1993, 1994 and 1995.

   Gains and Losses on Disposals of Fixed Assets-

    The gain or loss on disposal of fixed assets is recognized in the income statement by comparing the value of the fixed assets restated to constant pesos as of the date of the sale or abandonment to the sale price or realizable value.

4. FOREIGN CURRENCY POSITION

    Since the devaluation of the Mexican peso in December 1994, there has been significant instability in the financial and exchange rate markets.


    At December 31, 1995, the DINA's assets and liabilities denominated in foreign currency are represented principally by U.S. dollars and were converted at the exchange rate of 7.7396 Mexican pesos per U.S. dollar. The assets and liability of MCII are denominated in U.S. dollars and Canadian dollars. At December 31, 1995, the Company's foreign currency position expressed in thousands of U.S. dollars was as follows:

                                    DINA            MCII             Total
                                                    (a)
 Assets-
   Current                       $   21,758      $  229,626        $ 251,384
   Long-term (includes
     goodwill of MCII)               16,015         377,803          393,818
                                 ----------      ----------        ---------
                                     37,773         607,429          645,202
                                 ----------      ----------        ---------
 Liabilities-
   Current                           16,133          72,793           88,926
   Long-term                        300,847         239,828          540,675
                                 ----------      ----------        ---------

                                    316,980         312,621          629,601
                                 ----------      ----------        ---------
   Net asset (liability)
     position in foreign
     currency                   $ (279,207)      $  294,808        $  15,601
                                  =========       =========         ========
-----------------

(a) For the purpose of this information amounts are presented in accordance with U.S. GAAP.

    As explained in Note 22, MCII enters into foreign exchange forward contracts to hedge certain firm and anticipated purchase commitments which are settled in Canadian dollars, amounting to $52,902,000 Canadian dollars.

    At February 29, 1996, the unaudited foreign currency position was similar to that at December 31, 1995, and the exchange rate was 7.6296 Mexican pesos per U.S. dollar.

    Significant transactions in foreign currency undertaken by DINA during 1994 and 1995 were as follows:

                                               1994             1995
                                           ------------      ---------

      Export sales                          $  23,498         $ 58,085
      Purchases other than fixed assets      (182,883)         (26,513)
      Interest paid                           (26,252)         (34,313)
      Technical support                        (3,505)            (638)
                                            ---------         --------
        Net                                 $(189,142)        $ (3,379)
                                            =========         ========

5.    CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include:

                                              1994              1995
                                          ------------      --------
      Cash                                 Ps.21,059         Ps.6,244
      Unsecured short-term investments
        from banks at fixed rates of
        interest with maturities less
        than 3 months                        446,547          296,344
                                         -----------        ----------
                                          Ps.467,606        Ps.302,588


6.    NOTES AND ACCOUNTS RECEIVABLE

      Notes and accounts receivable include:

                                              1994              1995
                                           ------------      --------
      Trade                                 Ps.795,187        Ps.642,259
      Current portion of long-term
        notes receivable                       132,130            67,092
      Less- Allowance for doubtful
        accounts                               (89,211)          (62,303)

                                              838,106            647,048
      Short-term portion of receivable from

        trust for stock sales plan              4,388              2,886
      Refundable income tax                    53,492             16,847
      Refundable asset tax                      2,297              7,373
      Refundable value added tax               31,903             17,153
      Other                                    79,944             91,709
                                            ---------           --------
                                            Ps.1,010,130      Ps.783,016

      The changes in the allowance for doubtful accounts were as follows:

                                        1993           1994           1995
                                    ------------   ------------   ----------
      Beginning balance             Ps. 3,299      Ps. 7,190      Ps.159,661
      Acquisition of MCII                   -         15,484              -
      Provision                         4,339        137,740         133,217
      Charge-offs                        (205)             -          (1,820)
      Recoveries                            -           (280)           (135)
      Effect of inflation                (243)          (473)        (64,643)
                                    ---------      ---------      ---------
        Ending balance              Ps. 7,190      Ps.159,661     Ps.226,280
                                    =========      ==========     ==========

      The balance of the allowance for doubtful accounts is as follows:

                                        1993           1994           1995
                                    ------------   ------------   --------

      Current                         Ps. 7,190      Ps.89,211      Ps.62,303
      Long-term                               -         70,450        163,977
                                      ---------      ---------     ---------
        Total                         Ps. 7,190     Ps.159,661     Ps.226,280
                                      =========     ==========     ==========

7.    INVENTORIES

      Inventories consist of the following:

                                              1994                1995
                                          ------------       ------------

      Finished goods                       Ps.1,236,890      Ps.1,098,543
      Work in process                           324,779           375,162
      Raw materials                             894,306           709,394
      Merchandise in transit and
       advances to suppliers                     68,436           24,608
                                           ------------      -----------
                                              2,524,411        2,207,707

      Less- Allowance for obsolete and slow-moving

        items                                  (246,827)        (239,126)
                                             ----------      -----------
                                           Ps.2,277,584      Ps.1,968,581


      The changes in the allowance for obsolete and slow-moving items were as follows:

                                  1993           1994           1995
                              ------------   ------------   --------
      Beginning balance         Ps.20,184      Ps.23,734      Ps.246,827
      Acquisition of MCII               -        103,397              -
      Provision                     5,556        140,737          84,069
      Sales of obsolete
        inventory                    (348)       (15,494)        (47,124)
      Effect of inflation          (1,658)        (5,547)        (44,646)
                                ---------      ----------     ----------
        Ending balance          Ps.23,734      Ps.246,827     Ps.239,126


      The provision for obsolete and slow-moving items is based on the replacement cost of the inventory as of the date the provision is recorded. All of the provision was changed to results of operations.

      To determine obsolete inventories management annually identifies the models it will no longer produce, such decision being generally based on market conditions, and thereby determines which inventories are unuusable. Certain of these inventories can be sold as scrap.

      Slow-moving inventories are identified by verifying the dates of acqui-sition or production of the inventories, and the amounts sold/used versus the total balance by part or model.

      The methodology for determining realizable value consists of determining the prices which can be obtained by selling components to parts dealers, or in many cases, identifying which inventories will be destroyed, in which case a value of zero is assigned to such inventories.


8.    LONG-TERM NOTES AND ACCOUNTS RECEIVABLE

      Long-term notes and accounts receivable include:

                                              1994              1995
                                          ------------       ----------
   Notes receivable                        Ps.598,239        Ps.690,718
      Less- Allowance for doubtful
        accounts                              (70,450)         (163,977)
                                           ----------        ----------
                                              527,789           526,741
      Receivable from trust for stock
         sales plan                            10,213             5,584
                                           ----------        ----------
                                           Ps.538,002        Ps.532,325

      The maturity of notes receivable, net of reserves, is as follows:

          Year
     -------------
      1996                                                   Ps. 67,092
      1997                                                       54,281
      1998                                                       87,355
      1999                                                       88,712
      2000 and thereafter                                       296,393
                                                             ----------

        Total                                                   593,833

        Less-current portion                                    (67,092)
                                                             ----------
        Long-term notes receivable                           Ps.526,741
                                                             ==========
   Notes Receivable-

      DINA-

    In January 1996, DINA restructured all its accounts receivable from Autobuses Estrella Blanca, S.A. de C.V. (EB), Autotransportes Tres Estrellas de Oro, S.A. de C.V. (TEO) and both companies' licensees, though a global restructuring agreement. These companies are related and all are involved in intercity transport in Mexico, which has been negatively affected by the peso devaluation and the economic crisis. As a result of this global restructuring, all balances payable to DINA were renegotiated using as a reference "Units of Investment" (UDIS) which value changes based on the Mexican inflation rate. The principal balance, increased for inflation, will be payable in equal monthly installments over six years beginning July 1, 1997. These balances will bear interest at a rate of 10% over the monthly reference value of UDIS payable beginning February 29, 1996. This agreement will be prepared individually for each specific company and/or licensee.

    At December 31, 1995, the account receivable from TEO and its licensees amounts to US$25 million and was translated to Mexican pesos at the exchange rate of $4.50 per US dollar, included in the above mentioned restructuring. The difference between the exchange rate at year end and $4.50 was recorded as expense and a reserve established at December 31, 1995.

    These accounts receivable are guaranteed with the buses acquired, as well as with the shares of EB and TEO, which will allow DINA to operate the related units to ensure the collection of its receivables. Should these companies fail to perform in accordance with the contracts and the collateral prove to be of no value, the accounting loss would be Ps. 229,632. The accompanying financial statements include the effect of this restructuring at December 31, 1995 and the related accounts receivable have been classified as long-term.

    In addition to the restructuring, DINA initiated procedures with Fondo Bancario de Proteccion al Ahorro (Banking Fund for the Protection of Savings (FOBAPROA)), to transfer its balances receivable from EB and TEO to FOBAPROA, and use the resources obtained from this transfer in the capitalization of Arrendadora Financiera Dina, S.A. de C.V. (related party), so that this company may obtain additional financing to sell DINA products in the future. These transactions are in the process of being formalized and are expected to be concluded by the end of May 1996. FOBAPROA has verbally agreed to purchase the receivables at a discount of 20.5%, which is equivalent to $59,213. This discount is included in the provision for doubtful accounts for the year ended December 31, 1995. The accompanying financial statements include a reserve for this amount. The Company's management does not expect any changes in the percent of discount.

    The account receivable from Union de Credito para el Autotransporte, S.A. de C.V., which acted as an intermediary between DINA and EB and its licensees, was ceded to DINA together with the underlying rights, effective retroactively as of December 31, 1995 and is included in the above mentioned restructuring and has also been classified under long-term receivables at December 31, 1995.

      The notes receivable, net of reserves, due to DINA from its intercity bus customers, restructured as of December 31, 1995 are as follows:

      Autobuses Estrella Blanca, S.A. de C.V.                Ps.139,681
      Autotransportes Tres Estrellas de Oro, S.A. de C.V.
        (Tres Estrellas de Oro)                                  18,503
      Licensees of Tres Estrellas de Oro                         86,190
                                                             ----------
         Total restructured                                  Ps.244,374
                                                             ==========

The total provision for uncollectible accounts for the restructured notes was Ps. 110,143 and Ps. 92,064 for 1994 and 1995, respectively.

      MCII-

    During the year ended December 31, 1995 and the five month period ended December 31, 1994, MCII sold $42,366 and $21,486 of its notes receivable for $44,126 and $22,386 respectively. MCII has agreed to repurchase, for the unpaid balance, any contract for which there has been a material breach of any warranty, representation, covenant or other obligation of MCII as specified in the contract. In the case of default by a debtor, the purchaser, after taking possession of the underlying collateral equipment, may permit MCII to remarket the equipment. MCII is required to reimburse the purchaser for any losses as a result of defaults up to an aggregate of $8,467 at December 31, 1995.

    On October 13, 1993, the Company advanced to Grupo Empresarial G $30,000 at a rate of 11%, which was paid on November 15, 1993. During 1994 and 1995, the Company advanced Ps. 11,508 and Ps. 3,634, respectively to Grupo Empresarial G, unsecured, which bears interest at 3% over the average bank cost of funds.

   Receivable from Trust for Stock Sales Plan-

    In 1992, the Company created a trust with Inverlat, to establish a stock sales plan for the executives of DINA. The trust is managed in accordance with instructions set forth by a Technical Committee, which consists of the principal stockholders and certain executives of the Company.

      The initial contribution was used to subscribe and pay for 8,234,360 common shares without par value, at a price of Ps.3.04 per share.

    At December 31, 1992, the trust completed the sale of the shares to the executives of DINA subject to the following conditions:

      - The sale will be in equal installments over ten years. The payment to the trust must be made within 365 days of the signing of the sales contract for each year.

      - The contract automatically expires should the executive cease to be employed at any of DINA's subsidiaries, and the employee will forego the right to receive any remaining shares under the contract.

    The consolidated financial statements of the Company reflect the account receivable from the trust at its present value which at December 31, 1995 was Ps.8,470, of which Ps.5,584 is long term.

      The account receivable from the trust is recorded as an asset. Furthermore, no compensation expense has been or will be recorded in connection with this program.

9.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following:

                                              1994              1995
                                          ------------      --------

      Buildings and improvements         Ps.1,035,386      Ps.1,164,828
      Machinery and equipment                 824,068           821,604
      Transportation equipment                141,873           315,003
      Furniture and fixtures                  125,312           100,032
                                         ------------      ------------
                                            2,126,639         2,401,467
      Less- Accumulated depreciation         (792,607)         (868,933)
                                          -----------       -----------
                                            1,334,032         1,532,534
      Land                                    121,579           108,683
                                         ------------      ------------
                                         Ps.1,455,611      Ps.1,641,217
                                         ============      ============

      The average annual depreciation rates are as follows:
                                              1994              1995
                                            ---------         ---------
      Buildings and improvements            3% to 25%         3% to 25%
      Machinery and equipment               6% to 33%         8% to 33%
      Transportation equipment              9% to 20%         4% to 20%
      Furniture and fixtures                   11%               8%

10.   DISCONTINUED OPERATIONS OF MCII

      In November 1993, the Board of Directors of MCII approved a plan of disposition of the transit manufacturing segment of MCII. This decision was based upon management's review of market activities, business prospects, competitive bidding, evaluation of backlogs, economic value analysis, and opportunities for cost reduction, which indicated that the transit manufacturing business would not achieve acceptable profitability in the foreseeable future. As a result of this decision, this segment was classified as discontinued operations in 1993.

    In November 1994, MCII sold the fixed assets and certain of the inventory of the transit manufacturing business, as well as the right to manufacture, remanufacture and distribute transit buses previously made by MCII, for an aggregate consideration of $14,947, of which $4,877 was in the form of a note receivable and the remainder was in cash. Additionally, the purchaser, for a period of five years from the sale date, has agreed not to distribute parts for transit buses previously manufactured by MCII. MCII retained all other assets and all of the remaining liabilities of the transit manufacturing business.

    The summarized balance sheet of the transit manufacturing segment at December 31, 1994 and 1995 was as follows (stated in thousands of U.S. dollars):

                                              1994              1995
                                          ------------      --------
      Assets-
        Accounts receivable                $   32,257        $   18,247
        Inventories                            20,878                 -
        Other current assets                    3,997             2,548
        Deferred taxes and other assets        23,509            17,230
                                           ----------        ----------
                                           $   80,641        $   38,025
                                           ==========        ==========
      Liabilities and investment and
        advances-
        Accounts payable                   $    1,598        $      378
        Other current liabilities              28,460            12,858
        Other liabilities                       2,929             1,345
        MCII's investment and advances         47,654            23,444
                                           ----------        ----------
                                           $   80,641        $   38,025
                                           ==========        ==========

      The following is a summary of the operating results of the transit manufacturing segment for the five month period ended December 31, 1994 and the year ended December 31, 1995:


                                              1994              1995
                                          ------------       ----------
      Revenues                             $   50,767        $   24,278
      Operating cost and expenses              51,283            24,881
                                           ----------        ----------
                                                 (516)             (603)
      Income tax benefit                          199               232
                                           ----------        ----------

        Losses charged to discontinued
          operations reserve                $    (317)       $     (371)
                                           ==========        ==========

11.   RESEARCH AND DEVELOPMENT OF TECHNOLOGY

    Two subsidiaries of the Company have a trust arrangement to earmark deductible funds for research and development of technology for the companies. The companies will be authorized to make use of these funds for specific purposes, and the fund may be increased by future contributions in accordance with the provisions of the contract, or by interest, dividends and capital gains earned by the fund.

    The fund was established in 1990 and no subsequent cash contributions were made. During 1993, Ps.21,303 was used for research and development and is included in expenses. There were no expenditures for research and development in 1994 and 1995. The balance of the fund as of December 31, 1995 was Ps.20,748 and is included in other assets.

    MCII has undertaken a research and development project with the cooperation of the Government of Canada and the Province of Manitoba. Agreements were entered into between the parties for the research and development project which includes commitments for contributions. During the five month period ended December 31, 1994 and the year ended December 31, 1995 MCII recorded $698 and $3,305, respectively from the contribution programs, which has been applied against research and development expenses. Contributions may be repayable should the project not be completed. As of December 31, 1995, the amount of such contributions totaled $6,033.

12.   BANK LOANS

      Short-term bank loans were as follows:

                                                 Average        Weighted
                                     Weighted     Amount         Average
                        Balance at   Average    Outstanding   Interest Rate
                        End of the   Interest    During the     During the
                           Year        Rate      Year (a)        Year (b)
                        ----------   --------   -----------   -------------
         1994           Ps.150,371    23.63%    Ps.188,131       19.99%
                        ==========    =====     ==========       =====

            1995        Ps.15,779     60.03%    Ps.37,547        61.06%
                        =========     =====     =========        =====


    (a) Average amounts outstanding were calculated by dividing the average monthly borrowings by the number of months during the year.

    (b) The weighted average interest rates were calculated by dividing the total interest expense during the year by the average amounts outstanding as calculated in (a) above.

13.   OTHER PAYABLES AND ACCRUED EXPENSES

      Accounts payable and accrued expenses consist of the following:

                                              1994              1995
                                          ------------      -----------

      Taxes other than income tax          Ps. 92,275        Ps.126,679
      Commissions                               3,057            10,732
      Interest payable                         64,151            95,332
      Warranty reserve                         45,990            48,021
      Other                                   409,162           210,497
                                           ----------        ----------
                                           Ps.614,635        Ps.491,261

14.   LONG-TERM DEBT

      An analysis of long-term debt is as follows:

                                              1994              1995
                                          ------------       -----------

      Eurobonds                            Ps.1,312,915      Ps.1,338,634
      Subordinated convertible debentures     1,435,384         1,463,502
      Bank credit facility                      612,694           821,029
      Term notes payable                      1,094,097         1,115,528
      Other                                       2,419            15,779

      Less-
         Discount on issuance of
           subordinated convertible
           debentures                           (85,084)         (117,305)
         Current maturities of long-term
           debt                                  (1,475)          (15,778)
                                           ------------      ------------
                                           Ps.4,370,950      Ps.4,621,389
                                           ============      ============

      As of December 31, 1995, MCII had available short-term lines of credit totaling Ps.359,905.

   Eurobonds-

    On November 18, 1992 Eurobonds through Guaranteed Notes with a principal amount of $150,000 were issued. The 10.5% Guaranteed Notes are due November 18, 1997 with interest payable semi-annually in arrears on May 18 and November 18. See Note 28 c) for an explanation of the Exchange Offer for these Eurobonds.

    The terms of the Eurobonds restrict the disposition of the stock of subsidiaries and fixed assets unless the proceeds are subsequently reinvested, and limit the pledging of assets or granting of guarantees on additional debt. The Eurobonds are guaranteed by each of Dina Camiones, S.A. de C.V., Dina Autobuses, S.A. de C.V. and Dina Comercializadora, S.A. de C.V., subsidiaries of the Company.

    As of the date of issuance of these financial statements, the Company is in compliance with these restrictions.

   Subordinated Convertible Debentures-

    On August 8, 1994, DINA issued subordinated convertible debentures for $163,993, with a discount of $14,759, due in August 2004, with interest payable semi-annually at 8%, net of certain taxes. DINA has the option of redeeming the debentures after three years and before 5 years with a prepayment penalty, if the market price of the American Depositary shares
(ADS) of Series "L" stock of the Company exceeds $22.86 for a specified period of time. The debentures are convertible at the option of the holder to 56.88 ADSs per one thousand dollars of principal amount. The discount will be amortized through August 2004 on a straight-line basis.

   Bank Credit Facility-

    Long-term bank credits are available to MCII from participating banks under an agreement (the "Bank Credit Facility") which provides up to $125,000 for borrowing purposes, of which up to $35,000 is available for issuance of standby letters of credit. Borrowings were available at December 31, 1995 on a revolving basis until July 31, 1998. At December 31, 1995, there were borrowings of $92,000 outstanding under the Bank Credit Facility and $6,920 of standby letters of credit were issued.

    Canadian revolving credit loans are available to a subsidiary of MCII which provide for loans up to the Canadian equivalent of $7,329, of which no amounts were outstanding at December 31, 1995. Borrowings were available at December 31, 1995 on a revolving basis until January 31, 1996, with outstanding borrowings then converting into a term loan repayable in 36 equal monthly installments.

    The interest rates applicable to borrowings under these agreements are, at MCII's option, indexed to the bank prime rate or the London Inter-banking Offering Rate ("LIBOR"), plus appropriate spreads over such indices during the period of each borrowing agreement. The agreements also provide for commitment fees. Such spreads and fees can change based upon changes in MCII's financial ratios. Annually, with the participating banks' consent, the term of the agreements may be extended for one year.

   Term Notes Payable-

    MCII has $125,000 of term notes payable which are due in annual installments of $25,000 beginning in November 1998 and extending through November 2002. Interest on the notes is at a fixed rate of 9.02%, however, MCII has entered into an interest rate swap agreement which effectively changes the interest rate on the notes to LIBOR plus 1.14%. During 1995, MCII terminated $62,500 of the swap in exchange for $4,950 which will be amortized as a reduction of interest expense over the remaining life of the notes. As a result, the effective interest rate on $62,500 of the notes is at LIBOR plus 1.14% and $62,500 is at a fixed rate of 7.44%.

    MCII long-term debt agreements include various restrictive covenants and require the maintenance of certain defined financial ratios with which MCII is in compliance.

      At February 29, 1996, the Company has guaranteed revolving lines of credit on behalf of a related company in an amount of Ps.22,830. There are also other guarantees between affiliates for Ps.16,737.

      Long-term debt maturities are as follows:

                                              1994               1995
                                          ------------      -----------
      1996                              Ps.       943      Ps.        -
      1997                                  1,925,609         1,338,634
      1998                                    218,820         1,044,135
      1999                                    218,820           223,105
      2000 and thereafter                   2,006,758         2,015,515
                                           ----------        ----------
                                         Ps.4,370,950      Ps.4,621,389

15.   STOCKHOLDERS' EQUITY


     On March 23, 1995 the stockholders voted to cancel the dividends declared in August 1994, unpaid as of December 31, 1994, which totaled Ps.47,371.

     At December 31, 1994 and 1995, capital stock consisted of the following:


                                                     Number of Shares
                                                ---------------------------
                                                Common           Series "L"        Amount
                                                ------           ----------        ------.
      Nominative shares without par
         value, represented by fixed
         capital not subject to withdrawal
         and of free subscription                203,800,450          -         Ps.126,999
      Nominative shares with no par
         value, sub-series 2/94 and 1/94,
         represented by variable capital,
         freely subscribable, and which
         may not exceed 10 times fixed
         capital.  Series L shares have
         limited voting rights and may
         not exceed 25% of capital                32,749,940    78,849,964         69,546
                                                  ----------    ----------      ---------
                                                 236,550,390    78,849,964        196,545
      Less- Unissued shares                      (32,749,940)  (24,624,278)       (35,754)

         Capital stock outstanding               203,800,450    54,225,686     Ps.160,791

      In accordance with the by-laws of the Company, foreign investors may purchase up to 49% of the shares of the Company.

      Dividends paid by the Mexican subsidiaries are not subject to income taxes, as long as they are paid from "net taxable income" ("UFIN"). For the minority stockholders, dividends not paid from UFIN must include a 34% income tax. The majority stockholders are not subject to income tax withholding because the Company is a tax controlled entity under the rules of consolidation for tax purposes. If capital is reduced, the excess of the reduction over price-level adjusted paid-in capital will be taxable as a dividend in accordance with the formula prescribed by Mexican tax law.

      The annual net income of each Mexican subsidiary is subject to a legal requirement that 5% thereof be transferred to a legal reserve each year until the reserve equals 20% of capital stock. This reserve is not available for distribution to stockholders during the existence of the Company, except in the form of a stock dividend.

16.   TAX ENVIRONMENT

DINA-

   Income and Asset Tax-

      DINA is subject to income and asset taxes. Income tax is computed by taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values, the deduction of purchases in lieu of cost of sales, which permit the deduction of current costs, and taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component. Income taxes are calculated in terms of currency at the time the transaction occurred and not in terms of currency at the end of the period.

    The objective of the Mexican Income Tax Law is to tax or to allow the tax deduction of the interest in- come/expense and/or the foreign exchange gain/loss in real terms, that is, deducting from the nominal amount its inflationary component in a calculation similar to that used to determine the comprehensive financing result in the Statement of Income.

    The asset tax is computed at an annual rate of 1.8% (2% through 1994) of the average of the majority of restated assets less certain liabilities, and the tax is paid only to the extent that it exceeds the income tax of the period. Any required payment of asset tax can be offset against the excess of income tax over asset tax in the following ten years.

    The provisions for income taxes and employee profit sharing have been determined on the basis of the separate taxable income (loss) of each individual company. Grupo Empresarial G (the Company's parent) is permitted by the Mexican tax authorities to file a consolidated return.

   Employee Profit Sharing-

      Employee profit sharing is calculated based on taxable income, after certain adjustments, primarily depreciation, the tax gain or loss on monetary position and exchange gains or losses when realized. The difference between the statutory rate of 10% and the actual provision represents timing differences in the recording of employee profit sharing. Under Mexican GAAP, recording the effect of these timing differences is not required.

   Tax Loss Carryforwards and Recoverable Asset Tax-

      At December 31, 1995 DINA had the following tax loss carryforwards and recoverable asset tax, which will be indexed for inflation through the date used to offset future taxable income or income tax payable, respectively:

                                          Tax Loss
   Year of Expiration                   Carryforward         Asset Tax

          1999                            Ps.     -         Ps.13,106
          2000                                    -            10,182
          2001                                3,892             8,143
          2002                               21,735            13,633
          2003                                4,768             8,116
          2004                              908,852            14,814
          2005                              208,665            30,290
                                          ---------         ---------
                                       Ps.1,147,912         Ps.98,284

MCII-

      MCII's U.S. subsidiaries are included in MCII's consolidated U.S. federal and other applicable income tax returns. Taxable income of MCII's Canadian subsidiaries is included in separate tax returns filed in Canada. MCII is also subject to various state income taxes.

      The deferred tax asset of Ps.260,668 represents the future tax benefit to be received from deductions for U.S. tax purposes.

      At December 31, 1995 MCII had $34,713 of tax loss carryforwards which will expire as follows:

                                                  Tax Loss
               Year of Expiration               Carryforwards
               ------------------               -------------
                      2007                        $ 2,690
                      2008                          6,261
                      2009                         22,988
                      2010                          2,774
                                                  -------
                                                  $34,713

17.   PROVISION (BENEFIT) FOR INCOME TAX

    The following items represent the principal differences between Mexican income tax computed at the statutory tax rate and the Company's Mexican Subsidiaries' provision for income tax for 1993:

            Statutory tax rate                    34.75%
            Permanent differences:
               Gain from monetary position        (7.57)
               Inflationary component              5.98
               Non-deductible items                1.35
               Other                               5.21
            Temporary differences:
               Depreciation                      (11.99)
               Cost of sales vs. purchases,
                labor and overhead                (1.00)
               Advance payments from customers   (28.21)
               Reserves                            1.63
               Advance payments to suppliers       7.83
               Subsidiaries with tax losses        9.85
                                                  -----
            Effective tax rate                   17.83%

    During 1994 and 1995, the Company's Mexican subsidiaries recorded a book loss but no net income tax benefit. The Company's U.S. subsidiary recorded income tax expense, which under Mexican GAAP does not include temporary differences. Therefore, these differences must be shown in the reconciliation of the statutory rate to the effective rate.


                                              1994                                    1995
                              --------------------------------------  ---------------------------------------
                                 DINA          MCII        Total          DINA         MCII          Total
                                 ----          ----        -----          ----         ----          -----

Tax (benefit) expense at
  statutory rate             Ps.(339,924)   Ps.21,914   Ps.(318,010)  Ps.(247,864)   Ps.109,769   Ps.(138,095)
Permanent differences-
   Gain from monetary
     position                    (15,699)      (7,765)      (23,464)      (69,282)       15,390       (53,892)
   Inflationary component         23,666         -           23,666       114,818          -          114,818
   Non-deductible items            6,317         -            6,317        43,697          -           43,697
   Intangible amortization         -            9,553         9,553          -           12,470        12,470
   State income taxes              -            2,466         2,466          -            5,836         5,836
   Canadian tax differences        -            3,296         3,296          -            4,808         4,808

Temporary differences-
   Depreciation                 (17,395)        -           (17,395)      (12,268)         -          (12,268)
   Cost of sales vs. pur-
     chases, labor and
     overhead                     9,207         -             9,207        78,976          -           78,976
   Reserves                      59,295         -            59,295        45,863          -           45,863
   Net operating losses of
    discontinued operations       -            5,811          5,811          -             -             -
   Other                        (34,385)      (2,461)       (36,846)       (1,272)      (16,289)      (17,561)
   Tax loss carryforwards
     which will be used in
     the future                 316,002        -            316,002        52,987          -           52,987
   Subsidiaries with taxable
     income                     127,665        -            127,665         -              -             -
   Intercompany sales tax-
     able to Mexican sub-
     sidiary                     -             -              -             8,885          -            8,885
                             --------       -------        --------       -------      --------       -------
 Income tax provision
   Utilization of tax
   loss carryforwards       (134,749)         -           (134,749)         (303)          -             (303)
                             --------       -------        --------       -------      --------       -------
                          Ps.   -         Ps.32,814    Ps.  32,814    Ps. 14,237   Ps.  131,984    Ps.146,221
                          ===========     =========    ===========    ==========   ============    ==========


    United States and Canadian income before income taxes for the five month period ended December 31, 1994 and the year ended December 31, 1995 were as follows:

                                              1994              1995
                                           ----------        ---------
      United States                        $    4,649        $   12,979
      Canada                                    2,195            22,916
                                           ----------        ----------
                                           $    6,844        $   35,895
                                           ==========        ==========

    MCII's U.S. federal income tax returns have been examined through 1990 and are currently being examined for 1991, 1992 and the seven month period ended July 1993.

    MCII's Canadian income tax returns for 1982 through 1992 are currently under review by Revenue Canada. Authorities have proposed imputing additional income relating to transactions with a U.S. based subsidiary of MCII. A formal reassessment has been issued by Revenue Canada on the 1985 return. A notice of objection has been filed by MCII for 1985. In the event of an adverse judgment, the additional income taxes for 1982 through 1992 could amount to up to $25,000 plus interest of approximately $25,000 and, in addition MCII may be subject to potential reassessments for years subsequent to 1992 on the same basis which could result in additional income taxes and interest, all before recoveries of U.S. Federal income taxes which may be available to offset a portion of any additional taxes paid to Canada. Although MCII is in the process of obtaining additional information, based upon its review of current relevant information, including the advice of outside counsel, MCII is of the opinion that Revenue Canada's arguments are without merit and that any liability from this matter will not be material to its financial condition or results of operations.

18.   COMMITMENTS

    The Company leases certain property and equipment used in its operations under capital and operating leases with a net book value as of December 31, 1995 of Ps.94,570.

    Rental expense was Ps.4,899, Ps.11,418 and Ps.26,772 for the years ended December 31, 1993, 1994 and 1995, respectively.

    At December 31, 1995, the aggregate minimum rental commitments under non-cancelable leases were approximately as follows:

                                               Capital         Operating
                                               Leases            Leases
                                             --------        ------------
            1996                             Ps.2,84        Ps.25,048
            1997                                2,293          19,117
            1998                                2,142          12,408
            1999                                2,142          10,361
            2000 and thereafter                 1,786          22,775
                                             --------        --------

              Total                            11,211        Ps.89,709
                                             ========        =========
            Less- Interest                      6,350

            Present value of net minimum
              lease payments                    4,861
            Less- Current installments          4,861

            Long-term obligation at
              December 31, 1995              Ps.  -

19.   PENSION PLAN COSTS

DINA-

    Under Mexican Labor Law, companies are liable for severance payments to employees terminated under certain circumstances. Additionally, there is a liability under the union contracts for voluntary retirements by plant employees with 5 or more years of service.

    The Company provides retirement pensions, seniority premiums, incidental related death benefits and defined benefit pension plans that cover substantially all employees of DINA. Seniority premiums are paid to employees who leave the Company after fifteen years of service and are based on the number of years of service. For union employees, additional seniority premiums are a part of the union contracts. The union contracts also define the provision of the pension plans for union employees. The benefits are revised periodically for all covered employees mainly in conjunction with union negotiations.

      The largest subsidiaries established irrevocable trusts to cover the employees' accrued benefits. No contributions were made during 1993, 1994 or 1995. The Company follows the funding recommendations of its actuaries. At December 31, 1995, the balance of this fund amounts to Ps.46,755 and the assets of the trust consist of stock traded on the Mexican Stock Exchange (31%) and certain fixed-rate investments (69%).

MCII-

    Trusted, non-contributory and contributory pension plans cover substantially all employees. Benefits for the non-contributory plans are based primarily on final average salary and years of service. Funding policies provide that payments to pension trusts shall be at least equal to the minimum funding required by applicable regulations. Contributions and cost for the contributory plans are determined as a percentage of each covered employee's regular wages.

    The following rates, which include inflation, were used in determining the actuarial present value of accumulated plan benefits for the Company's pension plans:

                                         December 31,
                         -----------------------------------------------
                                        1994                 1995
                                   ----------------     ----------------
                         1993      DINA       MCII      DINA       MCII
                         ----      ----       ----      ----       ----
Discount rate              9%        9%         8%       25%         8%
Salary increase rate       8%        8%         5%       20%         5%
Return on assets          11%       11%         9%       30%         9%


      The components of net periodic pension cost consist of the following:

                                                          December 31,
                            -------------------------------------------------------------------------
                                                 1994                              1995
                                       ------------------------         -----------------------------
                              1993     DINA       MCII     Total       DINA        MCII       Total

Service cost               Ps.6,112   Ps.7,223  Ps.3,289   Ps.10,512   Ps. 3,684  Ps. 8,684  Ps.12,368
Interest on projected
  benefit obligation          6,494      6,077     2,590       8,667       3,379      9,100     12,479
Actual return on plan
  assets                     (6,537)    (6,262)   (2,024)     (8,286)    (11,936)   (15,458)   (27,394)
Amortization of unrecognized
  obligations                 2,387        954     1,912       2,866        (881)    19,120     18,239
Net cost for the year      Ps.8,456   Ps.7,992  Ps.5,767   Ps.13,759   Ps.(5,754) Ps.21,446  Ps.15,692


                                                                      December 31,
                                          -------------------------------------------------------------
                                             1993                            1994
                                          ----------  -------------------------------------------------
                                                                             MCII

                                                                     Assets     Accumulated
                                                                     Exceed      Benefits
                                                                   Accumulated    Exceed
                                                          DINA      Benefits      Assets        Total

Vested benefit obligation                 Ps. 1,618   Ps.14,046    Ps.62,775    Ps.25,060    Ps.101,881
Non-vested benefit obligation                16,677      15,281       11,300          954       27,535
                                          ---------   ---------    ---------    ---------    ---------
Accumulated benefit obligation               18,295      29,327       74,075       26,014      129,416

Additional benefits related to
   future compensation increases             53,857      44,981       22,556        1,426       68,963
                                          ---------   ---------    ---------    ---------    ---------
Projected benefit obligation                 72,152      74,308       96,631       27,440      198,379

Fair value of plan assets                   (49,047)    (58,410)    (104,360)        (884)    (163,654)
                                          ---------   ---------    ---------    ---------    ---------
Unfunded projected benefit
   obligation                             Ps.23,105   Ps.15,898    Ps.(7,729)   Ps.26,556    Ps.34,725
                                          =========   =========    =========    =========    =========




                                                             December 31,
                                           -----------------------------------------------
                                                                1995
                                                      --------------------------
                                                                MCII

                                                         Assets     Accumulated
                                                         Exceed      Benefits
                                                       Accumulated    Exceed
                                             DINA       Benefits      Assets        Total

Vested benefit obligation                 Ps.20,799    Ps.78,052    Ps.12,940   Ps.111,791
Non-vested benefit obligation                 4,597       12,396        1,090       18,083
                                          ---------    ---------    ---------   ----------
Accumulated benefit obligation               25,396       90,448       14,030      129,874

Additional benefits related to
   future compensation increases             20,700       24,157        2,115       46,972
                                          ---------    ---------    ---------   ----------
Projected benefit obligation                 46,096      114,605       16,145      176,846

Fair value of plan assets                   (46,755)    (124,627)      (1,445)    (172,827)
                                          ---------    ---------    ---------   ----------
Unfunded projected benefit
   obligation                             Ps.  (659)   Ps.(10,022)  Ps.14,700   Ps.  4,019
                                          =========    ==========   =========   ==========

20.   POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

      MCII has defined benefit post-retirement plans that provide medical and life insurance for eligible retirees and dependents. The net periodic post-retirement benefit cost for MCII is based upon the provisions of SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other than Pensions."

      The net periodic post-retirement benefit cost for the five month period ended December 31, 1994 and the year ended December 31, 1995 included the following components:

                                              1994              1995
                                           ----------         ------
   Service cost benefits attributed to
        service during the period           Ps.1,183          Ps.3,083
      Interest cost on the accumulated
        post-retirement benefit obligation    1,019             2,971
      Net amortization and deferral             (32)             (333)
      Net periodic post-retirement benefit
        cost                                   Ps.2,170      Ps.5,721

The status of the plans at December 31, 1994 and 1995 was as follows:

                                              1994              1995
                                           ----------         ------
      Accumulated post-retirement benefit
       obligation-
        Retirees                           Ps.9,988         Ps.10,467
        Other fully eligible active
         plan participants                   11,552            12,717
        Other active plan participants       29,390            32,895
                                             50,930            56,079
      Unrecognized prior service cost           368               303
      Unrecognized net gain                   1,058             2,938
                                            -------           -------
        Accrued post-retirement benefit
         cost                             Ps.52,356         Ps.59,320

      The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation ("APBO") was 12% in 1995, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 8.5% in 1995, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65. A one percentage point increase in the assumed health care cost trend rate for each year would increase the APBO as of December 31, 1995 by approximately 21% and the net periodic post-retirement benefit cost would increase by approximately 25%.

      The assumed discount rate used in determining the APBO was 7.5% in 1994 and 1995.

21.   LITIGATION AND CONTINGENCIES

      Certain U.S. entities are plaintiffs or defendants to various actions, proceedings and pending claims. Some of the foregoing involve or may involve claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties and it is possible that some of these legal actions, proceedings and pending claims could be decided against the Company. Although the amount of liability at December 31, 1995 with respect to these matters is not ascertainable, the Company's management and its outside counsel believe that any resulting liability would not materially affect the financial condition or results of operations of the Company.

22.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND FAIR
      VALUE OF FINANCIAL INSTRUMENTS

   Financial Instruments with Off-Balance Sheet Risk-

      MCII enters into foreign exchange forward contracts to hedge certain firm and anticipated purchase commitments which are settled in Canadian dollars. These contracts are purchased to reduce the impact of Canadian dollar currency fluctuations on operating results. MCII does not engage in Canadian dollar currency speculation and the contracts do not subject MCII to risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the materials being purchased. At December 31, 1995 and 1994, MCII had approximately $52,902,000 and $68,068,000 Canadian dollar exchange forward contracts outstanding. MCII's theoretical risk in these transactions is the cost of replacing, at current market rates, these contracts in the event of default by the other party. Management believes the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

      As a necessary adjunct to its new and used coach business, MCII has entered into repurchase and first loss agreements with certain companies which provide financing for coaches, pursuant to which MCII agrees to either repurchase coaches from such companies or guarantees the payment of certain obligations of coach owners or operators. The amount of such agreements as of December 31, 1994 and 1995 was approximately $4,787 and $3,462, respectively. Additionally, as a result of certain sales of notes receivables and leases during 1994 and 1995, MCII is required to reimburse the purchaser of such notes and leases for any losses as a result of defaults up to $5,936 as of December 31, 1994 and $9,536 as of December 31, 1995. MCII has experienced no material losses in respect to such agreements, and losses under existing agreements are not expected to exceed the amount reserved for such losses.

      On December 28, 1994, MCII sold $24,425 of accounts receivables to a major financial institution with recourse. At December 31, 1995, none of the receivables sold remained outstanding. As a result, MCII had no exposure under the recourse provisions.

      At December 31, 1994, MCII had an interest rate swap outstanding with a commercial bank which effectively changed the interest rate on MCII's $125,000 term notes payable to LIBOR plus 1.14%. In June 1995, MCII settled $62,500 notional principal amount of the swap, resulting in proceeds to the Company of $4,950 which are being amortized as an adjustment to interest expense of the term notes over the remaining life of the notes. Under the terms of the swap agreement, MCII receives interest of 7.88% and pays interest at LIBOR. At December 31, 1995, the notional amount on which the interest is calculated is $62,500 and matures ratably at the same time the related term notes mature. The counterparty to the agreement has the right to designate a cash settlement of the swap 10 days prior to the maturity date of MCII (180)s Bank Credit Facility. The maturity date of the Bank Credit Facility as of December 31, 1995, is July 31, 1998, but is expected to be extended annually by mutual agreement. In the event of a cash settlement designated by the counterparty, MCII intends to defer the proceeds received, or payments made, as a result of the settlement and immediately enter into a new swap agreement. The deferred settlement would then be amortized over the remaining life of the new swap, thus preserving the effective change in the interest rate on the term notes payable at LIBOR plus 1.14%. MCII is exposed to credit loss in the event of non-performance by the other party; however, MCII does not anticipate non-performance as the counter party is a major financial institution.

Fair Value of Financial Instruments-

      The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions on valuation methodologies may have a material effect on the estimated fair value amounts. The carrying values of cash and cash equivalents, receivables, bank overdrafts and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying amounts and estimated fair values of the Company's other financial instruments at December 31, 1995 are as follows:


                                    1994                       1995
                            -------------------      ---------------------

                            Carrying      Fair        Carrying      Fair
                             Amounts      Value        Amounts      Value

  Notes receivable           $37,312     $37,284      $ 35,631      $35,658
  Investment in equity
   instrument                      -           -         1,200        1,200
  Debt                      (195,000)   (194,337)     (217,816)    (229,678)
  Interest rate swap               -        (663)            -        5,891
  Subordinated convertible
   debentures               (163,993)   (121,354)     (163,993)     (59,857)
  Eurobonds                 (150,000)   (135,000)     (150,000)    (109,500)
  Foreign exchange forward
    contracts                      -      (4,486)            -           84

      The methods and assumptions used to estimate the fair values of the financial instruments are summarized as follows:

      Notes receivable-Estimated by discounting the future cash flows using rates currently used for notes of similar terms and maturities.

      Investment in equity instrument-Estimated at its carrying value as the investment was acquired December 28, 1995.

      Debt-Estimated by discounting the future cash flows, using rates currently available for debt of similar terms and maturity. The fair value of long-term debentures and Eurobonds, which are traded, is based on the market value at year end.

      Interest rate swap-Estimated by discounting future cash flows using rates currently available. Represents the unrealized gain or (loss) if the agreement had been settled at year-end. The swap agreement specifically hedges portions of the Company's term notes payable. As market interest rates fluctuate, the unrealized gain or loss on the swap moves to offset the change in fair value of that portion of the term notes payable.

      Foreign exchange forward contracts (used for hedging purposes)- Estimated using quoted exchange rates.

23.   DIFFERENCES BETWEEN MEXICAN AND U.S. GAAP

      Note 24 presents a reconciliation of net income (loss) and stockholders' equity to U.S. GAAP. However, this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements to comprehensively recognize the effects of inflation, as required under Mexican GAAP Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," as amended. The application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

      The principal differences between Mexican GAAP and U.S. GAAP are described below together with an explanation, where appropriate, of the method used in the determination of the adjustments that affect net income
(loss) and total stockholders' equity.

   Cash Flow Information-

      Under Mexican GAAP, the Company presents consolidated statements of changes in financial position.

      Bulletin B-12 specifies the appropriate presentation of the statement of changes in financial position when the financial statements have been restated in constant pesos in accordance with the third amendment to Bulletin B-10 and prior years' presentations have been restated accordingly. Bulletin B-12 identifies the generation and application of resources representing differences between beginning and ending financial statement balances in constant pesos. The Bulletin also requires that monetary and foreign exchange gains and losses not be treated as nonmonetary items in the determination of resources provided by operations.

      The changes in the consolidated financial statement balances included in this statement constitute cash flow activity stated in constant pesos (including monetary and foreign exchange gains and losses, which are considered cash gains and losses in the constant peso financial statements).

      In accordance with Mexican GAAP, the reduction in current and long-term debt due to restatement in constant pesos is presented in the consolidated statements of changes in financial position as a resource used by financing activities and the gain from monetary position and exchange gains and losses are presented as components of operating activities. Under U.S. GAAP, Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," does not provide guidance with respect to inflation adjusted financial statements.

   Restatement and Translation of U.S. Dollar Account to Constant Pesos-

      Under Mexican GAAP, the Company converts the U.S. dollar amounts for MCII to pesos using the exchange rate at the time of the transaction for income statement amounts and the exchange rate at the close of the period for balance sheet amounts. The peso amounts are then restated using the U.S. inflation rate. Under US GAAP, the restatement would be required to be made using the Mexican inflation rate. The effect on net loss for 1995, had this method been applied, amounted to a decrease in net loss of approximately 48.7 million pesos. The effect on 1994 net loss was not significant since the inflation rate in Mexico was 7% and MCII was owned for only five months of that year. The balance sheet amounts reported would be the same under both methods.


      The Mexican Accounting Principles Board is also considering an alternative method. Although no standards have been issued in writing, this method would require that U.S. dollar amounts be restated for the U.S. inflation rate, then restated at the exchange rate at the close of the period for the most recent financial statements presented. If this method had been used, the Company would have reported approximately $52.5 million pesos less net loss in 1995 and $12 million pesos less net loss in 1994.


   Deferred Income Taxes-

      Under Mexican GAAP, deferred taxes are provided only for non-recurring temporary differences, which are defined as items which will reverse and not be replaced by a similar item. Under U.S. GAAP, which requires the liability method of accounting, deferred income taxes are recognized for the tax consequenc- es of all temporary differences, both recurring and non-recurring, between the financial statement carrying amounts, which have been adjusted for inflation and appraised values, and the tax bases of assets and liabilities. The deferred taxes related to restatements of assets to appraised values or for the NCPI have been considered as a part of the provision. Deferred income taxes under U.S. GAAP arise principally due to the deduction of purchases and production costs remaining in inventory for book purposes which are charged to expense for tax purposes, differences due to indexation of depreciation, and the recording of tax loss carryforwards as deferred tax assets, which is prohibited under Mexican GAAP.

Cost of Pension Plans and Other Employee Benefits-

      On January 1, 1989, Statement of Financial Accounting Standards No. 87 ("SFAS No. 87"), "Employers' Accounting for Pensions," became effective for pension plans outside the United States. The Company has prepared a study of pension costs under U.S. GAAP (see Note 19). Under Mexican GAAP, the requirement to record liabilities for employee benefits using actuarial computations was required beginning in 1994.

      The Company's Mexican subsidiaries have no post-retirement health care insurance or other benefit plans, other than the pension plan referred to in Note 19. Therefore, Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions" and Statement of Financial Accounting Standards No. 112 "Employers' Accounting for Post-employment Benefits" would have no effect on financial position of the Company's Mexican subsidiaries. See Note 20 for discussion of post-retirement benefits of U.S. subsidiaries.

Stock Sales Plan-

      Under Mexican GAAP, the net present value of the receivable from the trust for the stock sales plan is recorded as an asset (see Note 8). Under U.S. GAAP, this receivable is deducted from stockholders' equity to reflect the reduction in the capitalization of the Company.

      As of December 31, 1993, the date of grant, the market value of the shares, based on the selling price of the shares in a public offering was significantly higher than the purchase price of the shares. For Mexican GAAP, no compensation expense has been or will be recorded by the Company for these share transactions. Under U.S. GAAP, compensation expense must be recognized to the extent of the difference between the selling price of the shares and their fair market value on the date of grant, accrued over the respective service periods specified in the grant.

   Minority Interest-

      Under Mexican GAAP, Bulletin B-8, minority interest in subsidiaries must be included as a component of stockholders' equity. Consequently, minority interest in the income of subsidiaries is not presented as an expense in the statement of income. Under U.S. GAAP, minority interest in subsidiaries is shown below liabilities on the balance sheet, and is not part of stockholders' equity.

   Amortization of Goodwill-

      Under Mexican GAAP, the amortization period for goodwill is limited to 20 years, whereas under U.S. GAAP, goodwill may be amortized over up to 40 years.

   Pushdown Accounting-

      Under U.S. GAAP, the purchase adjustments related to the acquisition of a business must be "pushed-down" to the financial statements of the business acquired. Prior to 1995, Mexican GAAP did not require pushdown accounting. Under Bulletin A-8 which became effective in 1995, if there are no Mexican accounting principles which specifically apply, international accounting standards, or the accounting principles of the Country most applicable to the Company's operations must be applied. Therefore, in 1995 the financial statements reflect the effects of "pushdown accounting" and there is no longer a reconciling item for U.S. GAAP other than for the difference in amortization periods.

      Under Mexican GAAP, since pushdown accounting was not used for 1994, the goodwill which arose from the purchase of MCII was recorded on DINA's balance sheet and is restated for Mexican inflation. Under U.S. GAAP, the goodwill is "pushed down" to MCII'S balance sheet. When the U.S. dollar amount of goodwill was translated to Mexican pesos at the year end exchange rate, it was significantly higher than at the acquisition date, due to the devaluation. A higher peso amount results for U.S. GAAP purposes.

      The segment data and geographic data under U.S. GAAP pushdown accounting for 1994 reflects the goodwill related to the acquisition of MCII as an identifiable asset of the buses segment rather than as corporate, and the goodwill was considered a U.S. asset rather than an asset of Mexico.

      Cumulative Translation Adjustment and Investment in MCII as a Designated Hedge-

      Under both U.S. and Mexican GAAP, an investment in a foreign company may be considered to be a "designated hedge" against debt denominated in the same foreign currency. DINA has designated the investment in MCII as a hedge against the U.S. dollar convertible debentures which were issued to partially finance the acquisition of MCII. Accordingly, the exchange losses on this debt up to the amount of the translation gain related to the investment is recorded as a part of the cumulative translation adjustment in stockholders' equity. Under U.S. GAAP, since the goodwill was considered to be part of the investment in 1994, the translation gain recorded as cumulative translation adjustment is higher than under Mexican GAAP. Therefore, the exchange loss on the related debt, which was considered to be hedged by the investment, was higher under U.S. GAAP in 1994.

24.   RECONCILIATION OF MEXICAN GAAP TO U.S. GAAP

      Net income (loss) and stockholders' equity, adjusted to take into account the material differences between Mexican GAAP and U.S. GAAP, except for the comprehensive effects of price level changes, are as follows:


                           (Thousands of Mexican pesos and thousands of U.S. dollars, except for share data)

                                                                                     Year Ended December 31,
                                                          1993                   1994                1995                1995
                                                    ---------------        ---------------      ---------------     ------------
NET INCOME (LOSS):
Net income (loss) applicable to majority
   interest under Mexican GAAP                      Ps.     465,736        Ps.  (1,015,226)     Ps.    (529,900)    $    (69,895)
                                                    ---------------        ---------------      ---------------     -------------
Approximate U.S. GAAP adjustments:
   Deferred income tax                                     (125,498)               255,285              128,792           16,988
   Deferred employee profit sharing                          38,453                 27,604               37,538            4,951
   Compensation expense for stock sales plan                (13,709)               (12,816)              (8,801)          (1,161)
   Effect of amortizing goodwill over 40 years                    -                 13,685               63,586            8,387
   Additional exchange loss recorded as
      cumulative translation adjustment
      under U.S. GAAP                                             -                197,563                    -                -
   Effect of accounting for receivable from
      stock sales plan as a reduction in equity
      rather than as a receivable                            27,856                 (4,388)              17,361            2,290
   Effects on minority interest of
      U.S. GAAP adjustments                                   8,423                  2,990                6,965              919
                                                    ---------------        ---------------      ---------------    -------------
                                                            (64,475)               479,923              245,441           32,374
                                                    ---------------        ---------------      ---------------    -------------
   Approximate net income (loss) under
      U.S. GAAP                                     Ps.     401,261        Ps.    (535,303)     Ps.    (284,459)   $     (37,521)
                                                    ===============        ===============      ===============    =============
   Weighted average common shares
      outstanding                                       194,866,714            225,490,658          258,026,136      258,026,136
                                                    ===============        ===============      ===============    =============
   Approximate net income (loss) per share
      under U.S. GAAP                               Ps.        2.06        Ps.       (2.37)     Ps.       (1.10)   $       (0.15)
                                                    ===============        ===============      ===============    =============


                                                                                          December 31,
                                                                        1994                   1995               1995
                                                                --------------------   -----------------    --------------
STOCKHOLDERS' EQUITY:

      Majority stockholders' equity under Mexican GAAP          Ps.   1,962,570        Ps.    1,853,345     $      244,459
                                                                ---------------        ----------------     --------------
      Approximate U.S. GAAP adjustments:
      Deferred income tax                                                83,324                 212,114             27,978
      Deferred employee profit sharing                                 (106,605)                (69,068)            (9,110)
      Pension plan accumulated costs                                    (26,903)                (26,903)            (3,549)
   Accumulated effect of amortizing
        goodwill over 40 years                                           13,685                  77,271             10,192
      Receivable from trust for stock sales plan                        (23,009)                (14,449)            (1,906)
      Goodwill under pushdown accounting                                342,898                  -                     -
      Effects on minority interest of U.S. GAAP
        adjustments                                                      17,830                  24,795              3,270
                                                                ---------------        ----------------     --------------
                                                                        301,220                 203,760             26,875
                                                                ---------------        ----------------     --------------
      Approximate stockholders' equity
          under U.S. GAAP                                       Ps.   2,263,790        Ps.    2,057,105     $      271,334
                                                                ===============        ================     ==============


      Deferred Income Taxes and Employee Profit Sharing-

           The effect of temporary differences that generated deferred tax and employee profit sharing liabilities under U.S. GAAP are as follows:

                                                      Deferred Income Taxes                 Deferred Employee Profit Sharing
                                                          December 31,                                December 31,
                                             --------------------------------------      ------------------------------------
                                                   1994                   1995                1994                   1995
                                             ---------------        ---------------      ---------------        -------------
Current-
      Reserves                               Ps.      48,453        Ps.      84,552      Ps.      14,252        Ps.    21,031
      Inventories                                   (285,400)              (110,251)             (83,941)             (32,426)
   Long term-

      Property, plant and equipment                  (52,342)               (83,313)             (47,076)             (59,372)
      Tax loss carryforwards                         329,217                390,600               -                    -
      Asset taxes recoverable                         91,756                135,708               -                    -
      Other                                           45,628                 16,644               10,160                1,700
                                             ---------------        ---------------      ---------------        --------------
                                                     177,312                433,940             (106,605)             (69,067)
   Less- Valuation reserve for tax loss

        carryforwards                                (93,988)              (221,825)              -                    -
                                             ----------------       ----------------     ---------------        --------------
        Total net asset (liability)          Ps.      83,324        Ps.     212,115      Ps.    (106,605)       Ps.   (69,067)
                                             ===============        ===============      ================       ==============


      The Company records all of deferred tax and employee profit sharing in results of operations. If the deferred effects related to the restatement of fixed assets and inventories had been recorded directly to equity in "Cumulative effect of restatement," the adjustment to net income
(loss) under U.S. GAAP for deferred taxes would have been Ps.54,128, Ps.92,175 and Ps.136,437 and for employee profit sharing, Ps.15,466, Ps.26,525 and Ps.40,129 for 1993, 1994 and 1995, respectively.

   Cash Flow Information-

      As explained in Note 23, the Company presents consolidated statements of changes in financial position.

      The changes in the consolidated financial statement balances included in this statement constitute cash flow activity stated in constant pesos (including monetary and unrealized foreign exchange gains and losses, which are considered cash gains and losses in the constant peso financial statements), except that the acquisition of property and equipment under capital lease obligations, which is a non-cash investing and financing activity, is included as a resource used by investment activities. These amounts are not significant.

      In accordance with Mexican GAAP, the reduction in current and long-term debt due to restatement in constant pesos is presented in the statement of changes in financial position as a resource used by financing activities and the gain from monetary position is presented as a component of operating activities. Statement of Financial Accounting Standards No. 95 ("SFAS No. 95"), "Statement of Cash Flows," however, does not provide guidance with respect to inflation adjusted financial statements. If the gain from monetary position and the unrealized exchange loss on the long-term dollar denominated debt was treated as a component of financing activities, the statement of changes in financial position would have been as follows:

                                                                  1993                    1994                     1995
                                                         --------------          -----------------        ---------------
   Resources generated by (applied to) operations           Ps.    299,082          Ps.     (343,636)        Ps.   (312,165)
                                                            ==============          =================        ===============

   Net cash applied to investment activities                Ps.   (308,691)         Ps.   (2,354,689)        Ps.    (52,359)
                                                            ===============         =================        ===============

   Net cash generated by financing activities               Ps.    326,221          Ps.    2,326,824         Ps.    199,504
                                                            ==============          ================         ===============


   Realizability of Long-Lived Assets-


      The Company continually evaluates the carrying value and the economic useful lives of its long-term assets, including property plant and equipment, based on the Company's operating results and anticipated future cash flows. The estimated future cash flows of the Company's Mexican operations are highly sensitive to the future stability of the Mexican economy, including interest rates, exchange rates and availability of funds to purchasers of DINA's products. The Company will adjust the carrying value and related amortization period if and when appropriate.

25.   SUMMARY FINANCIAL DATA BY BUSINESS SEGMENT AND
      GEOGRAPHIC DATA

      The presentation below sets forth certain financial information regarding the Company's Industry Segments: trucks, buses, engines and plastic parts. Inter-segment transactions have been eliminated.

      Operating income is total net sales less cost of goods sold and operating expenses. In computing operating income, none of the following items has been added or deducted: general corporate expense, comprehensive financing results, income taxes, asset tax or employee profit sharing.

      Identifiable assets are those assets that are used in the Company's operations in each industry segment. Corporate assets are principally cash and properties.


             Identifiable assets are those assets that are used in the Company's operations in each industry segment. Corporate assets are principally cash and properties.


                                                                 Year Ended December 31,
                                        ---------------------------------------------------------------
                                              1993                    1994                    1995
                                        ---------------         ----------------         --------------
    Net sales-
         Trucks                         Ps.   2,967,760         Ps.    2,625,248         Ps.    809,167
         Buses                                2,243,181                1,670,673              3,898,747
         Engines                                 18,364                    8,282                 -
         Plastic parts                            7,011                    8,910                 17,273
         Corporate services                         222                   14,353                 17,708
                                        ---------------         ----------------         --------------
                                        Ps.   5,236,538         Ps.    4,327,466         Ps.  4,742,895
                                        ===============         ================         ==============

    Operating income (loss)-
         Trucks                         Ps.     274,483         Ps.        1,500         Ps.   (209,220)
         Buses                                  293,856                 (234,793)               322,366
         Engines                                (20,218)                  (7,822)                -
         Plastic parts                           (3,325)                 (28,375)               (21,123)
         Corporate services                       2,476                  (22,689)              (161,084)
                                        ---------------         -----------------        ---------------
                                        Ps.     547,272         Ps.     (292,179)        Ps.    (69,061)
                                        ===============         =================        ===============

    Depreciation-
         Trucks                         Ps.      24,664         Ps.       26,246         Ps.     25,472
         Buses                                   13,984                   43,412                 71,549
         Engines                                  7,428                    3,898                 -
         Plastic parts                            4,348                    3,769                  5,448
         Corporate services                       6,309                    9,248                  7,555
                                        ---------------         ----------------         --------------
                                        Ps.      56,733         Ps.       86,573         Ps.    110,024
                                        ===============         ================         ==============

    Capital expenditures-
         Trucks                         Ps.      30,919         Ps.       23,474         Ps.     40,266
         Buses                                   78,150                   47,353                464,031
         Engines                                  3,645                      565                 -
         Plastic parts                           10,355                   19,142                 23,774
         Corporate services                     210,614                   22,932                  6,750
                                        ---------------         ----------------         --------------
                                        Ps.     333,683         Ps.      113,466         Ps.    534,821
                                        ===============         ================         ==============

    Identifiable assets-
         Trucks                         Ps.   2,001,703         Ps.    1,831,470         Ps.  1,113,719
         Buses                                1,107,388                4,228,958              4,679,924
         Engines                                107,232                  109,391                 -
         Plastic parts                          108,142                  107,572                148,378
         Corporate services                     715,126                1,954,055              1,894,150
                                        ---------------         ----------------         --------------
                                        Ps.   4,039,591         Ps.    8,231,446         Ps.  7,836,171
                                        ===============         ================         ==============


           Operating income (loss) by segments does not include a deduction for employee profit sharing, which, under U.S. GAAP is considered compensation expense and under U.S. GAAP, the cost of idle plant is an operating expense. The amounts of operating income (loss), less employee profit sharing by segment, are as follows:


                                                             Year Ended December 31,
                                     ----------------------------------------------------------------
                                           1993                    1994                      1995
                                     ---------------         ----------------         ---------------
    Trucks                           Ps.     244,585         Ps.      (12,110)        Ps.   (225,780)
    Buses                                    283,859                 (234,792)               260,774
    Engines                                  (20,218)                  (7,823)                -
    Plastic parts                             (3,325)                 (28,375)               (24,300)
    Corporate services                         2,482                  (22,689)              (161,084)
                                     ---------------         -----------------        ---------------
                                     Ps.     507,383         Ps.     (305,789)        Ps.   (150,390)
                                     ===============         =================        ===============


             During 1993 DINA had sales of buses in excess of 10% of total consolidated net sales to the following customers, all of which are affiliated with each other, as follows:

             Grupo Estrella Blanca                 Ps.   1,312,051
             Grupo Tres Estrellas de Oro                   243,832


             During 1994 and 1995, there were no sales in excess of 10% total consolidated net sales to any one customer.

Geographic Data-

             Following the Company's August 1994 purchase of MCII, the Company operates in three principal geographic regions-Mexico, the United States and Canada. Net sales and operating income (loss) for the year ended December 31, 1994 and 1995 and assets at December 31, 1994 and 1995 by geographic region were as follows:


                                                                              1994
                                      ---------------------------------------------------------------------------------
                                                                  United
                                           Mexico                 States                Canada                Total
                                           ------                 ------                ------                -----
   Net sales                          Ps.   3,121,220        Ps.   1,119,999       Ps.      86,247       Ps.  4,327,466
                                      ===============        ===============       ===============       ==============

   Operating income (loss)            Ps.    (347,563)       Ps.      46,982       Ps.       8,402       Ps.   (292,179)
                                      ===============        ===============       ===============       ===============

   Assets                             Ps.   5,159,636        Ps.   2,265,460       Ps.     806,350       Ps.  8,231,446
                                      ===============        ===============       ===============       ==============


                                                                              1995
                                      ----------------------------------------------------------------------------------
                                                                  United
                                           Mexico                 States                Canada                Total
                                           ------                 ------                ------                -----

   Net sales                          Ps.     862,998        Ps.   3,349,515       Ps.     530,382       Ps.  4,742,895
                                      ===============        ===============       ===============       ==============

   Operating income (loss)            Ps.    (373,058)       Ps.     249,732       Ps.      54,265       Ps.    (69,061)
                                      ================       ===============       ===============       ===============

   Assets                             Ps.   4,075,917        Ps.   2,672,666       Ps.   1,087,588       Ps.  7,836,171
                                  ===============        ===============       ===============       ==============


26.        OTHER CHARGES

           Other charges for DINA presented in the consolidated statements of income (loss) are as follows:

                                                                                             1994                 1995
                                                                                       ---------------       --------------
        Provision for uncollectible accounts receivable primarily due to sale
          of Dina's buses with invoices denominated in U.S. dollars                    Ps.    117,223        Ps.     86,746
        Provision for obsolete inventories and inventories outside the sales
          program principally for Dina Autobuses                                              122,112                11,485
        Severance expense related to restructuring and lay-offs                                84,000                 3,072
                                                                                       --------------        --------------
                                                                                       Ps.    323,335        Ps.    101,303
                                                                                       ==============        ==============


      During 1994 Dina discontinued certain models of coaches and laid-off approximately 900 workers in response to a reduction in demand. The severance payments due the workers under Mexican law were expensed at the time they were made.

27.   GAIN ON SALE OF MARKETABLE SECURITIES


      In January 1995, MCII purchased 6,004,144 shares of Greyhound Lines, Inc. (GLI) through a rights offering of GLI's Common Stock. In October 1995, the investment was sold, resulting in a pre-tax gain of $10,522 which is shown in the accompanying consolidated statements of income (loss) in "other income, net."

28.   SUBSEQUENT EVENTS

   (a) Temporary Suspension of Plant Operations of Dina Camiones-

      Dina Camiones, due to the decrease in demand for its products, agreed to a flexible suspension of production of trucks with the labor union for the period from January 24, 1996 to July 23, 1996. During this period, the Company will be obligated to pay 60% of nominal salaries, including benefits, and the union will provide the number of personnel required based on the production and sales needs.

   (b) Restructuring of Dina's Accounts Receivable-

      In January 1996, DINA restructured all of its accounts and notes receivable from Autobuses Estrella Blanca, S.A. de C.V., Autotransportes Tres Estrellas de Oro, S.A. de C.V. and both companies' licensees, giving effect to the restructuring as of December 31, 1995 and classifying these accounts as long term. See
      Note 8 for an explanation of the restructuring and its effects.

   (c) Debt Exchange Offer-

      On April 22, 1996, the Company initiated an "Exchange Offer" with the holders of the Eurobonds in the amount of US$150 million (see Note
      14), requesting the exchange of the Eurobonds currently outstanding for new Eurobonds, which would include the offering of new notes with a face value of 1.417 times the existing face value, an extension of the maturity date from November 18, 1997 to November 15, 2002 and an increase in the interest rate from 10.5% to 12%. In the event of certain changes in the ratings of the notes, the interest rate could increase to 15% after November 15, 1999. In addition, interest would not be paid during the first 3 years the new notes are effective and would be capitalized and due upon maturity using a "zero coupon" basis.

      The new notes will be issued jointly with Consorcio G Grupo Dina, S.A. de C.V. as primary obligor. In the event of non-payment, MCII Holdings (USA), Inc., a subsidiary 100% owned by Consorcio G Grupo Dina, S.A. de C.V., incorporated on April 19, 1996 with the sole purpose of holding the total number of shares of MCII, will guarantee the debt.


      The Exchange Offer includes certain changes in the existing terms of the Eurobonds, including guarantees and certain commitments and is subject to the exchange of a minimum amount of US$120 million. The Company has obtained verbal consent from the principal Eurobond holders, who hold approximately US$120 million. Therefore, the Company's management believes that at least this amount will be restructured under the conditions above. Whether the other note holders are interested in exchanging their notes will not be known until May 17, 1996. The issuance and exchange of the new notes is subject to the approval of the Mexican National Banking and Securities Commission. The Company's management believes that the possibility of completing the Exchange Offer is favorable.





            CONSORCIO G GRUPO DINA, S. A. DE C. V. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                   AS OF DECEMBER 31, 1995 AND JUNE 30, 1996
                                  (UNAUDITED)
        EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996
          (THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS)

                                                                     DECEMBER 31,                     JUNE 30,
                                                                  -----------------    -----------------------------------
                                                                        1995                1996                 1996
                                                                        ----                ----                 ----
      ASSETS
CURRENT ASSETS:
      Cash and cash equivalents ...............................    Ps.  302,588        Ps.   84,729          $   11,176
      Notes and accounts receivable, net ......................         783,016             851,787             112,352
      Inventories, net ........................................       1,968,581           1,649,841             217,617
      Prepaid expenses ........................................          43,557              41,377               5,458
      Investment in and advances to discontinued
        operations ............................................         339,344             224,190              29,571
                                                                     ----------          ----------          ----------
          Total current assets ................................       3,437,086           2,851,924             376,174
LONG TERM NOTES AND ACCOUNTS
       RECEIVABLE, net ........................................         532,325             537,940              70,955
INVESTMENT IN EQUITY SECURITIES ...............................          29,237              32,341               4,266
PROPERTY, PLANT AND EQUIPMENT, net ............................       1,641,217           1,768,659             233,289
OTHER ASSETS ..................................................         249,611             203,661              26,864
DEFERRED INCOME TAXES .........................................         260,668             208,140              27,454
GOODWILL ......................................................       1,686,027           1,536,198             202,627
                                                                     ----------          ----------          ----------
                                                                   Ps.7,836,171        Ps.7,138,863          $  941,629
                                                                     ==========          ==========          ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
      Bank loans and current portion of long-term debt ........    Ps.   15,779        Ps.   62,329          $    8,222
      Notes and accounts payable to suppliers .................         376,478             425,347              56,104
      Other payables and accrued expenses .....................         491,261             620,085              81,790
      Investment in and advances to discontinued
        operations ............................................         130,124             129,438              17,073
      Income taxes, asset tax and employee profit sharing
                                                                         89,529               6,901                 910
                                                                     ----------          ----------          ----------
          Total current liabilities ...........................       1,103,171           1,244,100             164,099
LONG-TERM DEBT ................................................       4,621,389           3,920,567             517,130
RESERVE FOR EMPLOYEES' SEVERANCE BENEFITS .....................          84,586              81,931              10,807
OTHER DEFERRED ITEMS AND INSURANCE
      RESERVES ................................................         124,600             117,216              15,461
STOCKHOLDERS' EQUITY:
      Majority interest--
        Capital Stock .........................................         196,545             196,545              25,925
        Capital Stock Unsubscribed ............................         (35,754)            (35,754)             (4,716)
        Restatement of capital stock ..........................         204,627             205,745              27,138
        Additional paid-in capital ............................       1,626,020           1,630,861             215,113
        Reserve for repurchase of shares ......................         122,857              97,260              12,829
        Accumulated earnings (losses) .........................        (206,038)           (128,644)            (16,968)
        Cumulative effect of restatement ......................        (822,103)         (1,022,898)           (134,922)
        Cumulative translation adjustment .....................         767,191             789,492             104,135
                                                                     ----------          ----------          ----------
          Total majority stockholders' equity .................       1,853,345           1,732,607             228,534
      Minority interest .......................................          49,080              42,442               5,598
                                                                     ----------          ----------          ----------
          Total stockholders' equity ..........................       1,902,425           1,775,049             234,132
                                                                     ----------          ----------          ----------
                                                                   Ps.7,836,171        Ps.7,138,863          $  941,629
                                                                   ============        ============          ==========


     The accompanying notes are an integral part of these balance sheets.




            CONSORCIO G GRUPO DINA, S. A. DE C. V. AND SUBSIDIARIES

              CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)
        EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996
(THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

                                                                                  SIX MONTHS ENDED JUNE 30,
                                                            --------------------------------------------------------------
                                                                    1995                  1996                1996
                                                                    ----                  ----                ----
NET SALES .............................................        Ps.2,695,809         Ps.2,796,686           $  368,888
COST OF GOODS SOLD ....................................           2,207,740            2,306,345              304,211
                                                               ------------         ------------           ----------
        Gross profit ..................................             488,069              490,341               64,677
OPERATING EXPENSES:
      Selling .........................................             174,897               97,183               12,819
   Administrative ..................................             323,285              308,027               40,629
                                                               ------------         ------------           ----------
                                                                    498,182              405,210               53,448
                                                               ------------         ------------           ----------
        Operating income (loss)........................             (10,113)              85,131               11,229

COMPREHENSIVE FINANCING:
      Interest income .................................              97,618               54,525                7,192
      Interest expense ................................            (244,924)            (204,042)             (26,913)
      Exchange gain (loss), net .......................            (204,092)              62,857                8,291
      Gain on net monetary position ...................             273,366              183,246               24,170
                                                               ------------         ------------           ----------
                                                                    (78,032)              96,586               12,740
OTHER INCOME (LOSS), net ..............................             101,123               (2,935)                (387)
                                                               ------------         ------------           ----------
        Income before the following
         provisions, and results of
         affiliated companies..........................              12,978              178,782               23,582
PROVISIONS FOR:
      Income tax ......................................             109,254               71,243                9,397
      Asset tax .......................................              16,332               13,220                1,744
      Employee profit sharing .........................               6,068                   83                   11
      Tax arising from temporary differences ..........                   0                8,798                1,161
                                                               ------------         ------------           ----------
                                                                    131,654               93,344               12,313
                                                               ------------         ------------           ----------
        Income (loss) before participation in results of
          affiliated companies ........................            (118,676)              85,438               11,269
EQUITY IN RESULTS OF AFFILIATED COMPANIES .............                 (28)                   0                    0
                                                               ------------         ------------           ----------
        Net Income (loss)..............................        Ps. (118,704)        Ps.   85,438           $   11,269
                                                               ============         ============           ==========
NET INCOME (LOSS) APPLICABLE TO:
      Majority interest ...............................        Ps. (108,344)        Ps.   89,743           $   11,837
      Minority interest ...............................             (10,360)              (4,305)                (568)
                                                               ------------         ------------           ----------
        Net income (loss) .............................        Ps. (118,704)        Ps.   85,438           $   11,269
                                                               ============         ============           ==========
INCOME (LOSS) PER SHARE:
      Majority interest ...............................        Ps.    (0.42)        Ps.     0.35           $     0.05
      Minority interest ...............................               (0.04)               (0.02)                0.00
                                                               ------------         ------------           ----------
        Net income (loss) per share ...................        Ps.    (0.46)        Ps.     0.33           $     0.05
                                                               ============         ============           ==========
      Weighted average shares outstanding (000's) .....             258,026              258,026              258,026
                                                               ============         ============           ==========

                            The accompanying notes are an integral part of these consolidated statements.


            CONSORCIO G GRUPO DINA, S. A. DE C. V. AND SUBSIDIARIES

      CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
        EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996
                                  (UNAUDITED)
          (THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS)

                                                                                          SIX MONTHS ENDED JUNE 30,
                                                                        --------------------------------------------------------
                                                                             1995                1996               1996
                                                                             ----                ----               ----
OPERATIONS:
   Net income (loss) .............................................     Ps.(118,704)       Ps. 85,438        $   11,269
      Add (deduct) Non cash items--
        Depreciation ................................................          67,286            78,897            10,407
        Deferred income tax .........................................         130,388            45,143             5,954
        Amortization Goodwill and others ............................          53,993            58,281             7,687
        Provision for doubtful accounts receivable ..................          48,268            11,449             1,510
        Provision for slow-moving inventories .......................          24,759             8,584             1,132
      Change in operating assets and liabilities--
        Decrease (increase) in--

          Notes and accounts receivable .............................         167,168           (80,220)          (10,581)
          Inventories ...............................................          42,527           233,366            30,781
          Prepaid expenses ..........................................          (7,912)            2,180               288
          Income taxes and employee profit sharing ..................         (24,424)          (82,628)          (10,899)
          Other assets ..............................................        (241,328)           39,133             5,162
        Increase (decrease) in--

          Notes and accounts payable to suppliers ...................         (80,022)           48,869             6,446
          Other payables and accrued expenses .......................         (91,131)          128,824            16,992
          Investment in and advances to discontinued operations .....         271,123           114,468            15,099
      Pension plan funding and payments of severance benefits
                                                                               (3,213)          (11,228)           (1,480)
                                                                           ----------        ----------        ----------
          Resources generated by (applied) operations ...............         238,778           680,556            89,767
INVESTMENT:
      Notes and accounts receivables (long-term) ....................         114,518              (773)             (102)
      Additions to property, plant and equipment ....................        (196,467)         (246,877)          (32,563)
      Net book value of retirements .................................           8,656             3,497               461
      Long-term portion of receivable from the trust for stock
          sales plan ................................................          (1,296)                0                 0
                                                                           ----------        ----------        ----------
          Net cash applied to investment activities .................         (74,589)         (244,153)          (32,204)
FINANCING:
      (Decrease) increase in short-term bank loans ..................         (79,527)           46,550             6,140
      Reduction in current and long-term debt due to
        restatement in constant pesos ...............................      (1,172,596)         (511,723)          (67,497)
      Proceeds from long-term debt ..................................        (140,822)         (105,086)          (13,861)
      Increase in peso terms of US Dollar debt due to
        exchange rate changes .......................................         849,357           (84,003)          (11,080)
                                                                           ----------        ----------        ----------
        Net cash (applied to) generated by financing ................        (543,588)         (654,262)          (86,298)
      Cash and cash equivalents at beginning of period ..............         469,540           302,588            39,911
                                                                           ----------        ----------        ----------
      Cash and cash equivalents at end of period ....................      Ps. 90,141        Ps. 84,729        $   11,176
                                                                           ==========        ==========        ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
      Income and asset taxes paid ...................................      Ps.125,596        Ps. 93,261        $   12,301
                                                                           ==========        ==========        ==========
      Interest paid .................................................      Ps.139,745        Ps.117,156        $   15,453
                                                                           ==========        ==========        ==========


                            The accompanying notes are an integral part of these consolidated statements.


            CONSORCIO G GRUPO DINA, S. A. DE C. V. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                   AS OF DECEMBER 31, 1995 AND JUNE 30, 1996
        EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996
     (STATED IN THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS)

(1)     BASIS OF PRESENTATION:

      a) The consolidated condensed financial statements of Consorcio G Grupo Dina, S. A. de C. V. and subsidiaries (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). In the opinion of management, these unaudited consolidated condensed financial statements contain all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's financial position as of June 30, 1996, and the results of operations for the six months ended June 30, 1995 and 1996. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in Mexico and the U.S. have been condensed or omitted pursuant to the rules and regulations of the SEC.

      b) These unaudited financial statements should be read in conjunction with the audited financial statements and the notes thereto included elsewhere in this Prospectus. The Company has made no significant changes in accounting policies during the six months ended June 30, 1996, other than those discussed in Note 2 below.

          The unaudited financial statements as of June 30, 1995 and 1996 have been prepared on a consistent basis and reflect the effects of the accounting change discussed in Note 3 to the audited financial state-ments as of December 31, 1995. The change in accounting policy which was made in the fourth quarter of 1995 was retroactively applied to the June 30, 1995 amounts and results in a restatement of the June 30, 1995 amounts previously reported. The effects of such change were an increase in administrative expenses of Ps. 21,785 related to the amortization of goodwill and a reduction of exchange losses and gain on monetary position of Ps. 213,366 and Ps. 413,632, respectively.

      c) U.S. dollar amounts shown in the financial statements have been included solely for the convenience of the reader and are translated from Mexican pesos, as a matter of arithmetic computation only, at the interbank rate for June 30, 1996 of Ps.
          7.5814 per U.S. dollar. Such translation should not be construed as a representation that the peso amounts have been or could have been converted into U.S. dollars at this or any other rate.

(2)     DIFFERENCES BETWEEN U.S. AND MEXICAN GENERALLY ACCEPTED ACCOUNTING
        PRINCIPLES:

        During 1996, the Company has changed its method of accounting for deferred income taxes and employee profit-sharing under U.S. GAAP. Beginning on January 1, 1996, the Company allocates the portion of the change in the deferred liability (asset) related to restatement of non-monetary assets to its cumulative effect of restatement account included in equity.

        Statement of Accounting Standards No. 121, "Accounting for Impairment of Long-lived Assets," is effective for all fiscal years beginning after December 15, 1995. In the opinion of the Company's management, there has been no impairment in the value of its fixed assets or goodwill during the six months ended June 30, 1996.

      The amount of net income of the majority interest for the six months ended June 30, 1996, had the Mexican inflation rate been used to restate income statement accounts of MCII, would have been Ps 6,100 higher. Had the method for converting the U.S. dollar income statement amounts for MCII using the exchange rate at June 30, 1996 been used, net income reported would have been Ps.2,000 higher.

(3)     EARNINGS PER SHARE:

        There were no changes in the number of shares outstanding for the six months ended June 30, 1995 and 1996.

(4)     NOTES AND ACCOUNTS RECEIVABLE:

        Notes and accounts receivable include:

                                                                                DECEMBER 31,        JUNE 30,
                                                                                    1995             1996
                                                                                    ----             ----
            Trade.................................................          Ps.    642,259         Ps.  776,992
            Current Portion of Long-Term Notes
              Receivable..........................................                  67,092                    -
            Less-Allowance for doubtful accounts..................                 (62,303)            (63,249)
                                                                                   --------            --------
                                                                                   647,048              713,743

            Short-term portion of receivable from trust...........
              for stock sales plan................................                   2,886                2,503
            Refundable income tax.................................                  16,847                7,365
            Refundable asset tax..................................                   7,373                    -
            Refundable value added tax............................                  17,153                2,424
            Other.................................................                  91,709              125,752
                                                                                  --------              -------
                                                                            Ps.    783,016         Ps.  851,787
                                                                            ==============         ============

(5)     INVENTORIES:

        Inventories consist of the following:

                                                                                DECEMBER 31,          JUNE 30,
                                                                                    1995                1996
                                                                                    ----                ----
            Finished goods........................................          Ps.  1,098,543        Ps. 1,017,678
            Work in process.......................................                 375,162              300,511
            Raw materials.........................................                 709,394              466,249
            Merchandise in transit and advances to
               suppliers                                                            24,609               51,287
                                                                                ----------           ----------
                                                                                 2,207,708            1,835,725

            Less-Allowance for obsolete and
               slow-moving items..................................                (239,127)           (185,884)
                                                                                 ----------          ----------
                                                                            Ps.  1,968,581        Ps. 1,649,841
                                                                            ==============        =============


(6)     LONG-TERM NOTES AND ACCOUNTS RECEIVABLE:

         Long-term notes and accounts receivable include:

                                                                                DECEMBER 31,           JUNE 30,
                                                                                    1995                 1996
                                                                                    ----                 ----
            Notes receivable......................................          Ps.    690,720        Ps.   584,841
            Less allowance for doubtful accounts..................                (163,978)             (51,743)
                                                                                  ---------            --------
                                                                                   526,742              533,098
            Receivable from trust for stock
               sales plan.........................................                   5,583                4,842
                                                                                 ---------            ---------
                                                                            Ps.    532,325        Ps.   537,940
                                                                            ===    =======        ---   -------


        In January 1996, Grupo Dina restructured all of its accounts receivable from Estrella Blanca, S.A. de C.V., Tres Estrellas de Oro, S.A. de C.V. and their respective licensees through global restructuring agreements (the "Restructuring Agreements"). Pursuant to the Restructuring Agreements, all balances payable to Grupo Dina were renegotiated using as a reference "Units of Investment" ("UDIS") which value changes based on the Mexican inflation rate. The principal balances, increased for inflation, will be payable in equal monthly installments over six years beginning July 1, 1997. These balances bear interest at a rate of 10% over the monthly reference value of UDIS payable beginning February 29, 1996.

        On July 31, 1996, Grupo Dina sold the accounts receivable under the Restructuring Agreements, which had a total value of Ps 306.9 million, to Arrendadora Financiera Dina, S.A de C.V. ("AF Dina"), a leasing company which provides financing in connection with sales of Grupo Dina products. The debt resulting from this sale was capitalized in AF Dina, which is currently negotiating the repayment of its debt with several Mexican banks using these accounts receivable . Grupo Dina has recorded a reserve in the amount of Ps
43.9 million for any loss that may result from these negotiations. As of July 31, 1996, Grupo Dina owned 92.89% of the equity of AF Dina. Although the maximum ownership in finance companies by non-financial companies permitted under Mexican law is 10%, Grupo Dina has obtained authorization from the corresponding Mexican authorities to maintain equity ownership levels in excess of the legal limit for six months from July 31, 1996. During such interim period, Grupo Dina will endeavor to complete a transaction whereby MCI Acceptance Corporation, an indirect subsidiary of MCII Holdings, will acquire the shares of AF Dina owned by Grupo Dina. In the event that such transaction is not completed in such time period, Grupo Dina will be required to reduce its equity ownership level in AF Dina to no more than 10%.

(7)     PROPERTY, PLANT AND EQUIPMENT:

         Property, plant and equipment include:

                                                                                 DECEMBER 31,              JUNE 30,
                                                                                    1995                     1996
                                                                                    ----                     ----
            Buildings and improvements............................          Ps.    1,164,827        Ps.    1,000,572
            Machinery and equipment...............................                   821,604                 969,863
            Transportation equipment..............................                   315,003                 510,176
            Furniture and fixtures................................                   100,033                  79,071
                                                                                  ----------             -----------
                                                                                   2,401,467               2,559,682
            Less Accumulated depreciation.........................                  (868,933)               (907,055)
                                                                                  ----------              -----------
                                                                                   1,532,534               1,652,627
            Land..................................................                   108,683                 116,032
                                                                                  ----------              ----------
                                                                            Ps.    1,641,217        Ps.    1,768,659
                                                                            ================        ================

(8)          BANK LOANS AND LONG-TERM DEBT:

           An analysis of bank loans and long-term debt is as follows:

                                                                                  DECEMBER 31,            JUNE 30,
                                                                                     1995                  1996
                                                                                     ----                  ----
        Bank loans
              Banca Confia..........................................          Ps.         -           Ps.    12,260
              Credit Commercial de France...........................                      -                  50,037
              Other.................................................                 15,779                      32
                                                                                     ------                      --
                                                                              Ps     15,779           Ps.    62,329
                                                                              =============           =============
        Long-term debt

        Eurobonds...................................................          Ps  1,338,634           Ps     52,767
        Senior Secured Discount Exchange Notes......................                      0               1,146,150
        Subordinated Convertible Debentures.........................              1,463,502               1,243,289
        Bank Credit Facility........................................                821,029                 530,698
        Term Notes Payable..........................................              1,115,528                 947,675
        Other ......................................................                 15,779                       -
        Less -
              Discount on Issuance of Subordinated
                   Convertible Debentures                                          (117,304)                      -
              Current Maturities of Long-term debt                                  (15,779)                      -
              Other                                                                       -                    (12)
                                                                                 ----------               ---------
                                                                              Ps. 4,621,389           Ps. 3,920,567
                                                                              =============           =============


10.5% GUARANTEED NOTES (EUROBONDS)

        On November 18, 1992, the Company issued guaranteed notes with an aggregate principal amount of $150,000 (the "10.5% Guaranteed Notes" or "Eurobonds"). An aggregate principal amount of $143,040 of the 10.5% Guaranteed Notes was retired in June 1996 in exchange for the Senior Secured Discount Exchange Notes described below. The remaining $6,960 aggregate principal amount of 10.5% Guaranteed Notes is due November 18, 1997 with interest payable semi-annually in arrears.


            CONSORCIO G GRUPO DINA, S. A. DE C. V. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                   AS OF DECEMBER 31, 1995 AND JUNE 30, 1996
        EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996
     (STATED IN THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS)

SENIOR SECURED DISCOUNT EXCHANGE NOTES

      Pursuant to an Exchange Offer completed in June 1996, the Company and its wholly-owned subsidiary, MCII Holdings (USA), Inc., issued as joint obligations Senior Secured Discount Exchange Notes due 2002 (the "Senior Secured Discount Exchange Notes") with an aggregate principal amount of $206,500, primarily in exchange for $143,040 aggregate principal amount of 10.5% Guaranteed Notes. Each New Note has an initial accreted value of US$705.65 as of November 18, 1995 for each US$1,000 in aggregate principal amount. The maturity date of the New Notes is November 15, 2002. The interest rate for the New Notes is initially 12% and interest will not be paid on the New Notes for three years after issuance. Such interest will be capitalized and due upon maturity of the New Notes using a "zero-coupon" basis. In the event of certain changes in the ratings of the New Notes, the interest rate could increase to 15% after November 15, 1999.

SUBORDINATED CONVERTIBLE DEBENTURES

        On August 8, 1994, the Company issued subordinated convertible debentures (the "Debentures") with an aggregate principal amount of $163,993, with a discount of $14,759, due in August 2004, with interest payable semi-annually at 8%, net of certain taxes. The Company has the option of redeeming the Debentures after three years and before 5 years with a prepayment penalty, if the market price of the American Depositary shares
(ADS) of Series "L" stock of the company exceeds $22.86 for a specified period of time. The Debentures are convertible at the option of the holder at a rate of 56.88 ADSs per $1000 of principal amount. The discount will be amortized through August 2004 on a straight-line basis.

(9)     DISCONTINUED OPERATIONS:

        Charges of $8,130 ($5,000 after tax) were recorded in the accompanying Statements of Consolidated Income of MCII to reflect the write off of accounts receivable, increased warranty costs and other charges related to MCII's discontinued transit manufacturing segment.

(10)       SUBSEQUENT EVENTS:

        In September 1996, MCII agreed to purchase certain assets of The Flxible Corporation that were being sold through bankruptcy proceedings. Flxible is a manufacturer of transit buses and distributor of related replacement parts. The assets are being purchased for $12.2 million, which will be funded from MCII's bank credit facility, and will be utilized for the purpose of becoming the OEM parts distributor for the installed fleet of Flxible transit buses. The transaction will close within five days of the bankruptcy court order becoming nonappealable.

        In October 1996, MCII refinanced its bank credit facility. The new credit facility provides up to $125,000 for borrowing purposes, of which up to $35,000 is available for issuance of standby letters of credit, and contains other terms which are substantially similar to the refinanced facility. Borrowings are available under the new facility on a revolving basis until September 1999. As a result of this refinancing, it is anticipated that MCII's fourth quarter results will reflect an $850 after-tax expense for the write off of debt issuance costs.


        The temporary suspension of plant operations at Dina Camiones has been extended to June 13, 1997 under the same terms as the previous suspension.


                TRANSLATION OF FINANCIAL STATEMENTS ORIGINALLY
                               ISSUED IN SPANISH

                  CONSORCIO G GRUPO DINA, S.A. DE C.V.

    INDIVIDUAL FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 AND 1994

     EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30,1996

                              TOGETHER WITH

                             AUDITORS' REPORT


          Translation of a report originally issued in Spanish

                (See Note 1 to the financial statements)

To the Stockholders of

Consorcio G Grupo Dina, S.A. de C.V.:

We have examined the balance sheets of CONSORCIO G GRUPO DINA, S.A. DE C.V. (incorporated in Mexico) as of December 31, 1995 and 1994 and the related statements of income (loss), stockholders' equity and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Motor Coach Industries International, Inc. (MCII), as of December 31, 1994 and for the five month period then ended, a subsidiary acquired by the Company on August 8, 1994, which statements represent 25% of the investment in subsidiaries and 27.9% of the total revenues of the subsidiaries. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for this subsidiary, is based solely on the report of the other auditors.

We conducted our examinations in accordance with generally accepted auditing standards, which require that the audit be planned and performed to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they are prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; an audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our examinations provide a reasonable basis for our opinion.

These individual financial statements were prepared to be used in the Company's stockholders meeting, and reflect the investment in subsidiaries under the equity method of accounting. These statements should be read in conjunction with the consolidated financial statements, which have been prepared separately and were examined by us and on which we issued an unqualified opinion. Note 2 to the accompanying financial statements presents condensed information from the consolidated financial statements.

As explained in Note 4 to the accompanying financial statements, during 1995 the Company changed its accounting to reflect the goodwill related to the acquisition of its subsidiary, MCII, under "pushdown" accounting rules. This change resulted in an increase in goodwill of $1,045,434,014, an increase in amortization expense of $59,296,147, a decrease in exchange loss charged to operations of $292,629,510 and a decrease in the gain on monetary position of $586,443,213.

The devaluation of the Mexican peso in December 1994 and the resulting financial crisis in Mexico has had an unfavorable impact on the Company's operations. During 1995 and 1994 the demand for inter-city passenger buses suffered a severe decline in Mexico and in 1995, there was also a significant decline in the demand for trucks. Notes 2, 3, 9, 11 and 14 b) and c) to the accompanying financial statements describe the actions taken by the Company to expand its operations in the United States and restructure its long-term financing, as well as other actions taken by management.

In our opinion, based on our audits and the report of other auditors for the financial statements of MCII as of December 31, 1994 and for the five month period then ended, the financial statements referred to above present fairly, in all material respects, the financial position of Consorcio G Grupo Dina, S.A. de C.V. as of December 31, 1995 and 1994 and the results of its operations, the changes in stockholders' equity and the changes in its financial position for the years then ended, in conformity with generally accepted accounting principles in Mexico.


MEXICO, D.F.                                Arthur Andersen
Mexico
February 29, 1996
(except with respect to the matters
discussed in Note 14 b) and c), as
to which the date is April 22, 1996
and the restatement to constant pesos
as of June 30, 1996, as discussed in
Note 4 as to which the date is
September 20, 1996)


                                   Translation of financial statements originally issued in Spanish

                                                 CONSORCIO G GRUPO DINA, S.A. DE C.V.

                                          BALANCE SHEETS AS OF DECEMBER 31, 1995 AND 1994

                                   EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996

                                                    (Thousands of Mexican pesos)

                     ASSETS                                          LIABILITIES AND STOCKHOLDERS' EQUITY
                                         1995        1994                                                          1995      1994
                                     ----------  ----------                                                    ---------  ---------
CURRENT ASSETS:                                              CURRENT LIABILITIES:

   Cash and cash equivalents         $     946  $  163,874      Other accounts payable and accrued expenses     80,779     73,068
   Parent and subsidiary companies     267,019     786,686      Dividends payable                                   --     54,257
                                                                                                              ---------   --------

   Other accounts receivable             9,027      16,219
   Prepaid expenses                      1,025          --               Total current liabilities              80,779    127,325
                                    ----------  ----------

            Total current assets       278,017     966,779


RECEIVABLE FROM TRUST STOCK SALES        5,583      10,213   LONG-TERM DEBT                                  2,684,831  2,663,215
PLAN

INVESTMENT IN SUBSIDIARY COMPANIES   2,616,382   2,523,116
                                                             STOCKHOLDERS' EQUITY:

                                                                Capital stock                                  196,545    196,545
PROPERTY AND EQUIPMENT                   8,191       7,617      Capital stock unsubscribed                    (35,754)   (35,754)
                                                                Restatement of capital stock                   204,627    204,627
                                                                Additional paid-in capital                   1,626,020  1,626,020
                                                                Reserve for repurchase of shares               122,857    122,857
OTHER ASSETS                            24,755      91,202      Accumulated earnings (losses)                (206,038)    276,492
                                                                Cumulative effect of restatement             (822,103)  (442,604)
                                                                Cumulative translation adjustment              767,191     14,387
                                                                                                             ---------  ---------

GOODWILL                             1,686,027   1,154,183               Total stockholders' equity          1,853,345  1,962,570
                                    ----------  ----------                                                   ---------  ---------

                                   $ 4,618,955 $ 4,753,110                                                  $4,618,955 $4,753,110
                                    ----------  ----------                                                   ---------  ---------
                                    ----------  ----------                                                   ---------  ---------


    The accompanying notes are an integral part of these statements.


    Translation of financial statements originally issued in Spanish

                  CONSORCIO G GRUPO DINA, S.A. DE C.V.

                       STATEMENTS OF INCOME (LOSS)

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

     EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996

                      (Thousands of Mexican pesos)

                                                     1995          1994
                                                ------------  -----------
REVENUES:

   Dividends declared by subsidiaries             $       --   $  105,461

                                                      28,513       83,483

   Services and commissions                     ------------  -----------
                                                      28,513      188,944

                                                     165,262      116,629

ADMINISTRATIVE EXPENSES                         ------------  -----------
                                                    (136,749)      72,315

COMPREHENSIVE RESULT OF FINANCING:

   Interest income                                   175,558      110,397
   Interest expense                                 (305,619)    (158,048)
   Exchange loss, net                               (419,420)    (590,761)

                                                     274,630       35,808

   Gain on net monetary position                ------------  -----------
                                                    (274,851)    (602,604)


                                                     (22,486)       14,749

OTHER INCOME (EXPENSE), net                     ------------  -----------

      Loss before participation in
        results of subsidiary companies            (434,086)    (515,540)

PARTICIPATION IN RESULTS OF SUBSIDIARY
   COMPANIES (net of dividends received)            (95,814)    (499,686)
                                               ------------  -----------

                Net loss for the year           $  (529,900) $(1,015,266)

                                               ------------  -----------
                                               ------------  -----------


    The accompanying notes are an integral part of these statements.



                      Translation of financial statements originally issued in Spanish

                                               CONSORCIO G GRUPO DINA, S.A. DE C.V.

                                                STATEMENTS OF STOCKHOLDERS' EQUITY

                                           FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                   EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996

                                                     (Thousands of Mexican pesos)

                                    Capital Stock
                             ----------------------------                         Accumu-     Cumu-        Cumu-
                                                          Additional Reserve for  lated       lative      lative
                              Autho-   Unsub-     Restate   Paid-in   Repurchase  Earnings    Effect of  Translation
                              rized   scribed      ment     Capital   of Shares   (Losses)   Restatement Adjustment     Total
                             -------   --------  -------  ---------- -----------  --------   ----------- -----------    -----
BALANCE AS OF DECEMBER 31,
  1993                       $126,999  $    --   $177,624  $  714,977  $122,857 $ 1,373,105   $(408,406)  $     --   $ 2,107,156

   Increase in capital
     stock                     69,546   (35,754)   27,003     911,043      --           --          --          --       971,838
   Dividends declared              --         --       --        --        --       (81,387)        --          --       (81,387)
   Changes in equity in
     real terms                    --         --       --        --        --    (1,015,226)    (34,198)     14,387   (1,035,037)
                             --------  --------- --------  ---------   --------  -----------  ----------  ---------  -----------

BALANCE AS OF DECEMBER
  31, 1994                    196,545   (35,754)  204,627  1,626,020    122,857     276,492    (442,604)     14,387    1,962,570

   Integral recognition
     of the effects of
     restatement goodwill       --         --       --         --         --           --           --    1,045,434    1,045,434
   Cancellation of divi-
     dends declared             --         --       --         --         --         47,370         --          --        47,370
   Changes in equity in
     real terms                 --         --       --         --         --       (529,900)   (379,499)   (292,630)  (1,202,029)
                             -------   --------  -------  --------    --------  -----------   ----------  ---------  -----------

BALANCE AS OF DECEMBER
  31, 1996                 $196,545   $(35,754) $204,627  $1,626,020  $122,857     (206,038)   (822,103)    767,191    1,853,345
                           --------   --------  --------  ----------  --------  -----------   ----------- ---------  -----------
                           --------   --------  --------  ----------  --------  -----------   ----------- ---------  -----------


The accompanying notes are an integral part of these statements.




       Translation of financial statements originally issued in Spanish

                     CONSORCIO G GRUPO DINA, S.A. DE C.V.

                  STATEMENTS OF CHANGES IN FINANCIAL POSITION

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

        EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996

                         (Thousands of Mexican pesos)

                                                  1995            1994
                                              -------------  --------------
OPERATIONS:
   Net loss for the year                       $  (529,900)    $(1,015,226)
   Add-Non-cash items-
      Depreciation                                      506             563
      Amortization of goodwill                      115,616          20,965

      Participation in results of
        subsidiary companies                         95,814         499,686
                                              -------------  --------------
                                                  (317,964)       (494,012)
   Net changes in working capital
     other than cash and cash
     equivalents                                   516,480        (425,875)
       Resources generated by (applied to)
         operations                                198,516        (919,887)

INVESTMENTS:
   Decrease in receivable from trust
     stock sales plan                                1,324           2,765
   Increase in investment in subsidiaries         (498,201)       (906,322)
   Additions to property and equipment                 --              (42)
   (Decrease) increase in other assets              66,447         (77,365)
   Goodwill                                            --       (1,167,702)
                                             -------------  --------------
                                                  (430,430)     (2,148,666)
FINANCING:
   Increase in long-term debt                        21,616       1,788,951
   Dividends declared                                    --        (81,387)
   Cancellation of dividends declared                47,370              --
   Increase in capital stock                             --          60,795
                                                         --         911,043
   Additional paid-in capital                 -------------  --------------
                                                     68,986       2,679,402
                                              -------------  --------------
    Decrease in cash and cash
      equivalents                                  (162,928)       (389,151)
    Cash and cash equivalents
      at beginning of year                          163,874         553,025
                                              -------------  --------------
     Cash and cash equivalents at
       end of year                                      946         163,874
                                              =============  ==============

       The accompanying notes are an integral part of these statements.


       Translation of financial statements originally issued in Spanish

                     CONSORCIO G GRUPO DINA, S.A. DE C.V.

                         NOTES TO FINANCIAL STATEMENTS

                       AS OF DECEMBER 31, 1995 AND 1994

        EXPRESSED IN CURRENCY WITH PURCHASING POWER AS OF JUNE 30, 1996

                         (Thousands of Mexican pesos)

1. EXPLANATION ADDED FOR
   TRANSLATION TO ENGLISH:

These financial statements are presented on the basis of generally accepted accounting principles in Mexico. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Mexico have no equivalent with respect to generally accepted accounting principles in the United States of America (U.S.).

2. ACTIVITIES:

Consorcio G Grupo Dina, S.A. de C.V. (DINA) is a subsidiary of Grupo Empresarial G, S.A. de C.V. and is the controlling stockholder of a group of companies engaged in the manufacture and sale of trucks and buses. The major subsidiaries are Dina Autobuses, S.A. de C.V., Dina Camiones, S.A. de C.V., Plasticos Automotrices Dina, S.A. de C.V. and Dina Comercializadora, S.A. de C.V. As discussed in Note 3, during 1994 Motor Coach Industries International, Inc. (MCII), a U.S. corporation, was acquired. MCII manufactures and sells coaches and coach parts in the U.S. and Canada.

These financial statements were prepared to be used for the stockholders' meetings, and reflect the investment in subsidiaries under the equity method. Consolidated financial statements of Consorcio G Grupo Dina, S.A. de C.V. and subsidiaries have been prepared separately.

Because of the severe decline in demand for buses during 1995 and 1994, and the reduction in demand for trucks in 1995, DINA laid off plant workers and employees. The utilization of plant capacity also decreased and the bus and truck plants were closed for significant periods of time.

Certain amounts in the financial statements at December 31, 1994 have been reclassified in order to conform with the presentation of the financial statements at December 31, 1995.

Following are the significant amounts of the consolidated financial statements for the years ended December 31, 1995 and 1994:

                                   1995            1994
                              --------------   -------------
Total assets                  $    7,836,171   $   8,231,446
                              --------------   --------------
                              --------------   --------------

Total liabilities             $    5,933,746   $   6,189,019
                              --------------   --------------
                              --------------   --------------

Net loss applicable to        $    (529,900)   $  (1,015,226)
majority interest             --------------   --------------
                              --------------   --------------


3. ACQUISITION OF MCII:

On August 8, 1994, DINA, acquired all of the outstanding shares of MCII for an aggregate consideration of U.S.$311,627,000. The transaction was made through the exchange of 54,225,462 Series "L" shares of DINA for 51% of the outstanding shares of MCII, with the remaining 49% of the outstanding shares exchanged for a face amount of U.S.$163,993,000 of 8% convertible subordinated debentures. To guarantee the convertibility of this debt, 24,624,278 Series "L" shares and 32,749,940 common shares were placed in treasury.

Application of purchase accounting resulted in a preliminary adjustment of all outstanding assets and liabilities of MCII to their estimated fair value on the date of the acquisition. MCII is also in the process of obtaining additional information to quantify the potential liability related to certain U.S. and Canadian tax contingencies. The management of MCII and their legal counsel do not expect a significant liability. Once those amounts have been quantified, the contingencies may be recorded as an additional purchase accounting adjustment.

The excess of the consideration exchanged by DINA over the estimated fair value of the net assets acquired, is being amortized over 20 years using the straight-line method. The amount amortized from the acquisition date to December 31, 1994 and for 1995 was $20,965 and $115,616, respectively, and is included in administrative expenses.

4. SIGNIFICANT ACCOUNTING
   POLICIES:

The accompanying financial statements are presented in "Mexican pesos" ($), which is the name of the "new Mexican peso" (N$) as of January 1, 1996.

The significant accounting policies followed by the Company, which are in accordance with generally accepted accounting principles in Mexico (Mexican
GAAP), are summarized below:

Change in accounting policy

Beginning in 1995, Bulletin A-8 issued by the Mexican Institute of Public Accountants became effective. This bulletin requires that if there are no accounting principles in Mexico which specifically address a transaction, international accounting standards, or the accounting principles of the country most closely related to the Company's operations, must be used. Therefore, as of 1995, the Company began using "pushdown" accounting to reflect the acquisition of MCII. The goodwill related to the purchase is now considered an asset of MCII, and is converted to pesos using the method explained below. This change resulted in an increase in the peso amount of goodwill of $1,045,434 and a corresponding increase in "cumulative translation adjustment" in stockholders' equity. In addition, amortization of goodwill increased by $59,296 for 1995. The increase in goodwill in pesos in the consolidated financial statements also resulted in an increase in the amount of exchange loss which can be included in the "cumulative translation adjustment" rather than results of operations. This change resulted in a reduction of exchange loss of $292,630 compared to the amount computed without using "pushdown" accounting. The gain on monetary position decreased by $586,443 because the debt is now included on MCII's financial statements and the U.S. inflation index was applied.

Basis of conversion of financial
statements of U.S. subsidiary

The accounts of MCII are prepared in U.S. dollars as the functional currency and have been converted to new Mexican pesos in conformity with International Accounting Standards N(degree)21 (now incorporated as a supplement to Mexican GAAP) "The Effects of Changes in Foreign Exchange Rates and Translation of Financial Statements in Foreign Currency".

The accounts of MCII were also converted to Mexican GAAP for inclusion in the individual financial statements of the Company under the equity method. The effects of inflation on the financial information have been recognized using the consumer price index for the U.S.

Recognition of the effects of inflation

The Company recognizes the effects of inflation on financial information following the provisions contained in Bulletin B-10 and its amendments, issued by the Mexican Institute of Public Accountants and, accordingly, the financial statements of prior years have been restated to reflect the purchasing power of the currency as of June 30, 1996. In this manner the financial statements are comparable with those of previous years as all are stated in currency of the same purchasing power.

To recognize the effects of inflation on currency with purchasing power as of the end of the most recent year, the following restatements were performed:

- Balance sheet:

   The investment in subsidiary companies has been recorded through the equity method, based on financial statements of the subsidiaries restated on the same basis as the Company.

   Property and equipment are restated to net replacement cost, as determined by independent appraisers. Depreciation is calculated on restated values in accordance with the estimated useful lives of the assets as determined by the appraisers.

   Goodwill is restated by applying the National Consumer Price Index (NCPI) and amortization is computed using the straight-line method over 20 years.

   Stockholders' equity and other nonmonetary items are restated by applying the NCPI from the date the amounts were originally contributed or generated.

   The cumulative effect of restatement represents the gain or loss from holding nonmonetary assets and is the difference between identified specific costs and the application of the NCPI in restating non-monetary assets.

-  Statement of income (loss):

   Revenues and expenses which are associated with a monetary item (cash, trade receivables, liabilities, etc.) are restated from the month in which they arise through yearend, based on factors derived from the NCPI.

   Costs and expenses associated with nonmonetary items are restated through yearend, as a function of the restatement of the non-monetary asset which is being consumed or sold.

   The comprehensive financing result includes interest income and interest expense, exchange gains or losses, and the gain or loss from monetary position, which is the impact of inflation on the purchasing power of monetary assets and liabilities.

- The statement of changes in financial position presents the changes in constant currency, based on the financial position as of the beginning of the year, restated to currency of the current yearend.

Cash equivalents-

Cash equivalents consist of unsecured short-term investments from banks at fixed rates, plus accrued interest.

Transactions in foreign currency-

Transactions in foreign currency are recorded at the rate of exchange in effect at the date of the transaction. Foreign currency assets and liabilities are adjusted by the exchange rates in effect at the end of the year, and resulting gains or losses are recorded in the income (loss) statement.

5. HOLDING COMPANY AND SUBSIDIARIES:

Holding company and subsidiaries balances are as follows:

                                                      1995          1994
                                                  -----------   -----------
Receivables-

   Grupo Empresarial G, S.A. de C.V.               $    12,581   $    17,030
   Dina Camiones, S.A. de C.V.                          66,218       393,286
   Dina Autobuses, S.A. de C.V.                             --       147,200
   Plasticos Automotrices Dina, S.A. de C.V.            38,102        30,618
   Sistemas y Servicios G, S.A. de C.V.                 32,999        29,161
   Raices del Sur, S.A. de C.V.                          8,107         5,602
   Promotora de Negocios G, S.A. de C.V.                 5,665         4,086
   Desarrollo Integral de Nuevas Actividades
     y Servicios, S.A. de C.V.                          12,317        58,361
   Desarrollo en Servicios Administrativos
     y Profesionales G.S.A. de C.V.                     68,329        53,600
   Servicios Inmobiliarios G, S.A. de C.V.               3,494        43,770
   Dina Composites, S.A. de C.V.                         1,686        11,352
   Dina Comercializadora, S.A. de C.V.                  14,747            35
                                                        10,710            --
   Motor Coach Industries International, Inc.      -----------   -----------
                                                       274,955       794,101
                                                   -----------   -----------

Payables-
   Dina Autobuses, S.A. de C.V.                          1,694            --
   Autopartes Hidalguenses, S.A. de C.V.                 3,059           432
   Dinautos, S.A. de C.V.                                  541         6,983
   Servicios Corporativos de Occidente, S.A.
     de C.V.                                               645            --
   Promotora Empresarial de Occidente, S.A.
     de C.V.                                             1,997            --
                                                   -----------   -----------
                                                         7,936         7,415
                                                   -----------   -----------
       Net receivable balance                      $   267,019    $  786,686
                                                   -----------   -----------
                                                   -----------   -----------



The Company had the following transactions with related parties:

                                                       1995          1994
                                                  -----------    -----------
Revenues-
   Services and commissions                       $    28,513    $    83,483
                                                  -----------    -----------
                                                  -----------    -----------
   Interest                                       $   171,088    $    72,574
                                                  -----------    -----------
                                                  -----------    -----------
Expenses-
   Services                                       $     9,441    $    31,445
                                                  -----------    -----------
                                                  -----------    -----------
   Interest                                       $     8,089    $       888
                                                  -----------    -----------
                                                  -----------    -----------


6. OTHER ACCOUNTS
   RECEIVABLE:

Other accounts receivable include:

                                                       1995          1994
                                                  -----------    -----------
Short-term portion of receivable
  from trust for stock sales                      $    2,886     $     4,387
Refundable income tax                                  5,820          11,782
Refundable value added tax                                --              50
                                                         321            --
Other                                               --------     -----------
                                                  $    9,027     $    16,219
                                                  -----------    -----------
                                                  -----------    -----------


7. RECEIVABLE FROM TRUST FOR
   STOCK SALES PLAN:

In 1992, the Company created a trust to establish a stock sales plan for the executives of the Consorcio G Grupo Dina companies. The trust is managed in accordance with instructions set forth by a Technical Committee, which consists of the principal stockholders and certain executives of the Company.

The account receivable from the trust is recorded at its present value which at December 31, 1995 was $8,469 of which $5,583 is long-term.



8. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                                       1995          1994
                                                  -----------    ----------
Buildings and improvements                        $    15,445    $   13,819
Transportation equipment                                  530           455
                                                          701           807
Furniture and fixtures                            -----------    ----------
                                                       16,676        15,081
                                                       (9,261)   ----------
Less- Accumulated depreciation                    -----------        (8,202)
                                                        7,415         6,879
                                                          776           738
Land                                              -----------    ----------
                                                  $     8,191    $    7,617
                                                  -----------    ----------
                                                  -----------    ----------


The average annual depreciation rates are as follows:

                                                        %
                                                  -----------
Buildings and improvements                              3
Transportation equipment                               10
Furniture and fixtures                                  8


9. LONG-TERM DEBT:

An analysis of long-term debt is as follows:

                                                    1995            1994
                                               --------------  -------------
Eurobonds                                      $    1,338,634  $   1,312,915
Subordinated convertible debentures                 1,463,502      1,435,384

Less- Discount on issuance of subor-
  dinated convertible debentures                     (117,305)       (85,084)
                                               --------------   -------------
                                                $   2,684,831   $  2,663,215
                                               --------------  -------------
                                               --------------  -------------


Eurobonds-

On November 18, 1992 Eurobonds with a principal amount of U.S.$150 million were issued. The 10.5% Guaranteed Notes are due November 18, 1997 with interest payable semi-annually in arrears on May 18 and November 18. See
Note 14 c) for explanation of Exchange Offer for these Eurobonds.

The Eurobond Notes are guaranteed by each of Dina Camiones, S.A. de C.V., Dina Autobuses, S.A. de C.V. and Dina Comercializadora, S.A. de C.V., subsidiaries of the Company. The terms of the Eurobonds restrict the disposition of the stock of subsidiaries and fixed assets unless the proceeds are subsequently reinvested, and limit the pledging of assets or granting of guarantees on additional debt.

Subordinated convertible debentures-

On August 8, 1994, DINA issued subordinated convertible debentures for U.S.$164 million, with a discount of U.S.$14.7 million, due in August 2004, with interest payable semi-annually at 8%, net of certain taxes. DINA has the option of redeeming the debentures after three years and before 5 years with a prepayment penalty, if the market price of the American Depositary shares (ADS) of Series "L" stock of the Company exceeds U.S.$22.86 for a specified period of time. The debentures are convertible at the option of the holder to 56.88 ADSs per one thousand dollars of principal amount. The discount will be amortized through August 2004 on a straight-line basis.

10. GUARANTEES:

At February 29, 1996, the Company has guaranteed revolving lines of credit on behalf of a related company in an amount of $22,831.

11. FOREIGN CURRENCY POSITION:

Since the devaluation of the Mexican peso in December 1994, there has been significant instability in the financial and exchange rate markets.

At December 31, 1995, the assets and liabilities denominated in foreign currency are represented principally by U.S. dollars and were converted at the exchange rate of 7.5814 new Mexican pesos per U.S. dollar, as follows:

                                                Thousands of
                                                U.S. Dollars
                                              --------------
Current assets                                        3,250
Liabilities-
   Current                                           (8,993)
   Long-term                                       (300,847)
                                              --------------
   Net liability position in foreign               (306,590)
     currency                                 --------------
                                              --------------

Equivalent in thousands of new Mexican pesos  $  (2,324,381)



The assets and liabilities of MCII are denominated in U.S. dollars. Following is a summary of the combined foreign currency position, as shown in the notes to the consolidated financial statements:

                                                  Thousands     Equivalent in
                                                   of U.S.         Mexican
                                                   Dollars          Pesos
                                               --------------  -------------
Liability position in DINA                        (279,207)    $ (2,116,780)
Asset position in MCII (including goodwill of
  U.S. $242,333 thousand)                          294,808        2,235,057
                                               --------------  -------------
                                                    15,601     $    118,277
                                               --------------  -------------
                                               --------------  -------------


At February 29, 1996 the unaudited currency position was similar to that at December 31, 1995, and the exchange rate at that date was 7.6296 Mexican pesos per U.S. dollar.

During 1995 the Company had interest expense, net, in the amount of U.S.$34 million, equivalent to $257,768.

12. STOCKHOLDERS' EQUITY:

On March 23, 1995 the stockholders voted to cancel the dividends declared in August 1994, unpaid as of December 31, 1994, which totaled $47,370.

At December 31, 1995, capital stock consisted of the following:

                                            Number of Shares
                                      --------------------------

                                         Common       Series "L"      Amount
                                      ------------- -------------  -----------

Nominative shares without par
  value, represented by fixed
  capital not subject to with-
  drawal and of free subscrip-
  tion                                203,800,450        --         $ 126,999

Nominative shares with no par
  value, sub-series 2/94 and 1/94,
  represented by variable capital,
  freely subscribable, and which
  may not exceed 10 times fixed
  capital                              32,749,940      78,849,964      69,546
                                      -----------     -----------   ---------
                                      236,550,390      78,849,964     196,545
 Less- Unissued shares                (32,749,940)   (24,624,278)     (35,754)
                                      -----------     -----------   ---------
 Capital stock outstanding            203,800,450     54,225,686   $  160,791
                                      -----------     -----------   ---------
                                      -----------     -----------   ---------



In accordance with the by-laws of the Company, foreign investors may purchase up to 49% of the shares of the Company.

Dividends paid are not subject to income taxes, as long as they are paid from "net taxable income" ("UFIN"). For the minority stockholders, dividends not paid from UFIN must include a 34% income tax. The majority stockholders are not subject to income tax withholding because the Company is a tax controlled entity under the rules of consolidation for tax purposes. If capital is reduced, the excess of the reduction over price-level adjusted paid-in capital will be taxable as a dividend in accordance with the formula prescribed by Mexican tax law.

The legal reserve is not available for distribution to stockholders during the existence of the Company, except in the form of a stock dividend.

13. TAX ENVIRONMENT:

Income and asset tax-

The Company is subject to income and asset taxes. Income tax is computed by taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values, which permit the deduction of current costs, and taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss from monetary position.

The asset tax is computed at an annual rate of 1.8% (2% through 1994) of the average of the majority of restated assets less certain liabilities, and the tax is paid only to the extent that it exceeds the income taxes of the period. Any required payment of asset tax can be offset against the excess of income tax over asset tax in the following ten years.

Grupo Empresarial G, S.A. de C.V., parent company of Consorcio G Grupo Dina, S.A. de C.V., is permitted by the Mexican tax authorities to file a consolidated tax return. For that reason the income tax has been determined over the individual tax result of the Company.

Reconciliation of accounting
and taxable income-

The principal items affecting the Company's taxable income were the effects of inflation, the result of monetary position, the equity in results of subsidiary companies, and the application of the third amendment of Bulletin B-10.


Tax loss carryforwards-

At December 31, 1995 the Company has inflation-adjusted tax loss carryforwards which will be indexed for inflation through the date used to offset future taxable income:

        Year of                                   Tax Loss
       Expiration                               Carryforward
-----------------------                      -----------------
          2004                               $        615,435
                                                        5,640
          2005                               -----------------
                                             $        621,075
                                             -----------------
                                             -----------------


14. SUBSEQUENT EVENTS:

a) Temporary suspension of plant
   operations of Dina Camiones-

   Dina Camiones, due to the decrease in demand for its products, agreed to a flexible suspension of production of trucks with the labor union for the period from January 24, 1996 to July 23, 1996. During this period, the Company will be obligated to pay 60% of nominal salaries, including benefits, and the union will provide the number of personnel required based on the production and sales needs.

b) Restructuring of Dina Comercia-

   lizadora's accounts receivable-

   In January 1996, Dina Comercializadora restructured all of its accounts and notes receivable from Autobuses Estrella Blanca, S.A. de C.V., Autotransportes Tres Estrellas de Oro, S.A. de C.V. and both companies' licensees, giving effect to the restructuring as of December 31, 1995.

c) Debt Exchange Offer-

   On April 22, 1996, the Company initiated an "Exchange Offer" with the holders of the Eurobonds in the amount of US$150 million (see Note 9), requesting the exchange of the Eurobonds currently outstanding for new Eurobonds, which would include the offering of new notes with a face value of 1.417 times the existing face value, an extension of the maturity date from November 18, 1997 to November 15, 2002 and an increase in the interest rate from 10.5% to 12%. In the event of certain changes in the ratings of the notes, the interest rate could increase to 15% after November 15, 1999. In addition, interest would not be paid during the first 3 years the new notes are effective and would be capitalized and due upon maturity using a "zero coupon" basis.

   The new notes will be issued jointly with Consorcio G Grupo Dina, S.A. de C.V. as primary obligor. In the event of non-payment, MCII Holdings (USA), Inc., a subsidiary 100% owned by Consorcio G Grupo Dina, S.A. de C.V., incorporated on April 19, 1996 with the sole purpose of holding the total number of shares of MCII, will guarantee the debt.

   The Exchange Offer includes certain changes in the existing terms of the Eurobonds, including guarantees and certain commitments and is subject to the exchange of a minimum amount of US$120 million. The Company has obtained verbal consent from the principal Eurobond holders, who hold approximately US$120 million. Therefore, the Company's management believes that at least this amount will be restructured under the conditions above. Whether the other note holders are interested in exchanging their notes will not be known until May 17, 1996. The issuance and exchange of the new notes is subject to the approval of the Mexican National Banking and Securities Commission. The Company's management believes that the possibility of completing the Exchange Offer are favorable.



                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of MCII Holdings (USA), Inc.:

We have audited the accompanying consolidated balance sheet of MCII HOLDINGS (USA), INC. (a wholly owned subsidiary of Consorcio G Grupo Dina, S.A. de C.V.) and subsidiaries (the Company) as of December 31, 1995, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MCII Holdings (USA), Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                     Arthur Andersen LLP

Phoenix, Arizona,
   February 19, 1996



INDEPENDENT AUDITORS' REPORT

To the Stockholder of

Motor Coach Industries International, Inc.

We have audited the accompanying consolidated balance sheet of Motor Coach Industries International, Inc. and its subsidiaries (a wholly-owned subsidiary of Consorcio G Grupo Dina, S.A. de C.V.) (the "Company") as of December 31, 1994, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the five month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Motor Coach Industries International, Inc. and its subsidiaries at December 31, 1994, and the results of their operations and their cash flows for the five month period ended December 31, 1994, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Phoenix, Arizona

February 24, 1995




INDEPENDENT AUDITORS' REPORT

To the Stockholder of

Motor Coach Industries International, Inc.

We have audited the accompanying consolidated statements of income, changes in stockholder's equity and cash flows for the seven month period ended July 31, 1994 and for the year ended December 31, 1993, of Motor Coach Industries International, Inc. and its subsidiaries (a wholly-owned subsidiary of Consorcio G Grupo Dina, S.A. de C.V.) (the "Predecessor"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows for the seven month period ended July 31, 1994 and the year ended December 31, 1993 of Motor Coach Industries International, Inc. and its subsidiaries in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Phoenix, Arizona

February 24, 1995




                         MCII HOLDINGS (USA), INC.
     (A WHOLLY OWNED SUBSIDIARY OF CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                        CONSOLIDATED BALANCE SHEET

                                                  December 31,    December 31,
(000 omitted, except share data)                      1995             1994
------------------------------------------------------------------------------

ASSETS
   Current assets:

      Cash and cash equivalents                 $   30,607      $     6,941
      Receivables, less allowance of
        $1,903 and $1,209                           34,936           26,523
      Current portion of notes receivable            4,722            4,791
      Inventories                                  146,718          121,381
      Deferred income taxes                          8,570            5,173
      Other current assets                           4,073            4,590
                                                ----------       ----------
         Total current assets                      229,626          169,399
      Property, plant and equipment                 75,021           55,582
      Notes receivable                              30,909           32,521
      Investment in and advances to dis-
         continued operations                       11,311           42,821
      Deferred income taxes                         14,350           10,663
      Intangibles                                  242,923          242,333
      Other assets                                   9,902            5,597
                                               ------------    ------------
                                               $   614,042     $    558,916
                                               ============    ============

LIABILITIES AND STOCKHOLDER'S EQUITY
   Current liabilities:

      Bank overdrafts                           $     504       $     5,734
      Accounts payable                             24,722            25,314
      Accrued compensation and other
        benefits                                   13,101            10,014
      Accrued warranties                            5,381            4,726
      Accrued income taxes                         11,924            2,878
      Insurance reserves                            5,337            5,586
      Due to Grupo DINA                               367
      Other current liabilities                    11,605           11,849
                                                ---------     -----------
         Total current liabilities                 72,941           66,101
      Long-term debt                              217,668          195,000
      Pensions and other benefits                   8,866            9,863
      Other deferred items and insurance
        reserves                                   13,146            8,464
      Deferred income taxes                         6,613            6,676
      Commitments and contingent
        liabilities (Notes G, I, L, M, N, O)
      Stockholder's equity:
        Common stock,  $.01 par value,
         1,000 shares authorized and issued
         Additional capital                      317,465          317,465
         Deficit                                 (18,856)         (37,114)
         Cumulative translation adjustments       (3,801)          (7,539)
            Total stockholder's equity           294,808          272,812
                                              ----------       ----------
                                              $  614,042       $  558,916
                                              ==========       ==========

                 See notes to consolidated financial statements.


                                      MCII HOLDINGS (USA), INC.

              (A WHOLLY OWNED SUBSIDIARY OF CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                                 STATEMENT OF CONSOLIDATED INCOME

                                                                               Predecessor
                                                                        ---------------------------

                                                               Five Months  Seven Months
                                                  Year Ended     Ended         Ended      Year Ended
                                                   December    December 31,   July 31,     December
(000 omitted)                                      31, 1995       1994          1994       31, 1993
---------------------------------------------------------------------------------------------------

Revenues:

   Sales                                          $ 509,925  $   191,789   $   271,797   $   394,112
   Finance income                                     6,412        2,584         1,297         4,908
                                                 ----------  -----------   -----------    ----------
                                                    516,337      194,373       273,094       399,020
                                              ----------  -----------   -----------    ----------
Operating costs and expenses:
   Cost of sales (exclusive of items shown
     separately below)                              397,395      151,614       203,538       303,075
   Depreciation and amortization                     14,618        5,841         3,279         4,547
   Interest expense, finance operations               2,658          693           291           775
   Research and development expenses                  2,915          492         1,238         1,420
   Selling, general and administrative
     expenses                                        60,412       26,614        27,825        43,850
   Merger related expenses (Note B)                                             11,294
                                                 ----------   ----------   -----------    ----------
                                                    477,998      185,254       247,465       353,667
                                                 ----------   ----------   -----------    ----------
Operating income                                     38,339        9,119        25,629        45,353
                                                 ----------   ----------   -----------    ----------

Other (income) and expense:
   Interest expense                                  13,435        2,464         1,812         1,508
   Other (income)                                      (469)        (189)         (225)       (1,423)
   Gain from sale of marketable
      securities (Note Q)                           (10,522)
   Minority interests                                                              378         2,021
                                                -----------   ----------   -----------   -----------
                                                     2,444         2,275         1,965         2,106
                                                ----------    ----------  ------------  ------------
Income before income taxes                          35,895         6,844        23,664        43,247
Income taxes                                        17,637         3,958        11,522        16,606
                                                ----------    ----------  ------------  ------------
Income from continuing operations                   18,258         2,886        12,142        26,641
                                                -----------   ----------  ------------  ------------
Discontinued operations:
   Loss of transit manufacturing operations,
     net of tax benefit of $2,934                                                             (6,793)
   Loss on disposal of transit manufacturing,
     net of tax benefit of $1,885 and $33,573                                  (3,500)       (53,629)
                                                -----------   ----------  ------------  ------------
                                                       0           0           (3,500)       (60,422)
                                                -----------   ----------  ------------  ------------

Net income (loss)                              $    18,258    $    2,886  $     8,642   $    (33,781)
                                                ===========   ==========   ==========   ============



                      See notes to consolidated financial statements.




                                  MCII HOLDINGS (USA), INC.
             (A WHOLLY OWNED SUBSIDIARY OF CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                  STATEMENT OF CONSOLIDATED CHANGES IN STOCKHOLDER'S EQUITY

                                   Dial
                                Investment                                       Cumulative
                                   and       Common      Additional              Translation
(000 omitted)                    Advances     Stock       Capital     Deficit    Adjustment    Total
-------------------------------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1993
(PREDECESSOR)                   $  235,863   $          $           $            $           $  235,863
Net Income                          12,090                                                       12,090
Dial investment and advances,
  net                              (88,730)                                                     (88,730)
Unrealized translation loss           (957)                                                        (957)
Conversion of a portion of
  advances from Dial to            (42,000)                                                     (42,000)
MCII's acquisition of Trans-
  portation Operations, Inc.      (116,266)        201     118,354                  (2,289)           0
Increase in deferred tax
  assets as a result of
  step-up in income tax
  basis of net assets                                       28,627                               28,627
Net loss                                                               (45,871)                 (45,871)
Unrealized translation loss                                                            (65)         (65)
Dividends on common stock                                               (1,008)                  (1,008)
Common stock issued in
  connection with employee
  benefit plan                                      1         419                                   420
                                ----------    --------   --------     --------    ---------    ---------
BALANCE, DECEMBER 31, 1993
(PREDECESSOR)                            0        202     147,400      (46,879)     (2,354)     (98,369)

Net income                                                               8,642                    8,642
Common stock issued in
  connection with employee
  benefit plan                                              1,140                                 1,140
Unrealized translation loss                                                         (2,733)      (2,733)
Dividends on common stock                                               (2,017)                  (2,017)
                                  ---------   --------   --------      --------     --------   --------
BALANCE, JULY 31, 1994
(PREDECESSOR)                            0        202     148,540        40,254     (5,087)     103,401
Effect of push-down purchase
  accounting adjustments
  due to Dina's acquisition
  of MCII                                       (202)     168,925        40,254       (751)     208,226
Net income                                                                2,886                   2,886
Unrealized translation loss                                                         (1,701)      (1,701)
Dividends on common stock                                               (40,000)                (40,000)
                                 ----------    --------   --------     --------    ---------    --------
BALANCE, DECEMBER 31, 1994               0           0     317,465      (37,114)    (7,539)     272,812

Net income                                                               18,258                  18,258
Unrealized translation gain                                                          3,738        3,738
                                ----------    --------   --------     --------    ---------    --------
BALANCE, DECEMBER 31, 1995      $        0    $      0   $317,465     $(18,856)   $ (3,801)   $ 294,508
                                ==========    ========   ========     ========    =========    ========




                      See notes to consolidated financial statements.



                                 MCII HOLDINGS (USA), INC.
            (A WHOLLY OWNED SUBSIDIARY OF CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                           STATEMENT OF CONSOLIDATED CASH FLOWS

                                                                                   Predecessor
                                                             Five Months   ----------------------------
                                                Year Ended     Ended       Seven Months      Year Ended
                                               December 31,  December 31,   Ended July        December
(000 omitted)                                     1995          1994          31, 1994         31, 1993
-------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED (USED) BY OPERATING
ACTIVITIES:
Net income                                    $     18,258  $     2,886   $     8,642      $  (33,781)
   Adjustments to reconcile net income
     to net cash used by operations:
   Depreciation and amortization                    14,618        5,841         3,279           4,547
   Deferred income taxes                             1,019       (1,760)        1,187          (3,595)
   Discontinued operations                                                      3,500          60,422
   Loss (gain) on sale of property and
     notes receivable                               (1,945)         180          (69)          (1,979)
   Gain on sale of marketable securities           (10,522)
   Other noncash items, net                          4,335       (1,524)      (1,145)          (1,453)
   Change in operating assets and liabilities:
      Receivables                                   (8,649)      (2,536)       3,280              393
      Inventories                                  (24,384)     (11,662)     (16,706)          (2,914)
      Due to Grupo DINA                                367
      Accounts payable                                (770)       4,780      (10,825)          10,261
      Accrued income taxes                           6,064       (4,788)      (3,567)           4,292
      Other current liabilities                      1,868        1,022        9,031            4,888
      Other assets and liabilities, net               (534)      (3,211)       1,566           (6,343)
                                                 ---------    ----------   ---------      -----------
Net cash provided (used) by operating
  activities                                         (275)      (10,772)     (1,827)           34,738
                                                 ---------    ----------   ----------     ----------

CASH FLOWS PROVIDED (USED) BY INVESTING
  ACTIVITIES:
   Capital expenditures                           (12,559)      (4,915)      (1,936)           (5,472)
   Investment in assets held for lease            (45,667)        (689)      (6,846)
   Investments in, or purchases of,
     businesses or marketable securities          (17,742)                  (34,616)           (6,000)
   Proceeds from sale of marketable
     securities                                    23,716
   Proceeds from sale of property and
     notes receivable                              40,675        3,559        1,452            77,150
   Investment in notes receivable                 (26,483)     (18,090)     (19,739)          (31,496)
   Collections of notes receivable                 21,095        2,029        1,050            27,642
   Investment in discontinued operations,
     net                                           24,210       23,671          489           (43,933)
                                               ----------    ---------    ---------       -----------
   Net cash provided (used) by investing
     activities                                     7,245        5,565      (60,146)           17,891
                                               ---------     ---------    ---------       -----------

CASH FLOWS PROVIDED (USED) BY FINANCING
 ACTIVITIES:
   Net change in bank overdrafts                  (5,230)        (680)        (730)           (8,077)
   Additional long-term borrowings                            125,000
   Payments of long-term borrowings                  (74)     (42,000)                          (766)
   Net change in bank credit facilities           22,000      (49,000)      70,533            48,467
   Dividends on common stock                                  (34,000)      (2,017)           (1,008)
   Common stock issued                                                       1,140               420
   Dial investment and advances, net                                                         (88,730)
                                              ---------     ---------    ---------       -----------
Net cash provided (used) by financing
  activities                                     16,696         (680)       68,926           (49,694)
                                              ---------     ---------    ---------       -----------

Net increase (decrease) in cash and
  equivalents                                    23,666       (5,887)        6,953            2,935
Cash and cash equivalents, beginning of
  period                                          6,941        12,828        5,875            2,940
                                              ---------     ---------    ---------       -----------
Cash and cash equivalents, end of period    $    30,607   $     6,941   $   12,828     $      5,875
                                             ===========   ==========    =========       ===========


                      See notes to consolidated financial statements.




                          MCII HOLDINGS (USA), INC.
                        (A WHOLLY OWNED SUBSIDIARY OF

                    CONSORCIO G GRUPO DINA, S.A. DE C.V.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES


      The consolidated financial statements include the accounts of MCII Holdings (USA), Inc. and subsidiaries ("Holdings" or the "Company"). Financial statements of the Company as of and for any period prior to the August 8, 1994 acquisition described below are designated as "Predecessor."


      Holdings was formed for the purpose of holding Motor Coach Industries International, Inc. ("MCII") as its wholly owned subsidiary. On May 28, 1996, Dina transferred to Holdings all 100 shares of MCII $.01 par value common stock, in exchange for which Holdings issued to Dina all 1,000 shares of its $.01 par value common stock. As a result of this exchange between entities under common control, the transaction was accounted for at historical cost in a manner similar to that in a pooling of interests and, therefore, all prior financial statements presented have been restated as if the exchange took place at the beginning of such periods.

      On August 8, 1994, Consorcio G Grupo Dina, S.A. de C. V. ("Dina") acquired all of the issued and outstanding common stock of Motor Coach Industries International, Inc. ("MCII"). As a result of this transaction, the assets and liabilities of MCII were stated at estimated fair value as of the acquisition date, and the excess of the consideration paid by Dina over the estimated fair value of the net assets acquired was recorded as goodwill. For financial reporting purposes, the Company accounted for the transaction effective August 1, 1994. See Note B for further discussion.

      On August 12, 1993, The Dial Corp ("Dial") sold, through an initial public offering, 20 million shares of MCII pursuant to an underwriting agreement dated August 4, 1993 (the "Distribution"). Dial's transportation manufacturing and service parts subsidiaries, which now comprise MCII's wholly owned subsidiary, Transportation Manufacturing Operations, Inc. ("TMO"), were transferred to MCII immediately after and in connection with the public offering of MCII shares. As a result, the financial statements of the Company reflect the consolidated results of operations and financial condition of MCII and subsidiaries subsequent to August 12, 1993 and the combined results of operations and financial condition of the companies which formerly comprised TMO prior to August 12, 1993.

      The Company is a manufacturer of coaches, and a manufacturer and distributor of coach and transit bus replacement parts, with manufacturing facilities in the United States and Canada. Sales are made predominately in the United States and Canada to a diversified customer base, including independent coach operators, national coach fleet operators, government agencies and others.

      The financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as contingent assets and liabilities disclosed in the financial statements. Actual results could differ from those amounts reported or disclosed. However, management does not believe that such differences, if any, would be material to the Company's financial condition or results of operations. Intercompany accounts and transactions between Holdings and its subsidiaries have been eliminated. Certain reclassifications have been made to the financial statements of prior periods to conform to 1995 classifications. Described below are those accounting policies that are particularly significant to the Company, including those selected from acceptable alternatives.

CASH EQUIVALENTS

      The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

INVENTORIES

      Inventories are stated at the lower of cost or market. Cost is generally determined on a first-in, first-out basis.

PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Depreciation is provided principally by use of the straight-line method at annual rates as follows:

      Buildings and leasehold improvements................ 3% to 25%
      Assets held for lease................................9% to 20%
      Machinery and equipment............................. 8% to 33%

NOTES RECEIVABLE

      Notes receivable are collateralized by coaches. Substantially all contracts carry floating rates of interest based on the creditworthiness of each individual purchaser. The allowance for uncollectible contracts is adjusted periodically based on an evaluation of individual contract collectibility.

INTANGIBLES

      Intangibles (primarily goodwill) are carried at cost less applicable amortization of $6,381,000 at December 31, 1995 and $2,824,000 at December 31, 1994. Intangibles are primarily amortized on the straight-line method over the periods of expected benefit, but not in excess of 40 years.

WARRANTY

      At the time of sale, an accrual for warranty claims, which is based upon management's estimate of future warranty liabilities, is recorded and charged to operations. Actual warranty expenditures are charged to the accrual as incurred, and periodically the accrual is reviewed for adequacy in light of actual experience and adjustments are recorded if necessary.

RESEARCH AND DEVELOPMENT

      Research and development expenses, net of contributions, are charged to income as incurred.

FOREIGN CURRENCY EXCHANGE

      The Company enters into foreign exchange forward contracts to hedge certain firm and anticipated purchase commitments settled in foreign currencies as a means of reducing exposure to fluctuations in foreign exchange rates. The Company does not engage in foreign currency speculation. The contracts do not subject the Company to risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the transactions being hedged. Foreign currency transactions which are not hedged are converted at the exchange rate in effect at the date of the transaction. Any gain or loss resulting from the translation is included in the income statement.

PENSIONS AND OTHER BENEFITS

      Trusteed, noncontributory and contributory pension plans cover substantially all employees. Benefits for the noncontributory plans are based primarily on final average salary and years of service. Net periodic pension cost for the Company is based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 87, "Employers' Accounting for Pensions." Funding policies provide that payments to pension trusts shall be at least equal to the minimum funding required by applicable regulations. Contributions and cost for the contributory pension plans are determined as a percentage of each covered employee's regular wages.


      The Company has defined benefit post retirement plans that provide medical and life insurance for eligible retirees and dependents. The net periodic postretirement benefit cost for the Company is based upon the provisions of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions."

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which the Company is required to adopt in 1996. SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from an asset to be held and used in operations is less than the carrying value of the assets, an impairment loss must be recognized in the amount of the difference between the carrying value and the fair value. Assets to be disposed of must be valued at the lower of carrying value or fair value less cost to sell. In management's opinion, adoption of SFAS No. 121 will not have a material impact on the Company's financial position.

B.    ACQUISITION BY DINA

      PURCHASE ACCOUNTING ADJUSTMENTS

      On August 8, 1994, Dina acquired all of the issued and outstanding common stock of MCII. The acquisition was accounted for as a purchase and "push down accounting" was applied, with the result that purchase accounting adjustments were reflected in the accounting of MCII and its subsidiaries.


      Application of push down purchase accounting resulted in a preliminary adjustment of all outstanding assets and liabilities of the Company to their estimated fair value on the date of the acquisition. The Company is also in the process of obtaining additional information to quantify the potential liability related to certain preacquisition U.S. and Canadian tax contingencies. Once those amounts have been quantified, the contingencies may be recorded as an additional purchase accounting adjustment. See Note I. The excess of the consideration paid by Dina over the estimated fair value of the net assets acquired, based upon the preliminary purchase accounting adjustment, was $236,064,000 and is being amortized over 40 years using the straight line method. The following table reflects the changes made in the accounts of MCII and its subsidiaries as a result of applying push down accounting:

                                 (000 OMITTED)

         Assets:

            Inventories .....................$   (1,200)
            Property, plant and equipment....     7,383
            Deferred income taxes............   (34,021)
            Intangibles .....................   236,064
                                               --------
                                               $208,226
                                               ========
         Liabilities and Equity:

            Stockholders' equity...............$208,226
                                               ========


      The purchase accounting adjustments described above have resulted in an increase in depreciation expense due to the step-up in the basis of property, plant and equipment, and an increase in amortization expense due to the creation of the intangible. As a result of these adjustments, the increase in depreciation and amortization expense for 1995 and 1994 was $6,450,000 and $2,655,000, respectively.


      MERGER RELATED EXPENSES

      In connection with the 1994 acquisition of MCII by Dina, the Company incurred $11,294,000 of merger-related expenses. These expenses were for the cash settlement of all outstanding stock options and the acceleration of vesting on all unvested restricted stock ($6,831,000) and for professional fees, printing, travel and other costs related to the transaction ($4,463,000).

C.    ACQUISITIONS

      In November 1995, the Company purchased a 70% ownership interest in Nanjing Starley Transportation Company Limited, an intercity coach operation which provides regularly scheduled passenger service in China, for $2,021,000. The investment, which is being accounted for under the equity method, was made by contributing ten refurbished used coaches valued at $1,071,000 and payment of related fees, duties and shipping costs of $950,000.

      In April 1995, the Company acquired substantially all of the net assets of Billingsley Parts and Equipment, Inc., a distributor of school bus parts. The acquisition was accounted for as a purchase in which total consideration was $2,890,000, of which $2,000,000 was paid in cash and the remainder in the form of a note payable.

      In February 1994, the Company acquired the remaining 31% of the outstanding stock of its then 69% owned Canadian coach manufacturing subsidiary, Motor Coach Industries Limited ("MCIL"), for $34,290,000. The acquisition was accounted for as a purchase and the excess of the purchase price over the estimated fair value of net assets acquired was $11,933,000. Such excess is being amortized over 40 years using the straight line method. As a result of this acquisition, no additional charge to minority interests will be recorded in the Statement of Consolidated Income subsequent to the acquisition date.

      The following table reflects the changes made in the accounts of MCIL as a result of applying push down purchase accounting:

                                                (000 OMITTED)

            Assets:

               Property, plant and equipment..... $15,500
               Intangibles.......................  11,933
                                                  -------
                                                  $27,433
                                                  =======
            Liabilities and Equity:

               Deferred income taxes.............$  6,425
               Pensions and other benefits.......     235
               Stockholders' equity..............  20,773
                                                 --------
                                                 $ 27,433
                                                 ========

      The purchase accounting adjustments described above have resulted in an increase in depreciation expense due to the step-up in the basis of property, plant and equipment, and an increase in amortization expense due to the creation of the intangible. As a result of these adjustments, depreciation and amortization expenses for 1995 and 1994 increased by $1,879,000 and $1,598,000, respectively.

D.    DISCONTINUED OPERATIONS

      In November 1993, the Board of Directors approved a plan of disposition of the transit bus manufacturing segment. This decision was based upon management's review of market activities, business prospects, competitive bidding, evaluation of backlogs, economic value analysis, and opportunities for cost reduction, which indicated that the transit bus manufacturing business may not achieve acceptable profitability in the foreseeable future. As a result of this decision, a charge to discontinued operations of $87,202,000 ($53,629,000 after-tax) was recorded in the third quarter of 1993 to reflect the estimated loss on disposal of the transit manufacturing segment. During 1994, based upon further analysis of the estimated loss to be incurred on the disposal, an additional provision of $5,385,000 ($3,500,000 after-tax) was recorded, resulting in a total charge to discontinued operations of $92,587,000 ($57,129,000 after-tax).

      In November 1994, the Company sold the fixed assets and certain of the inventory of the transit bus manufacturing business, as well as the right to manufacture, remanufacture and distribute transit buses previously made by the Company, for aggregate consideration of $14,947,000, of which $4,877,000 was in the form of a note receivable and the remainder was in cash. Additionally, the purchaser, for a period of five years from the sale date, has agreed not to distribute parts to transit buses previously made by the Company. The Company retained all other assets and all of the remaining liabilities of the transit manufacturing business.

      The summarized balance sheet of the transit manufacturing segment at December 31 was as follows:


                                                        1995        1994
                                                          (000 OMITTED)

Assets:

  Accounts receivable............................... $18,247     $32,257
  Inventories.......................................              20,878
  Other current assets..............................   2,548       3,997
  Deferred taxes and other assets...................   5,097     18,676
                                                    --------- ----------
                                                     $25,892     $75,808
Liabilities and equity:
  Accounts payable.................................. $   378     $ 1,598
  Other current liabilities.........................  12,858      28,460
  Other liabilities.................................   1,345       2,929
  The Company's investment and advances.............  11,311      42,821
                                                    --------    --------
                                                     $25,892    $75,808

      The following is a summary of the operating results of the transit manufacturing segment for the years ended December 31:

                                            1995          1994          1993
                                            ----          ----          ----
                                                      (000 OMITTED)

Revenues.................................. $24,278      $166,235     $126,364
Operating costs and expenses..............  24,881       177,009     $141,683
                                          --------     ---------     --------
                                              (603)      (10,774)     (15,319)
Income tax benefit........................     232         4,148        5,087
                                          --------     ---------     --------
                                          $   (371)    $  (6,626)   $ (10,232)
Losses charged to discontinued operations
  reserve, net of tax benefit of $232,
  $4,148 and $2,153......................      371         6,626    $   3,439
                                          --------     ---------    ---------
Net loss from operations................. $    -       $     -      $  (6,793)
                                           =======     =========    =========

      The cumulative loss on disposal of the transit manufacturing segment, recorded in 1994 and 1993, included the following components:

                                                          (000 OMITTED)

Write-down of assets to estimated liquidation value.         $53,860
Provision for shut-down costs and other reserves....          20,327
Provision for operating losses during phase-out period.       18,400
                                                            --------
                                                              92,587
Tax benefit.........................................         (35,458)
                                                             --------
                                                             $57,129
                                                             =======


E.    INVENTORIES

      Inventories at December 31 consisted of the following:

                                                     1995            1994
                                                     ----            ----
                                                         (000 OMITTED)

      Raw materials.............................  $ 26,219        $ 18,586
      Work in process ..........................    36,371          30,196
      Finished goods ...........................    98,979          84,315
                                                    ------         -------
                                                   161,569         133,097
      Excess quantity and obsolescence
        reserve ...............................    (14,851)        (11,716)
                                                   -------         -------
                                                  $146,718        $121,381
                                                   =======         =======


F.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment at December 31 consisted of the following:


                                                     1995            1994
                                                     ----            ----
                                                         (000 OMITTED)

      Land......................................   $ 3,459        $  3,192
      Buildings and leasehold improvements......    31,947          24,323
      Assets held for lease.....................    21,361           8,109
      Machinery and equipment...................    27,896          22,974
                                                    ------         -------
                                                    84,663          58,598
      Less accumulated depreciation
        and amortization........................    (9,642)         (3,016)
                                                    ------         -------
                                                   $75,021        $ 55,582
                                                   =======         =======

      Depreciation and amortization expense for property, plant and equipment was $7,778,000 for the year ended December 31, 1995, $3,263,000 for the five month period ended December 31, 1994, $2,839,000 for the seven month period ended July 31, 1994, and $3,358,000 for the year ended December 31, 1993.



G.    NOTES RECEIVABLE

      Notes receivable at December 31 consisted of the following:

                                                     1995            1994
                                                     ----            ----
                                                         (000 OMITTED)

      Notes receivable, net of allowance for
         uncollectible contracts of $890
         and $750................................  $35,631         $37,312
      Less current portion.......................   (4,722)         (4,791)
      Long-term notes receivable ................  $30,909         $32,521

      During the year ended December 31, 1995, the five month period ended December 31, 1994, the seven month period ended July 31, 1994 and the year ended December 31, 1993, the Company sold $42,366,000, $21,486,000,
$23,097,000, and $72,511,000 of its notes receivable for $44,126,000,
$22,386,000, $23,642,000, and $74,490,000, respectively. The Company has agreed to repurchase, for the unpaid balance, any contract for which there has been a material breach of any warranty, representation, covenant or other obligation of the Company as specified in the contract. In the case of default by a debtor, the purchaser, after taking possession of the underlying collateral equipment, may permit the Company to remarket the equipment. The Company is required to reimburse the purchaser for any losses as a result of defaults up to an aggregate of $8,467,000 at December 31, 1995.

      Scheduled annual maturities of notes receivable at December 31, 1995 are $4,722,000, (1996), $4,455,000 (1997), $5,068,000 (1998), $5,127,000
(1999), $3,716,000 (2000), and $13,433,000 (thereafter).

H.    LONG-TERM DEBT

      Long-term debt at December 31 was as follows:

                                                     1995            1994
                                                     ----            ----
                                                         (000 OMITTED)

      Borrowings under bank credit facility.....   $92,000        $ 70,000
      Term notes payable, due to 2002...........   125,000         125,000
      Note payable at 7% due to 2001............       816
                                                    ------         -------
                                                   217,816         195,000
      Less current portion......................       148
                                                    ------
      Long-term debt............................   $217,668       $195,000
                                                    =======        =======




      Long-term bank credits are available to the Company from participating banks under an agreement (the "Bank Credit Facility") which provides up to $125,000,000 for borrowing purposes, of which up to $35,000,000 is available for issuance of standby letters of credit. Borrowings were available at December 31, 1995 on a revolving basis until July 31, 1998. At December 31, 1995, there were borrowings of $92,000,000 outstanding under the Bank Credit Facility, and $6,920,000 of standby letters of credit were issued.

      Canadian revolving credit loans are available to a subsidiary of the Company which provide for loans up to the Canadian equivalent of $7,329,000 of which no amounts were outstanding at December 31, 1995. Borrowings were available at December 31, 1995 on a revolving basis until January 31, 1996, with outstanding borrowings then converting into a term loan repayable in 36 equal monthly installments.

      The interest rates applicable to borrowings under these agreements are, at the Company's option, indexed to the bank prime rate or the London Interbank Offered Rate ("LIBOR"), plus appropriate spreads over such indices during the period of each borrowing agreement. The agreements also provide for commitment fees. Such spreads and fees can change based upon changes in the Company's financial ratios. Annually, with the participating banks' consent, the term of the agreements may be extended for one year.

      The Company has $125,000,000 of term notes payable which are due in annual installments of $25,000,000 beginning in November 1998 and extending through November 2002. Interest on the notes is at a fixed rate of 9.02%. However, the Company entered into an interest rate swap agreement in November 1994 which effectively changed the interest rate on the notes to LIBOR plus 1.14%. During 1995, the Company terminated $62,500,000 of the swap in exchange for $4,950,000 which is being amortized as a reduction of interest expense over the remaining life of the notes. As a result, the effective interest rate is at LIBOR plus 1.14% on $62,500,000 of the notes and at a fixed rate of 7.44% on the remaining $62,500,000.

      The Company's long-term debt agreements include various restrictive covenants and require the maintenance of certain defined financial ratios with which the Company is in compliance.

      Annual maturities of long-term debt due in the next five years will approximate $148,000 (1996), $148,000 (1997), $117,148,000 (1998),
$25,148,000 (1999), $25,148,000 (2000) and $50,076,000 (thereafter).

      Interest paid in the year ended December 31, 1995, the five months ended December 31, 1994, the seven months ended July 31, 1994 and the year ended December 31, 1993, was $15,920,000, $3,559,000, $5,007,000, and
$1,937,000, respectively.

      At December 31, 1995, no stockholder's equity was available for the payment of dividends by Holdings.


I.    INCOME TAXES

      Prior to August 1993, Dial charged or credited the U.S. operations of the Predecessor an amount equal to the tax payments made or tax reductions realized by Dial as a result of including the Predecessor's U.S. tax results and credits in Dial's consolidated federal tax return. Subsequent to August 1993, eligible subsidiaries are included in the consolidated and other applicable income tax returns of MCII. Taxable income of the Company's Canadian subsidiaries is included in separate tax returns filed in Canada.

      Income tax expense (benefit) was comprised of the following:



                             YEAR ENDED      FIVE MONTHS      SEVEN MONTHS     YEAR ENDED
                              DECEMBER     ENDED DECEMBER    ENDED JULY 31,     DECEMBER
                              31, 1995        31, 1994            1994          31, 1993
                             ----------    --------------    --------------    ----------
                                                    (000 OMITTED)

Current

     U.S. Federal.........     $ 3,864        $ 2,267            $ 3,442       $13,249
     State................       1,108            537              1,699         2,007
     Foreign..............      11,646          2,914              5,194         4,945
                               -------         ------            --------     ---------
                                16,618          5,718             10,335        20,201
                               -------         ------            --------      --------
Deferred

     U.S. Federal.........         373           (246)             1,220       (3,479)
     State................          79            (69)               (22)        (689)
     Foreign..............         567         (1,445)               (11)         573
                              --------        --------           ---------    --------
                                 1,019         (1,760)             1,187       (3,595)
                              --------        --------           ---------    --------
Total income tax expense..     $17,637        $ 3,958            $11,522      $16,606
                               -------         =======           =========    ========



      Deferred income tax assets and liabilities included in the Consolidated Balance Sheet at December 31 consisted of the following:

                                                        1995        1994
                                                        ----        ----
                                                          (000 OMITTED)
Deferred tax assets:

   Pensions and other benefits ......................$  4,979   $   4,573
 Allowances and reserves for losses   ...............   8,739       8,414
   Net operating loss carryforward...................  12,150       4,833
   Deferred state income taxes ......................   1,222       1,144
   Other.............................................     546         683
                                                     ---------- ---------
Total gross deferred tax assets......................  27,636      19,647
                                                     ---------- ---------

Deferred tax liabilities:

   Property, plant and equipment ...................   (8,186)     (9,364)
   Intangibles......................................   (2,439)       (615)
   Installment sales ................................    (606)       (413)
   Other  ...........................................     (98)        (95)
                                                     ---------- ---------
Total gross deferred tax liabilities................. (11,329)    (10,487)
                                                     ---------- ---------
Net deferred tax asset.............................. $16,307    $   9,160
                                                     ========== =========



      Income taxes paid (recovered) in the year ended December 31, 1995, in the five month period ended December 31, 1994, in the seven month period ended July 31, 1994, and in the year ended December 31, 1993, amounted to $4,606,000, $6,783,000, $(1,268,000) and $16,028,000, respectively.

      At December 31, 1995, the Company had net operating loss carry forwards as follows:

                                          EXPIRING IN
                  NET OPERATING LOSS      YEAR ENDING
                    CARRY FORWARDS       DECEMBER 31,
                  ------------------     ------------
                   (000 OMITTED)

                    $   2,690                2007
                        6,261                2008
                       22,988                2009
                        2,774                2010
                   ----------
                     $ 34,713

     United States and Canadian income before income taxes was as follows:


                         YEAR ENDED         FIVE MONTHS         SEVEN MONTHS      YEAR ENDED
                        DECEMBER 31,     ENDED DECEMBER 31,     ENDED JULY 31,    DECEMBER 31,
                            1995               1994                 1994             1993
                            ----               ----                 ---            ----
                                          (000 OMITTED)

United States.........   $12,979             $4,649               $12,123          $31,288
Canada................    22,916              2,195               11,541           11,959
                        --------            -------              --------         --------
                         $35,895             $6,844               $23,664          $43,247
                         =======             ======               =======          =======



      A reconciliation of the provision for income taxes and the amount that would be computed using statutory federal income tax rates on income before income taxes is set forth below:




                              YEAR ENDED        FIVE MONTHS       SEVEN MONTHS       YEAR ENDED
                             DECEMBER 31,   ENDED DECEMBER 31,    ENDED JULY 31,    DECEMBER 31,
                                 1995              1994               1994             1993
                                 ----              ----               ----             ----
                                                       (000 OMITTED)

Computed income tax
  provision at statutory
  federal income tax rate
  of 35%.....................    $12,563         $ 2,395              $ 8,283         $15,136
Minority interests...........                                             132             707
State income taxes.........          773             304                1,090             857
Canadian tax differences...          637             524                  775             608
Foreign dividend received..        2,039
Intangible amortization....        1,652             543                  53
Merger related expenses....                                            1,563
Increase in deferred taxes
  due to 1% rate change....                                                            (1,287)
Other, net.................          (27)            192                (374)             585

                                 -------         -------             -------          -------
Provision for income taxes.      $17,637         $3,958              $11,522          $16,606
                                 =======         =======             =======          =======


      The Predecessor's U.S. federal income tax returns have been examined through 1990 and are currently being examined for 1991, 1992 and the seven months ended July 1993.

      The Predecessor's Canadian income tax returns for 1982 through 1992 are currently under review by Revenue Canada. Authorities have proposed imputing additional income relating to transactions with a U.S. based subsidiary of the Company. A formal reassessment has been issued by Revenue Canada on the 1985 return. A notice of objection has been filed by the Company for 1985. In the event of an adverse judgment, the additional income taxes for 1982 through 1992 could amount to up to $25,000,000 plus interest of approximately $25,000,000 and, in addition, the Company may be subject to potential reassessments for years subsequent to 1992 on the same basis which could result in additional income taxes and interest, all before recoveries of U.S. Federal income taxes which may be available to offset a portion of any additional taxes paid to Canada. Although the Company is still in the process of obtaining additional information, based upon its review of current relevant information, including the advice of outside counsel, the Company is of the opinion that Revenue Canada's arguments are without merit and that any liability from this matter will not be material to its financial condition or results of operations.



J.    PENSION BENEFITS

      Net periodic pension cost included the following components:

                                                       UNITED STATES
                               -------------------------------------------------------------
                                 YEAR ENDED     FIVE MONTHS    SEVEN MONTHS     YEAR ENDED
                                DECEMBER 31,   ENDED DEC. 31,  ENDED JULY 31,   DECEMBER 31,
                                    1995            1994           1994            1993
                                    ----            ----           ----            ----
                                                       (000 OMITTED)

Service cost benefits earned
  during the period............   $   797       $   389         $   545         $   842
Interest cost on projected
  benefit o$ligation...........       827           269             377             528
Actual return on plan assets...    (1,592)         (135)           (189)           (332)
Net amortization and deferral..     1,127           (78)           (109)             97
Other items, primarily defined
  contribution plans and settle-
  ment costs..................        842           162             227             146
Net pension cost..............    -------       -------         -------          ------
                                  $ 2,001       $   607         $   851         $ 1,281
                                  =======       =======         =======         =======



                                                       CANADA
                               ----------------------------------------------------------
                                YEAR ENDED    FIVE MONTHS     SEVEN MONTHS    YEAR ENDED
                               DECEMBER 31,   ENDED DEC. 31,  ENDED JULY 31,  DECEMBER 31,
                                   1995          1994            1994            1993
                                   ----          ----            ----            ----
                                                    (000 OMITTED)

Service cost benefits earned
  during the period...........  $   375        $   134          $   188        $   315
Interest cost on projected
  benefit ....................      401            143              200            350
Actual return on plan assets..     (494)          (187)            (261)          (416)
Net amortization and deferral.        1             (3)              (4)             1
Other items, primarily defined
  contribution plans and
  settlement costs...........       610            223              313            437
                               --------        --------        --------       --------
Net pension cost..............  $   893        $   310          $   436        $   687
                               ========        ========        ========       ========




      The following tables indicate the plans' funded status and amounts recognized in the Consolidated Balance Sheet at December 31:


                                                         UNITED STATES
                                    ---------------------------------------------------------
                                               1995                           1994
                                    ASSETS EXCEED  ACCUMULATED   ASSETS EXCEED   ACCUMULATED
                                     ACCUMULATED    BENEFITS      ACCUMULATED     BENEFITS
                                       BENEFITS   EXCEED ASSETS    BENEFITS     EXCEED ASSETS
                                    ------------- -------------  -------------  -------------
                                                         (000 OMITTED)

Actuarial present value of benefit
  obligations:
  Vested benefit obligation.......     $5,035        $1,450          $4,134        $2,863
                                        =====         =====           =====         =====

   Accumulated benefit obligation.     $6,422        $1,572          $5,424        $2,972
                                        =====         =====           =====         =====

   Projected benefit obligation...     $8,048        $1,809          $6,955        $3,135

Market value of plan assets,
  primarily equity and fixed
  income securities..............      8,935            162           6,990           101
                                       -----          -----           -----         -----

Plan assets over (under) pro-
  jected benefit obligation......        887         (1,648)             35        (3,034)
Unrecognized transition asset.....       (63)                           (73)
Unrecognized prior service cost
  reduction.......................       (12)         1,260             (14)           30
Unrecognized net (gain) loss......    (1,531)           190            (356)           47
Additional minimum liability......                   (1,233)                          (37)
                                       -----        -------            ----        ------
Accrued pension cost..............    $ (719)       $(1,431)         $ (408)      $(2,994)
                                       =====         ======            =====       =======


                                                          CANADA
                                            ------------------------------
                                                              ACCUMULATED
                                             ASSETS EXCEED      BENEFITS
                                                 1995             1994

Actuarial present value of benefit
  obligations:
Vested benefit obligation.................      $3,711          $3,038
                                                 =====           =====

Accumulated benefit obligation............      $3,713          $3,039
                                                 =====           =====

Projected benefit obligation..............      $4,794          $4,085

Market value of plan assets, primarily
  equity and fixed income securities......       5,030           4,933
                                                 -----           -----

Plan assets over projected  benefit
  obligation..............................         236             848
Unrecognized transition asset.............          (6)             (9)
Unrecognized prior service cost reduction.          51              54
Unrecognized net (gain) loss..............         201            (542)
                                                 -----           -----
Prepaid pension cost......................       $ 482           $ 351
                                                  ====            ====


Weighted average assumptions used were:


                                          UNITED STATES                       CANADA

                                 ---------------------------      ---------------------------
                                  1995      1994      1993         1995      1994       1993
                                  ----      ----      ----         ----      ----       ----
Discount rate for obligation....  7.5%      7.5%      7.5%         8.5%      8.5%       7.5%
Rate of increase in compensation  4.5%      4.5%      4.5%         5.0%      5.0%       4.5%
Long-term rate of return on
assets..........................  9.5%      9.5%      9.5%         9.0%      9.0%       9.0%

K.    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

      The net periodic postretirement benefit cost included the following components:

                                     Year Ended       Five Months      Seven Months       Year Ended
                                    December 31,    Ended Dec. 31,    Ended July 31,      December 31,
                                        1995            1994              1994               1993
                                        ----            ----              ----               ----
                                                           (000 OMITTED)

Service cost benefits
  attributed to service during
  the period ..................      $   416         $   188           $   262           $   405
Interest cost on the                     401             162               227               314
  accumulated postretirement
  benefit obligation..........           (45)             (5)              (6)               (34)
                                     -------         --------         -------            -------
Net amortization and deferral.
Net periodic postretirement
   benefit cost................     $    772         $   345          $   483            $   685
                                     =======         =======          =======            =======

The status of the plans at December 31 was as follows:


                                                       1995          1994
                                                       ----          ----
                                                          (000 OMITTED)

Retirees ......................................       $1,173      $1,141
Fully eligible active plan participants............    1,425       1,320
Other active plan participants.....................    3,686       3,358
                                                     -------     -------
Accumulated postretirement benefit obligation......    6,284       5,819
Unrecognized prior service cost....................       34          42
Unrecognized net gain..............................      329         121
                                                    --------    --------
Accrued postretirement benefit cost................   $6,647      $5,982
                                                    ========    ========

      The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation ("APBO") was 12% in 1995, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 8.5% in 1995, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by approximately 21%, and the net periodic postretirement benefit cost by approximately 25%.

      The assumed discount rate used in determining the APBO was 7.5% in 1995, 1994 and 1993.

L.    LEASE OBLIGATIONS

      Certain plants, warehouses, offices and equipment are leased under leases expiring through the year 2007 and some provide for renewal options. Leases which expire are generally renewed or replaced by similar leases.

      At December 31, 1995, future minimum rental payments with respect to noncancellable operating leases with terms in excess of one year were as follows: $2,806,000 (1996), $2,142,000 (1997), $1,390,000 (1998),
$1,161,000 (1999), $985,000 (2000) and $1,567,000 (thereafter).

      Minimum rental expense for the year ended December 31, 1995, the five month period ended December 31, 1994, the seven month period ended July 31, 1994 and the year ended December 31, 1993, was $3,106,000, $1,211,000,
$1,829,000 and $2,612,000, respectively.

M.    LITIGATION AND CONTINGENCIES

      Certain entities of the Company are plaintiffs or defendants to various actions, proceedings and pending claims. Some of the foregoing involve or may involve claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties and it is possible that some of these legal actions, proceedings and pending claims could be decided against the Company. Although the amount of liability at December 31, 1995 with respect to these matters is not ascertainable, the Company believes that any resulting liability would not materially affect the Company's financial condition or results of operations.

N.    GOVERNMENT ASSISTANCE

      The Company has undertaken a research and development project with the cooperation of the Government of Canada and the Province of Manitoba. Agreements were entered into between the parties for the research and development project which includes commitments for contributions. During 1995, 1994 and 1993, the Company recorded $3,305,000, $698,000 and
$361,000, respectively, from the contribution programs, which has been applied against research and development expenses. Contributions may be repayable should the project not be completed or, for the first five years following project completion, should the ratio of Canadian employees to total employees of the Company be less than 40%. As of December 31, 1995, the amount of such contributions totaled $6,032,503.



O.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FAIR
      VALUE OF FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

      The Company enters into foreign exchange forward contracts to hedge certain firm and anticipated purchase commitments which are settled in Canadian dollars. These contracts are purchased to reduce the impact of Canadian dollar currency fluctuations on operating results. The Company does not engage in Canadian dollar currency speculation. The contracts do not subject the Company to risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the materials being purchased. At December 31, 1995 and 1994, the Company had approximately $52,902,000 and $68,068,000, respectively, of Canadian dollar exchange forward contracts outstanding. The Company's theoretical risk in these transactions is the cost of replacing, at current market rates, these contracts in the event of default by the other party. Management believes the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

      At December 31, 1994, the Company had an interest rate swap outstanding with a commercial bank which effectively changed the interest rate on the Company's $125,000,000 of term notes payable to LIBOR plus 1.14%. In June 1995, the Company settled $62,500,000 notional principal amount of the swap, resulting in proceeds to the Company of $4,950,000 which are being amortized as an adjustment to interest expense over the remaining life of the notes. Under the terms of the swap agreement, the Company receives interest of 7.88% and pays interest at LIBOR. At December 31, 1995, the notional amount on which the interest is calculated is $62,500,000 and matures ratably at the same time the related term notes mature. The counter party to the agreement has the right to designate a cash settlement of the swap 10 days prior to the maturity date of the Company's Bank Credit Facility. The maturity date of the Bank Credit Facility as of December 31, 1995, is July 31, 1998, but is expected to be extended annually by mutual agreement. In the event of a cash settlement designated by the counterparty, the Company intends to defer the proceeds received, or payments made, as a result of the settlement and immediately enter into a new swap agreement. The deferred settlement would then be amortized over the remaining life of the new swap, thus preserving the effective change in the interest rate on the term notes payable at LIBOR plus 1.14%. The Company is exposed to credit loss in the event of non-performance by the other party, however, the Company does not anticipate non-performance as the counter party is a major financial institution.

      As a necessary adjunct to its new and used coach business, the Company has entered into repurchase and first loss agreements with certain companies which provide financing for coaches sold by the Company, pursuant to which the Company agrees to either repurchase coaches from such companies or guarantees the payment of certain obligations of coach owners or operators. The amount of such agreements as of December 31, 1995 and 1994 was approximately $3,462,000 and $4,787,000, respectively. Additionally, as a result of certain sales of notes receivable and leases during 1995 and 1994, the Company is obligated to reimburse the purchaser of such notes and leases for any losses as a result of defaults up to $9,526,000 as of December 31, 1995 and $5,936,000 as of December 31, 1994.
The Company has experienced no material losses in respect of such obligation, and losses under existing agreements are not expected to exceed amounts reserved for such losses.

      On December 28, 1994, the Company sold $24,425,000 of accounts receivables to a major financial institution with recourse. At December 31, 1995 none of the receivables sold remained outstanding. As a result, the Company had no exposure under the recourse provisions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following disclosures of the estimated fair value of financial instruments have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

      The carrying values of cash and cash equivalents, receivables, bank overdrafts and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying amounts and estimated fair values of the Company's other financial instruments at December 31 were as follows:

                                          1995                    1994
                                          ----                    ----
                                  CARRYING      FAIR      CARRYING      FAIR
                                   AMOUNT       VALUE      AMOUNT       VALUE
                                                  (000 OMITTED)

Notes receivable...............  $ 35,631   $  35,658   $  37,312   $  37,284
Investment in equity security..     1,200       1,200      -           -
Debt   ........................  (217,816)   (229,678)   (195,000)   (194,337)
Interest rate swap ............    -            5,891      -             (663)
Foreign exchange forward
   contracts...................... -               84      -           (1,486)

      The methods and assumptions used to estimate the fair values of the financial instruments are summarized as follows:

Notes receivable - Estimated by discounting the future cash flows using rates currently used for notes of similar terms and maturities.

Investment in equity security - Estimated at its carrying value as the investment was acquired December 28, 1995. See Note P.

Debt - Estimated by discounting the future cash flows, using rates currently available for debt of similar terms and maturity.

Interest rate swap - Estimated by discounting future cash flows using rates currently available. Represents the unrealized gain or (loss) if the agreement had been settled at year-end. The swap agreement specifically hedges portions of the Company's term notes payable. As market interest rates fluctuate, the unrealized gain or loss on the swap moves to offset the change in fair value of that portion of the term notes payable.

Foreign exchange forward contracts (used for hedging purposes) - Estimated using quoted exchange rates.

P.    RELATED PARTY TRANSACTIONS

      In 1993, the Company purchased a 10% ownership interest in Mexicana de Autobuses, S.A. de C.V. ("MASA"), a coach manufacturing company in Mexico, for $6,000,000. In December 1994, the Company distributed the MASA shares to Dina as a dividend. In December 1995, the Company repurchased the MASA shares from Dina for $1,200,000. Since MASA shares are not publicly traded and have no readily determinable fair value, the investment is accounted for at cost and included in other noncurrent assets.

      In January 1995, the Company began purchasing coaches from Dina for resale in the United States. Through December 1995, the Company had purchased 129 coaches at a total cost of $27,289,000 and had resold or leased 112 of the coaches.

      In addition, during 1995 the Company purchased from Dina production materials and tooling totaling $1,423,000. Sales to Dina of production materials, after-market parts and used coaches during the same period totaled $2,279,000.

Q.    GAIN ON SALE OF MARKETABLE SECURITIES

      In January 1995, the Company purchased 6,004,144 shares of Greyhound Lines, Inc. ("GLI") through a rights offering of GLI's Common Stock. In October 1995, the investment was sold, resulting in a pre-tax gain of $10,522,000.

R.    BUSINESS SEGMENT AND GEOGRAPHIC DATA

BUSINESS SEGMENT DATA

      The Company's principal business activities are categorized into two business segments for financial reporting purposes -- coach manufacturing and support and distribution of replacement parts.



                                 YEAR ENDED    FIVE MONTHS   SEVEN MONTHS    YEAR ENDED
                                  DECEMBER     ENDED DEC.     ENDED JULY      DECEMBER
                                  31, 1995      31, 1994       31, 1994       31, 1993
                                  ---------    -----------   ------------    ----------
                                                     (000 OMITTED)

Revenues:
    Coach manufacturing and
     support..................    $375,837       $137,942       $194,873      $272,845
     Replacement parts........     140,500         56,431         78,221       126,175
                                 ---------      ---------      ---------    ----------
                                  $516,337       $194,373       $273,094      $399,020
                                  ========       ========       ========      ========

Operating income:
     Coach manufacturing and
       support................    $ 23,326        $ 2,118       $ 24,715      $ 25,143
     Replacement parts........      15,013          7,001         12,208        20,210
     Non recurring merger
       expenses...............                                   (11,294)
                                  --------        -------      --------      --------
                                  $ 38,339        $ 9,119       $ 25,629      $ 45,353
                                  ========        =======       ========      ========

Depreciation and amortization:
     Coach manufacturing and
      support.................    $ 10,710        $ 4,268        $ 2,644       $ 3,617
     Replacement parts........       3,908          1,573            635           930
                                  --------        -------       --------       -------
                                  $ 14,618        $ 5,841        $ 3,279       $ 4,547
                                  ========        =======        =======       =======

Capital Expenditures:
     Coach manufacturing and
       support................    $ 10,595        $ 4,052        $ 1,158       $ 4,712
     Replacement parts........       1,964            863            778           760
                                  --------        -------        -------       -------
                                  $ 12,559        $ 4,915        $ 1,936       $ 5,472
                                  ========        =======        =======       =======


                                            YEAR ENDED DECEMBER 31,
                                             1995            1994
                                             ----            ----
Assets:

      Coach manufacturing and
        support....................        $411,493      $348,381
      Replacement parts............         191,238       167,714
      Discontinued operations......          11,311        42,821
                                           --------      --------
                                           $614,042      $558,916
                                           ========      ========


      Major customers are defined as those which individually accounted for more than 10% of the Company's revenue. The Company's only major customer was during the seven months ended July 31, 1994 and the year ended December 31, 1993 when Greyhound Lines, Inc. accounted for 21% and 23%, respectively, of the Company's consolidated revenues.



GEOGRAPHIC DATA

                                 Year Ended    Five Months   Seven Months    Year Ended
                                  December     Ended Dec.     Ended July      December
                                  31, 1995      31, 1994       31, 1994       31, 1993
                                 ----------    -----------   ------------     ---------
                                                     (000 OMITTED)

Revenues:                         $445,732       $180,478       $247,974      $365,713
     United States............      70,605         13,895         25,120        33,307
                                ----------     ----------     ----------    ----------
     Canada...................    $516,337       $194,373       $273,094      $399,020
                                  ========       ========       ========      ========

Operating Income:
     United States............   $  31,496     $    7,736      $  34,060     $  40,935
     Canada...................       6,843          1,383          2,863         4,418
     Non recurring merger
      expenses................                                   (11,294)
                                -----------    ----------      ---------      --------
                                 $  38,339     $    9,119       $ 25,629      $ 45,353
                                 =========     ==========       ========      ========

                                    YEAR ENDED DECEMBER 31,
                                      1995           1994
                                      ----           ----
Assets:

   United States................... $430,087    $412,209
   Canada..........................  183,955     146,707
                                   ---------   ---------
                                    $614,042    $558,916


S.     TRANSACTIONS WITH THE DIAL CORP

      Prior to August 1993, Dial's executive, financial, legal, tax and other corporate staff departments performed certain services for the Company at charges which were intended to provide no profit to Dial. Expenses incurred by Dial and allocated to the Company were primarily determined based on specific identification of the applicable expenses. Those expenses which were not susceptible to specific identification were allocated based on formulas which served to allocate expenses on a proportional basis. Management is of the opinion that such methods of expense allocation were reasonable and the allocated expenses approximate or are less than what such expenses would have been on a stand-alone basis. The Company also had intercompany advances to and from Dial which have been reflected in the Consolidated Financial Statements on an interest-free basis. Allocated expenses from Dial were $980,000 in 1993.


                           MCII HOLDINGS (USA), INC.
     (A WHOLLY OWNED SUBSIDIARY OF CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                          CONSOLIDATED BALANCE SHEET
                                  (unaudited)

                                                   June 30,     Dec 31,
(000 omitted, except number of shares)               1996        1995
-----------------------------------------------------------------------

                     ASSETS

Current assets:

   Cash and cash equivalents                         $10,189      $30,607
   Receivables, less allowance of $1,957
     and $1,903                                       44,954       34,936
   Current portion of notes receivable                 5,620        4,722
   Inventories                                       140,333      146,718
   Deferred income taxes                               8,480        8,570
   Other current assets                                3,807        4,073
                                                     -------      -------
      Total current assets                           213,383      229,626
   Property, plant and equipment                      54,660       54,959
   Assets held for lease                              48,649       20,062
   Notes receivable                                   36,711       30,909
   Investment in and advances to discontinued
     operations                                          649       11,311
  Deferred income taxes                               11,859       14,350
   Intangibles                                       240,026      242,923
   Other assets                                        8,093        9,902
                                                    --------   ----------
                                                    $614,030   $  614,042
                                                     =======    =========

               LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
   Bank overdrafts                                  $  6,446   $      504
   Accounts payable                                   33,544       24,722
   Accrued compensation and other benefits             9,936       13,101
   Accrued warranties                                  5,257        5,381
   Accrued income taxes                                5,644       11,924
   Insurance reserves                                  5,594        5,337
   Due to Grupo DINA                                   4,982          367
   Other current liabilities                          13,674       11,605
                                                      ------       ------
      Total current liabilities                       85,077       72,941
Long-term debt                                       195,594      217,668
Pensions and other benefits                            9,656        8,866
Other deferred items and insurance reserves           14,867       13,146
Deferred income taxes                                  6,481        6,613
Stockholder's equity:
   Common stock, $.01 par value, 1,000 shares
     authorized and issued
   Additional capital                                317,465      317,465
   Deficit                                          (11,366)     (18,856)
   Cumulative translation adjustments                (3,744)      (3,801)
                                                     -------      -------
      Total stockholder's equity                     302,355      294,808
                                                     -------      -------
                                                    $ 614,030     614,042
                                                     ========    ========


                See notes to consolidated financial statements.


                           MCII HOLDINGS (USA), INC.
      (A WHOLLY OWNED SUBSIDIARY OF CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                       STATEMENT OF CONSOLIDATED INCOME
                                  (unaudited)

                                                  Three Months Ended
                                               June 30,       June 30,
 (000 omitted)                                    1996           1995
--------------------------------------------------------------------------

Revenues:

   Sales                                       $  175,521    $  143,971
   Finance income                                   2,254         1,643
                                               ----------     ---------
                                                  177,775       145,614

Operating costs and expenses:
   Cost of sales (exclusive of items
     shown separately below)                      136,827       109,271
   Depreciation and amortization                    4,433         3,696
   Interest expense, finance operations               925           495
   Research and development expenses                1,490         1,070
   Selling, general and administrative
     expenses                                      13,424        13,319
                                               ----------    ----------
                                                  157,099       127,851

Operating income                                   20,676        17,763
                                               ----------    ----------

Other (income) and expense:
   Interest expense                                3,410         3,507
   Other (income)                                   (300)          (84)
                                               ---------     ---------
                                                   3,110         3,423

Income before income taxes                        17,566        14,340

Income taxes                                       7,507         6,198
                                               ---------     ---------

Income from continuing operations                 10,059         8,142

   Loss from discontinued operations,
    net of tax benefit $3,130                     (5,000)            0
                                               ---------     ---------

Net income                                   $     5,059   $     8,142
                                              ==========    ==========


                See notes to consolidated financial statements.




                           MCII HOLDINGS (USA), INC.
      (A WHOLLY OWNED SUBSIDIARY OF CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                       STATEMENT OF CONSOLIDATED INCOME
                                  (unaudited)

                                                    Six Months Ended
                                                 June 30,      June 30,
(000 omitted)                                      1996          1995
-------------------------------------------------------------------------

Revenues:

   Sales                                        $   316,115   $  267,348
   Finance income                                     3,729        2,694
                                                  ---------    ---------
                                                    319,844      270,042

Operating costs and expenses:
   Cost of sales (exclusive of items
     shown separately below)                        249,086      203,829
   Depreciation and amortization                      8,552        7,045
   Interest expense, finance operations               1,615        1,067
   Research and development expenses                  3,424        1,453
   Selling, general and administrative
     expenses                                        28,404       28,276
                                                  ----------   ----------
                                                    291,081      241,670

Operating income                                     28,763       28,372
                                                  ----------   ----------

Other (income) and expense:
   Interest expense                                   6,748        6,386
   Other (income)                                      (511)        (318)
                                                  ---------    ---------
                                                      6,237        6,068
                                                  ---------    ---------
Income before income taxes                           22,526        22,304

Income taxes                                         10,036        9,938
                                                  ----------   ---------

Income from continuing operations                    12,490       12,366

   Loss from discontinued operations,
    net of tax benefit $3,130                        (5,000)           0
                                                  ---------   ----------

Net income                                      $     7,490  $    12,366
                                                 ==========   ===========



                See notes to consolidated financial statements.




                                                                  MCII HOLDINGS (USA), INC.
                                             (A WHOLLY OWNED SUBSIDIARY OF CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                                                  STATEMENT OF CONSOLIDATED CHANGES IN STOCKHOLDER'S EQUITY
                                                                         (unaudited)

                                                                                          Unrealized
                                                                                           Gain on      Cumulative
                                                              Additional                  Marketable   Translation
(000 omitted)                                 Common Stock     Capital        Deficit     Securities    Adjustment    Total
----------------------------------------------------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1995                       $              $317,465       $(37,114)    $             $ (7,539)    $272,812
Net income                                                                     12,366                                  12,366
Unrealized gain on marketable securities                                                      10,250                   10,250
Unrealized translation gain                                                                                3,046        3,046
                                               --------       --------       --------     ----------    --------     --------
BALANCE, JUNE 30, 1995                         $      0       $317,465       $(24,748)    $   10,250    $ (4,493)    $298,474
                                               ========       ========       ========     ==========    ========     ========


BALANCE, JANUARY 1, 1996                       $              $317,465       $(18,856)    $             $ (3,801)    $294,808
Net income                                                                      7,490                                   7,490
Unrealized translation gain                                                                                   57           57
                                               --------       --------       --------     ----------    --------     --------
BALANCE, JUNE 30, 1996                         $      0       $317,465       $(11,366)    $        0    $ (3,744)    $302,355
                                               ========       ========       ========     ==========    ========     ========


                                                       See notes to consolidated financial statements.




                                                                  MCII HOLDINGS (USA), INC.
                                             (A WHOLLY OWNED SUBSIDIARY OF CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                                                            STATEMENT OF CONSOLIDATED CASH FLOWS
                                                                         (unaudited)

                                                                                                Six Months Ended

                                                                                      -------------------------------------
                                                                                         June 30,           June 30,
                                                                                           1996               1995
(000 omitted)
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES:

      Net income                                                                        $  7,490           $ 12,366
      Adjustments to reconcile net income to net cash used by operations:
             Discontinued operations loss provision                                        5,000                  0
             Depreciation and amortization                                                 8,552              7,045
             Deferred income taxes                                                           570                 61
             Gain on sale of property and notes receivable                                  (653)            (1,080)
             Other noncash items, net                                                        369              3,361
             Change in operating assets and liabilities:

                  Receivables                                                            (10,782)            (2,651)
                  Inventories                                                              5,837            (15,888)
                  Due to Grupo DINA                                                        4,615                427
                  Accounts payable                                                         9,263              5,051
                  Accrued income taxes                                                    (6,280)               435
                  Other current liabilities                                                 (963)            (5,030)
                  Other assets and liabilities, net                                        3,603              4,854
                                                                                        --------           --------
Net cash provided by operating activities                                                 26,621              8,951
                                                                                        --------           --------

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES:

      Capital expenditures                                                                (3,934)            (7,733)
      Investment in assets held for lease                                                (29,496)           (13,490)
      Investments in, or purchases of, businesses or marketable securities                     0            (14,570)
      Proceeds from sale of property and notes receivable                                  7,633              6,301
      Proceeds from sale of business                                                       1,304                  0
      Investment in notes receivable                                                     (18,095)           (11,586)
      Collections of notes receivable                                                      3,214             15,268
      Investment in discontinued operations, net                                           5,662             30,728
                                                                                        --------           --------
Net cash provided (used) by investing activities                                         (33,712)             4,918
                                                                                        --------           --------

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:

      Net change in bank overdrafts                                                        5,942               (999)
      Payments of long-term borrowings                                                       (74)                 0
      Termination of interest rate swap position                                           2,805                  0
      Net change in bank credit facilities                                               (22,000)           (17,177)
                                                                                        --------           --------
Net cash used by financing activities                                                    (13,327)           (18,176)
                                                                                        --------           --------

Net decrease in cash and cash equivalents                                                (20,418)            (4,307)
Cash and cash equivalents, beginning of period                                            30,607              6,941
                                                                                        --------           --------
Cash and cash equivalents, end of period                                                $ 10,189           $  2,634
                                                                                        ========           ========


                                                       See notes to consolidated financial statements.




                         MCII HOLDINGS (USA), INC.
                       (A WHOLLY OWNED SUBSIDIARY OF
                   CONSORCIO G GRUPO DINA, S.A. DE C.V.)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (UNAUDITED)

(A)         BASIS OF PREPARATION

These financial statements should be read in connection with the Company's 1995 audited financial statements included elsewhere in this Registration Statement.


Accounting policies utilized in the preparation of the financial information herein presented are the same as set forth in the Company's annual financial statements except as modified for interim accounting policies which are within the guidelines set forth in Accounting Principles Board Opinion No. 28. The interim financial information is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of June 30, 1996, and the results of operations for the six months ended June 30, 1996 and 1995, have been included. Interim results of operations are not necessarily indicative of the results of operations for the full year.

(B)         INVENTORIES


Inventories consisted of the following:         June 30,        December 31,
                                                 1996               1995
                                              ------------------------------
                                                     (000's omitted)

 Raw material                                 $  16,036        $   26,219
 Work in process                                 31,801            36,371
 Finished goods                                 104,859            98,979
                                                -------            ------
                                                152,696           161,569
 Excess quantity and obsolescence reserve      (12,363)          (14,851)
                                               --------          --------
                                              $ 140,333         $ 146,718
                                              =========         =========



(C)         SUPPLEMENTARY INFORMATION: REVENUES AND
            OPERATING INCOME OF PRINCIPAL BUSINESS SEGMENTS

                                                               THREE MONTHS                     SIX MONTHS
                                                                  ENDED JUNE 30,                 ENDED JUNE 30,
                                                                  --------------                 --------------

                                                            1996         1995                1996             1995
                                                          --------     --------            --------         -------
                                                                               (000 OMITTED)
Revenues:

  Coach manufacturing and support..............           $137,216      $109,671            $240,400        $200,712
  Replacement parts............................             40,559        35,943              79,444          69,330
                                                          --------    ----------          ----------       ---------
                                                          $177,775      $145,614            $319,844        $270,042
                                                          ========      ========            ========        ========
Operating income:

  Coach manufacturing and support..............           $ 16,079      $ 13,967            $ 19,928        $ 21,318
  Replacement parts............................              4,597         3,796               8,835           7,054
                                                         ---------       -------            --------        --------
                                                          $ 20,676      $ 17,763            $ 28,763        $ 28,372
                                                          ========      ========            ========        ========

(D)         RELATED PARTY TRANSACTIONS

Transactions between the Company and Dina were as follows:

                                                        THREE MONTHS                           SIX MONTHS
                                                        ENDED JUNE 30,                       ENDED JUNE 30,
                                                    1996              1995             1996               1995
                                                 ---------         ---------         --------           -------
                                                                          (000 OMITTED)

Purchases from Dina:
     Coaches for resale                           $15,440           $   209           $26,825           $ 5,835
     Production materials and tooling                 275               206             1,073               260
                                                  -------           -------           -------           -------
                                                  $15,715           $   415           $27,898           $ 6,095
                                                  =======           =======           =======           =======

Number of coaches purchased for resale                 77                 1               128                26

Sales to Dina:
     Production materials
     and after-market parts                       $   204           $   144           $   782           $   150
                                                  =======           =======           =======           =======



(E)   GUARANTEE OF PARENT COMPANY DEBT AND PLEDGE OF ASSETS

On June 3, 1996, the Company became contingently liable for payments of principal and interest on Senior Secured Discount Notes of Grupo Dina due 2002 with an aggregate principal amount of US $206,499,680 ("Discount Notes"). It is intended that all payments with respect to the Discount Notes be paid by Grupo Dina, and that payments be made by the Company only in the event of a failure to pay by Grupo Dina.

The Company's obligation under the Discount Notes is secured by a pledge of the common stock of its wholly-owned subsidiary, Motor Coach Industries International, Inc. The indenture governing the Discount Notes provides for certain restrictive covenants with which the Company must maintain compliance and with which it is currently in compliance.

The Discount Notes bear interest at an annual rate of 12% through maturity, on a zero coupon basis through November 15, 1998 and, thereafter, payable in cash. If, however, the Discount Notes do not achieve minimum debt ratings by November 15, 1999, the interest rate increases to 15% from such date through maturity. As of June 30, 1996, the fair value of the Discount Notes is approximated by their carrying value of US $151.2 million.

(F)   DISCONTINUED OPERATIONS

Charges of $8,130,000 ($5,000,000 after tax) were recorded in the accompanying Statements of Consolidated Income to reflect the write off of accounts receivable increased warranty costs and other charges related to the Company's discontinued transit manufacturing segment.

(G)   SUBSEQUENT EVENT

In October 1996, the Company refinanced its bank credit facility. The new credit facility provides up to $125,000,000 for borrowing purposes, of which up to $35,000,000 is available for issuance of standby letters of credit, and contains other terms which are substantially similar to the refinanced facility. Borrowings are available under the new facility on a revolving basis until September 1999. As a result of this refinancing, it is anticipated that the Company's fourth quarter results will reflect an $850,000 after-tax extraordinary expense for the write off of debt issuance costs.

In October 1996, the Company purchased certain assets of The
Flxible Corporation that were being sold through bankruptcy proceedings. Flxible is a manufacturer of transit buses and distributor of related replacement parts. The assets were purchased for $12.2 million, funded from the Company's bank credit facility, and will be utilized for the purpose of becoming the OEM parts distributor for the installed fleet of Flxible transit buses.



     NO DEALER, SALESPERSON OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE
OFFER MADE BY THIS PROSPECTUS. IF                 US$206,499,680
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE
ISSUER. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OR A SOLICITATION
IN ANY JURISDICTION WHERE, OR TO ANY
PERSON TO WHOM, IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE AN IMPLICATION           CONSORCIO G GRUPO DINA,
THAT THE INFORMATION HEREIN IS                     S.A. DE C.V.
CORRECT AS OF ANY TIME SUBSEQUENT TO
THE DATE HEREOF OR THAT THERE HAS              MCII HOLDINGS (USA), INC.
BEEN NO CHANGE OF THE ISSUERS SINCE
SUCH DATE.

    -------------------
    TABLE OF CONTENTS
                                                 PAGE

Available Information............................ iii
Enforceability of Civil Liabilities
   Against Foreign Persons....................... iii
Presentation of Certain Information..............  iv
Summary..........................................   1
Risk Factors.....................................   9
Use of Proceeds..................................  18
Exchange Rates...................................  18
Ratio of Earnings to Fixed Charges...............  20
Selected Financial Data of Grupo
   Dina..........................................  21
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations of Grupo Dina...................  23
Selected Financial Data of MCII
   Holdings......................................  36
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations of MCII Holdings................  38
The Exchange Offer...............................  47
Business of Grupo Dina...........................  57       SENIOR SECURED
Business of MCII Holdings........................  73          DISCOUNT
Ownership of Common Stock........................  90          DUE 2002
Certain Transactions.............................  92
Description of the Notes.........................  93
Tax Considerations............................... 113        PROSPECTUS
Plan of Distribution............................. 117
Legal Matters.................................... 117
Experts.......................................... 117
Change in Accountants............................ 118
Index to Financial Statements.................... F-1       October 31, 1996

UNTIL JANUARY 29, 1997 (90 DAYS
AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN
THE NEW NOTES, WHETHER OR NOT
PARTICIPATING IN THE EXCHANGE OFFER,
MAY BE REQUIRED TO DELIVER A
PROSPECTUS.